UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Vantiv, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 27, 2017

Vantiv, Inc.

8500 Governors Hill Drive

Symmes Township, Ohio 45249

www.vantiv.com

Dear Vantiv, Inc. Stockholders:

A special meeting of stockholders of Vantiv, Inc. (which we refer to as “Vantiv”) will be held at the Marriott Cincinnati Northeast, 9664 South Mason Montgomery Road, Mason, Ohio 45040, on January 8, 2018, at 9:00 a.m. Eastern Time.

On August 9, 2017, Vantiv released an announcement pursuant to Rule 2.7 of the United Kingdom City Code on Takeovers and Mergers (which we refer to as the “Offer Announcement”) disclosing the terms on which Vantiv intends to make a recommended offer to acquire the entire issued and to be issued ordinary shares of Worldpay Group plc (which we refer to as “Worldpay”) in a cash and stock transaction. Under the terms of the recommended offer, Worldpay shareholders will be entitled to receive, for each Worldpay ordinary share held by such shareholders, 55 pence in cash and 0.0672 new shares of Vantiv Class A common stock. We refer to our recommended offer as the “Offer,” and to our potential acquisition of Worldpay ordinary shares as the “Acquisition.” The Acquisition is to be effected by means of a court-sanctioned scheme of arrangement between Worldpay and Worldpay shareholders under Part 26 of the UK Companies Act 2006, as amended. In addition to the consideration payable in connection with the Acquisition, Worldpay shareholders received an interim dividend of 0.8 pence per Worldpay ordinary share on October 23, 2017 and will be entitled to receive a special dividend of 4.2 pence per Worldpay ordinary share expected to be payable on the business day immediately preceding the effective date of the Acquisition (or such other time as Vantiv and Worldpay may agree). The Dollar-denominated value of the Acquisition consideration to be received by Worldpay shareholders in connection with the Acquisition will fluctuate with the market value of Vantiv stock and the Dollar-to-Pound exchange rate. As of August 8, 2017, based on Vantiv’s closing price of $65.06 and an exchange rate of $1.30:£1 on that date, the terms of the Offer (including the aforementioned dividends) value each Worldpay ordinary share at 397 pence per share, representing an aggregate equity value for Worldpay of approximately £8.0 billion, or approximately $10.4 billion. As of November 24, 2017, the most recent practicable trading day prior to the date of this proxy statement, each Worldpay ordinary share would be valued at 428 pence, based on the closing share price as of that date and exchange rate of $1.32:£1 as of November 17, 2017 (being the last practicable date for which such information was available from the Federal Reserve prior to the printing of this proxy statement), representing an aggregate equity value for Worldpay of approximately £8.6 billion, or approximately $11.4 billion. Upon completion of the Acquisition, Worldpay shareholders will own approximately 43.0% of Vantiv’s fully diluted common shares, based on Vantiv and Worldpay’s respective fully diluted common and ordinary shares outstanding as of November 24, 2017.

Vantiv will hold a special meeting of its stockholders in connection with the issuance of the shares of Vantiv Class A common stock representing the stock consideration in the Acquisition. At the special meeting, you will be asked to consider and vote on a proposal (which we refer to as the “Share Issuance Proposal”) to approve this share issuance as well as a proposal (which we refer to as the “Adjournment Proposal”) to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to approve the Share Issuance Proposal.

After careful consideration, the Board of Directors of Vantiv has determined that the Acquisition is in the best interests of Vantiv and its stockholders and has authorized and approved the issuance of Vantiv Class A common stock in connection with the Acquisition. The Board of Directors therefore recommends that you vote “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal.

The enclosed proxy statement provides detailed information about the special meeting, the Acquisition and the proposed issuance of Vantiv Class A common stock to Worldpay shareholders in connection with the Acquisition. A copy of the Offer Announcement is attached as Annex I to the proxy statement, and a copy of that certain Amended and Restated Co-operation Agreement, entered into in connection with the Acquisition among Vantiv, Vantiv UK Limited (which we refer to as “Bidco”) and Worldpay on August 10, 2017 (which we refer to as the “Co-operation Agreement”), is attached as Annex II to the proxy statement. The proxy statement also describes the determinations of the Vantiv Board of Directors in connection with its evaluation of the Acquisition and the issuance of Vantiv Class A common stock to Worldpay shareholders as consideration in the Acquisition. We encourage you to read the proxy statement and its annexes carefully and in their entirety. You may also obtain more information about Vantiv from documents we file with the U.S. Securities and Exchange Commission from time to time.

Please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the special meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you will receive from your broker, bank or other nominee.

Your vote is very important, regardless of the number of shares that you own. Approval of the Share Issuance Proposal and the Adjournment Proposal require the affirmative vote of a majority of the votes cast at the special meeting, whether in person or by proxy, provided that a quorum is present. A quorum will exist at the special meeting if the holders of record of a majority of the issued and outstanding shares of the capital stock of Vantiv entitled to vote at the meeting are represented in person or by proxy.

This proxy statement does not constitute a prospectus or prospectus equivalent document.

If you have any questions or need assistance voting your shares of our common stock, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling (800) 750-5834 (for shareholders) or (212) 750-5833 (for banks and brokers).

On behalf of Vantiv, I thank you for your support and appreciate your consideration of this important matter.

Sincerely,

Charles Drucker President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transactions described in this document, including the Acquisition and the issuance of Vantiv Class A common stock to Worldpay shareholders as consideration in the Acquisition, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated November 27, 2017 and, together with the enclosed form of proxy card, is first being mailed to stockholders of Vantiv on or about November 28, 2017.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held January 8, 2018

9:00 a.m. Eastern Time

The Marriott Cincinnati Northeast

9664 South Mason Montgomery Road

Mason, Ohio 45040

A special meeting of stockholders of Vantiv Corporation (which we refer to as “Vantiv”) will be held at the Marriott Cincinnati Northeast, 9664 South Mason Montgomery Road, Mason, Ohio 45040, on January 8, 2018 at 9:00 a.m., Eastern Time for the following purposes:

1.	To approve the issuance of Vantiv Class A common stock to shareholders of Worldpay Group plc, a public limited company registered in England and Wales (which we refer to as “Worldpay”), in connection with the proposed acquisition by Vantiv and an indirect subsidiary of Vantiv of the entire issued and to be issued ordinary shares of Worldpay (which we refer to as the “Acquisition”). Pursuant to the Acquisition, Worldpay shareholders will be entitled to receive, for each Worldpay ordinary share held by such shareholders, 55 pence in cash and 0.0672 new shares of Vantiv Class A common stock, resulting in the issuance of approximately 134,400,000 new Vantiv common shares, following which Worldpay shareholders will own approximately 43% of Vantiv’s fully diluted common shares, based on Vantiv and Worldpay’s fully diluted ordinary shares outstanding as of November 24, 2017 (the “Share Issuance Proposal”); and

2.	To adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to approve the Share Issuance Proposal (the “Adjournment Proposal”).

Your vote is very important, regardless of the number of shares that you own. Approval of the Share Issuance Proposal requires the affirmative vote of a majority of the votes cast at the special meeting, whether in person or by proxy, provided that a quorum is present. Approval of the Adjournment Proposal also requires the affirmative vote of a majority of the votes cast at the special meeting, whether in person or by proxy, provided that a quorum is present. A quorum will exist at the special meeting if the holders of record of a majority of the issued and outstanding shares of the capital stock of Vantiv entitled to vote at the meeting are represented in person or by proxy. Abstentions are effectively treated as a vote cast against the Share Issuance Proposal or the Adjournment Proposal. If you are a holder of record, the failure to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting, or, if you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have no effect on the outcome of the votes for such items, although such failure may contribute to a quorum not being present at such meeting.

Only holders of common stock of record at the close of business on November 20, 2017, are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. A proxy statement containing important information about the meeting and the matters being voted upon appears on the following pages.

After careful consideration, the Board of Directors of Vantiv has determined that the Acquisition is in the best interests of Vantiv and its stockholders and has authorized and approved the issuance of Vantiv Class A common stock in connection with the Acquisition. The Board therefore recommends that you vote “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal.

You are encouraged to read the accompanying proxy materials carefully and in their entirety and submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You have a choice of submitting your proxy by Internet, by telephone or by mail.

By Order of the Board of Directors,

Nelson F. Greene
Chief Legal and Corporate Services Officer and Secretary

Symmes Township, Ohio

November 27, 2017

PLEASE NOTE: The special meeting will be held to tabulate the votes cast and to report the results of voting on the items described above. No other business matters are planned for the meeting.

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QUESTIONS AND ANSWERS

The following are some questions that you, as a Vantiv stockholder, may have about the Acquisition, the Vantiv share issuance or the special meeting, as applicable, and brief answers to those questions. These questions and answers may not address all questions that may be important to you as a stockholder of Vantiv. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference into this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 149.

Q:	Why am I receiving this proxy statement?

A:	We are sending this proxy statement and the enclosed proxy card to you in connection with the solicitation of proxies to be voted at a special meeting of Vantiv stockholders. As a stockholder, you are invited to attend the special meeting and are entitled and requested to vote on the proposals described in this proxy statement.

Q:	When and where is the special meeting?

A:	The special meeting will take place on January 8, 2018, starting at 9:00 a.m., Eastern Time, at the Marriott Cincinnati Northeast, 9664 South Mason Montgomery Road, Mason, Ohio 45040.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders who our records show owned shares of our common stock as of the close of business on November 20, 2017, which is the record date for the special meeting, may vote at the special meeting. You will have one vote for each share of Vantiv common stock that you owned as of the record date. On the record date, we had 162,538,607 shares of Class A common stock outstanding and 15,252,826 shares of Class B common stock outstanding. All of the outstanding shares of Class B common stock is held by one stockholder, Fifth Third Bank. Fifth Third Bank holds one share of our Class B common stock for each Class B unit of Vantiv Holding, LLC (which we refer to as “Vantiv Holding”) that it holds. The shares of Class B common stock entitle Fifth Third Bank to 8.6% of the aggregate voting power of our outstanding common stock. See “Information about the Worldpay Acquisition—The Fifth Third Transaction” for additional information.

Q:	How are votes counted?

A:	The Class A common stock and Class B common stock are voting together as a single class on all matters described in this proxy statement for which your proxy is being solicited. Each share of Class A common stock and Class B Common stock entitles its holder to one vote per share. Fifth Third Bank’s voting power is currently 8.6% of the aggregate voting power of our outstanding common stock.

Q:	What is the purpose of the special meeting?

A:	On August 9, 2017, we and Worldpay released the Offer Announcement disclosing the terms on which we intend to make a recommended offer to acquire all of the issued and to be issued ordinary shares of Worldpay both directly and indirectly through Bidco in a cash and stock transaction. We refer to this recommended offer as the “Offer,” and to our potential acquisition of Worldpay ordinary shares as the “Acquisition.” Under the terms of the Offer, Worldpay shareholders would be entitled to receive, for each Worldpay ordinary share held by such shareholders, 55 pence in cash and 0.0672 new shares of Vantiv Class A common stock, par value $0.00001 per share. The Acquisition is to be effected by means of a court-sanctioned scheme of arrangement between Worldpay and Worldpay shareholders under the UK Companies Act 2006, as amended.

Because our Class A common stock is listed on the New York Stock Exchange, we are subject to the listing requirements of the New York Stock Exchange, and Section 312.03(c)(1) of the New York Stock Exchange Listed Company Manual requires stockholder approval prior to the issuance of common stock in any transaction if the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of the common stock. The shares of Class A common stock to be issued to shareholders of Worldpay as consideration in the Acquisition will represent voting power in excess of 20% of the total voting power outstanding before the issuance. Therefore, under Section 312.03(c)(1) of the New York Stock Exchange Listed Company Manual, stockholder approval of the share issuance is required.

Accordingly, Vantiv will hold a special meeting of its stockholders in connection with the issuance of the shares of Vantiv Class A common stock representing the stock consideration in the Acquisition. At the special meeting, our stockholders will be asked to consider and vote on a proposal to approve this share issuance as well as a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to approve the Share Issuance Proposal.

Q:	What am I being asked to vote on?

A:	You will be voting on the following two proposals.

•	A proposal to approve the issuance of Vantiv Class A common stock to shareholders of Worldpay in connection with the Acquisition. Pursuant to the Acquisition, Worldpay shareholders will be entitled to receive, for each Worldpay ordinary share held by such shareholders, 55 pence in cash and 0.0672 new shares of Vantiv Class A common stock, resulting in the issuance of approximately 134,400,000 new shares of Vantiv Class A common stock, following which Worldpay shareholders will own approximately 43.0% of Vantiv’s fully diluted common shares, based on Vantiv and Worldpay’s fully diluted ordinary shares outstanding as of November 24, 2017. We refer to this proposal as the “Share Issuance Proposal.”

•	A proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to approve the Share Issuance Proposal. We refer to this proposal as the “Adjournment Proposal.”

Q:	Are proxies being solicited from Worldpay shareholders?

A:	No, only Vantiv stockholders’ proxies are being solicited. We are not soliciting any proxies or votes from Worldpay shareholders through this proxy statement. If you are a Worldpay shareholder and are not a Vantiv stockholder, you should not treat this proxy statement as any solicitation of your proxy, vote or support on any matter. If you are both a Vantiv stockholder and a Worldpay shareholder, you should treat this proxy statement as soliciting only your proxy with respect to the Vantiv shares held by you and should not treat it as an offer or invitation to subscribe or purchase Vantiv shares or as a solicitation of your proxy, vote or support on any matter with respect to your Worldpay ordinary shares.

Q:	Is Vantiv stockholder approval required to complete the Acquisition?

A:	Yes, Vantiv stockholder approval is a condition to the closing of the Acquisition, therefore approval of the Share Issuance Proposal is required for us to complete the Acquisition. This will be the only opportunity for our stockholders to consider and vote upon the transactions contemplated in connection with the Acquisition.

Q:	What will Vantiv provide the Worldpay shareholders for their Worldpay ordinary shares if the Acquisition is completed?

A:	Worldpay shareholders will be entitled to receive, for each Worldpay ordinary share held by such shareholders, 0.0672 shares of Vantiv Class A common stock and 55 pence in cash, which indicates an implied value of 397 pence per Worldpay ordinary share (including the dividends referred to below), based on Vantiv’s closing price of $65.06 and an exchange rate of $1.30:£1.00, as of August 8, 2017. In addition, Worldpay shareholders received the interim dividend of 0.8 pence per Worldpay ordinary share on October 23, 2017, which was announced with Worldpay’s half-year results on August 9, 2017. Furthermore, Worldpay shareholders will also be entitled to receive a special dividend of 4.2 pence per Worldpay ordinary share on the business day immediately preceding the effective date of the Acquisition. No change will be made to the exchange ratio of 0.0672 shares of Vantiv Class A common stock and 55 pence in cash for each ordinary share of Worldpay if the market price of shares of Vantiv common stock or ordinary shares of Worldpay, or if the exchange rate changes before the completion of the Acquisition. As a result, the Dollar-denominated value of the share consideration will fluctuate with the market value of Vantiv common stock and the exchange rate. Under the terms of the Offer, Worldpay shareholders (except for certain overseas persons residing in restricted jurisdictions) are entitled to elect, subject to offsetting elections, to vary the proportions in which they receive Vantiv Class A common stock and cash in respect of their holdings in Worldpay ordinary shares. However, the total number of Vantiv Class A common stock and the maximum aggregate amount of cash to be paid under the Offer will not be varied as a result of any such elections. Additional information is described further below in the section titled “—Mix and Match Facility.”

Q:	Why is Vantiv making the Offer?

A:	We are making the Offer in order to acquire all of the issued and to be issued ordinary shares of Worldpay. A number of strategic advantages are expected from the Acquisition. The combination would bring together geographically diverse businesses and footprints, integrated technology and diverse distribution to create a global market leader in payment technology. The combined company will be well-positioned to offer more innovative and flexible technology and payment solutions to merchants and financial institutions in a large and fast growing market across a broader global geographic area. In recommending that Vantiv’s stockholders vote in favor of the proposal to approve the issuance of Vantiv Class A common stock to shareholders of Worldpay in the Acquisition, our Board of Directors considered a number of factors that it believed supported its determination, as further described in the section entitled “Information About the Worldpay Acquisition—Reasons for the Acquisition.”

Q:	How does Vantiv’s Board of Directors recommend that I vote on the Share Issuance Proposal and the Adjournment Proposal?

A:	Our Board of Directors recommends that you vote “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal.

Q:	What do I need to do now?

A:	We encourage you to read this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement carefully and consider how the issuance of Vantiv Class A common stock in the Acquisition and related matters affect you. Then complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the special meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your broker, bank or other nominee to vote your shares.

Q:	What quorum is required for the special meeting?

A:	A quorum will exist at the special meeting if the holders of record of a majority of the issued and outstanding Vantiv Class A shares and Class B shares are present in person or by proxy. Vantiv Class A shares and Class B shares that are voted to abstain are treated as shares that are represented at the special meeting for purposes of determining whether a quorum exists.

Q:	Who will tabulate the votes?

A:	Vantiv has designated a representative of Broadridge Investor Communications Solutions, Inc. as the Inspector of Election who will tabulate the votes.

Q:	What vote is required in order for the proposals to be approved?

A:	Approval of both the Share Issuance Proposal and the Adjournment Proposal requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the matter, whether in person or by proxy, with the holders of Class A common stock and Class B common stock voting together as a single class, provided that a quorum is present. Abstentions are treated as shares present and entitled to vote on the matter and, therefore, will have the same effect as a vote “Against” the Share Issuance Proposal or the Adjournment Proposal. Broker non-votes are not considered entitled to vote on this proposal and will have no effect on the outcome of the votes. Failures of record holders to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or vote in person by ballot at the special meeting will also have no effect on the outcome of the votes.

Q:	What are broker non-votes?

A:	Broker non-votes are shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will not have discretion to vote on the Share Issuance Proposal or the Adjournment Proposal. Broker non-votes do not count for voting purposes, but are considered “present” at the meeting for purposes of determining whether a quorum exists.

Q:	How do I vote my shares if I am a record holder?

A:	If you are a record holder of shares (that is, the shares are registered in your name and not the name of your broker or other nominee), you are urged to submit your proxy as soon as possible, so that your shares can be voted at the meeting in accordance with your instructions. Registered stockholders may vote in person at the special meeting, or by sending a personal representative to the special meeting with an appropriate proxy, or by one of the following methods:

•	By Mail. You can complete, sign and date the proxy card as instructed on page 39 of the proxy statement and return it in the prepaid envelope provided;

•	By Telephone. Call the toll-free telephone number at 1-800-690-6903 and follow the instructions;

•	By Internet. Access the secure website registration page listed on your proxy card through the Internet, and follow the instructions.

Please note that the Internet and telephone voting facilities for registered stockholders will close at 11:59 p.m., Eastern Time, on January 7, 2018. For more information, please see “The Special Meeting—How to Vote Your Shares” below.

Q:	How do I vote my shares if I hold my shares in “street name” through a bank, broker or other nominee?

A:	If you hold your shares as a beneficial owner through a bank, broker or other nominee, you should have received instructions on how to vote your shares from your broker, bank or other nominee. Please follow their instructions carefully. You must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee to ensure your shares are voted in the way you would like at the special meeting. Also, if you wish to vote in person at the special meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the special meeting.

Q:	If my bank, broker or other nominee holds my shares in “street name,” will such party vote my shares for me?

A:	Not without your direction. Your broker, bank or other nominee will be permitted to vote your shares on any proposal only if you instruct your broker, bank or other nominee on how to vote. Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. The proposals to be voted upon by our stockholders described in this proxy statement are non-routine matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your broker, bank or nominee on how you wish to vote your shares.

You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your Vantiv shares. Without instructions, a broker non-vote will result, and your shares will not be voted.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote shares of stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Vantiv common stock is called a “proxy card.” Our Board of Directors has designated Charles Drucker and Nelson Greene, and each of them, with full power of substitution, as proxies for the special meeting.

Q:	If a stockholder gives a proxy, how are the shares voted?

A:	When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the special meeting in accordance with the instructions of the stockholder. If no specific instructions are given on properly-executed returned proxies, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in the proxy statement are properly presented at the special meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the special meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Can I revoke my proxy or change my vote”?

Q:	What happens if I do not vote or return a proxy?

A:	A quorum will exist at the special meeting only if the holders of record of a majority of the issued and outstanding shares of the capital stock of Vantiv entitled to vote at the meeting are present in person or by proxy. Your failure to vote on the proposals, by failing to either submit a proxy or attend the special meeting if you are a stockholder of record, may result in the failure of a quorum to exist at the special meeting.

Q:	What happens if I abstain?

A:	If you vote to abstain, whether by proxy or in person at the special meeting, or if you instruct your broker, bank or other nominee to vote to abstain, your abstention will effectively be treated as a vote cast against the Share Issuance Proposal and the Adjournment Proposal. Vantiv Class A shares and Class B shares that are voted to abstain are treated as shares that are represented at the special meeting for purposes of determining whether a quorum exists.

Q:	Can I revoke my proxy or change my vote?

A:	You may change your vote at any time prior to the vote at the special meeting. To revoke your proxy instructions and change your vote if you are a holder of record, you must (i) attend the special meeting and vote your shares in person, (ii) advise our Corporate Secretary at our principal executive offices (8500 Governors Hill Drive, Symmes Township, Ohio 45249) in writing before the proxy holders vote your shares, (iii) deliver later dated and signed proxy instructions (which must be received prior to the special meeting) or (iv) vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the special meeting will be counted). If you hold shares in “street name,” you should refer to the instructions you received from your broker, bank or other nominee. Attendance in and of itself at the special meeting will not revoke a proxy. For shares you hold beneficially but not of record, you may change your vote by submitting new voting instructions to your broker or nominee or, if you have obtained a valid proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q:	If I want to attend the special meeting, what should I do?

A:	If you wish to attend, you should come to the Marriott Cincinnati Northeast, 9664 South Mason Montgomery Road, Mason, Ohio 45040, at 9:00 a.m., Eastern Time, on January 8, 2018. Stockholders of record as of the record date for the special meeting can vote in person at the special meeting. If your shares are held in “street name,” then you must ask your broker, bank or other nominee how you can vote at the special meeting. In order to enter the special meeting, you must present a form of photo identification acceptable to us, such as a valid driver’s license or passport. Please note that since a street name stockholder is not the holder of record, you may not vote your shares in person at the special meeting unless you follow your broker’s procedures for obtaining a legal proxy. Even if you plan to attend the special meeting in person, we encourage you to complete, sign, date and return the enclosed proxy or vote electronically over the Internet or via telephone to ensure that your shares will be represented at the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. Please note that no management presentations or other matters are planned for the special meeting, except as described in this proxy statement.

Q:	Do any executive officers or directors of Vantiv have interests in the Acquisition or the issuance of Vantiv Class A common stock to Worldpay shareholders that may be different from, or in addition to, those of other stockholders?

A:	None of Vantiv’s directors or executive officers has any substantial financial interest, direct or indirect, in the Acquisition or the issuance of Vantiv Class A common stock to Worldpay shareholders as consideration in the Acquisition, other than being a director or executive officer and a stockholder of Vantiv.

Q:	Do I have dissenters’ rights if I vote against the proposals?

A:	There are no dissenters’ rights available to Vantiv stockholders with respect to any matter to be voted on at the special meeting.

Q:	What are the conditions to completing the Acquisition?

A:	The Offer Announcement contains conditions to consummating the Acquisition. The completion of the Acquisition will be conditioned upon, among other things:

•	If the Acquisition is implemented by a scheme of arrangement:

•	the approval of the scheme of arrangement contemplated by the Offer Announcement by a majority in number of Worldpay shareholders representing at least 75% in value of the issued share capital of Worldpay present and voting at a shareholder meeting (excluding shares held by Vantiv, if any);

•	the passing of the resolutions relating to the scheme of arrangement by the requisite majority at a shareholder meeting;

•	the sanction by the High Court of Justice in England and Wales of the scheme of arrangement;

•	the scheme of arrangement becoming effective by March 31, 2018 (or such later date as Vantiv and Worldpay may agree, with the consent of the Panel, and the High Court of Justice in England and Wales may allow), failing which the scheme will lapse;

○	if the Acquisition is to be effected by way of a takeover offer and Worldpay provides its written consent to such takeover offer as an alternative to the scheme of arrangement, the acceptance condition to the takeover offer being set at 90% of the Worldpay ordinary shares to which the takeover offer relates (or such lesser percentage (being more than 50% as may be agreed between Vantiv and Worldpay after consultation with the Panel));

○	if the Acquisition is to be effected by way of a takeover offer and Worldpay is not required to provide its written consent, the acceptance condition to the takeover offer being set at 75% of the Worldpay ordinary shares to which the takeover offer relates;

○	approval of the Share Issuance Proposal by Vantiv’s stockholders;

○	admission of the Vantiv shares to listing on the standard segment of the Official List and to trading on the London Stock Exchange; and

○	the receipt of certain required antitrust, regulatory and other approvals.

Q:	When do you expect the Acquisition to be completed?

A:	We are working toward completing the Acquisition, which we currently expect to complete in the first quarter of 2018. However, the exact timing of completion of the Acquisition cannot be predicted because the Acquisition is subject to conditions, including adoption of the Share Issuance Proposal by our stockholders, the approval of a court-sanctioned scheme of arrangement by Worldpay shareholders, the receipt of various regulatory approvals and the sanction by the High Court of Justice of England and Wales of the scheme of arrangement.

Q:	Who is paying for this proxy solicitation?

A:	Vantiv will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person, by telephone or facsimile or by email or other electronic means. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses. Innisfree M&A Incorporated, our proxy solicitor, will be paid approximately $25,000, plus additional fees relating to telephone solicitation and reimbursement of certain expenses, for its proxy solicitation services.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive to ensure that all of your shares are counted.

Q:	What is “householding”?

A:	We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card.

If you are a registered stockholder and wish to receive a separate proxy statement, we will provide these materials upon request. Please request the additional copy by contacting Innisfree M&A Incorporated by telephone at (800) 750-5834 (for shareholders) or (212) 750-5833 (for banks and brokers). If you hold your shares beneficially and wish to receive a separate proxy statement, please contact your bank or broker. If any stockholders in your household wish to receive a separate proxy statement in the future, they may contact Investor Relations, Vantiv, Inc., 8500 Governors Hill Drive, Symmes Township, Ohio 45249. They may also send an email to Investor Relations at ir@vantiv.com. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple proxy statements by contacting Investor Relations.

Q:	Where can I find the voting results of the special meeting?

A:	Vantiv intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the U.S. Securities and Exchange Commission following the special meeting. All reports Vantiv files with the U.S. Securities and Exchange Commission are publicly available when filed—see “Where You Can Find More Information” beginning on page 149 of this proxy statement.

Q:	What if I have questions about lost stock certificates or need to change my mailing address?

A:	You may contact our transfer agent, American Stock Transfer & Trust Company, at 1-888-776-9962 (U.S.) or 1-718-921-8562 (outside the U.S.), or by email at info@amstock.com, if you have lost your stock certificate. You may contact Innisfree M&A Incorporated at (800) 750-5834 (for shareholders) or (212) 750-5833 (for banks and brokers) if you need to change your mailing address.

Q:	Who can help answer my additional questions about the proposals or the other matters discussed in this proxy statement?

A:	If you have questions about the proposals or other matters discussed in this proxy statement, you may contact Vantiv by mail at 8500 Governor’s Hill Drive, Symmes Township, Ohio 45249, Attention: Corporate Secretary, or you may contact Vantiv’s proxy solicitor, Innisfree M&A Incorporated, at (800) 750-5834 (for shareholders) or (212) 750-5833 (for banks and brokers).

SUMMARY

This summary highlights selected information also contained elsewhere in this proxy statement related to the matters upon which you are being asked to vote and may not contain all of the information important to you. You should read this entire document, its annexes and the other documents to which this proxy statement refers you to fully understand the matters upon which you are being asked to vote. Each item in this summary refers to the page on which that subject is hereinafter discussed in more detail. Except as otherwise noted or where context otherwise requires, references in this proxy statement to “Vantiv,” the “Company,” “we,” “us” and “our” refer to Vantiv, Inc. and its subsidiaries, references to “Bidco” refer to Vantiv UK Limited, a subsidiary of Vantiv, and references to “Worldpay” refer to Worldpay Group plc and its subsidiaries.

The Acquisition (see page 42)

The Offer Announcement and the Offer (see page 42)

On August 9, 2017, pursuant to Rule 2.7 of the United Kingdom City Code on Takeovers and Mergers (which we refer to as the “Takeover Code”), we released an announcement (which we refer to as the “Offer Announcement”) setting forth the terms on which we intend to make a recommended offer to acquire the entire issued and to be issued ordinary shares of Worldpay, both directly and indirectly through Bidco, in a cash and stock transaction. We refer to our recommended offer as the “Offer,” and to our potential acquisition of Worldpay ordinary shares as the “Acquisition.” Under the terms of the Offer, Worldpay shareholders will be entitled to receive, for each Worldpay ordinary share held by such shareholders, 55 pence in cash and 0.0672 new shares of Vantiv Class A common stock. The Acquisition is to be effected by means of a court-sanctioned scheme of arrangement between Worldpay and Worldpay shareholders under the UK Companies Act 2006, as amended. In addition to the consideration payable in connection with the Offer, Worldpay shareholders received an interim dividend of 0.8 pence per Worldpay ordinary share on October 23, 2017. Worldpay shareholders will furthermore be entitled to receive a special dividend of 4.2 pence per Worldpay ordinary share, conditional on completion of the Acquisition, payable on the business day immediately preceding the effective date of the Acquisition (or such other time as Vantiv and Worldpay may agree). As of August 8, 2017, based on Vantiv’s closing price of $65.06 and an exchange rate of $1.30:£1.00 on that date, each Worldpay ordinary share would be valued at 397 pence, representing an aggregate equity value for Worldpay of approximately £8.0 billion, or approximately $10.4 billion. As of November 24, 2017, the most recent practicable trading day prior to the date of this proxy statement, each Worldpay ordinary share would be valued at 428 pence, based on the closing share price as of that date and exchange rate of $1.32:£1 as of November 17, 2017 (being the last practicable date for which such information was available from the Federal Reserve prior to the printing of this proxy statement), representing an aggregate equity value for Worldpay of approximately £8.6 billion, or approximately $11.4 billion. We expect to issue approximately 134,400,000 shares of our Class A common stock in connection with the Acquisition, and upon completion of the Acquisition, Worldpay shareholders will own approximately 43.0% of Vantiv’s fully diluted common shares, based on Vantiv and Worldpay’s fully diluted ordinary shares outstanding as of November 24, 2017.

Vantiv will seek a secondary listing on the standard segment of the Official List and admission to trading on the Main Market of the London Stock Exchange in relation to the shares of Vantiv Class A common stock, including the new shares of Vantiv Class A common stock to be issued pursuant to the Share Issuance Proposal following completion of the Acquisition (which we refer to as “New Vantiv Shares”). In addition, the New Vantiv Shares will be authorized for primary listing on the New York Stock Exchange subject to official notice of issuance.

The Offer will include a “Mix and Match Facility,” which will allow Worldpay shareholders (except for certain overseas persons residing in restricted jurisdictions) to elect, subject to offsetting elections, to vary the proportions in which they receive New Vantiv Shares and cash in respect of their holdings in Worldpay ordinary shares. However, the total number of New Vantiv Shares to be issued and the maximum aggregate amount of cash to be paid under the Offer will not be varied as a result of elections under the Mix and Match Facility.

The Combined Company (see page 43)

Following completion of the Acquisition, the combined company will be named “Worldpay, Inc.” No Vantiv stockholder vote is required to change the name of the company. The combined company’s Class A common stock will be primarily listed on the New York Stock Exchange under the symbol WP. Cincinnati, Ohio will become the global and corporate headquarters of the combined company and London will become its international headquarters. The board of the combined company will consist of eight Vantiv directors and five Worldpay directors. Charles Drucker will be the Chairman of the board, Mr. Drucker and Philip Jansen shall serve as Co-CEOs of the combined company and Stephanie Ferris shall be the CFO of the combined company. Sir Michael Rake shall serve as the lead independent director of the board of the combined company. Jeffery Stiefler will continue to serve on the board of the combined company in a non-executive position.

Conditions to Closing of the Acquisition (see page 80)

The completion of the Acquisition is conditioned upon, among other things:

•	if the Acquisition is implemented by a scheme of arrangement:

○	the approval of the scheme of arrangement by a majority in number of Worldpay shareholders representing at least 75% in value of the issued share capital of Worldpay present and voting at a shareholder meeting (excluding shares held by Vantiv, if any);

○	the passing of the resolutions relating to the scheme of arrangement by the requisite majority at a Worldpay shareholder meeting;

○	the sanction by the High Court of Justice in England and Wales of the scheme of arrangement;

○	the scheme of arrangement becoming effective by March 31, 2018 (or such later date as Vantiv and Worldpay may agree, with the consent of the UK Panel on Takeovers and Mergers (which we refer to as the “Panel”) and as the High Court of Justice in England and Wales may allow), failing which the scheme will lapse;

•	if the Acquisition is to be effected by way of a takeover offer and Worldpay provides its written consent to such takeover offer as an alternative to the scheme of arrangement, the acceptance condition to the takeover offer being set at 90% of the Worldpay ordinary shares to which the takeover offer relates (or such lesser percentage (being more than 50%) as may be agreed between Vantiv and Worldpay after consultation with the Panel);

•	if the Acquisition is to be effected by way of a takeover offer and Worldpay is not required to provide its written consent, the acceptance condition to the takeover offer being set at 75% of the Worldpay ordinary shares to which the takeover offer relates;

•	approval of the Share Issuance Proposal by Vantiv’s stockholders;

•	admission of the Vantiv shares to listing on the standard segment of the Official List and to trading on the London Stock Exchange; and

•	the receipt of certain required antitrust, regulatory and other approvals as more fully discussed below in the section entitled “Information About the Worldpay Acquisition—Regulatory Matters.”

The Co-operation Agreement (see page 84)

On August 10, 2017, in connection with the Offer, we entered into an Amended and Restated Co-operation Agreement (which we refer to as the “Co-operation Agreement”) with Bidco and Worldpay pursuant to which the parties agreed to jointly determine the strategy for obtaining the regulatory and other clearances necessary for the Acquisition, and Vantiv and Bidco agreed to submit to the relevant authorities all necessary filings in connection with the clearances as soon as reasonably practicable following the date of the Co-operation Agreement. Vantiv and Worldpay also agreed to provide each other with such information and assistance as each may reasonably require for the purpose of obtaining all such clearances and making any submission, filing or notification to any regulatory authority.

Pursuant to the Co-operation Agreement, Vantiv and Bidco are required to use all reasonable endeavors in order to obtain the regulatory and other clearances necessary for the Acquisition as soon as reasonably practicable. However, neither Vantiv nor Bidco is required by the Co-operation Agreement to agree to any undertaking, commitment and/or assurance as a condition of obtaining any such clearance or divest, sell or otherwise dispose of any of its existing assets or businesses.

Financing Agreements (see page 87)

On October 14, 2016, Vantiv, LLC entered into that certain second amended and restated loan agreement (which we refer to as the “Loan Agreement”) by and among Vantiv, LLC, as borrower, the various lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent for the lenders and the other agents party thereto, governing its existing term loans and revolving credit facility. On August 7, 2017, in connection with the transaction agreement entered into with Fifth Third Bank, Vantiv, LLC executed an incremental amendment to the Loan Agreement with various financial institutions and their affiliates to allow the incurrence of $1.27 billion of additional seven-year term B loans. On August 9, 2017, in connection with the Acquisition, Vantiv, LLC executed an incremental amendment to the Loan Agreement with various financial institutions and their affiliates, providing Vantiv, LLC with commitments to fund $1.605 billion of additional five-year term A loans, $1.129 billion of additional seven-year term B loans, and $350.0 million of additional revolving credit commitments. The proceeds of the commitments provided under the August 9th incremental amendment will be used to, among other things, provide the cash consideration for the Acquisition, refinance existing debt of Worldpay, pay fees and expenses in connection with the foregoing and for working capital and general corporate purposes. On September 8, 2017 Vantiv, LLC entered into an amendment and restatement agreement with various financial institutions and their affiliates, to amend and restate the Loan Agreement to, among other things, refinance and extend the maturity of the existing term A-3 loans, provide Vantiv, LLC with $250.0 million of additional revolving credit commitments, and to refinance and extend the maturity of the existing revolving credit commitments, the effectiveness of which is subject to, among other things, the consummation of the Acquisition. The Loan Agreement was further amended on October 3, 2017 to replace the existing initial term B loan tranche and incremental term B loan tranche funded in connection with the transaction agreement entered into with Fifth Third Bank.

Fifth Third Agreement (see page 86)

On August 7, 2017, we entered into a transaction agreement with Fifth Third Bank, pursuant to which on August 9, 2017, Fifth Third Bank exchanged 19,790,000 Class B Units in Vantiv Holding for 19,790,000 shares of our Class A common stock, and we purchased those newly-issued shares of Class A common stock from Fifth Third Bank at a price of $64.04 per share. The purchased shares were cancelled and are no longer outstanding.

As a result, Fifth Third Bank beneficially owns approximately 8.6% of the total equity interests in Vantiv and Vantiv Holding, and if the Acquisition of Worldpay is completed, Fifth Third Bank will beneficially own no more than 4.9% of the total equity interests in Vantiv and Vantiv Holding following completion of the Acquisition.

No Dissenters’ Rights (see page 88)

None of our stockholders will be entitled to exercise dissenters’ rights or to demand payment for his, her or its shares of our common stock in connection with the Acquisition.

United States Federal Income Tax (see page 88)

Our stockholders will not realize gain or loss in connection with the Acquisition with respect to their shares of Vantiv common stock for United States federal income tax purposes.

Regulatory Matters (see page 89)

We cannot complete the Acquisition unless we obtain all required regulatory approvals. Vantiv has agreed to take or cause to be taken all reasonable steps necessary in order to obtain the regulatory clearances necessary for the Acquisition as promptly as practicable, subject to certain exceptions. These regulatory clearances include approval under, or notifications pursuant to, the HSR Act, the Financial Services and Markets Act of 2000 and the Payments Services Regulations 2009 in the United Kingdom and the Dutch Central Bank pursuant to the Dutch Financial Supervision Act. Vantiv has received the necessary regulatory clearances under the HSR Act, Financial Services and Markets Act of 2000, the Payments Services Regulations 2009 and the Dutch Financial Supervision Act.

Parties Involved in the Acquisition (see page 44)

Vantiv, Inc. (see page 44)

Vantiv is a leading payment processor differentiated by an integrated technology platform, breadth of distribution and superior cost structure. According to the Nilson Report, Vantiv is the largest merchant acquirer and the largest PIN debit acquirer by number of transactions in the U.S. Vantiv’s integrated technology platform is differentiated from its competitors’ multiple platform architectures. Vantiv’s broad and varied distribution includes multiple sales channels, such as its direct and indirect sales forces and referral partner relationships, which provide it with a growing and diverse client base of merchants and financial institutions.

For the nine months ended September 30, 2017, our total revenue was $2.96 billion. Our merchant services were responsible for 88% of total revenues, with the remaining 12% contributed by our financial institution services.

The address of our principal executive office is 8500 Governor’s Hill Drive, Symmes Township, OH 45249, and our telephone number is (513) 900-5250. Our stock is listed for trading on the New York Stock Exchange under the ticker symbol VNTV.

Vantiv UK Limited (see page 45)

Vantiv UK Limited, also referred to in this proxy statement as “Bidco,” is a newly incorporated English private limited company. Bidco is an indirect subsidiary of Vantiv. Bidco has been formed at the direction of Vantiv for the purposes of implementing the Acquisition together with Vantiv. Bidco has not traded since the date of incorporation, nor has it entered into any obligations other than in connection with the Acquisition.

The address of Bidco’s principal executive office is c/o Vantiv, Inc., 8500 Governor’s Hill Drive, Symmes Township, Ohio 45249. The address of Bidco’s registered office is c/o Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London, United Kingdom, E14 5DS.

Worldpay Group plc (see page 45)

Worldpay is a leader in global payments and provides a broad range of technology-led solutions to its merchant customers to allow them to accept payments of almost any type, across multiple payment channels, nearly anywhere in the world. The fast growth of eCommerce and its increasingly international nature is making payments more complex for merchants and Worldpay is one of the few global businesses able to address such complexities. Worldpay serves a diverse set of merchants across a variety of end-markets, sizes and geographies. On an average day, it processes approximately 40 million transactions worldwide (including mobile, online and in-store), offering over 300 payment methods in 126 transaction currencies across 146 countries, while supporting approximately 400,000 customers.

The Special Meeting (see page 38)

Date, Time and Place (see page 38)

The special meeting of Vantiv’s stockholders will be held on January 8, 2018, starting at 9:00 a.m., Eastern Time, at the Marriott Cincinnati Northeast, 9664 South Mason Montgomery Road, Mason, Ohio 45040.

Purpose (see page 38)

You will be asked to consider and vote upon the approval of the issuance of the shares of Vantiv Class A common stock to Worldpay shareholders as consideration in the Acquisition (which we refer to as the “Share Issuance Proposal”) and a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to approve the Share Issuance Proposal (which we refer to as the “Adjournment Proposal”).

Record Date (see page 38)

Only stockholders of record on November 20, 2017 will be entitled to vote at the special meeting.

Quorum (see page 38)

A quorum will exist at the special meeting if the holders of record of a majority of the issued and outstanding shares of the capital stock of Vantiv entitled to vote at the meeting are represented in person or by proxy.

Vote Required (see page 38)

Approval of the Share Issuance Proposal or the Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the special meeting, whether in person or by proxy, provided that a quorum is present. The approval of the Share Issuance Proposal is a condition to the closing of the Acquisition.

Voting of Proxies (see page 39)

If you are a record holder of shares of common stock of Vantiv, you may submit your proxy by telephone, via the Internet or by signing, dating and mailing your proxy card as instructed on page 39 of this proxy statement and on your proxy card. You may also vote by attending the special meeting in person, or by sending a personal representative to the special meeting with an appropriate proxy, in order to vote.

If you hold your shares as a beneficial owner through a bank, broker or other nominee, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee to ensure your shares are voted in the way you would like at the meeting. Your bank, broker or other nominee will send you specific instructions in this regard to vote your shares.

Stockholders of record may revoke their proxies or change their votes in writing at any time prior to the meeting by sending written notice of revocation to Vantiv’s Corporate Secretary, by voting again by telephone or via the Internet, by voting in writing or by voting in person at the special meeting. For shares you hold beneficially but not of record, you may change your vote by submitting new voting instructions to your broker or nominee or, if you have obtained a valid proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Common Stock Ownership of Directors and Executive Officers (see page 39)

As of the record date, the directors and executive officers of Vantiv held an aggregate of approximately 1.24% of the shares of our common stock entitled to vote at the special meeting. Vantiv currently expects, and absent a material change in circumstances the Panel would require, Vantiv’s directors and executive officers will vote their shares in favor of the Stock Issuance Proposal and the Adjournment Proposal, but none of Vantiv’s directors or executive officers have entered into any agreement obligating them to do so.

Recommendation of Our Board of Directors (see page 39)

Based on the reasons for the recommendations discussed below in the section entitled “Information About the Worldpay Acquisition—Reasons for the Acquisition,” the members of the Board of Directors of Vantiv (other than one abstaining director and one absent director, as described below) determined that the Offer, the Acquisition and the other matters contemplated by the Offer Announcement and the Co-operation Agreement are advisable and in the best interests of Vantiv and its stockholders and have authorized and approved the issuance of Vantiv Class A common stock to Worldpay shareholders in connection with the Offer and the Acquisition. The Board of Directors therefore recommends that you vote “FOR” the Share Issuance Proposal, and “FOR” the Adjournment Proposal.

The Class B Director appointed to the Board of Directors of Vantiv by Fifth Third Bank abstained from participating in the deliberation of the Vantiv Board of Directors regarding the Acquisition and from any Board of Directors votes relating to the Acquisition due to a potential conflict of interest resulting from Vantiv’s purchase of shares from Fifth Third Bank prior to the Offer Announcement, as more fully discussed below in the section entitled “Information About the Worldpay Acquisition—The Fifth Third Transaction.” As required by Vantiv’s Amended and Restated Certificate of Incorporation, the Class B Director resigned from the Board of Directors of Vantiv at the time of the completion of the Fifth Third Transaction. In addition, one Class A Director was present at the start of the meeting of the Board of Directors to review and discuss the Offer Announcement and the Co-operation Agreement but was not present at the time of the vote approving the Offer Announcement and the Co-operation Agreement and the transactions contemplated thereby. Such Class A Director subsequently communicated support for the approval of the Offer Announcement and the Cooperation Agreement and the transactions contemplated thereby.

Reasons for the Acquisition (see page 51)

In evaluating the Acquisition, including the issuance of Vantiv Class A common stock to shareholders of Worldpay in connection with the Acquisition, our Board of Directors consulted with Vantiv’s senior management, outside legal counsel and two financial advisors. In recommending that Vantiv’s stockholders vote in favor of the proposal to approve the issuance of Vantiv Class A common stock to shareholders of Worldpay in connection with the Acquisition, our Board of Directors also considered a number of factors that it believed supported its determination as further described in the section entitled “Information About the Worldpay Acquisition—Reasons for the Acquisition.”

Opinions of Our Financial Advisors (see page 54)

Vantiv engaged Morgan Stanley & Co. LLC (which we refer to as “Morgan Stanley”) and Credit Suisse Securities (USA) LLC (which we refer to as “Credit Suisse”) as financial advisors in connection with Vantiv’s consideration of the proposed Acquisition. As part of their engagements, each of Morgan Stanley and Credit Suisse rendered to the Vantiv Board of Directors at its meeting on August 7, 2017, its oral opinion, subsequently confirmed by delivery by each of Morgan Stanley and Credit Suisse of a written opinion dated August 9, 2017 and August 8, 2017, respectively, that, as of such dates, and based upon and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by each of Morgan Stanley and Credit Suisse as set forth in their respective written opinions, the consideration to be paid by Vantiv pursuant to the Offer Announcement and the Co-operation Agreement was fair, from a financial point of view, to Vantiv.

The full text of the written opinions of Morgan Stanley and Credit Suisse, dated August 9, 2017 and August 8, 2017, respectively, which set forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken in connection with each opinion, are included in this proxy statement as Annex III and Annex IV, respectively. The summary of the opinions of Morgan Stanley and Credit Suisse set forth in this proxy statement are qualified in their entirety by reference to the full texts of such opinions, and Vantiv stockholders are urged to read the opinions in their entirety. Morgan Stanley and Credit Suisse provided their respective opinions for the benefit and information of the Vantiv Board of Directors (in its capacity as such) for purposes of its evaluation of the Acquisition. Neither Morgan Stanley’s opinion nor Credit Suisse’s opinion constitutes a recommendation to any holder of Vantiv common stock (or Worldpay ordinary shares) as to how any such stockholder should vote or act with respect to the Acquisition or any matter relating thereto. In addition, neither Morgan Stanley nor Credit Suisse was requested to opine as to, and neither opinion in any manner addresses, Vantiv’s underlying decision to engage in the Acquisition.

For further information, see the section of this proxy statement entitled “Information about the Worldpay Acquisition—Opinions of Our Financial Advisors” beginning on page 54 of this proxy statement and Annexes III and IV.

Interests of Vantiv’s Executive Officers and Directors in the Acquisition (see page 140)

None of Vantiv’s directors or executive officers has any substantial financial interest, direct or indirect, in the Acquisition or the issuance of Vantiv Class A common stock to Worldpay shareholders as consideration in the Acquisition, other than being a director or executive officer and a stockholder of Vantiv.

Impact of the Share Issuance on our Existing Stockholders (see page 140)

If the Share Issuance Proposal is approved and the share issuance is implemented, the share issuance will dilute the ownership and voting interests of our existing stockholders. It is expected that approximately 134,400,000 shares of our Class A common stock will be issued to Worldpay shareholders in connection with the Acquisition, and that, upon completion of the Acquisition, Worldpay shareholders will own approximately 43% of Vantiv’s fully diluted common shares, based on Vantiv and Worldpay’s fully diluted ordinary shares outstanding as of November 24, 2017. Therefore, the ownership and voting interests of our existing stockholders will be proportionately reduced.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF VANTIV

(in thousands of Dollars, except share information)

The following table sets forth our historical consolidated financial data as of and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012, and the consolidated financial data as of and for the nine months ended September 30, 2017 and 2016. The information for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 was derived from our audited consolidated financial statements. The information as of the nine months ended September 30, 2017 and 2016 was derived from our unaudited condensed consolidated financial statements. These unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements. The operating results for the nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected for the full year. The information set forth below is a summary that should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes in each case contained in our Annual Report on Form 10-K as of and for the year ended December 31, 2016 and our Quarterly Reports on Form 10-Q for the three months ended March 31, 2017, June 30, 2017 and September 30, 2017, each incorporated by reference in this proxy statement. Historical results are not necessarily indicative of the results to be expected in the future.

	For the Nine Months Ended September 30		For the Year Ended December 31
	2017	2016	2016	2015	2014	2013	2012
Statement of Operations Data
Revenue	$2,960,731	$2,623,859	$3,578,991	$3,159,938	$2,577,203	$2,108,077	$1,863,239
Network fees and other costs	1,406,358	1,221,510	1,674,230	1,478,202	1,174,665	935,441	840,597
Sales and marketing	497,082	433,730	582,251	503,949	396,353	312,044	280,644
Other operating costs	234,347	219,464	294,235	284,066	242,439	200,630	158,374
General and administrative	189,632	133,831	189,707	182,369	173,986	121,707	118,231
Depreciation and amortization	236,964	199,550	270,054	276,942	275,069	185,453	160,538

Income from operations	396,348	415,774	568,514	434,410	314,691	352,802	304,855
Interest expense—net	(97,441)	(81,321)	(109,534)	(105,736)	(79,701)	(40,902)	(54,572)
Non-operating income (expense)	13,672	(14,949)	(36,256)	(31,268)	177	(20,000)	(92,672)

Income before applicable income taxes	312,579	319,504	422,724	297,406	235,167	291,900	157,611
Income tax expense	83,519	101,591	141,853	88,177	66,177	83,760	46,853

Net income	229,060	217,913	280,871	209,229	168,990	208,140	110,758
Less: Net income attributable to non-controlling interests	(39,280)	(52,552)	(67,663)	(61,283)	(43,698)	(74,568)	(53,148)

Net income attributable to Vantiv, Inc.	$189,780	$165,361	$213,208	$147,946	$125,292	$133,572	$57,610

Net income per share attributable to Vantiv, Inc. Class A common stock
Basic	$1.18	$1.06	$1.37	$1.02	$0.88	$0.96	$0.50
Diluted	$1.17	$1.04	$1.32	$0.95	$0.75	$0.87	$0.47
Shares used in computing net income per share of Class A common stock
Basic	161,205,066	155,603,265	156,043,636	145,044,577	141,936,933	138,836,314	116,258,204
Diluted	162,617,782	197,126,571	162,115,549	200,934,442	199,170,813	206,027,557	122,747,362

	As of September 30		As of December 31
	2017	2016	2016	2015	2014	2013	2012
Balance Sheet Data
Cash and cash equivalents	$92,638	$183,818	$139,148	$197,096	$411,568	$171,427	$67,058
Total assets	8,089,934	6,349,185	7,044,007	6,465,426	6,336,083	4,189,553	3,979,529
Total long-term liabilities	5,661,623	3,365,694	3,747,706	3,944,981	4,072,164	2,327,918	1,665,826
Non-controlling interests	58,937	310,493	291,624	272,278	397,573	408,391	626,309
Total equity	617,105	1,572,214	1,607,289	1,225,066	1,300,586	1,176,322	1,444,235

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF WORLDPAY

(in millions of Pounds, except per share information)

The following table sets forth the selected historical consolidated financial data of Worldpay as of and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012, and the selected consolidated financial data of Worldpay as of and for the nine months ended September 30, 2017 and 2016. The information for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 was derived from Worldpay’s consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and the information for the years ended December 31, 2016, 2015 and 2014 has been audited. The information as of the nine months ended September 30, 2017 and 2016 was derived from Worldpay’s condensed consolidated financial statements. These condensed consolidated financial statements have been prepared on a basis consistent with the consolidated financial statements of Worldpay. The operating results for the nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected for the full year. The information set forth below is a summary that should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Worldpay” and the historical consolidated financial statements and related notes included in this proxy statement. Historical results are not necessarily indicative of the results to be expected in the future.

	For the Nine Months Ended September 30		For the Year Ended December 31
	2017	2016	2016	2015	2014	2013	2012
Statement of Operations Data
Revenue	£3,778.1	£3,305.8	£4,540.8	£3,963.0	£3,626.6	£3,378.5	£3,076.6
Interchange and scheme fees	(2,874.3)	(2,482.6)	(3,416.6)	(2,981.3)	(2,763.2)	(2,578.4)	(2,359.2)

Net revenue	903.8	823.2	1,124.2	981.7	863.4	800.1	717.4
Other cost of sales	(114.1)	(103.9)	(139.0)	(121.3)	(98.1)	(97.3)	(83.2)

Gross profit	789.7	719.3	985.2	860.4	765.3	702.8	634.2
Personnel expenses	(265.3)	(249.4)	(340.0)	(334.5)	(263.0)	(289.5)	(223.1)
General, selling and administrative expenses	(186.9)	(180.6)	(240.0)	(223.5)	(216.2)	(236.3)	(204.5)
Depreciation, amortisation and impairment	(124.6)	(92.3)	(128.7)	(135.5)	(161.1)	(157.0)	(132.9)

Operating profit	212.9	197.0	276.5	166.9	125.0	20.0	73.7
Finance income - Visa Europe	95.9	275.5	271.6	195.7	—	—	—
Finance costs - CVR liabilities	(73.0)	(163.4)	(161.7)	(140.9)	—	—	—
Finance costs - other	(50.5)	(79.1)	(120.8)	(201.4)	(171.8)	(217.8)	(146.9)
Gain on disposal of investment and subsidiary	6.9	—	—	—	—	—	—
Share of results of joint venture and associate	(0.8)	(1.0)	(1.5)	(1.2)	(0.3)	—	—

Profit/(loss) before tax	191.4	229.0	264.1	19.1	(47.1)	(197.8)	(73.2)
Tax (charge)/credit	(56.6)	(128.6)	(132.6)	(48.9)	(2.9)	33.0	17.7

Profit/(loss) after tax	£134.8	£100.4	£131.5	£(29.8)	£(50.0)	£(164.8)	£(55.5)

Basic Earnings per share (pence)*	6.8	5.0	6.6	(1.8)	(3.1)	(10.3)	(3.5)
Diluted Earnings per share (pence)*	6.8	5.0	6.6	(1.8)	(3.1)	(10.3)	(3.5)

*

During 2015, the Worldpay Group plc 50,000,000 ordinary shares were split into 1,605,083,333 ordinary shares without a corresponding change in share capital. The principles of reverse acquisition accounting have been applied in the preparation of this consolidated historical financial information, and therefore it has been assumed that Worldpay Group plc has always been the ultimate parent Company of the Worldpay group. As a result, the weighted average number of shares for the comparative periods have been adjusted for in accordance with IAS33.

	As of September 30		As of December 31
	2017	2016	2016	2015	2014	2013	2012
Balance Sheet Data
Cash and cash equivalents	£730.6	£386.1	£714.4	£165.3	£168.7	£181.6	218.3
Total assets	6,948.3	5,179.2	6,562.7	4,131.4	3,826.8	3,651.4	3,734.4
Total long-term liabilities	(1,752.5)	(1,756.2)	(1,769.6)	(1,712.2)	(2,411.7)	(2,301.2)	(1,689.7)
Total equity	910.2	763.6	831.9	671.1	(192.1)	(139.4)	466.6

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

(in thousands of Dollars)

On August 9, 2017, pursuant to Rule 2.7 of the Takeover Code, Vantiv and Worldpay released the Offer Announcement disclosing the terms on which Vantiv intends to make a recommended offer to acquire the issued and to be issued ordinary shares of Worldpay, both directly and indirectly through Bidco, in a cash and stock transaction. Under the terms of the Offer, Worldpay shareholders will be entitled to receive, for each Worldpay ordinary share held by such shareholders, 55 pence in cash and 0.0672 new shares of Vantiv Class A common stock. The Acquisition is to be effected by means of a court-sanctioned scheme of arrangement between Worldpay and Worldpay shareholders under the UK Companies Act 2006, as amended. In addition, Worldpay shareholders received an interim dividend of 0.8 pence per Worldpay ordinary share on October 23, 2017. Worldpay shareholders will furthermore be entitled to receive a special dividend of 4.2 pence per Worldpay ordinary share on the business day immediately preceding the effective date of the Acquisition (or such other time as Vantiv and Worldpay may agree).

On October 14, 2016, Vantiv, LLC entered into the Loan Agreement governing its existing term loans and revolving credit facility. Subsequent to the announcement of and in connection with the Offer, Vantiv, LLC executed additional amendments to the loan agreement with various financial institutions and their affiliates, providing Vantiv, LLC with commitments to fund $1.605 billion of additional five-year term A loans, $1.129 billion of additional seven-year term B loans, and $600.0 million of additional revolving credit commitments. The proceeds of the commitments provided under the incremental amendment will be used to, among other things, provide the cash consideration for the Acquisition, refinance existing debt of Worldpay, pay fees and expenses in connection with the foregoing and for working capital and general corporate purposes.

The following selected unaudited pro forma condensed combined financial data gives effect to the Acquisition and the related financing (collectively, the “Transaction”), which includes adjustments for the following:

•	the conversion of Worldpay’s historical financial statements from Pound Sterling to U.S. Dollars;

•	the conversion of Worldpay’s historical financial statements prepared in accordance with IFRS as issued by the IASB to accounting principles generally accepted in the United States of America (“U.S. GAAP”);

•	certain reclassifications to conform Worldpay’s historical financial statement presentation to Vantiv’s, presentation;

•	application of the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations,” (“ASC 805”), and to reflect aggregate offer consideration of approximately $11.0 billion in exchange for 100% of all outstanding Worldpay ordinary shares;

•	proceeds and uses of the new and amended financing arrangements entered into in connection with the Offer; and

•	transaction costs in connection with the Transaction.

The following selected unaudited pro forma condensed combined financial data are based on and should be read in conjunction with (i) the historical consolidated financial statements of Vantiv and the related notes included in Vantiv’s Annual Report on Form 10-K for the year ended December 31, 2016 which was filed with the SEC on February 8, 2017 and the historical unaudited consolidated financial statements of Vantiv and related notes included in Vantiv’s Quarterly report on Form 10-Q for the period ended September 30, 2017 which was filed with the SEC on October 26, 2017, each of which is incorporated by reference in this document, and (ii) the audited consolidated financial statements of Worldpay for the year ended December 31, 2016 and the related notes and the unaudited condensed consolidated financial statements of Worldpay for the nine months ended September 30, 2017 and related notes contained therein.

The selected unaudited pro forma condensed combined financial data combines the historical consolidated statements of income of Vantiv and Worldpay, giving effect to the Transaction as if it had been completed on January 1, 2016. The selected unaudited pro forma condensed combined balance sheet data combines the historical condensed combined statements of financial position of Vantiv and Worldpay, giving effect to the Transaction as if it had been completed on September 30, 2017.

The historical consolidated financial information has been adjusted in the pro forma financial data to give effect to pro forma events that are (1) directly attributable to the Transaction, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing effect on the combined results of Vantiv and Worldpay.

The selected unaudited pro forma condensed combined financial data is being provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the Transaction been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period.

The pro forma adjustments are based upon available information and certain assumptions as described in the accompanying notes to the unaudited pro forma condensed combined financial information which management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. For pro forma purposes, the fair value of Worldpay’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Management believes the fair values recognized for the assets acquired and liabilities assumed are based on reasonable estimates and assumptions.

	Unaudited Combined Condensed Pro Forma
	For the nine months ended September 30, 2017	For the year ended December 31, 2016
Statement of Operations Data
Revenue	$4,524,269	$5,570,191
Network fees and other costs	1,909,879	2,253,923
Sales and marketing	737,961	920,296
Other operating costs	453,164	580,589
General and administrative	359,984	426,338
Depreciation and amortization	531,155	656,305

Income from operations	532,126	732,740
Interest expense – net	(258,496)	(328,533)
Finance income – Visa Europe	122,273	369,003
Finance costs – CVR liabilities	(93,073)	(219,690)
Non-operating income (expense)	14,487	(120,494)

Income before applicable income taxes	317,317	433,026
Income tax expense	82,991	217,974

Net income	234,326	215,052
Less: Net income attributable to non-controlling interests	(21,863)	(31,071)

Net income attributable to Vantiv, Inc.	$212,463	$183,981

Balance Sheet Data (as of period end)(1)
Cash and cash equivalents	$662,313
Total assets	27,735,635
Total long-term liabilities	10,082,269
Non-controlling interests	494,364
Total equity	9,903,249

(1)	Consolidated balance sheet data are only calculated for the September 30, 2017 combination date.

HISTORICAL AND PRO FORMA PER SHARE DATA

The table set forth below depicts the basic and diluted earnings per share, cash dividends declared per share and book value per share for (a) Vantiv and Worldpay on a historical basis, (b) the combination of Vantiv and Worldpay on a pro forma combined basis and (c) Worldpay’s equivalent pro forma net earnings and book value per share attributable to 0.0672 of a share of Vantiv common stock that would have been received for each Worldpay ordinary share exchanged in the Acquisition, based on the average and ending exchange rates for the period. For a discussion regarding the basis of presentation, assumptions used and adjustments made in preparing the pro forma financial information presented in this proxy statement see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Worldpay’s financial statements have historically been prepared in accordance with IFRS, which differs from U.S. GAAP. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for descriptions of pro forma adjustments.

The following table should be read in connection with the section of this proxy statement entitled “Unaudited Pro Forma Condensed Combined Financial Information” and other information included in or incorporated by reference into this proxy statement. This information is unaudited and is presented for illustrative purposes only.

	Nine months ended September 30, 2017	As of and for the year ended December 31, 2016
Vantiv historical data
Earnings per share from continuing operations:
Basic	$1.18	$1.37
Diluted	$1.17	$1.32
Cash dividends declared per share	n/a	n/a
Book value per share	$3.43	$8.16

Worldpay historical data
Earnings per share from continuing operations:
Basic	6.8 Pence	6.6 Pence
Diluted	6.8 Pence	6.6 Pence
Cash dividends declared per share	0.8 Pence	2.0 Pence
Book value per share	46.0 Pence	42.0 Pence

Pro forma combined data
Earnings per share from continuing operations:
Basic	$0.72	$0.63
Diluted	$0.72	$0.62
Cash dividends declared per share	n/a	n/a
Book value per share	$33.50	—

WORLDPAY SHARE MARKET PRICE DATA

The following table sets forth, for the calendar periods indicated, the actual historic intra-day high and low sales prices for the ordinary shares of Worldpay Group plc as reported on the London Stock Exchange. The Worldpay ordinary shares are traded on the London Stock Exchange under the symbol WPG The London Stock Exchange has been the principal trading market for ordinary shares of Worldpay since its initial public offering on October 13, 2015. The prices below are not adjusted for a 0.65p dividend on September 15, 2016 or a 1.35p dividend on May 25, 2017.

	London Stock Exchange (in pence)
	High	Low
October 2017	417.20	398.60
September 2017	422.60	403.50
August 2017	431.80	368.60
July 2017	435.38	314.80
June 2017	327.25	304.34
May 2017	321.90	299.20
April 2017	304.20	294.20
March 2017	295.80	262.00
February 2017	290.50	264.40
January 2017	292.60	269.90
4th Quarter 2016	305.10	255.70
3rd Quarter 2016	320.80	260.00
2nd Quarter 2016	296.10	247.60
1st Quarter 2016	320.30	250.30
4th Quarter 2015	312.50	240.00

On July 3, 2017 (the last day before Vantiv and Worldpay each publicly confirmed they were in discussions regarding a potential transaction), the closing price per Worldpay ordinary share on the London Stock Exchange was 320 pence. On November 24, the most recent trading day prior to the date of this proxy statement, the closing price per Worldpay ordinary share on the London Stock Exchange was 415.00 pence.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, our objectives for future operations, and any statements of a general economic or industry specific nature, are forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “continue,” “could,” “should,” “can have,” “likely,” or the negative or plural of these words and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe, based on information currently available to our management, may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section of this proxy statement. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this report may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

Factors Relating to the Acquisition and Share Issuance Proposal

•	the risk that the Acquisition is not completed on a timely basis or at all;

•	the ability to integrate Worldpay into our business successfully and the amount of time and expense spent and incurred in connection with the integration;

•	the risk that we or Worldpay may be unable to obtain antitrust or other regulatory clearance required for the Acquisition, or that required antitrust or other regulatory clearance may delay the Acquisition or result in the need to take curative actions or the imposition of conditions that could adversely affect the operations of the combined company or cause the parties to abandon the Acquisition;

•	the possibility that competing offers will be made;

•	the risk that the economic benefits and other synergies that we anticipate as a result of the Acquisition are not fully realized or take longer to realize than expected;

•	the risk that certain risks and liabilities associated with the Acquisition have not been discovered;

•	the risk that the approval of Worldpay shareholders of the Acquisition or the approval of Vantiv stockholders of the Share Issuance Proposal may not be obtained or that other conditions of the Acquisition will not be satisfied;

•	liabilities that might arise and limitations under the Co-operation Agreement;

•	the impact of the issuance of our Class A common stock as consideration in the Acquisition on our current holders of our common stock, including dilution of their ownership and voting interests;

•	adverse effects on the market price of our common stock caused by the sale of such stock held by Worldpay shareholders following the Acquisition;

•	the possibility that stockholders will file lawsuits challenging the Acquisition, including actions seeking to rescind the scheme of arrangement or enjoin the consummation of the Acquisition;

•	changes in relevant tax and other laws or regulations;

•	the diversion of Company management time and attention to issues relating to the Acquisition and integration;

•	operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) occurring prior to completion of the Acquisition or if the Acquisition is not completed;

•	the difficulty retaining certain of our or Worldpay’s key employees as a result of the announcement or implementation of the Acquisition;

•	the scope, timing and outcome of any ongoing legal proceedings involving us or Worldpay and the impact of any such proceedings on the Acquisition or on our financial condition, results of operations and/or cash flows;

•	the possibility that costs, fees, expenses or charges that we incur in connection with the Acquisition are greater than expected;

•	changes in the economic and financial conditions of our or Worldpay’s businesses;

•	the effect of the Acquisition on our and Worldpay’s relationships with our and their respective clients, customers, vendors and personnel; and

•	adverse effects on the market price of our common stock and on our operating results because of a failure to complete the Acquisition.

Factors Relating to our Business Generally

•	failure to safeguard data;

•	product demand fluctuations;

•	competitive activity;

•	failure to achieve productivity improvements or cost reductions;

•	failure to retain relationships with key suppliers, sponsors and others;

•	increased churn or changes in underlying contractual terms or economics with merchants, referral partners or independent sales organizations;

•	potential systems interruptions or failures;

•	potential software defects or undetected errors;

•	changes in senior management;

•	regulatory action or issues;

•	political, economic and regulatory changes;

•	Vantiv’s ability to execute its strategy, including by increasing its share of existing markets and expanding into new markets;

•	litigation;

•	strikes; and

•	labor cost changes.

Vantiv cautions that the foregoing list of factors is not exhaustive. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the section entitled “Risk Factors” beginning on page 30 and in our Annual Report on Form 10-K for the year ended December 31, 2016, and other reports we have filed with the U.S. Securities and Exchange Commission since December 31, 2016, which are incorporated by reference herein. See the section entitled “Where You Can Find More Information” beginning on page 149 for more information about the documents incorporated by reference into this proxy statement.

All of our forward-looking statements should be considered in light of these factors. There may be additional risks that neither we nor Worldpay presently know or that we and Worldpay currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide our and Worldpay’s expectations, plans or forecasts of future events and views as of the date of this proxy statement. We and Worldpay anticipate that subsequent events and developments will cause our and Worldpay’s assessments to change. However, while we and Worldpay may elect to update these forward-looking statements at some point in the future, we and Worldpay specifically disclaim any obligation to do so, except as may be required under applicable securities laws and regulations. These forward-looking statements should not be relied upon as representing our and Worldpay’s assessments as of any date subsequent to the date of this proxy statement. Any forward-looking statements in this proxy statement are not guarantees of future performance, and actual results, developments and business decisions may differ from those contemplated by those forward-looking statements, possibly materially. Accordingly, you should not place undue reliance on any such forward-looking statements.

CURRENCIES

In this proxy statement, unless otherwise specified or the context otherwise requires:

•	“Pound Sterling,” “Pounds,” “£,” “Pence” or “p” each refer to the lawful currency of the United Kingdom; and

•	“U.S. Dollars,” “Dollars,” “$” or “U.S.$” each refer to the lawful currency of the United States.

We publish our financial statements in U.S. Dollars and Worldpay publishes its financial statements in Pound Sterling. See the section entitled “Exchange Rate Information” for additional information regarding the exchange rates between Pound Sterling and the U.S. Dollars.

EXCHANGE RATE INFORMATION

The following table shows, for the periods indicated, information concerning the exchange rate between U.S. Dollars and Pound Sterling. The information in the following table is expressed in U.S. Dollars per Pound Sterling and sets forth the noon buying rates in New York City for cable transfers in foreign currencies for customs purposes, as published by the Federal Reserve Bank of New York. The average rate means the average of the exchange rates of each day of the period.

On November 17, 2017 (being the last practicable date for which such information was available prior to the printing of this proxy statement), the exchange rate, based on the noon buying rate in New York City for cable transfers in foreign currencies for customs purposes by the Federal Reserve Bank of New York was $1.32 per £1.00. The average rate for the year 2017 up to November 17, 2017 was $1.28 per £1.00. These translations should not be construed as a representation that the U.S. Dollar amounts actually represent, or could be converted into, Pound Sterling at the rates indicated.

	Period-end rate U.S.$	Average rate U.S.$	High U.S.$	Low U.S.$
Recent monthly data
October 2017	$1.33	$1.32	$1.33	$1.31
September 2017	$1.34	$1.33	$1.36	$1.30
August 2017	$1.29	$1.30	$1.32	$1.28
July 2017	$1.32	$1.30	$1.32	$1.29
June 2017	$1.30	$1.28	$1.30	$1.26
May 2017	$1.29	$1.29	$1.30	$1.28
April 2017	$1.29	$1.26	$1.29	$1.24
March 2017	$1.25	$1.23	$1.26	$1.22
Annual Data (year ended December 31)
2016	$1.23	$1.36	$1.48	$1.22
2015	$1.47	$1.53	$1.59	$1.46
2014	$1.56	$1.65	$1.72	$1.55
2013	$1.66	$1.56	$1.66	$1.48
2012	$1.63	$1.59	$1.63	$1.53

RISK FACTORS

In addition to the other information incorporated by reference or included in this proxy statement, including the risks identified in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 8, 2017 and the matters addressed in the section of this proxy statement entitled “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote on the proposals presented at the special meeting. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. The risks below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements, discussed further below in the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

We may fail to realize the anticipated benefits and operating synergies expected from the Acquisition, which could adversely affect our business, financial condition and operating results.

The success of the Acquisition will depend, in significant part, on our ability to successfully integrate the acquired business, grow the revenue of the combined company and realize the anticipated strategic benefits and synergies from the combination. We believe that the addition of Worldpay will complement our strategy by providing scale and revenue diversity, accelerate our growth strategy and enable us to have a strong global footprint. Achieving these goals requires growth of the revenue of the combined company and realization of the targeted operating synergies expected from the Acquisition. This growth and the anticipated benefits of the transaction may not be realized fully or at all, or may take longer to realize than we expect. Actual operating, technological, strategic and revenue opportunities, if achieved at all, may be less significant than we expect or may take longer to achieve than anticipated. If we are not able to achieve these objectives and realize the anticipated benefits and synergies expected from the Acquisition within a reasonable time, our business, financial condition and operating results may be adversely affected.

The Acquisition will result in significant integration costs and any material delays or unanticipated additional expenses may harm our business, financial condition and results of operations.

The complexity and magnitude of the integration effort associated with the Acquisition are significant and require that we fund significant capital and operating expenses to support the integration of the combined operations. Such expenses have included significant transaction, consulting and third party service fees. We have incurred and expect to continue to incur additional operating expenses as we build up internal resources or engage third party providers while we integrate the combined company following the Acquisition. In addition to these transition costs, we have incurred and expect to continue to incur increased expenses relating to, among other things, restructuring. Any material delays, difficulties or unanticipated additional expenses associated with integration activities may harm our business, financial conditions and results of operations.

We may not be able to integrate Worldpay into the combined company successfully.

Our Acquisition of Worldpay involves the integration of two businesses that previously operated independently. The integration of the departments, systems, business units, operating procedures and information technologies of the two businesses will present a significant challenge to management. There can be no assurance that we will be able to integrate and manage these operations effectively. The failure to successfully integrate the two businesses in a timely manner, or at all, could have an adverse effect on our business, financial condition and results of operations. The difficulties of combining Vantiv with Worldpay include:

•	the necessity of coordinating geographically separated organizations;

•	implementing common systems and controls;

•	integrating personnel with diverse business backgrounds;

•	the challenges in developing new products and services that optimize the assets and resources of the two businesses;

•	integrating the businesses’ technology and products;

•	combining different corporate cultures;

•	unanticipated expenses related to integration, including technical and operational integration;

•	increased fixed costs and unanticipated liabilities that may affect operating results;

•	retaining key employees; and

•	retaining and maintaining relationships with existing customers, distributors and other partners.

Also, the process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or both of us and Worldpay. The diversion of management’s attention and any delays or difficulties encountered in connection with the integration of the operations could have an adverse effect on our business, financial condition and results of operations.

The Acquisition may expose us to significant unanticipated liabilities that could adversely affect our business, financial condition and results of operations.

Our Acquisition of Worldpay may expose us to significant unanticipated liabilities relating to the operation of the combined company. These liabilities could include employment or severance-related obligations under applicable law or other benefits arrangements, legal claims, warranty or similar liabilities to customers, and claims by or amounts owed to vendors. Particularly in international jurisdictions, our acquisition of Worldpay, or our decision to independently enter new international markets where Worldpay previously conducted business, could also expose us to tax liabilities and other amounts owed by Worldpay. The incurrence of such unforeseen or unanticipated liabilities, should they be significant, could have a material adverse effect on our business, financial condition and results of operations.

The complexity of the integration and transition associated with the Acquisition, together with Worldpay’s increased scale and global presence, may affect our internal control over financial reporting and our ability to effectively and timely report our financial results.

The additional scale of Worldpay’s operations, together with the complexity of the integration effort, including changes to or implementation of critical information technology systems, may adversely affect our ability to report our financial results on a timely basis. In addition, we will have to train new employees and third party providers, and assume operations in jurisdictions where we have not previously had operations. We expect that the Acquisition may necessitate significant modifications to our internal control systems, processes and information systems, both on a transition basis and over the longer-term as we fully integrate the combined company. Due to the complexity of the Acquisition, we cannot be certain that changes to our internal control over financial reporting will be effective for any period, or on an ongoing basis. If we are unable to accurately report our financial results in a timely manner, or are unable to assert that our internal controls over financial reporting are effective, our business, financial condition and results of operations and the market perception thereof may be materially adversely affected.

Certain of Worldpay’s agreements may contain change of control provisions which, if not waived, would have material adverse effects on the combined company.

Worldpay is a party to various agreements with third parties, including certain financing agreements, service contracts, IT contracts and technology licenses that may contain change of control provisions that will be triggered upon the completion of the Acquisition. Agreements with change of control provisions typically provide for or permit the termination of the agreement upon the occurrence of a change of control of one of the parties which can be waived by the relevant counterparties. If Vantiv and Worldpay determine that one or more such waivers are necessary, Worldpay will make reasonable efforts to seek and obtain these waivers. Although the combined company believes the likelihood of a material consent being withheld is low, there can be no assurance that such consent will be obtained at all or on favorable terms, and as of the date of this document no such waivers have been sought or obtained. The inability to obtain waivers from more than one relevant counterparty could have a material adverse effect on the combined company.

The pro forma financial information may not be an indication of the combined company’s financial condition or results of operations following the transaction.

The pro forma financial information contained in this document is intended to illustrate the effect of the proposed Acquisition. The pro forma financial statements have been derived from (i) the unaudited consolidated financial statements for the nine months ended September 30, 2017 and the audited consolidated financial statements of Vantiv for the year ended December 31, 2016, which have been prepared in accordance with U.S. GAAP and are included elsewhere in this document and (ii) the unaudited consolidated financial statements for the nine months ended September 30, 2017 and the audited consolidated financial statements of Worldpay for the year ended December 31, 2016, which have been prepared in accordance with IFRS as issued by the IASB and included elsewhere in this document. The financial information from these Worldpay consolidated financial statements has been converted to U.S. GAAP, restated using Vantiv’s accounting policies and translated into U.S. Dollars for the purposes of presentation in the unaudited pro forma financial information. Adjustments and assumptions have been made regarding the combined company after giving effect to the transaction. The information upon which these adjustments and assumptions has been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma financial information does not reflect all costs that are expected to be incurred by the combined company in connection with the transaction. For these and other reasons, the actual business, financial condition and results of operations of the combined company following the transaction may not be consistent with, or evident from, this pro forma financial information.

The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s business, financial condition or results of operations following the transaction. Any decline or potential decline in the combined company’s business, financial condition or results of operations may cause significant variations in Vantiv’s share price.

Stockholders in the combined company will be more exposed to currency exchange rate fluctuations as, following completion of the Acquisition, there will be an increased proportion of assets, liabilities and earnings denominated in foreign currencies.

As a result of the Acquisition, the financial results of the combined company will be more exposed to currency exchange rate fluctuations and an increased proportion of assets, liabilities and earnings will be denominated in non-U.S. Dollar currencies. The combined company will present its financial statements in U.S. Dollars and will have a significant proportion of net assets and income in non-U.S. Dollar currencies, primarily the Pound Sterling. The combined company’s financial condition and results of operation will therefore be sensitive to movements in foreign exchange rates. A depreciation of non-U.S. Dollar currencies relative to the U.S. Dollar could have an adverse impact on the combined company’s financial results.

Brexit and political uncertainty in the United Kingdom and Europe could adversely affect revenue and results of operations of the combined company.

Worldpay has significant operations in the United Kingdom. The June 2016 referendum supporting the exit of the United Kingdom from the European Union, or Brexit, is causing significant political uncertainty in both the United Kingdom and the European Union. The impact of Brexit and the resulting effect on the political and economic future of the United Kingdom and the European Union is uncertain, and the Worldpay business may be adversely affected in ways we do not currently anticipate. Brexit may result in a significant change in the British regulatory environment, which may increase the compliance costs of the combined company. We may find it more difficult to conduct business in the United Kingdom and the European Union, as Brexit may result in increased restrictions on the movement of capital, goods and personnel. Depending on the outcome of negotiations between the United Kingdom and the European Union regarding the terms of Brexit, we may decide to alter the combined company’s European operations to respond to the new business, legal, regulatory, tax and trade environments that may result. Brexit may materially and adversely affect our relationships with customers, suppliers and employees and could result in decreased revenue, increased expenses, higher tariffs and taxes, and lower earnings and cash flow.

The Takeover Code restricts Vantiv’s ability to cause Worldpay to consummate the Acquisition and limits the relief Vantiv may obtain in the event Worldpay’s Board of Directors withdraws its support of the Acquisition.

The Takeover Code limits the contractual commitments that may be obtained from Worldpay to take actions in furtherance of the Acquisition, and Worldpay’s Board of Directors may, if its fiduciary duties so require, withdraw its recommendation in support for the Acquisition, and withdraw the scheme of arrangement, at any time prior to the scheme of arrangement becoming effective. The Takeover Code does not permit Worldpay to pay any break fee to Vantiv if the Worldpay Board of Directors does so, nor can Worldpay be subject to any restrictions on soliciting or negotiating other offers or transactions involving Worldpay other than the restrictions that arise under the Takeover Code against undertaking actions or entering into agreements which might frustrate Vantiv’s takeover offer for Worldpay.

Antitrust laws restrict Vantiv’s ability to coordinate with Worldpay on certain matters.

To the extent that Worldpay needs to renegotiate any material commercial contracts before completion of the Acquisition, antitrust laws prevent Vantiv from coordinating with Worldpay regarding such renegotiations and, while Worldpay will negotiate in its shareholders best interests, factors outside of Worldpay’s control may cause such renegotiations to result in a negative impact to Worldpay’s business or the business of the combined company.

The Acquisition is subject to various closing conditions, including governmental, regulatory and shareholder approvals, as well as other uncertainties, and there can be no assurances as to whether or when it may be completed. Failure to consummate the Acquisition could negatively impact our stock price and our future business and financial results.

The consummation of the Acquisition is subject to certain customary conditions. A number of the conditions are not within our control, and it is possible that such conditions may prevent, delay or otherwise materially adversely affect the completion of the Acquisition. These conditions include, among other things: (i) the approval of the scheme of arrangement contemplated by the Offer Announcement by a majority in number of Worldpay shareholders representing at least 75% in value of the issued share capital of Worldpay present and voting at a shareholder meeting (excluding shares held by Vantiv, if any); (ii) the passing of the resolutions relating to the scheme of arrangement by the requisite majority at a Worldpay shareholder meeting; (iii) the sanction of the High Court of Justice in England and Wales of the scheme of arrangement; (iv) the scheme of arrangement becoming effective by March 31, 2018 (or such later date as Vantiv and Worldpay may agree, with the consent of the Panel and as the High Court of Justice in England and Wales may allow); (v) approval of the Share Issuance Proposal by Vantiv’s stockholders; and (vi) the receipt of certain required antitrust, regulatory and other approvals.

We cannot predict with certainty whether and when any of the remaining required conditions will be satisfied or if another uncertainty may arise. If the Acquisition does not receive, or timely receive, the required approvals and clearances, or if another event occurs that delays or prevents the Acquisition, such delay or failure to complete the Acquisition and the acquisition process may cause uncertainty or other negative consequences that may materially and adversely affect our business, financial condition and results of operations and, to the extent that the current price of our shares reflects an assumption that the Acquisition will be completed, the price per share of Vantiv could be negatively impacted.

Even if a material adverse change to Worldpay’s business or prospects were to occur prior to closing, we may not be able to invoke the offer conditions and terminate the Acquisition, which could reduce the value of our common stock.

Under the Takeover Code, and except for a limited number of conditions, such as the approval of the Share Issuance Proposal and the Worldpay shareholder approval (or the minimum acceptance condition if the Acquisition is implemented by way of a takeover offer) we may invoke a condition to the Acquisition to cause the Acquisition not to proceed only if the Panel is satisfied that the circumstances giving rise to that condition not being satisfied are of material significance to Vantiv in the context of the Acquisition. Because of this Panel consent requirement, the conditions, including as to a material adverse change affecting Worldpay, may provide us less protection than the customary conditions in an offer for a U.S. domestic company.

The combined company will be subject to risks relating to Worldpay’s Contingent Value Rights.

On June 21, 2016, Worldpay disposed of its equity interests in Visa Europe to Visa, Inc. The holders of non-voting redeemable contingent value right shares of Worldpay (a separate class of shares in Worldpay, which we refer to as the “CVRs”) are entitled to 90% of the net post-tax proceeds of the disposal and Worldpay is entitled to retain 10% of the net post-tax proceeds of the disposal. Worldpay is also entitled to retain such proceeds from the disposal equal to the maximum potential liability of Worldpay’s undertakings to (1) Visa Europe under the agreements governing Worldpay’s membership of Visa Europe and its participation in payment schemes operated by Visa Europe, in each case, relating to its respective periods of ownership of the equity interests in Visa Europe and (2) Visa, Inc. as acquirer of the interests in Visa Europe (together, the “Potential VE Liabilities”).

Under the terms of the CVRs, Worldpay is required to distribute the retained proceeds to CVR holders as soon as reasonably practicable once Worldpay ceases to have any material remaining liability in respect of the Potential VE Liabilities. CVR holders are also entitled to require Worldpay to instruct an independent expert to determine whether Worldpay has any material remaining liability in respect of the Potential VE Liabilities. It is possible that the actual extent of the Potential VE Liabilities may exceed the retained proceeds should the assessment made by the independent expert be ultimately proved incorrect and the retained amounts are exhausted before the full amount of Potential VE Liabilities are satisfied. If such assessment were materially incorrect, such assessment could have adverse consequences for Worldpay as it would likely have to meet the shortfall. Worldpay has retained the full amount of the net proceeds as retained amounts which it continues to hold in accordance with the terms of the CVRs. By virtue of Worldpay’s former membership of Visa Europe and the sale and purchase documentation entered into in connection with the disposal of the Visa Europe shares, the combined company will, along with other former members of Visa Europe, have potential liability in respect of actual losses incurred by Visa Europe in Visa Europe’s operation of the scheme during Worldpay’s period of membership. Although investigations by competition authorities in the UK and Europe in respect of credit and debit interchange rates set by Visa Europe have closed following certain commitments made by Visa Europe to the European Commission and the introduction of the EU IFR, several retailers have brought court proceedings in the UK against, or entered into ‘standstill’ agreements with, Visa Europe and other Visa entities in relation to an alleged breach of competition law. It is not currently possible to predict the outcome of the proceedings against Visa Europe or the potential impact, if any, of these proceedings on the former members of Visa Europe, including Worldpay. In the event that Visa Europe were to lose any such court proceedings and sought to claim against its former members, including Worldpay and such a claim were successful and this claim was ultimately and materially in excess of the retained proceeds, it is possible that Worldpay’s exposure to this potential uncapped liability could have an adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Following the completion of the Acquisition, we will be subject to certain risks related to Worldpay’s proprietary global payments platform.

Worldpay is nearing completion of a major capital expenditure program to upgrade certain aspects of its proprietary global payments platform and to migrate away from infrastructure provided by the Royal Bank of Scotland (which we refer to as “RBS”). Most of Worldpay’s systems have already been fully migrated from RBS to Worldpay as part of a staged implementation of the upgrade and migration program. However, certain elements of its proprietary global payments platform are still dependent on RBS infrastructure, as governed by the terms of a transitional services agreement with RBS, certain aspects of which may remain in effect until 2019, if required. In particular, Worldpay continues to rely on RBS to host software on the RBS mainframe for clearing and settlement, to provide infrastructure and support services for Worldpay’s back-office software and provides network access for certain Worldpay employees to access RBS reports and administrative securities. The separation from these remaining RBS systems is one of the last major projects in Worldpay’s upgrade and migration program and is being implemented on a staged basis in phases (due to its scale and complexity) with many key inter-dependencies, including inter-dependencies where Worldpay relies on third-party service providers and consulting staff for implementation. The scale and complexity of this project could result in delays and significant additional costs to the combined company. There is also a risk that regulatory or card scheme rule changes could require additional changes or modifications to be made to the proprietary global payments platform, which could increase the amount of work required and cause further delays. A delay or complication in any given phase or element of the program could create delays to subsequent phases which are amplified in their effect, creating significant additional costs or requiring some or all of the upgrade and migration program to be revised. Although relevant services provided under the RBS transitional services agreement have been extended to allow Worldpay (and after the completion of the Acquisition, the combined company) to utilize RBS host systems should any delays in migration occur, reliance on such extension would create additional costs for the combined company, including financial and operational costs, as well as the diversion of the attention of the combined company’s management and technology and engineering staff on the upgrade and migration program rather than on developing new products and services. Upon separation from RBS being achieved, there is a risk of interruption of service levels to the combined company’s customers during and after the transition period, resulting in the potential for reputational damage, loss of business and significant additional costs.

In order to close the Acquisition, we will need to incur a significant level of debt that could have important consequences for our business and any investment in our securities.

In connection with the Fifth Third Transaction, we entered into an incremental amendment, dated August 7, 2017, to the Loan Agreement permitting us to obtain $1.27 billion of additional seven-year term B loans. In connection with the financing of the cash consideration payable to Worldpay shareholders under the terms of the Acquisition and to refinance certain existing indebtedness of Worldpay, we entered an incremental amendment dated August 9, 2017, amending the Loan Agreement pursuant to which, subject to the conditions therein, various lenders committed to provide approximately $2.734 billion in incremental term loan facilities and a $350 million increase to the revolving credit facility. On August 9, 2017, we entered into a bridge commitment letter and bridge fee letter, pursuant to which certain lenders committed to make available to us a new unsecured bridge loan facility in an amount up to $1.13 billion subject to the satisfaction of certain conditions. On August 9, 2017, we also entered into a backstop commitment letter and a backstop fee letter, pursuant to which certain lenders are willing to make available to us new backstop loan facilities, subject to certain terms and conditions set forth therein. Additionally, on September 8, 2017, we entered into an amendment and restatement agreement to amend and restate the Loan Agreement, to, among other things, refinance and extend the maturity of the existing term A-3 loans and to refinance, extend the maturity of, provide for additional currencies under, and increase by an additional $250.0 million the existing revolving credit commitments, subject to, among other things, the consummation of the Acquisition. The effectiveness of the September 8, 2017 amendment and restatement agreement caused the backstop commitment letter described above to terminate in accordance with the terms of such commitment letter. Such indebtedness could have significant consequences for the combined company’s business and any investment in our securities, including:

•	increasing the combined company’s vulnerability to adverse economic, industry or competitive developments;

•	requiring a substantial portion of the combined company’s cash flows from operations to be dedicated to the payment of principal and interest on its indebtedness, therefore reducing the combined company’s ability to use its cash flow to fund its operations, capital expenditures and future business opportunities and returning cash to Vantiv’s shareholders;

•	restricting the combined company from making strategic acquisitions or causing it to make non-strategic divestitures;

•	limiting the combined company’s ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting the combined company’s flexibility in planning for, or reacting to, changes in its business or market conditions and placing it at a competitive disadvantage compared to the combined company’s competitors who are less highly leveraged and who, therefore, may be able to take advantage of opportunities that the combined company’s leverage prevents it from exploiting.

Issuance of shares of our common stock in connection with the Acquisition will reduce our existing stockholders’ aggregate ownership and voting interest in Vantiv and may adversely affect the market price of our common stock.

In connection with the payment of the Acquisition consideration, we expect to issue approximately 134,400,000 million shares of Vantiv Class A common stock. The issuance of these new shares of our Class A common stock will reduce our existing stockholders’ ownership and voting interest in Vantiv and, as a result, our existing stockholders, individually and in the aggregate, will be able to exert less influence. The issuance of these new shares of Vantiv Class A common stock may also result in fluctuations in the market price of Vantiv common stock, including a stock price decrease.

The value of the New Vantiv Shares generally may fluctuate significantly.

Following the completion of the Acquisition, the value of the New Vantiv Shares, as with Vantiv shares generally, may fluctuate significantly as a result of a large number of factors as well as period-to-period variations in operating results or changes in revenue or profit estimates by Vantiv, industry participants or financial analysts. The market price of the Vantiv shares could be negatively affected by sales of substantial amounts of the Vantiv shares in the public market or the perception or any announcement that such sales could occur. We cannot predict what effect, if any, this would have on the market price of the Vantiv shares. The value of the Vantiv shares could also be affected by developments unrelated to our operating performance, such as the operating and share price performance of other companies that investors may consider comparable to Vantiv, speculation about Vantiv in the press or the investment community, strategic actions by competitors, including acquisitions or restructurings, changes in market conditions and regulatory changes in any number of countries, whether or not we derive significant revenue therefrom, and shifts in macroeconomic or geopolitical conditions generally. The occurrence of any of these events could adversely affect the market price of the Vantiv shares and investors may find it more difficult to sell their Vantiv shares at a time and price which they deem appropriate, or at all.

Following completion of the Acquisition, our international operations will be subject to the laws and regulations of the United States and many foreign countries. Failure to comply with these laws may affect our ability to conduct business in certain countries and may affect our financial performance.

We and Worldpay are, and, following completion of the Acquisition, will be, subject to a variety of laws regarding our international operations, including the U.S. Foreign Corrupt Practices Act, the UK Bribery Act and regulations issued by U.S. Customs and Border Protection, the U.S. Bureau of Industry and Security, and the regulations of various foreign governmental and regulatory agencies. We cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted. In addition, actual or alleged violations of these laws could result in enforcement actions and financial penalties that could result in substantial costs. The occurrence of any of the foregoing could have a material and adverse effect on our business, financial condition and results of operations.

Following completion of the Acquisition, we will be exposed to additional foreign currency risks.

A significant amount of revenue earned by subsidiaries of the combined company will have functional currencies other than the U.S. Dollar, in particular the Pound Sterling and the Euro. The results of operations, assets and liabilities of these subsidiaries must be translated into U.S. Dollars at each balance sheet date. These hedges may prove ineffective in protecting the combined company from any negative impacts of foreign exchange fluctuations. As a result, changes in the relevant exchange rates between the U.S. Dollar and other currencies to which the combined company will be exposed, particularly the Pound Sterling and the Euro, have could affect the combined company’s reported results of operations and the value of its assets and liabilities in its consolidated balance sheet in future periods.

Following completion of the Acquisition, we will be subject to specific risks associated with international operations.

Revenues derived from international operations following completion of the Acquisition are subject to risks inherent in doing business outside the U.S. These risks include:

•	economic or political instability;

•	partial or total expropriation of international assets;

•	trade protection measures, including tariffs or import-export restrictions;

•	restrictions on currency repatriation;

•	significant adverse changes in taxation policies or other laws or regulations; and

•	the disruption of operations from political disturbances, terrorist activities, insurrection or war.

If any of these risks were to materialize, they may have a material adverse effect on our business, financial condition and results of operations.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our Board of Directors for use at the special meeting of stockholders to be held on January 8, 2018, and at any adjournment, postponement or continuation thereof. This document is first being mailed to our stockholders on or about November 28, 2017.

Date, Time and Place

The special meeting of Vantiv’s stockholders will be held on January 8, 2018, starting at 9:00 a.m., Eastern Time, at the Marriott Cincinnati Northeast, 9664 South Mason Montgomery Road, Mason, Ohio 45040.

Matters to be Considered

The purpose of the special meeting is for Vantiv stockholders to consider and vote on the following two proposals.

Proposal No. 1 The Share Issuance Proposal	To approve the issuance of shares of Vantiv Class A common stock to shareholders of Worldpay in connection with the proposed acquisition of Worldpay by Vantiv and Bidco. Pursuant to the proposed acquisition, Worldpay shareholders will be entitled to receive, for each Worldpay ordinary share held by such shareholders, 55 pence in cash and 0.0672 new shares of Vantiv Class A common stock, resulting in the issuance of approximately 134,400,000 new shares of Vantiv Class A common stock, following which Worldpay shareholders will own approximately 43% of Vantiv’s fully diluted common shares, based on Vantiv and Worldpay’s fully diluted ordinary shares outstanding as of November 24, 2017.

Proposal No. 2 The Adjournment Proposal	To adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to approve the Share Issuance Proposal.

Record Date; Shares Outstanding and Entitled to Vote

The close of business on November 20, 2017, has been fixed as the record date for determining those Vantiv stockholders entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. As of the close of business on the record date for the special meeting, there were 162,538,607 shares of Vantiv Class A common stock and 15,252,826 shares of Vantiv Class B common stock outstanding and entitled to vote, held by 5 holders of record. Each share of Vantiv Class A common stock and Vantiv Class B common stock entitles its holder to one vote at the special meeting on all matters properly presented at the meeting.

Quorum

A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist at the special meeting if a majority of the votes entitled to be cast are represented in person or by proxy. Vantiv Class A shares and Class B shares that are voted to abstain are treated as shares that are represented at the special meeting for purposes of determining whether a quorum exists. Broker non-votes do not count for voting purposes, but are considered “present” at the meeting for purposes of determining whether a quorum exists.

Vote Required

Approval of each of the Share Issuance Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the special meeting, whether in person or by proxy, provided that a quorum is present. An abstention is effectively treated as a vote cast against the Share Issuance Proposal and the Adjournment Proposal. Broker non-votes and failures of record holders to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have no effect on the outcome of the votes for such items, although such failure may contribute to a quorum not being present at such meeting.

The approval of the Share Issuance Proposal is required for Vantiv to complete the Acquisition and issue shares as consideration in the Acquisition. If the Share Issuance Proposal is not approved, the Acquisition may not be completed.

Recommendation of Our Board of Directors

Based on the reasons for the recommendations discussed below in the section entitled “Information About the Worldpay Acquisition—Reasons for the Acquisition”, the members of the Board of Directors of Vantiv (other than one abstaining director and one absent director, as described below) determined that the Offer, the Acquisition and the other matters contemplated by the Offer Announcement and the Co-operation Agreement are advisable and in the best interests of Vantiv and its stockholders and have authorized and approved the issuance of Vantiv Class A common stock to Worldpay shareholders in connection with the Offer and the Acquisition. The Board of Directors therefore recommends that you vote “FOR” the Share Issuance Proposal, and “FOR” the Adjournment Proposal.

The Class B Director appointed to the Board of Directors of Vantiv by Fifth Third Bank abstained from participating in the deliberation of the Vantiv Board of Directors regarding the Acquisition and from any Board of Directors votes relating to the Acquisition due to a potential conflict of interest resulting from Vantiv’s purchase of shares from Fifth Third Bank prior to the Offer Announcement, as more fully discussed below in the section entitled “Information About the Worldpay Acquisition—The Fifth Third Transaction.” In addition, one Class A Director was present at the start of the meeting of the Board of Directors to review and discuss the Offer Announcement and the Co-operation Agreement but was not present at the time of the vote approving the Offer Announcement and the Co-operation Agreement and the transactions contemplated thereby. Such Class A Director subsequently communicated support for the approval of the Offer Announcement and the Cooperation Agreement and the transactions contemplated thereby.

Common Stock Ownership of Directors and Executive Officers

As of the record date, our directors and executive officers held an aggregate of approximately 1.24% of the shares of Vantiv common stock entitled to vote at the special meeting, which represents approximately 1.24% of the voting power necessary to approve the Share Issuance Proposal and the Adjournment Proposal (assuming the vote in person or by proxy of all outstanding shares of common stock). Vantiv currently expects Vantiv’s directors and executive officers to vote their shares in favor of the Stock Issuance Proposal and the Adjournment Proposal, but none of Vantiv’s directors or executive officers have entered into any agreement obligating them to do so.

How to Vote Your Shares

Stockholders of record may submit a proxy by telephone, via the Internet or by mail, or they may vote by attending the special meeting and voting in person.

•	Submitting a Proxy by Telephone: You may submit a proxy for your shares by telephone until 11:59 p.m. Eastern Time on the day before the meeting date by calling 1-800-690-6903 on a touch-tone telephone and following the menu instructions provided. There is no charge for this call. You should have the proxy card for reference when initiating the process, as you will be required to enter the unique voter control number imprinted thereon. If you submit a proxy by telephone, you do not need to return your proxy card.

•	Submitting a Proxy via the Internet: You may submit a proxy via the Internet until 11:59 p.m. Eastern Time on the day before the meeting date by accessing the website listed on your proxy card and following the instructions you will find on the website. As with telephone proxy submission, you should have the proxy card for reference when initiating the process, as you will be required to enter the unique voter control number imprinted thereon. If you submit a proxy via the Internet, you do not need to return your proxy card.

•	Submitting a Proxy by Mail: If you choose to submit a proxy by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

•	Attending the Special Meeting: If you are a stockholder of record, you may attend the special meeting and vote in person. In order to enter the special meeting, you must present a form of photo identification acceptable to us, such as a valid driver’s license or passport.

If your shares are held in the name of a broker, bank or other nominee, you will receive instructions from the stockholder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the stockholder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the special meeting, you must request a legal proxy from the broker, bank or other nominee that holds your shares and present that proxy and proof of identification at the special meeting.

How to Change Your Vote

If you are the stockholder of record, you may revoke your proxy or change your vote prior to your shares being voted at the special meeting by:

•	sending a written notice of revocation or a duly executed proxy card, in either case, dated later than the prior proxy card relating to the same shares, to Vantiv’s Corporate Secretary at Vantiv, Inc., 8500 Governor’s Hill Drive, Symmes Township, Ohio 45249, Attention: Corporate Secretary;

•	submitting a proxy at a later date by telephone or via the Internet, if you have previously voted by telephone or via the Internet in connection with the special meeting; or

•	attending the special meeting and voting in person.

If you are the beneficial owner of shares held in the name of a broker, bank or other nominee, you may change your vote by:

•	submitting new voting instructions to your broker, bank or other nominee in a timely manner following the voting procedures received from your broker, bank or other nominee; or

•	attending the special meeting and voting in person, if you have obtained a valid proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. See the section entitled “—How to Vote Your Shares” above for information regarding certain voting deadlines.

Counting Your Vote

All properly executed proxies delivered and not properly revoked will be voted at the special meeting as specified in such proxies. If you provide specific voting instructions, your shares of Vantiv common stock will be voted as instructed. If you hold shares in your name and sign and return a proxy card or submit a proxy by telephone or via the Internet without giving specific voting instructions, your shares will be voted “FOR” both the Share Issuance Proposal and the Adjournment Proposal.

Proxies solicited may be voted only at the special meeting and any adjournment or postponement of the special meeting and will not be used for any other meeting.

Solicitation of Proxies

The total expense of this solicitation will be borne by Vantiv, including reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the special meeting to beneficial owners. Solicitation of proxies may be made personally or by mail, telephone, internet, e-mail or facsimile by officers and other selected employees of Vantiv, who will receive no additional compensation for their services. Innisfree M&A Incorporated, our proxy solicitor, will be paid approximately $25,000, plus additional fees relating to telephone solicitation and reimbursement of certain expenses, for its proxy solicitation services.

Adjournment and Postponement

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any signed proxies received by Vantiv in which no voting instructions are provided on such matter will be voted “FOR” the Adjournment Proposal. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

INFORMATION ABOUT THE WORLDPAY ACQUISITION

The following summary describes certain material terms of, and documents and agreements related to, the Acquisition, including the Offer, the Offer Announcement, and the Co-operation Agreement. This summary is not complete and it is qualified in its entirety by reference to the annexes to this proxy statement, including the Offer Announcement and the Co-operation Agreement, which are attached as Annex I and Annex II to this proxy statement, respectively, and the other documents and agreements that are incorporated herein by reference.

We urge you to read this entire proxy statement and the annexes to this proxy statement carefully and in their entirety, as this summary may not contain all of the information that is important to you regarding the Acquisition and related matters.

Overview of the Offer

Under the terms of the Offer, holders of ordinary shares of Worldpay will be entitled to receive, for each ordinary share held, 55 pence in cash and 0.0672 shares of Vantiv Class A common stock. The Offer is to be effected by means of a court-sanctioned scheme of arrangement under Part 26 of the UK Companies Act 2006, as amended. In connection with the Acquisition, Vantiv, Bidco and Worldpay entered into a Co-operation Agreement that governs certain obligations of the parties with respect to the Offer and the Acquisition.

Based on Vantiv’s closing share price on the New York Stock Exchange of $65.06, and the exchange rate of $1.30:£1.00, in each case at 5:00 p.m. London time on August 8, 2017 (being the last practicable date prior to the Offer Announcement), the Offer:

•	valued each Worldpay ordinary share at 397 pence per share (including the dividends referred to below);

•	valued the entire issued and to be issued ordinary share capital of Worldpay at approximately £8.0 billion, or approximately $10.4 billion (including the dividends referred to below); and

•	represented a premium of approximately 22.7% to the closing price per Worldpay ordinary share on the London Stock Exchange of 320 pence on July 3, 2017 (the day before Vantiv and Worldpay each publicly confirmed they were in discussions regarding a potential transaction).

Based on Vantiv’s closing share price on the New York Stock Exchange of $72.40 on November 24, 2017 (being the last practicable date prior to this proxy statement), and the exchange rate of $1.32:£1, on November 17, 2017 (being the last practicable date for which such information was available prior to the printing of this proxy statement), the Offer:

•	valued each Worldpay ordinary share at 428 pence per share (including the dividends referred to below);

•	valued the entire issued and to be issued ordinary share capital of Worldpay at approximately £8.6 billion, or approximately $11.4 billion (including the dividends referred to below); and

•	represented a premium of approximately 32.4% to the closing price per Worldpay ordinary share on the London Stock Exchange of 320 pence on July 3, 2017 (the day before Vantiv and Worldpay each publicly confirmed they were in discussions regarding a potential transaction).

Vantiv will provide a “Mix and Match Facility,” which is described further below in the section titled “—Mix and Match Facility.” The Mix and Match Facility will allow holders of Worldpay ordinary shares (except for certain overseas shareholders residing in restricted jurisdictions) to elect, subject to offsetting elections, to vary the proportions in which they receive shares of Vantiv Class A common stock and cash. Vantiv is also seeking a secondary listing of the Vantiv Class A common stock on the London Stock Exchange.

In addition, Worldpay shareholders received an interim dividend of 0.8 pence per Worldpay ordinary share on October 23, 2017. Worldpay shareholders will additionally be entitled to receive a special dividend of 4.2 pence per Worldpay ordinary share on the business day immediately preceding the effective date of the Acquisition (or such other time as Vantiv and Worldpay may agree). If any dividend or other distribution is announced, declared, made, payable or paid in respect of the Worldpay ordinary shares on or after August 9, 2017 and prior to the date on which the scheme of arrangement becomes effective, other than the aforementioned dividends, Vantiv reserves the right to reduce the consideration in respect of each Worldpay ordinary share by the amount of all or part of any such dividend or other distribution.

The closing of the Acquisition is conditioned on the receipt of certain required antitrust, regulatory and other approvals. Additional conditions to the closing of the Acquisition are discussed further below in the sections entitled “—The Offer Announcement and the Scheme of Arrangement—Conditions to the Acquisition.”

It is expected that a document setting out the particulars required by section 897 of the UK Companies Act 2006, as amended, will be made available to Worldpay shareholders at around the same time as the mailing of this proxy statement, as described more fully in the Offer Announcement. We refer to this document as the “Scheme Document.” It is also expected that we will publish a prospectus (which we refer to as the “Prospectus”) in connection with the admission of the shares of Vantiv to be issued pursuant to the Share Issuance Proposal to the standard listing segment of the official list of the Financial Conduct Authority (in accordance with the Listing Rules and the Financial Services and Markets Act 2000), and to trading on the main market for listed securities of the London Stock Exchange. The Acquisition is conditioned on, among other things: (i) approval by the requisite majorities of Worldpay shareholders at the court meeting and shareholders meeting to be held in connection with the scheme of arrangement; (ii) the scheme of arrangement becoming effective no later than March 31, 2018 (or such later date agreed by Vantiv and Worldpay with the consent of the Panel and as the High Court of Justice in England and Wales may allow); (iii) approval of the Share Issuance Proposal by the requisite majority of Vantiv stockholders at the special meeting; (iv) confirmations that the Vantiv Class A common stock to be issued to Worldpay shareholders pursuant to the Share Issuance Proposal will be admitted to listing on the New York Stock Exchange and to the standard segment of the Official List and trading on the London Stock Exchange; and (v) the receipt of certain required antitrust, regulatory and other approvals.

No offer is being made by Vantiv and/or Bidco for any or all of the CVRs.

The Combined Company

Following completion of the Acquisition, the combined company will be named “Worldpay, Inc.” No Vantiv stockholder vote is required to change the name of the company. The combined company’s Class A common stock will be primarily listed on the New York Stock Exchange under the symbol WP. Cincinnati, Ohio will become the global and corporate headquarters of the combined company and London will become its international headquarters. The board of the combined company will consist of eight current Vantiv directors and the five current Worldpay directors set forth in the paragraph below. Included in the eight Vantiv directors will be Charles Drucker, who will be the Chairman of the board. Mr. Drucker and Philip Jansen shall serve as Co-CEOs of the combined company. Sir Michael Rake shall serve as the lead independent director of the board of the combined company, and Stephanie Ferris shall serve as the CFO of the combined company. Jeffery Stiefler will continue to serve on the board of the combined company in a non-executive position.

Vantiv and Worldpay currently intend for the following five current Worldpay directors to join the board of the combined company. Set forth below is information regarding such directors, including their names, business experience and principal business activities.

•

Sir Michael Rake was appointed as independent non-executive chairman of Worldpay in September 2015. He is also currently chairman of the nomination committee of Worldpay. In addition, Sir Michael is currently chairman of Majid Al Futtaim Holdings LLC, Phoenix Global Resources plc and Great Ormond Street Hospital, and a non-executive director of S&P Global. Sir Michael is also currently chairman of the International Chamber of Commerce UK operations, chairman of the Advisory

Council of A Blueprint for Better Business, honorary vice president of the RNIB, chairman of the Advisory Board of ENGIE in the UK and adviser to Teneo Holdings LLC. Sir Michael had a long and extensive career with KPMG, culminating in his appointment as international chairman. Sir Michael’s previous roles also include being chairman of BT Group PLC, non-executive deputy chairman of Barclays PLC, chairman of easyJet plc, chairman of the UK Commission for Employment and Skills, President of the Confederation of British Industry and Director of the Financial Reporting Council. Sir Michael has extensive financial and commercial expertise in capital markets, technology and digital products and is a qualified chartered accountant.

•	Philip Jansen was appointed as chief executive officer of Worldpay in April 2013. He is also currently senior adviser to Bain Capital. Philip was previously chief executive officer of Brakes Group and prior to that he held a variety of senior roles in Sodexo Holdings Limited, latterly as group chief operating officer and chief executive officer, Europe, South Africa and India. Earlier in his career, Philip was chief operating officer of MyTravel plc and managing director of Telewest Communications PLC. He started his career with Procter & Gamble. While Philip has gained significant international and chief executive officer experience in the international business sector, he has also developed key strengths in business transformation, change management and strategy development.

•	Ron Kalifa was appointed as vice chairman and executive director of Worldpay in 2013, having previously been chief executive officer of the organisation for over 10 years. Prior to this Ron held various executive roles within the financial services sector. Ron has significant executive and leadership experience with key strengths in mergers and acquisitions and strategy development. He is globally recognized as an influencer in the payments sector and has strong relationships with payment schemes, industry associations and customers. Ron is also currently a non-executive director of Transport for London and QIWI plc.

•	Karen Richardson was appointed as independent non-executive director of Worldpay in July 2016 and is currently a member of the audit, risk and nomination committees of Worldpay. Karen has held a range of senior sales and marketing roles in technology companies, including Collabra Software Inc., Netscape Communications Corp, and Epiphany Inc., where she was chief executive officer. Karen has deep knowledge of the technology sector with significant international experience, and she is currently a non-executive director of BT Group plc, Exponent Inc. and Ayasdi, Inc. Karen is a former adviser to Silverlake Partners and Proofpoint and has also served on a number of corporate boards including i2 Holdings, VirtuOz and Hi5 Networks.

•	Deanna Oppenheimer was appointed as independent non-executive director of Worldpay in 2016 and is currently chair of the risk committee and a member of the remuneration and nomination committees of Worldpay. Deanna is founder of CameoWorks LLC, a retail and financial services advisory firm, and founder and board member of BoardReady.io. Previously, she served in a number of roles at Barclays PLC, including chief executive of UK Retail and Business Banking and vice chair of Global Retail Banking. Deanna currently holds non-executive director roles on the boards of Tesco plc, Whitbread plc, Axa SA and the Joshua Green Corporation. Additionally, she is a senior advisor to Bain & Company.

Information about Vantiv

Vantiv is a leading payment processor differentiated by an integrated technology platform, breadth of distribution and superior cost structure. According to the Nilson Report, Vantiv is the largest merchant acquirer and the largest PIN debit acquirer by number of transactions in the U.S. Vantiv’s integrated technology platform is differentiated from its competitors’ multiple platform architectures, which enables Vantiv to provide efficiently a comprehensive suite of services to merchants and financial institutions of all sizes as well as to innovate, develop and deploy new services, while generating significant economies of scale. Vantiv’s broad and varied distribution includes multiple sales channels, such as its direct and indirect sales forces and referral partner relationships, which provide it with a growing and diverse client base of merchants and financial institutions.

Vantiv believes this combination of attributes provides it with competitive advantages that generate strong growth and profitability by enabling it to efficiently manage, update and maintain its technology, to utilize technology integration and value-added services to expand its new sales and distribution, and to realize significant operating leverage.

Vantiv offers a broad suite of payment processing services that enable its clients to meet their payment processing needs through a single provider, including in omni-commerce environments that span point-of-sale, eCommerce and mobile devices. Vantiv enables merchants of all sizes to accept and process credit, debit and prepaid payments and provides them supporting value-added services, such as security solutions and fraud management, information solutions, and interchange management. Vantiv also provides mission critical payment services to financial institutions, such as card issuer processing, payment network processing, fraud protection, card production, prepaid program management, ATM driving and network gateway and switching services that utilize its proprietary Jeanie PIN debit payment network.

Vantiv’s merchant client base includes merchant locations across the U.S. In 2016, Vantiv processed approximately 21.0 billion transactions for these merchants. Vantiv’s merchant client base has low client concentration and is heavily weighted in non-discretionary everyday spend categories, such as grocery and pharmacy, and includes large U.S. retailers, including 11 of the top 25 U.S. retailers by revenue in 2015. Vantiv provides a comprehensive suite of payment processing services to its merchant services clients. It authorizes, clears, settles and provides reporting for electronic payment transactions. Vantiv’s financial institution client base is also generally well diversified and includes regional banks, community banks, credit unions and regional PIN debit networks. In 2016, Vantiv processed approximately 4 billion transactions for these financial institutions, focusing on small to mid-sized institutions with less than $15 billion in assets. Smaller financial institutions generally do not have the scale or infrastructure typical of large institutions and are more likely to outsource their payment processing needs. Vantiv provides integrated card issuer processing, payment network processing and value-added services to its financial institutions clients.

The address of our principal executive office is 8500 Governor’s Hill Drive, Symmes Township, Ohio 45249. Our stock is listed for trading on the New York Stock Exchange under the ticker symbol VNTV.

Information about Bidco

Bidco is a newly incorporated English private limited company, with Vantiv UK Solutions Limited and Vantiv UK Payments Limited (each, subsidiaries of Vantiv) as its sole shareholders. Bidco has been formed at the direction of Vantiv in connection with the Acquisition. Bidco has not traded since its date of incorporation, and has not entered into any obligations other than in connection with the Acquisition.

The address of Bidco’s principal executive office is c/o Vantiv, Inc., 8500 Governor’s Hill Drive, Symmes Township, Ohio 45249. The address of Bidco’s registered office is C/O Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London, United Kingdom, E14 5DS.

Information about Worldpay

Worldpay is a leader in global payments. Worldpay provides a broad range of technology-led solutions to its merchant customers to allow them to accept payments of almost any type, across multiple payment channels, nearly anywhere in the world. The fast growth of eCommerce and its increasingly international nature is making payments more complex for merchants in a number of ways, including in complying with local market regulations and practices, in minimizing the costs inherent in cross-border trade, in managing cash flows and reporting in many different currencies, in taking a large number of different payment types, and in dealing with greater threats of fraud.

Worldpay is one of the few global businesses able to address these complexities. It does so by offering functionality in most aspects of payment acceptance, whether in-store, online or on a mobile device, and granting access to a global payments network through an agile, integrated, secure, reliable and highly scalable proprietary global payments platform. Worldpay deploys this platform to optimize business outcomes for its customers, including by providing for acceptance of a greater number of payment types and opening access to new geographic markets, enabling its customers to reduce the chances of losing a potential sale, allowing them to get a single view of key customer data, and increasing transaction acceptance while protecting against fraud. Worldpay can also leverage the data gained as a result of its core payment solutions to offer payment analytics, insights on peers, industry benchmarking and additional functionality to its customers, allowing them to, for example, run loyalty schemes, guide their consumers to preferred payment types and improve their performance.

Worldpay serves a diverse set of merchants across a variety of end-markets, sizes and geographies. On an average day, it processes over 40 million transactions worldwide (including mobile, online and in-store), offering over 300 payment methods in 126 transaction currencies across 146 countries, while supporting approximately 400,000 customers, including large enterprises, domestic corporates and small and medium sized businesses. Globally, Worldpay also partners with innovative and fast-growing eCommerce businesses including many of the world’s most renowned and dynamic online brands.

Worldpay earns contracted income from its customers on a per transaction basis as well as from other value-added and risk-based services:

•	Transaction-based revenue — includes revenue generated through any combination of fees for its digital payment capture services (including in-store, online through gateways and via mobile devices), for the provision of merchant acquiring services for card payments (such as payment identification, verification, authorization and settlement), for provision of local or alternative payment methods, and for the provision of fraud and risk management services, treasury management and foreign exchange services, and related products and services to customers. The largest component of transaction-based revenue is Worldpay’s merchant service charge (also known as Transaction Service Charge) (which we refer to as “MSC”), which Worldpay earns for acquiring services and is generated as a percentage of the value of the transaction acquired.

•	Value-added services — includes revenue generated through the provision of data insight services and access to advanced reporting and analytics.

•	Other periodic fees — includes revenue generated through terminal hires and other non-transaction related merchant fees, such as Payment Card Industry Data Securities Standard (which we refer to as “PCI DSS”) and minimum service charges, which are typically fixed monthly or annual charges.

Worldpay serves its customers through its three operating divisions:

•	Global eCom — Global eCom provides a wide range of online and mobile multi-currency payment acceptance, validation and settlement services for its customer book which includes large and fast growing Internet-led multinationals. The vast majority of Global eCom’s approximately 1,350 customers sit within five priority industry verticals: Digital Content, Global Retail, Airlines, Regulated Gambling and Travel.

•	WPUK — WPUK has the number one market share in the U.K., accounting for approximately 39 percent of the U.K. merchant market as measured by estimated volume of transactions in 2016. It provides a strong proposition of in-store, phone, online and mobile payment acceptance solutions for approximately 300,000 U.K. and Ireland-based customers, from SMBs to large corporates (including Tesco, Asda and Next).

•	WPUS — WPUS provides in-store, online and mobile payment acceptance solutions for U.S.-based customers, with a focus on developing omni-commerce and integrated payment solutions for its approximately 100,000 SMB customers and vertical-specific solutions for its approximately 15,000 enterprise customers in the grocery, petroleum, restaurant and retail industries.

Background of the Acquisition

The payments industry landscape continues to evolve rapidly, and in recent years the industry has experienced significant consolidation. Among other developments, the ubiquity of the internet has increasingly driven commerce to be conducted online, with decreasing costs of technology creating opportunities for merchants to deploy eCommerce and mobile commerce solutions. In addition, commerce continues to evolve into a global activity as merchants utilize these online and mobile methods to connect with consumers in geographic markets outside their own. Against this backdrop, increasing consolidation has been driven by the need for industry participants to meet customer demand through providing a broader array of products and services, enhancing product development and innovation and realizing the benefits of scale.

The Vantiv Board of Directors regularly reviews Vantiv’s results of operations, business strategy and alternatives in the context of ongoing developments in the payments industry. This review has included the exploration and evaluation of potential acquisitions and business combination transactions aimed at, among other things, expanding Vantiv’s product and service offerings, diversifying its businesses and increasing its scale. In the past several years, Vantiv has engaged in a number of acquisition transactions, including its acquisitions of Mercury Payment Systems (“Mercury”) in 2014, Moneris Solutions, Inc. (“Moneris”) in 2016 and Paymetric Holdings (“Paymetric”) earlier in 2017.

During this same period, Vantiv explored and discussed other potential business combination transactions with companies in addition to Mercury, Moneris and Paymetric, but the parties could not reach agreement on material terms during these discussions. Certain of these discussions also involved discussions with Fifth Third Bank, Vantiv’s largest stockholder, regarding the extent of Fifth Third Bank’s commitment to support the potential transaction, whether the potential transaction would require Fifth Third Bank to obtain any regulatory approvals, and the extent to which the potential transaction could be structured in a manner that would alleviate the need to obtain any such regulatory approval and ensure that following the proposed transaction Fifth Third Bank would not control the combined company for bank regulatory purposes and the combined company would not be subject to bank regulatory oversight by virtue of Fifth Third Bank’s ownership interest in and other relationships with the combined company. Throughout the period during which these discussions occurred, Fifth Third Bank owned 18.5% or more of Vantiv’s outstanding voting stock, and Section 2.4(b) of the Limited Liability Company Operating Agreement of Vantiv Holding, LLC (Vantiv’s subsidiary in which Fifth Third Bank held the economic portion of its equity interest in Vantiv in the form of Class B units) provided among other things that, in connection with any potential acquisition under consideration by Vantiv that would require Fifth Third Bank to obtain any regulatory approvals, Vantiv would be required to assist Fifth Third Bank in obtaining such regulatory approvals, would not complete the potential transaction unless advised by Fifth Third Bank that such regulatory approvals had been obtained, and, under certain circumstances, would reimburse Fifth Third Bank for the impact or cost of complying with any materially burdensome conditions imposed upon Fifth Third Bank with respect to its regulatory capital in connection with obtaining such regulatory approvals.

Worldpay and Vantiv have recognized for some time the cultural fit that exists between the two companies and the strong strategic rationale for and potential financial benefits that could be realized from a business combination transaction between the companies, and periodically have had discussions regarding such a transaction, including preliminary discussions prior to Worldpay’s initial public offering in October 2015. In January and February 2016, Vantiv and Worldpay engaged in detailed discussions regarding a possible business combination transaction, including conducting mutual due diligence and engaging in preliminary negotiation of the material terms of a potential transaction, although no agreement on the terms of a transaction could be reached at that time and discussions terminated.

Also in January 2016, Vantiv’s Board of Directors authorized the formation of a special committee of independent directors for the purpose of evaluating the proposed Worldpay transaction and related matters (the “Worldpay Special Committee”). The members of this committee were Jeffrey Stiefler, Lee Adrean, Kevin Costello and Gary Lauer. Prior to the formation of the Worldpay Special Committee, Vantiv’s Board of Directors

had authorized the formation of a special committee of independent directors for the purpose of evaluating any material transactions involving Fifth Third Bank (the “Fifth Third Special Committee”). The members of the Fifth Third Special Committee were Lee Adrean, Kevin Costello and Gary Lauer. Because of the related party nature of any transaction between Vantiv and Fifth Third Bank, any such transaction also required the approval of Vantiv’s audit committee pursuant to Vantiv’s Policy on Transactions with Related Persons.

On January 31, 2017, Vantiv engaged Morgan Stanley as its financial advisor because of Morgan Stanley’s qualifications, expertise, and reputation, its knowledge of and experience in recent transactions in the payments industry and its knowledge of Vantiv’s business and affairs.

Both Worldpay and Vantiv continued to believe that the strategic rationale for a combination between the two companies was compelling, and the management teams of the two companies remained in contact from time to time following termination of their discussions in early 2016. On June 15, 2017, Charles Drucker, chief executive officer of Vantiv, and Philip Jansen, chief executive officer of Worldpay, again met to discuss the possibility of a business combination transaction between the two companies and decided based on this discussion that appropriate members of the two companies should meet later in June to discuss potential synergies, eCommerce capabilities and IT-related integration matters. During the ensuing days, Messrs. Drucker and Jansen had additional conversations regarding a possible transaction, and agreed that the parties should continue discussions to determine whether they could reach agreement on a preliminary financial and governance framework for the potential transaction around which more detailed negotiations could occur.

On June 28, 2017, at a telephonic meeting of Vantiv’s Worldpay Special Committee, Mr. Drucker updated the committee regarding the discussions between Vantiv and Worldpay, including the most recent discussions between Messrs. Drucker and Jansen regarding the general financial terms of the proposed transaction and potential governance framework for the combined company. The committee authorized Mr. Drucker and Vantiv’s senior management to continue discussions with Worldpay regarding a potential transaction and also to approach Fifth Third Bank at the appropriate time to discuss the potential transaction.

On June 29, 2017, Vantiv delivered a preliminary proposal to Worldpay setting forth proposed material terms for a possible combination of the two companies, which contemplated among other things that Mr. Drucker would be the executive chairman of the combined company, and Messrs. Drucker and Jansen each would serve as co-CEO of the combined company. Vantiv’s proposal also contemplated that at the time of completion of the proposed transaction Vantiv would acquire such portion of Fifth Third Bank’s equity interest in Vantiv, if any, as would be necessary to ensure that Fifth Third Bank would not control the combined company following completion of the proposed transaction and would be positioned to obtain any regulatory approval required in connection with the proposed transaction.

Worldpay subsequently responded with a revised proposal, and the two companies continued to discuss the potential terms of the transaction and governance of the combined company as well as the potential timeline for negotiation and announcement of a transaction in an attempt to reach general agreement on these matters. On the morning of July 4, 2017, London time, before the parties had completed these discussions regarding the preliminary framework for the transaction, Worldpay advised Vantiv that rumors and speculation regarding a possible transaction between the companies had resulted in a requirement for Worldpay to issue a public statement confirming its receipt of proposals from Vantiv and another third party. Following this public announcement, Worldpay and Vantiv determined to make a joint public statement the following morning confirming discussions between the parties and describing the key terms of the potential transaction under discussion. Accordingly, following further negotiation on July 4, 2017, the parties publicly released an announcement on July 5, 2017 confirming their discussions, setting out the key commercial terms which had been agreed in principle between them, and indicating that the parties would have until August 1, 2017 at 5:00 p.m. London time to announce either a recommended offer from Vantiv to acquire all of the issued ordinary shares of Worldpay or that no such offer would be made.

Following this announcement, Vantiv engaged Credit Suisse as its second financial advisor due to Credit Suisse’s qualifications, expertise and reputation, its knowledge of and experience in recent transactions in the payments industry and its knowledge of Vantiv’s business and affairs and Worldpay and Vantiv commenced mutual due diligence as well as discussions regarding the combined company business case, including identifying potential cost synergies expected to result from the combination. Vantiv’s management team and its financial advisors also began discussions with prospective financing sources regarding the potential terms for new debt facilities that would be necessary to fund the aggregate cash component of the offer consideration, any potential purchase of a portion of Fifth Third bank’s equity interest in Vantiv at the completion of the transaction, and the possible refinancing of certain debt facilities of Worldpay at or following completion of the transaction. Vantiv’s management also initiated discussions with representatives of Fifth Third Bank regarding the terms of the proposed transaction, the proposed treatment of Fifth Third Bank’s equity interest in Vantiv (including the potential purchase of a portion of such interest at the time of completion of the transaction), and any potential regulatory approvals or issues that would need to be obtained or addressed by Fifth Third Bank in connection with completing the transaction.

From July 10 through July 12, members of the management teams of both Vantiv and Worldpay as well as representatives of their respective legal, accounting and financial advisors met at the offices of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), legal advisors to Vantiv, for the purpose of discussing the various matters to be completed in order for Vantiv to announce definitive terms of a recommended offer to acquire Worldpay, including mutual due diligence, negotiation of governance matters and other transaction terms, analysis of the regulatory and antitrust clearances required for completion of the transaction, integration planning and assessment of potential synergies expected to result from the transaction, financing arrangements for the proposed transaction, disclosure and financial reporting in connection with the transaction, transaction structuring and tax matters, and matters relative to Fifth Third Bank’s ownership interest in the combined company following completion of the proposed transaction. In the weeks following these meetings, the parties and their respective advisors continued to hold discussions on a daily basis with respect to these separate workstreams.

On July 21, Allen & Overy, legal advisors to Worldpay, circulated a draft Co-operation Agreement to Vantiv and its legal advisors, and on July 23, Skadden circulated a draft of the Offer Announcement to Worldpay and its legal advisors. The parties proceeded to discuss and negotiate the terms of these documents throughout the next two weeks.

On July 24 and 25, 2017, at a regularly scheduled meeting of the Vantiv Board of Directors, Mr. Drucker and other members of Vantiv’s senior management provided a detailed update on the status of the potential strategic transaction with Worldpay, which included a process and timing update, a review of due diligence matters, a discussion regarding integration and the work to date on potential synergies, a review of material transaction terms, a review of the financing plan and terms, and a preliminary timeline for closing of the proposed transaction. Representatives of Morgan Stanley and Credit Suisse, financial advisors to Vantiv, were also present at the meeting and representatives of Morgan Stanley provided preliminary financial analysis of the transaction.

On July 27, 2017, Vantiv’s Worldpay Special Committee held a telephonic meeting to review and discuss the status of the potential transaction with Worldpay and the outstanding matters that remained to be resolved prior to the upcoming August 1 deadline under the Takeover Code for announcement of a definitive offer. Discussions amongst the various parties with respect to these outstanding matters continued throughout the next several days.

On August 1, 2017, Vantiv and Worldpay announced that they had sought and obtained agreement from the Takeover Panel to extend the deadline for the announcement of a recommended offer by Vantiv to acquire all of the issued ordinary shares of Worldpay to 5:00 p.m. London time on August 8, 2017.

Also on August 1, 2017, in order to facilitate the announcement and completion of the Worldpay transaction and to minimize any effect that Fifth Third Bank’s equity ownership position in Vantiv could have on the combined company’s growth or expansion following completion of the transaction, Vantiv proposed to Fifth Third Bank that Vantiv purchase a portion of Fifth Third Bank’s equity interest in Vantiv at the time of public announcement by Vantiv and Worldpay of a definitive offer under the UK Takeover Code such that, following such purchase and upon completion of the Worldpay transaction, Fifth Third would own no more than 4.9% of the total equity of the combined company. Vantiv and Fifth Third Bank and their respective legal advisors thereafter proceeded to discuss in more detail the terms upon which such a purchase transaction could occur.

On August 6, 2017, the Vantiv Board of Directors held a telephonic meeting to review and discuss further the terms of the potential transaction with Worldpay as well as the potential purchase of a portion of Fifth Third’s equity interest in Vantiv. At the meeting, members of Vantiv’s senior management and representatives of Morgan Stanley and Credit Suisse reviewed the proposed terms of the Worldpay transaction and the related financing arrangements for the transaction; members of Vantiv’s senior management reviewed the status of discussions with Fifth Third Bank regarding the proposed purchase of a portion of the bank’s equity interest in Vantiv and the proposed terms of and rationale for such purchase, as well as Vantiv’s upcoming second quarter earnings release and related guidance for the second half of 2017; and representatives of Skadden and Vantiv’s internal legal team reviewed with the Vantiv Board of Directors its fiduciary duties under applicable Delaware law as well as certain other legal matters under U.K. and U.S. law relative to the Vantiv Board of Directors’ consideration of the proposed transaction with Worldpay.

On August 7, 2017, Vantiv convened concurrent telephonic meetings of its Board of Directors, its audit committee, its compensation committee and the Fifth Third Special Committee to review and discuss further the terms of the proposed purchase transaction with Fifth Third, the proposed transaction with Worldpay and related matters. Representatives of Morgan Stanley, Credit Suisse and Skadden were in attendance at the meeting. At the meeting, members of Vantiv’s management team updated the Vantiv Board of Directors on the status of discussions with Worldpay and reviewed the estimated synergies anticipated to result from the transaction, as well as the terms of the proposed purchase transaction with Fifth Third Bank. Each of Morgan Stanley and Credit Suisse reviewed with the Vantiv Board of Directors the financial aspects of the proposed transaction and its financial analysis with respect to the consideration proposed to be paid by Vantiv pursuant to the proposed transaction, and each of Morgan Stanley and Credit Suisse rendered its oral opinion to the Vantiv Board of Directors, each subsequently confirmed in writing, that, as of the date of the opinion and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering the opinion, the consideration to be paid by Vantiv pursuant to the Offer Announcement and the Co-operation Agreement was fair, from a financial point of view, to Vantiv. See “—Opinions of Our Financial Advisors.”

Following these discussions, and after consideration of the matters set forth under “—Reasons for the Acquisition” and “—Recommendation of Vantiv’s Board of Directors,” the Vantiv Board of Directors (other than one abstaining director and one absent director, as described below) determined that the Offer Announcement and the Co-operation Agreement and the transactions contemplated thereby were advisable and in the best interests of Vantiv and its stockholders and approved the Offer Announcement and the Co-operation Agreement and the transactions contemplated thereby. In addition, the Fifth Third Special Committee, the audit committee and Vantiv’s Board of Directors approved the purchase transaction with Fifth Third Bank.

In connection with the August 7 meeting, the Class B Director appointed to Vantiv’s Board of Directors by Fifth Third Bank, abstained from participating in the deliberations of the Vantiv Board of Directors regarding the Acquisition and the Fifth Third purchase transaction and in the Vantiv Board of Directors votes relating to the Acquisition and the Fifth Third purchase transaction due to Fifth Third Bank’s interest in the Fifth Third purchase transaction. As required by Vantiv’s amended and restated certificate of incorporation, the Class B Director subsequently resigned from the Board of Directors of Vantiv at the time of completion of the Fifth Third purchase transaction following the Offering Announcement. In addition, one Class A Director was present at the start of the August 7 meeting but was not present at the time of the vote approving the Offer Announcement and the Co-operation Agreement and the transactions contemplated thereby. Such Class A Director subsequently communicated support for the approval of the Offer Announcement and the Co-operation Agreement and the transactions contemplated thereby.

On the morning of August 8, 2017, London time, Vantiv and Worldpay announced that they had sought and obtained an agreement from the Takeover Panel to extend the deadline for the announcement of a recommended offer by Vantiv to acquire all of the issued ordinary shares of Worldpay to 5:00 p.m. London time on August 11, 2017.

Also on August 8, 2017, Vantiv publicly disclosed that it had entered into an agreement with Fifth Third Bank pursuant to which Vantiv would purchase from Fifth Third Bank approximately 19.79 million shares of Class A common stock of Vantiv for an aggregate purchase price of approximately $1.267 billion, based on the closing price of Vantiv Class A common stock on the New York Stock Exchange on August 4, 2017. The agreement also included a waiver from Fifth Third Bank regarding any of its rights under Section 2.4(b) of the Vantiv Holding LLC Operating Agreement in connection with the proposed transaction with Worldpay. Under the terms of the agreement with Fifth Third Bank, the share purchase would be completed not later than the day following the date of the Offer Announcement.

Following the Vantiv Board of Directors meeting on August 7, the parties continued to finalize the terms of the Offer Announcement and the Co-operation Agreement, and Vantiv continued to negotiate the final terms of the financing arrangements to be entered into for the purpose of funding the Fifth Third purchase transaction, the cash component of the consideration to be paid in the Worldpay acquisition and any required refinancing of existing indebtedness of Worldpay in connection therewith. Members of senior management of each of Vantiv and Worldpay also met in London to prepare for the planned announcement of the proposed transaction and the related investor presentation.

On the morning of August 9, 2017, London time, Vantiv and Worldpay announced that Vantiv intended to make a recommended offer to acquire the entire issued and to be issued ordinary shares of Worldpay under Rule 2.7 of the Takeover Code and the entry by the parties into the Co-operation Agreement, and later that day Vantiv and Fifth Third Bank completed the Fifth Third Transaction.

Reasons for the Acquisition

After careful consideration, at a meeting held on August 7, 2017, the Vantiv Board of Directors determined that the Offer, the Acquisition and the other transactions contemplated thereby, to be in the best interests of Vantiv and its stockholders and approved the Offer, the Acquisition and the other transactions contemplated thereby.

In reaching its decision to approve the Offer, the Acquisition and the other transactions contemplated thereby and to recommend that its stockholders vote “FOR” the Share Issuance Proposal, the Vantiv Board of Directors consulted with Vantiv’s senior management, outside legal counsel, two strategic advisors and two financial advisors and considered a number of factors that it believed supported its determination, including the following material factors (not necessarily in order of importance):

•	a review of the potential alternatives to the Acquisition, including remaining independent and growing organically, pursuing alternative acquisitions and strategic transactions; the perceived value to our shareholders of such alternatives, including the timing and likelihood of accomplishing and creating value in such alternatives; and the assessment of the Vantiv Board of Directors that none of these alternatives were reasonably likely to result in greater value for our shareholders than the Acquisition;

•	the opportunity to bring together global scale, integrated technology and diverse distribution to create a leading global payment provider to power omni-commerce;

•	the constantly evolving payments market, driven by merchants and consumers who are continuously searching for new and innovative solutions in an increasingly digital and international landscape;

•	the increasing complexity of the rapidly-growing eCommerce market and its progressively international nature, including the increased burden of compliance with local and international regulations and the costs inherent in cross-border trade;

•	the constant evolution of technology coupled with increasing interconnectedness and continuous new threats to security;

•	the ability of the combined company to partner more effectively with merchants to provide global, end-to-end payment solutions, increasing efficiency, reducing risk and eliminating complexity across geographies, payments channels and market verticals;

•	the global scale of the combined company, which will hold leading market shares in both the U.S. and outside of the U.S., and which will process approximately $1.5 trillion in payment volume and 40 billion transactions through more than 300 payment methods in 146 countries and 126 currencies with combined net revenue of over $3.3 billion (on a pro forma basis, assuming the Acquisition had completed on December 31, 2016);

•	the economies of scale presented by the Acquisition, including the combined operations, technology infrastructure and data and analytics capabilities to enable delivery of services that are cost efficient and provide enhanced value to clients;

•	the ability to capitalize on strategic and high-growth verticals in the most attractive global markets, combining Vantiv’s technological know-how with Worldpay’s global merchant base;

•	the enhanced ability of the combined company to strengthen and extend its capabilities into attractive and high-growth vertical and emerging markets such as B2B, digital and healthcare payments;

•	the integrated technology platforms of the combined company, which will enhance the ability of the combined company to innovate and offer comprehensive and differentiated payment solutions with significant strategic and operational benefits configurable for almost any geography, currency, region or combination, and are built to seamlessly accommodate alternative payments and support a fully omni-commerce transaction environment;

•	Vantiv’s proven record of M&A integration to develop industry-leading solutions to meet emerging new client needs as the payment landscape continues to evolve;

•	the financial profile of the combined company, the hallmarks of which are recurring revenue from a diverse and loyal customer base, industry-leading scalability and significant operating margins and free cash flow;

•	the significant cost synergies expected to be achieved, which the Board of Directors of Vantiv, based on their experience of operating in the sector and taking into account the factors Vantiv can influence, believe that the combined company will be able to achieve following completion of the Acquisition;

•	the potential for the combined company to drive revenue opportunities in high-growth and attractive market segments, including expanding U.S. eCommerce capabilities, leveraging Vantiv’s integrated payments technological know-how and capabilities with Worldpay’s global merchant base and extending capabilities into new and attractive vertical markets;

•	the opinion of Morgan Stanley, dated August 9, 2017, and the opinion of Credit Suisse, dated August 8, 2017, to the effect that, as of such dates and based upon the procedures followed and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of review undertaken by each of Morgan Stanley and Credit Suisse as set forth in each of their written opinions, the consideration to be paid by Vantiv pursuant to the Offer Announcement and the Co-operation Agreement was fair, from a financial point of view, to Vantiv, as more fully described below under the heading “—Opinions of Our Financial Advisors”;

•	the review of the Board of Directors of Vantiv, together with its independent legal advisor, Skadden, Arps, Slate, Meagher & Flom LLP, of the material terms of the Offer Announcement and Co-operation

Agreement, including the board’s ability, under certain circumstances, to withhold, withdraw, qualify or modify its recommendation that our shareholders approve the Share Issuance Proposal in connection with the Acquisition, as well as Vantiv’s ability, subject to the consent of the Panel, the terms of the Co-operation Agreement and certain conditions having occurred, to elect to implement the Acquisition by way of a takeover offer, as more fully described below under the heading “—Right to Switch to a Takeover Offer”;

•	the scope and results of the due diligence investigation of Worldpay conducted by Vantiv management and outside advisors, and the results of that investigation;

•	the likelihood that the Acquisition would be completed, including after consideration of the risks related to certain conditions and requirements that may be imposed by regulators to obtain approvals; and

•	the condition to the Acquisition that the issuance of Vantiv common stock in the Acquisition must be approved by a majority of votes cast at the Vantiv special meeting, so that our stockholders will have the right to approve or disapprove of the issuance of shares.

The Board of Directors of Vantiv also considered a number of potential conflicts, risks and uncertainties associated with the Acquisition in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	with stock consideration based on a fixed exchange ratio, the risk that the value of the consideration to be paid to Worldpay shareholders would increase during the pendency of the Acquisition;

•	the potential risk of diverting management attention and resources from the operation of Vantiv’s business and towards the completion of the Acquisition;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Worldpay’s business, operations and workforce with those of Vantiv;

•	that, while Vantiv expects that the Transactions will be consummated, there can be no assurance that all of the conditions to the obligations of Worldpay and Vantiv to complete the Acquisition, as set forth in the Offer Announcement and Co-operation Agreement, will be satisfied, including the risk that the requisite regulatory approvals or waivers, the requisite approval of the Worldpay shareholders or the requisite approval of the Vantiv stockholders might not be obtained, or that the scheme of arrangement might not be made effective as of March 31, 2018 and, as a result, the Acquisition may not be consummated;

•	the risk of potential employee attrition or adverse effects on business and customer relationships as a result of the pending Acquisition;

•	the fact that Vantiv will incur substantial additional indebtedness in connection with the Acquisition that could adversely affect Vantiv, its financial position and the potential benefits of the Acquisition, as well as its future ability to access debt capital markets;

•	the fact that the Takeover Code limits the contractual commitments that could be obtained from Worldpay to take actions in furtherance of the Acquisition, and that the Board of Directors of Worldpay may, if its fiduciary and other directors’ duties so require, withdraw its recommendation of the scheme of arrangement at any time prior to it becoming effective;

•	the fact that the Takeover Code does not permit Worldpay to pay any break payment to Vantiv if the Board of Directors of Worldpay withdraws its recommendation of the scheme of arrangement, nor can Worldpay be subject to any restrictions on soliciting or negotiating other offers or transactions involving Worldpay other than the restrictions that arise under the Takeover Code against Worldpay taking actions or entering into agreements that might frustrate Vantiv’s offer for Worldpay;

•	the risks of the type and nature described above in the sections of this proxy statement entitled “Risk Factors”; and

•	the significant restructuring and integration costs to be incurred in connection with the Acquisition.

The foregoing discussion of the information and factors considered by the Board of Directors of Vantiv is not intended to be exhaustive, but includes material factors considered by the Board of Directors of Vantiv. In reaching its decision to approve the Acquisition, the Offer and the other transactions contemplated by the Offer Announcement and Co-operation Agreement, the Board of Directors of Vantiv did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Board of Directors of Vantiv considered all these factors as a whole, including discussions with, and questioning of Vantiv’s senior management and Vantiv’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

The Board of Directors of Vantiv unanimously recommends that Vantiv’s stockholders vote “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal.

This summary of the reasoning of the Board of Directors of Vantiv and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Recommendation of Vantiv’s Board of Directors

Based on the reasons for the recommendations discussed above in the section entitled “Information About the Worldpay Acquisition—Reasons for the Acquisition”, the members of the Board of Directors of Vantiv (other than one abstaining director and one absent director, as described below) determined that the Offer, the Acquisition and the other matters contemplated by the Offer Announcement and the Co-operation Agreement are advisable and in the best interests of Vantiv and its stockholders and have authorized and approved the issuance of Vantiv Class A common stock to Worldpay shareholders in connection with the Offer and the Acquisition. The Board of Directors therefore recommends that you vote “FOR” the Share Issuance Proposal, and “FOR” the Adjournment Proposal.

The Class B Director appointed to the Board of Directors of Vantiv by Fifth Third Bank abstained from participating in the deliberation of the Vantiv Board of Directors regarding the Acquisition and from any Board of Directors votes relating to the Acquisition due to a potential conflict of interest resulting from Vantiv’s purchase of shares from Fifth Third Bank prior to the Offer Announcement, as more fully discussed below in the section entitled “Information About the Worldpay Acquisition—The Fifth Third Transaction.” As required by Vantiv’s Amended and Restated Certificate of Incorporation, the Class B Director resigned from the Board of Directors of Vantiv at the time of the completion of the Fifth Third Transaction. In addition, one Class A Director was present at the start of the meeting of the Board of Directors to review and discuss the Offer Announcement and the Co-operation Agreement but was not present at the time of the vote approving the Offer Announcement and the Co-operation Agreement and the transactions contemplated thereby. Such Class A Director subsequently communicated support for the approval of the Offer Announcement and the Cooperation Agreement and the transactions contemplated thereby.

Opinions of Our Financial Advisors

Opinion of Morgan Stanley

Vantiv retained Morgan Stanley to act as its financial advisor and to provide a financial opinion in connection with the proposed Acquisition. Vantiv selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and experience in recent transactions in the payments industry and its knowledge of Vantiv’s business and affairs. At the meeting of the Vantiv Board of Directors on August 7, 2017, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing on August 9, 2017, that, as of such date, and based upon and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the consideration to be paid by Vantiv pursuant to the Offer Announcement and the Co-operation Agreement was fair from a financial point of view to Vantiv.

The full text of the written opinion of Morgan Stanley, dated as of August 9, 2017, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement as Appendix III. Vantiv stockholders are encouraged to read the opinion carefully and in its entirety. Morgan Stanley’s opinion was rendered for the benefit of the Vantiv Board of Directors, in its capacity as such, and addressed only the fairness from a financial point of view to Vantiv of the consideration to be paid by Vantiv pursuant to the Offer Announcement and the Co-operation Agreement as of the date of the opinion. Morgan Stanley’s opinion did not address any other aspect of the Acquisition or related transactions, including the prices at which Vantiv common shares will trade following consummation of the Acquisition or at any time, or any compensation or compensation agreements arising from (or relating to) the Acquisition which benefit any officers, directors, employees, securityholders or affiliates of any party to the Acquisition, or any class of such persons. The opinion was addressed to, and rendered for the benefit of, the Vantiv board and was not intended to, and does not, express an opinion or a recommendation as to how stockholders of Vantiv or shareholders of Worldpay should vote at the shareholders’ meetings of Vantiv and Worldpay to be held in connection with the Acquisition or act on any matter with respect to the Acquisition or related transactions. The summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

1.	Reviewed certain publicly available financial statements and other business and financial information of Worldpay and Vantiv, respectively;

2.	Reviewed certain publicly available consensus financial forecasts to December 2019 relating to Worldpay and Vantiv, respectively, and extrapolations thereof, which were approved for Morgan Stanley’s use by Vantiv’s management (the “Consensus Street Financial Projections”), as more fully described in the section entitled “Certain Consensus Financial Projections and Estimated Synergies Utilized by Vantiv’s Financial Advisors” beginning on page 76 of this proxy statement;

3.	Reviewed certain estimates relating to certain strategic, financial and operational benefits anticipated from the Acquisition, which were provided to Morgan Stanley, and approved for Morgan Stanley’s use, by Vantiv’s management (which we refer to as the “Synergies”), as more fully described in the section entitled “Certain Consensus Financial Projections and Estimated Synergies Utilized by Vantiv’s Financial Advisors” beginning on page 76 of this proxy statement;

4.	Discussed the past and current operations and financial condition and the prospects of Worldpay with senior executives of Worldpay;

5.	Discussed the past and current operations and financial condition and the prospects of Vantiv with senior executives of Vantiv;

6.	Reviewed the pro forma impact of the Acquisition on Vantiv’s earnings per share and certain other financial metrics;

7.	Reviewed the reported prices and trading activity for the Worldpay ordinary shares and the Vantiv shares;

8.

Compared, to the extent publicly available, the financial performance of Worldpay and Vantiv and the prices and trading activity of the Worldpay ordinary shares and the Vantiv shares with that of certain other publicly-traded companies comparable with Worldpay and Vantiv, respectively, and their securities;

9.	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

10.	Participated in certain discussions and negotiations among representatives of Worldpay and Vantiv and their financial and legal advisors;

11.	Reviewed the Offer Announcement, the Co-operation Agreement and certain related documents; and

12.	Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Worldpay and Vantiv and formed a substantial basis for its opinion. As Vantiv was aware, in connection with the Acquisition, for purposes of rendering Morgan Stanley’s opinion, neither Worldpay’s management nor Vantiv’s management provided Morgan Stanley with any financial forecasts relating to the future performance of Worldpay or Vantiv (other than with respect to the Synergies) and, at Vantiv’s direction, Morgan Stanley’s analysis relating to the business and financial prospects of Worldpay and Vantiv for purposes of Morgan Stanley’s opinion were made on the bases of the Consensus Street Financial Projections and the Synergies. With respect to the Consensus Street Financial Projections, Morgan Stanley reviewed and discussed such forecasts with the management of Vantiv and assumed, with Vantiv’s consent, that such forecasts represent reasonable estimates and judgments with respect to the future financial performance of Worldpay and Vantiv, respectively. With respect to the estimates provided to Morgan Stanley by the management of Vantiv with respect to the Synergies, Morgan Stanley was advised by the management of Vantiv, and Morgan Stanley assumed, with Vantiv’s consent, that such forecasts were reasonably prepared on bases reflecting the best then currently available estimates and judgments of the management of Vantiv as to such Synergies and will be realized in the amounts and the times indicated thereby. Without limiting the report of Morgan Stanley’s affiliate, Morgan Stanley & Co. International plc, included in the Offer Announcement with respect to the anticipated quantified financial benefits of the Acquisition, Morgan Stanley expressed no view as to the Consensus Street Financial Projections or the Synergies or the assumptions on which they were based.

In addition, Morgan Stanley assumed, with Vantiv’s consent, that the Acquisition would be consummated in accordance with all applicable laws and regulations and in accordance with the terms set forth in the Offer Announcement and the Co-operation Agreement without any waiver, amendment or delay of any terms or conditions and that the final Offer Announcement and Co-operation Agreement would not differ in any material respects from the drafts thereof furnished to Morgan Stanley. Morgan Stanley assumed, with Vantiv’s consent, that in connection with the receipt of any governmental, regulatory or other approvals, consents or agreements contemplated by the Offer Announcement or that are otherwise required for the proposed Acquisition, no delays, limitations, conditions or restrictions would be imposed that would have an adverse effect on Worldpay, Vantiv, their respective subsidiaries, or the contemplated benefits expected to be derived in the proposed Acquisition. Morgan Stanley assumed that the Fifth Third Transaction would be consummated in accordance with the terms of the agreement, dated August 7, 2017, between Vantiv and Fifth Third Bank relating to the Fifth Third Transaction (the “Fifth Third Transaction Agreement”) without waiver, modification or amendment of any term, condition or agreement thereof that would be material to Morgan Stanley’s analyses or its opinion and that the final Fifth Third Transaction Agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley is not a legal, tax, regulatory or actuarial advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Vantiv and Worldpay and their legal, tax, regulatory or actuarial advisors with respect to legal, tax, regulatory or actuarial matters.

Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of any compensation to any officers, directors, employees, securityholders or affiliates of any party to the Acquisition, or any class of such persons, relative to the consideration or otherwise. Morgan Stanley noted that, without limiting the foregoing, while Morgan Stanley assumed that the Acquisition and the Fifth Third Transaction will be consummated in accordance with the terms of the Offer Announcement, the Co-operation Agreement and the Fifth Third Transaction Agreement, as applicable, Morgan Stanley expressed no opinion with respect to the fairness or the amount or nature of (i) the special dividend to be paid to holders of Worldpay ordinary shares in connection with the Acquisition, (ii) the consideration to be paid pursuant to the Fifth Third Repurchase or (iii) the Mix and Match Facility. Morgan Stanley expressed no opinion as to the relative proportion of the shares of Vantiv common stock and cash included in the consideration. Morgan Stanley noted that it was not requested to make and did not make, any independent valuation or appraisal of the assets or liabilities (continent or otherwise) of Worldpay or Vantiv, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, August 9, 2017. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Morgan Stanley’s opinion was limited to the fairness, from a financial point of view, of the consideration to be paid by Vantiv pursuant to the Offer Announcement and the Co-operation Agreement. Morgan Stanley’s opinion did not address the relative merits of the Acquisition as compared to any other alternative transaction, or other alternatives, or whether or not such alternatives could be achieved or were available, nor did it address the underlying business decision of Vantiv to issue the Offer Announcement and enter into the Co-operation Agreement.

Summary of Financial Analyses

The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion delivered on August 7, 2017 and the preparation of its written opinion to the Vantiv Board of Directors dated August 9, 2017. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data (including Vantiv’s and Worldpay’s respective closing stock prices) as it existed on or before August 4, 2017, which was the last trading day prior to the date of the meeting of the Vantiv Board of Directors to consider and approve the 2.7 Announcement, and is not necessarily indicative of current market conditions. For purposes of its opinion, Morgan Stanley assumed an implied value of the consideration to be received by holders of ordinary shares of Worldpay in the Acquisition of £3.85 per ordinary share of Worldpay, comprised of (i) stock consideration of £3.30 based on (A) Vantiv’s closing trading price on August 4, 2017, the last trading day prior to the date on which the Vantiv Board of Directors approved the Acquisition, (B) an exchange ratio of 0.0672 shares of Vantiv common stock per ordinary share of Worldpay and (C) a currency exchange rate of US$1.3040:£1.00, and (ii) cash consideration of £0.55.

The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis (such as determining the median) is not in itself a meaningful method of using the data referred to below.

Analyses Relating to Vantiv

Comparable Company Analysis

Morgan Stanley performed a comparable company trading analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared, using publicly available information, certain future financial information for Vantiv with corresponding future financial information and public market multiples for publicly traded companies in the payments industry that shared certain similar business and operating characteristics to Vantiv.

These companies were chosen based on Morgan Stanley’s knowledge of the industry and because these companies have businesses that may be considered similar to Vantiv’s. Although none of such companies are identical or directly comparable to Vantiv, these companies are publicly traded companies with operations or other characteristics, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that, for purposes of its analysis, Morgan Stanley considered similar or reasonably comparable to those of Vantiv.

For purposes of this analysis, Morgan Stanley analyzed the ratio of aggregate value (“AV”), which Morgan Stanley defined as fully diluted market capitalization plus net debt, as of August 4, 2017 (or, in the case of Worldpay, as of July 3, 2017, which was the last trading day before Vantiv and Worldpay announced that they had reached an agreement in principle on the key terms of a potential transaction between Vantiv and Worldpay) to estimated calendar year 2018 EBITDA, based on publicly available information and research analysts’ estimates.

The following list sets forth the selected publicly traded comparable companies that were reviewed in connection with this analysis:

Type of Company	Company Name	AV /CY2018E EBITDA
Merchant Acquiring	• Worldpay Group plc.	13.2x
	• Global Payments Inc.	15.1x
	• Total System Services, Inc. (TSYS)	11.6x
	• First Data Corporation	11.3x
Processors	• Fiserv, Inc.	14.1x
	• Fidelity National Information Services, Inc. (FIS)	12.3x
Networks	• PayPal Holdings, Inc.	17.5x
	• Mastercard Incorporated	17.3x
	• Visa, Inc.	16.9x

Morgan Stanley observed that the AV/CY2018E EBITDA multiples observed for the categories of selected companies ranged from 11.3x to 15.1x with a median of 12.4x for Merchant Acquiring, ranged from 12.3x to 14.1x with a median of 13.2x for Processors and ranged from 16.9x to 17.5x with a median of 17.3x for Networks. Based on its analysis of the multiples for each of the comparable companies and Vantiv, and upon the application of its professional judgment and experience, Morgan Stanley selected a representative range of 13.0x to 15.0x and applied that range to Vantiv’s CY2018E EBITDA, as set forth in the Consensus Street Financial Projections.

The analysis indicated an implied equity value per share of Vantiv common stock of $55.00 to $66.00, rounded to the nearest $1.00 per share. Morgan Stanley compared this range to the closing trading price of Vantiv common stock on August 4, 2017, which was the last trading day prior to the date on which the Vantiv Board of Directors approved the Acquisition, of $64.04, and the closing trading price of Vantiv common stock on July 3, 2017, which was the last trading day before Vantiv and Worldpay announced that they had reached an agreement in principle on the key terms of a potential transaction between Vantiv and Worldpay, of $62.51.

No company utilized in the comparable company analysis is identical to Vantiv. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Vantiv such as the impact of competition on the businesses of Vantiv and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Vantiv or the industry or in the financial markets in general. As with the other data described in this section of this proxy statement, mathematical analysis (such as determining the median) is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the estimated future implied value of a company’s common equity as a function of such company’s estimated future EBITDA and a potential range of EBITDA multiples. As part of this analysis, Morgan Stanley calculated a future value range of implied equity values per share of Vantiv common stock as of December 31, 2020 and subsequently discounted such future value range to arrive at a present value range of implied equity values per share of Vantiv common stock as of June 30, 2017. To calculate the future value range, Morgan Stanley used Vantiv’s estimated calendar year 2021 EBITDA, as set forth in the Consensus Street Financial Projections, and applied a range of aggregate value to estimated calendar year 2021 EBITDA multiples of 12.5x to 14.5x, derived by Morgan Stanley using its experience and professional judgment. To calculate the present value range, Morgan Stanley applied a discount rate of 8.2%, which discount rate was selected by Morgan Stanley based upon Morgan Stanley’s professional judgment and taking into consideration Vantiv’s assumed cost of equity of 8.2%.

This analysis indicated a range of implied equity values per share of Vantiv common stock of $64.00 per share to $75.00 per share, in each case rounded to the nearest $1.00 per share. Morgan Stanley compared this range to the closing trading price of Vantiv common stock on August 4, 2017, which was the last trading day prior to the date on which the Vantiv Board of Directors approved the Acquisition, of $64.04, and the closing trading price of Vantiv common stock on July 3, 2017, which was the last trading day before Vantiv and Worldpay announced that they had reached an agreement in principle on the key terms of a potential transaction between Vantiv and Worldpay, of $62.51.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis for Vantiv, which is designed to illustrate an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of a company. For purposes of its analysis, Morgan Stanley utilized the estimates of future unlevered free cash flow for Vantiv for the six months ending December 31, 2017 and calendar years 2018 through 2021, derived from the Consensus Street Financial Projections, as more fully described in the section entitled “Certain Consensus Financial Projections and Estimated Synergies Utilized by Vantiv’s Financial Advisors” beginning on page 76 of this proxy statement. Morgan Stanley then calculated a terminal value for Vantiv by applying to Vantiv’s terminal year estimated EBITDA, as set forth in the Consensus Street Financial Projections, a selected range of EBITDA terminal value multiples of 12.5x to 14.5x, which range was selected based upon Morgan Stanley’s professional judgment. The unlevered free cash flows and terminal values were then discounted to present value as of June 30, 2017 utilizing a range of discount rates of 6.1% to 7.6%, which was selected based upon Morgan Stanley’s professional judgment and taking into consideration, among other things, Vantiv’s weighted average cost of capital using a capital asset pricing model and adjusted for net debt and minority interests as of June 30, 2017 and the net present value of Vantiv’s tax attributes.

This analysis indicated a range of implied equity values per share of Vantiv common stock of $65.99 per share to $82.17 per share. Morgan Stanley compared this range to the closing trading price of Vantiv common stock on August 4, 2017, which was the last trading day prior to the date on which the Vantiv Board of Directors approved the Acquisition, of $64.04, and the closing trading price of Vantiv common stock on July 3, 2017, which was the last trading day before Vantiv and Worldpay announced that they had reached an agreement in principle on the key terms of a potential transaction between Vantiv and Worldpay, of $62.51.

Historical Trading Ranges

Morgan Stanley reviewed historical data with regard to the trading prices of Vantiv common stock over the 52-week period and six-month period ending on July 3, 2017, the last trading day before Vantiv and Worldpay announced that they had reached an agreement in principle on the key terms of a potential transaction between Vantiv and Worldpay. During this 52-week period and this six-month period, the trading price of Vantiv common stock ranged from $53.00 to $66.00 and $60.00 to $66.00, respectively, in each case rounded to the nearest $1.00.

Morgan Stanley compared these ranges to the closing trading price of Vantiv common stock on August 4, 2017, which was the last trading day prior to the date on which the Vantiv Board of Directors approved the Acquisition, of $64.04, and the closing trading price of Vantiv common stock on July 3, 2017, which was the last trading day before Vantiv and Worldpay announced that they had reached an agreement in principle on the key terms of a potential transaction between Vantiv and Worldpay, of $62.51.

Morgan Stanley noted that the historical trading ranges were presented for reference purposes only and were not relied upon for valuation purposes.

Equity Research Analysts’ Price Targets

Morgan Stanley reviewed sell-side analyst price targets per share of Vantiv common stock prepared and published by 26 equity research analysts during the time period from April 26, 2017 to June 30, 2017. These targets generally reflect each analyst’s estimate of the 12-month future public market trading price per share of Vantiv common stock and were not discounted to reflect present values. The range of undiscounted price targets for Vantiv common stock was $63.00 per share to $76.00 per share. Morgan Stanley also noted that the median of the undiscounted price targets for Vantiv common stock was $69.00.

In order to better compare the price targets with the Offer consideration, Morgan Stanley discounted such price targets to present value by applying, for a one-year discount period, an illustrative discount rate of 8.2%, which was selected by Morgan Stanley based on Vantiv’s assumed cost of equity of 8.2%. This analysis indicated an implied range of equity values for Vantiv common stock of $58.00 per share to $70.00 per share, in each case rounded to the nearest $1.00 per share.

Morgan Stanley compared these ranges to the closing trading price of Vantiv common stock on August 4, 2017, which was the last trading day prior to the date on which the Vantiv Board of Directors approved the Acquisition, of $64.04, and the closing trading price of Vantiv common stock on July 3, 2017, which was the last trading day before Vantiv and Worldpay announced that they had reached an agreement in principle on the key terms of a potential transaction between Vantiv and Worldpay, of $62.51.

The price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of Vantiv’s common stock and these estimates are subject to uncertainties, including the future financial performance of Vantiv and future financial market conditions.

Morgan Stanley noted that the equity research analysts’ price targets were presented for reference purposes only and were not relied upon for valuation purposes.

Analyses Relating to Worldpay

Comparable Company Analysis

Morgan Stanley performed a comparable company trading analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared, using publicly available information, certain future financial information for Worldpay with corresponding future financial information and public market multiples for publicly traded companies in the payments industry that shared certain similar business and operating characteristics to Worldpay.

These companies were chosen based on Morgan Stanley’s knowledge of the industry and because these companies have businesses that may be considered similar to Worldpay’s. Although none of such companies are identical or directly comparable to Worldpay, these companies are publicly traded companies with operations or other characteristics, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that, for purposes of its analysis, Morgan Stanley considered similar or reasonably comparable to those of Worldpay.

For purposes of this analysis, Morgan Stanley analyzed the ratio of aggregate value (“AV”), which Morgan Stanley defined as fully diluted market capitalization plus net debt, as of August 4, 2017 (or, in the case of Vantiv, as of July 3, 2017 which was the last trading day before Vantiv and Worldpay announced that they had reached an agreement in principle on the key terms of a potential transaction between Vantiv and Worldpay) to estimated calendar year 2018 EBITDA, based on publicly available information and research analysts’ estimates.

The following list sets forth the selected publicly traded comparable companies that were reviewed in connection with this analysis:

Type of Company	Company Name	AV / CY2018E EBITDA
North American	• Vantiv, Inc.	14.4x
	• Global Payments Inc.	15.1x
	• Total System Services, Inc. (TSYS)	11.6x
	• First Data Corporation	11.3x
International	• Wirecard AG	16.5x
	• Ingenico Group	9.3x
	• Cielo S.A.	12.0x
	• Worldline S.A.	13.2x
Networks	• PayPal Holdings, Inc.	17.5x
	• Mastercard Incorporated	17.3x
	• Visa, Inc.	16.9x

Morgan Stanley observed that the AV/CY2018E EBITDA multiples observed for the categories of selected companies ranged from 11.3x to 15.1x with a median of 13.0x for North American, ranged from 9.3x to 16.5x with a median of 12.6x for International and ranged from 16.9x to 17.5x with a median of 17.3x for Networks. Based on its analysis of the relevant multiples for each of the comparable companies and Worldpay, and upon the application of its professional judgment and experience, Morgan Stanley selected a representative range of 13.0x to 15.0x and applied that range to Worldpay’s CY2018E EBITDA, as set forth in the Consensus Street Financial Projections.

The analysis indicated an implied equity value per ordinary share of Worldpay of £3.15 to £3.70, rounded to the nearest £0.05 per share. Morgan Stanley compared this range to the implied value of the consideration to be received by holders of ordinary shares of Worldpay in the Acquisition as of August 4, 2017, which was the last trading day prior to the date on which the Vantiv Board of Directors approved the Acquisition, of £3.85, and the closing trading price of Worldpay ordinary shares on July 3, 2017, which was the last trading day before Vantiv and Worldpay announced that they had reached an agreement in principle on the key terms of a potential transaction between Vantiv and Worldpay, of £3.20.

No company utilized in the comparable company analysis is identical to Worldpay. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Worldpay, such as the impact of competition on the businesses of Worldpay and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Worldpay or the industry or in the financial markets in general. As with the other data described in this section of this proxy statement, mathematical analysis (such as determining the median) is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the estimated future implied value of a company’s common equity as a function of such company’s estimated future EBITDA and a potential range of EBITDA multiples. As part of this analysis, Morgan Stanley calculated a future value range of implied equity values per ordinary share of Worldpay as of December 31, 2020 and subsequently discounted such future value range to arrive at a present value range of implied equity values per ordinary share of Worldpay as of June 30, 2017. To calculate the future value range, Morgan Stanley used Worldpay’s estimated calendar year 2021 EBITDA, as set forth in the Consensus Street Financial Projections, and applied a range of aggregate value to estimated calendar year 2021 EBITDA multiples of 13.5x to 15.5x, derived by Morgan Stanley using its experience and professional judgment. Morgan Stanley then calculated the estimated future dividends for the six months ending December 31, 2017 and calendar years 2018 through 2020. To calculate the present value range, Morgan Stanley applied a discount rate of 7.1%, which discount rate was selected by Morgan Stanley based upon Morgan Stanley’s professional judgment and taking into consideration Worldpay’s assumed cost of equity of 7.1%.

The analysis indicated an implied equity value per ordinary share of Worldpay of £4.05 to £4.65, rounded to the nearest £0.05 per share. Morgan Stanley compared this range to the implied value of the consideration to be received by holders of ordinary shares of Worldpay in the Acquisition as of August 4, 2017, which was the last trading day prior to the date on which the Vantiv Board of Directors approved the Acquisition, of £3.85, and the closing trading price of Worldpay ordinary shares on July 3, 2017, which was the last trading day before Vantiv and Worldpay announced that they had reached an agreement in principle on the key terms of a potential transaction between Vantiv and Worldpay, of £3.20.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis for Worldpay, which is designed to illustrate an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of a company. For purposes of its analysis, Morgan Stanley utilized the estimates of future unlevered free cash flow for Worldpay for the six months ending December 31, 2017 and calendar years 2018 through 2021, derived from the Consensus Street Financial Projections, as more fully described in the section entitled “Certain Consensus Financial Projections and Estimated Synergies Utilized by Vantiv’s Financial Advisors” beginning on page 76 of this proxy statement. Morgan Stanley then calculated a terminal value for Worldpay by applying to Worldpay’s terminal year estimated EBITDA, as set forth in the Consensus Street Financial Projections, a selected range of EBITDA terminal value multiples of 13.5x to 15.5x, which range was selected based upon Morgan Stanley’s professional judgment. The unlevered free cash flows and terminal values were then discounted to present value as of June 30, 2017 utilizing a range of discount rates of 5.3% to 6.9%, which was selected based upon Morgan Stanley’s professional judgment and taking into consideration, among other things, Worldpay’s weighted average cost of capital utilizing a capital asset pricing model and adjusted for net debt and minority interests as of June 30, 2017.

The analysis indicated an implied equity value per ordinary share of Worldpay of £4.21 to £5.19. Morgan Stanley compared this range to the implied value of the consideration to be received by holders of ordinary shares of Worldpay in the Acquisition as of August 4, 2017, which was the last trading day prior to the date on which the Vantiv Board of Directors approved the Acquisition, of £3.85, and the closing trading price per ordinary shares of Worldpay on July 3, 2017, which was the last trading day before Vantiv and Worldpay announced that they had reached an agreement in principle on the key terms of a potential transaction between Vantiv and Worldpay, of £3.20.

Selected Precedent Transactions Analysis

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms of selected transactions that share some characteristics with the Acquisition. For purposes of this analysis, based on publicly available financial information, Morgan Stanley analyzed the ratio of the implied aggregate value to last twelve month earnings before interest, taxes, depreciation and amortization, for each of the target companies in the selected transactions. Morgan Stanley reviewed the publicly available financial information for the following 15 selected transactions in the payments industry since April 2007 with a publicly announced transaction value of more than $1.0 billion:

Announcement Date	Acquirer	Target	AV / LTM EBITDA
July 2017	Blackstone Group LP, CVC Capital Partners	Paysafe Group plc	12.9x
July 2017	Ingenico Group	Bambora	23.5x
January 2016	Total System Services, Inc. (TSYS)	TransFirst	15.5x
December 2015	Global Payments Inc.	Heartland Payment Systems	19.4x
October 2015	WEX Inc.	Electronic Funds Source LLC	16.3x
June 2015	Bain Capital, Advent International, Clessidra	Istituto Centrale delle Banche Popolari Italiane S.p.A (ICBPI)	11.1x
March 2015	Optimal Payments Plc	Skrill	13.4x
October 2014	Vista Equity Partners	TransFirst	12.6x
August 2014	Fleetcor Technologies, Inc.	Comdata Inc.	12.0x
July 2014	Ingenico	GlobalCollect	16.4x
May 2014	Vantiv, Inc.	Mercury Payment Systems, LLC	17.0x
March 2014	Advent International, Bain Capital, ATP	Nets Holding A/S	11.7x
August 2010	Advent International, Bain Capital	RBS WorldPay	8.4x
April 2010	Visa, Inc.	CyberSource Corporation	28.5x
April 2007	Kohlberg Kravis Roberts & Co. (KKR)	First Data Corporation	14.3x

The AV/LTM EBITDA multiples observed for the selected transactions ranged from 8.4x to 28.5x (with a median of 14.3x), in each case excluding synergies. Based on its analysis of the selected transactions and upon the application of its professional judgment, Morgan Stanley selected a range of AV/LTM EBITDA multiples of 13.0x to 18.0x and applied this range of multiples to Worldpay’s June 30, 2017 LTM EBITDA.

The analysis indicated an implied equity value per ordinary share of Worldpay of £2.55 to £3.80, rounded to the neared £0.05 per share. Morgan Stanley compared this range to the implied value of the consideration to be received by holders of ordinary shares of Worldpay in the Acquisition as of August 4, 2017, which was the last trading day prior to the date on which the Vantiv Board of Directors approved the Acquisition, of £3.85, and the closing trading price of ordinary shares of Worldpay on July 3, 2017, which was the last trading day before Vantiv and Worldpay announced that they had reached an agreement in principle on the key terms of a potential transaction between Vantiv and Worldpay, of £3.20.

No company or transaction utilized in the precedent transaction analyses or premia paid analysis is identical to Worldpay or the Acquisition. In evaluating the selected precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, that are beyond the control of Worldpay, such as the impact of competition on the business of Worldpay or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Worldpay or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Historical Trading Ranges

Morgan Stanley reviewed historical data with regard to the trading prices of ordinary shares of Worldpay over the 52-week period and six-month period ending on July 3, 2017, the last trading day before Worldpay and Vantiv announced that they had reached an agreement in principle on the key terms of a potential transaction between Worldpay and Vantiv. During this 52-week period and this six-month period, the trading price of ordinary shares of Worldpay ranged from £2.55 to £3.25 and £2.65 to £3.25, respectively, in each case rounded to the nearest £0.05.

Morgan Stanley compared these ranges to the implied value of the consideration to be received by holders of ordinary shares of Worldpay in the Acquisition as of August 4, 2017, which was the last trading day prior to the date on which the Vantiv Board of Directors approved the Acquisition, of £3.85, and the closing trading price of ordinary shares of Worldpay on July 3, 2017, which was the last trading day before Vantiv and Worldpay announced that they had reached an agreement in principle on the key terms of a potential transaction between Vantiv and Worldpay, of £3.20.

Morgan Stanley noted that the historical trading ranges were presented for reference purposes only and were not relied upon for valuation purposes.

Equity Research Analysts’ Price Targets

Morgan Stanley reviewed sell-side analyst price targets per ordinary share of Worldpay prepared and published by 16 equity research analysts during the time period from August 11, 2016 to June 13, 2017. These targets generally reflect each analyst’s estimate of the 12-month future public market trading price per ordinary share of Worldpay and were not discounted to reflect present values. The range of undiscounted price targets for ordinary shares of Worldpay was £2.78 per share to £4.00 per share. Morgan Stanley also noted that the median of the undiscounted price targets for ordinary shares of Worldpay was £3.29.

In order to better compare the price targets with the Offer consideration, Morgan Stanley discounted such price targets to present value by applying, for a one-year discount period, an illustrative discount rate of 7.1%, which was selected by Morgan Stanley based on Worldpay’s assumed cost of equity of 7.1%. This analysis indicated an implied range of equity values for ordinary shares of Worldpay of £2.60 per share to £3.75 per share, in each case rounded to the nearest £0.05 per share.

Morgan Stanley compared these ranges to the implied value of the consideration to be received by holders of ordinary shares of Worldpay in the Acquisition as of August 4, 2017, which was the last trading day prior to the date on which the Vantiv Board of Directors approved the Acquisition, of £3.85, and the closing trading price of ordinary shares of Worldpay on July 3, 2017, which was the last trading day before Vantiv and Worldpay announced that they had reached an agreement in principle on the key terms of a potential transaction between Vantiv and Worldpay, of £3.20.

The price targets published by equity research analysts do not necessarily reflect current market trading prices for ordinary shares of Worldpay and these estimates are subject to uncertainties, including the future financial performance of Worldpay and future financial market conditions.

Morgan Stanley noted that the equity research analysts’ price targets were presented for reference purposes only and were not relied upon for valuation purposes.

Implied Exchange Ratios Analysis

Using the implied per share reference ranges for Vantiv and Worldpay indicated in the respective selected companies analyses, discounted equity value analyses, discounted cash flow analyses, historical trading ranges and equity research price targets of Vantiv and Worldpay described above, Morgan Stanley calculated ranges of implied exchange ratios of Vantiv common stock to ordinary shares of Worldpay. For purposes of this calculation, the implied per share reference ranges for Worldpay were adjusted downward by the amount of the £0.55 per share cash consideration to be paid in the Acquisition and a net debt adjustment of £0.05 per share reflecting the dividends to be paid by Worldpay prior to the Acquisition. This implied exchange ratio analysis indicated the following implied exchange ratio reference ranges, as compared to the stock consideration exchange ratio of 0.0672x provided for in the Acquisition:

Implied Exchange Ratio
Selected Companies Analysis	0.050x – 0.074x
Discounted Equity Value Analysis	0.060x – 0.083x
Discounted Cash Flow Analysis	0.057x – 0.091x
Historical Trading Ranges
• 52-week trading range	0.039x – 0.065x
• Six-month trading range	0.041x – 0.057x
Analyst Price Targets
• Standalone	0.037x – 0.070x
• Discounted	0.037x – 0.070x

Morgan Stanley noted that the historical trading ranges and equity research analysts’ price targets were presented for reference purposes only and were not relied upon for valuation purposes.

Illustrative Intrinsic Value Analysis

Morgan Stanley performed an illustrative intrinsic value analysis to calculate the theoretical change in value for Vantiv stockholders resulting from the Acquisition based on their pro forma ownership of Vantiv common stock resulting from the Acquisition as compared to their ownership of Vantiv common stock on a standalone basis, based on the discounted cash flow analyses for Vantiv and Worldpay described above.

Morgan Stanley calculated the implied per share equity value for Vantiv on a standalone basis using the midpoint of the implied equity value reference range from the discounted cash flow analysis (being a terminal value multiple of 13.5x and a discount rate of 6.9%). Morgan Stanley then calculated the implied pro forma per share equity value for Vantiv resulting from the Acquisition based on (i) the implied per share equity value for Vantiv on a standalone basis; (ii) the Fifth Third Repurchase; (iii) the implied per share equity value for Worldpay on a standalone basis using the midpoint of the implied equity value reference range from the discounted cash flow analysis (being a terminal value multiple of 14.5x and a discount rate of 6.1%); (iv) the estimated net present value (discounted to June 30, 2017 using a pro forma discount rate of 7.2%, which discount rate was selected by Morgan Stanley based upon Morgan Stanley’s professional judgment) of the Synergies, based on (A) $200 million of run-rate synergies in 2020 (phased in), net of costs to achieve such Synergies, and (B) a NTM EBITDA terminal value multiple of 14.0x applied to 2021E synergies of $200 million; and (v) the incremental net debt expected to result from the Acquisition. For purposes of this analysis, Morgan Stanley assumed that, upon completion of the Acquisition, Worldpay shareholders will own 43%, and Vantiv stockholders will own 57%, of the Combined Company.

The analysis indicated, on an illustrative basis, that the Acquisition created hypothetical incremental value for the holders of Vantiv common stock.

General

Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described should not be taken to be Morgan Stanley’s view of the actual value of Worldpay or Vantiv. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Worldpay or Vantiv. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results of Worldpay or Vantiv or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the consideration pursuant to the Offer Announcement and the Co-operation Agreement from a financial point of view to Vantiv and in connection with the delivery of its oral opinion to the Vantiv Board of Directors subsequently confirmed in writing. These analyses do not purport to be appraisals or to reflect the prices at which shares of Vantiv or Worldpay might actually trade.

The consideration was determined through arm’s-length negotiations between Vantiv and Worldpay and was approved by the Vantiv Board of Directors. Morgan Stanley provided advice to Vantiv during these negotiations. Morgan Stanley did not, however, recommend any specific consideration to Vantiv or that any specific consideration constituted the only appropriate consideration for the Acquisition.

Morgan Stanley’s opinion and its presentation to the Vantiv Board of Directors was one of many factors taken into consideration by the Vantiv Board of Directors in deciding to issue the 2.7 Announcement and approve the Co-operation Agreement. Consequently, the analyses described above should not be viewed as determinative of the view of the Vantiv Board of Directors with respect to the consideration or of whether the Vantiv Board of Directors would have been willing to agree to different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley’s securities business is continuously engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services that include the valuation of businesses and securities in connection with mergers and acquisitions. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Vantiv, Worldpay, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

As compensation for Morgan Stanley’s services relating to the Acquisition, Vantiv has agreed to pay Morgan Stanley a fee of up to $35,000,000 if the Acquisition is consummated. Vantiv has also agreed to reimburse Morgan Stanley for its reasonable out of pocket expenses incurred in performing its services. In addition, Vantiv has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents, and each other person, if any, controlling Morgan Stanley or any of its affiliates against any losses, claims, damages or liabilities related to or arising out of Morgan Stanley’s engagement, including all reasonable expenses.

In the two years prior to the date of its opinion rendered in connection with the Acquisition, Morgan Stanley and its affiliates have provided financial advisory and financing services to Vantiv and its affiliates (other than Fifth Third) and have received fees of approximately $1 – 2 million in the aggregate in connection with such services. In the two years prior to the date of its opinion rendered in connection with the Acquisition, Morgan Stanley and its affiliates have provided financing services to Fifth Third and its affiliates (other than Vantiv) and have received fees of approximately $2 – 3 million in the aggregate in connection with such services. In the two years prior to the date of its opinion rendered in connection with the Acquisition, Morgan Stanley and its affiliates have provided financing services to Worldpay and its affiliates, including having acted as joint global coordinator in connection with Worldpay’s initial public offering in December 2015, and have received fees of approximately $18 – 19 million in the aggregate in connection with such services. In addition, it is anticipated that Morgan Stanley or one or more of its affiliates may provide capital markets services in connection with the consummation of the Acquisition and the other transactions described in this proxy statement, including acting as the successor administrative agent and collateral agent under the Loan Agreement and the Third Amended and Restated Loan Agreement, for which Morgan Stanley will receive net fees from Vantiv of approximately $36 million in the aggregate. Morgan Stanley may also seek to provide other financial advisory and capital markets services to Vantiv and Worldpay in the future and would expect to receive fees for the rendering of these services.

Opinion of Credit Suisse

Vantiv retained Credit Suisse as its financial advisor and to provide a financial opinion in connection with the proposed Acquisition. On August 7, 2017, Credit Suisse rendered its oral opinion to the Vantiv Board of Directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion addressed to the Vantiv Board of Directors dated as of August 8, 2017), to the effect that, as of such date and based on and subject to various assumptions, matters considered and limitations in such opinion, the consideration to be paid by Vantiv pursuant to the Offer Announcement and the Co-operation Agreement was fair, from a financial point of view, to Vantiv.

The full text of Credit Suisse’s written opinion, dated August 8, 2017, to the Vantiv Board of Directors, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse in connection with such opinion, is attached to this proxy statement as Appendix IV. The description of Credit Suisse’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Credit Suisse’s opinion. Vantiv stockholders are encouraged to read the opinion carefully and in its entirety. Credit Suisse’s opinion was provided to the Vantiv Board of Directors (in its capacity as such) for its information in connection with its evaluation of the consideration from a financial point of view to Vantiv and did not address any other aspect of the proposed Acquisition or related transactions, including the relative merits of the Acquisition or related transactions as compared to alternative transactions or strategies that might be available to Vantiv or the underlying business decision of Vantiv to proceed with the Acquisition or related transactions. The opinion does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the proposed Acquisition, any related transactions or otherwise.

In arriving at its opinion, Credit Suisse reviewed the Offer Announcement, Co-operation Agreement, certain related agreements and certain publicly available business and financial information relating to Worldpay and Vantiv, respectively. Credit Suisse also reviewed certain other information relating to Worldpay and Vantiv, including (i) the Consensus Street Financial Projections and (ii) the Synergies. Credit Suisse also considered certain financial and stock market data of Worldpay and Vantiv, and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to those of Worldpay and Vantiv. Credit Suisse also considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and assumed and relied on such information being complete and accurate in all material respects. With respect to the Acquisition, for purposes of rendering its opinion, Credit Suisse was not provided with any financial forecasts relating to the future performance of Worldpay or Vantiv prepared by Worldpay’s management or Vantiv’s management (other than with respect to the Synergies) and, at Vantiv’s direction, Credit Suisse’s analyses relating to the business and financial prospects of Worldpay and Vantiv for purposes of its opinion were made on the bases of the Consensus Street Financial Projections and the Synergies. With respect to the Consensus Street Financial Projections, Credit Suisse reviewed and discussed such forecasts with the management of Vantiv and assumed, with Vantiv’s consent, that such forecasts represented reasonable estimates and judgments with respect to the future financial performance of Worldpay and Vantiv, respectively. With respect to the estimates provided by the management of Vantiv with respect to the Synergies, Credit Suisse was advised by the management of Vantiv, and Credit Suisse assumed, with Vantiv’s Consent, that such forecasts had been reasonably prepared on bases reflecting the best available estimates and judgments of the management of Vantiv as to such Synergies and would be realized in the amounts and the times indicated thereby. Without limiting the report of Credit Suisse’s affiliate, Credit Suisse International, included in the Offer Announcement with respect to the anticipated quantified financial benefits of the Acquisition, Credit Suisse expressed no view or opinion with respect to the Consensus Street Financial Projections or the Synergies or the assumptions upon which they were based.

In addition, Credit Suisse relied upon, without independent verification, the assessments of the management of Vantiv with respect to Vantiv’s ability to integrate the businesses of Worldpay and Vantiv. Credit Suisse also assumed, with the consent of Vantiv’s management, that, in the course of obtaining any regulatory or third party consents, approvals or agreements contemplated by the Co-operation Agreement or that are otherwise required in connection with the Acquisition, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Worldpay, Vantiv, their respective subsidiaries, or the contemplated benefits of the Acquisition that would be material to its analyses or its opinion, and that the Acquisition would be consummated in accordance with all applicable laws and regulations and in accordance with the terms of the Offer Announcement and the Co-operation Agreement without waiver, modification or amendment of any term, condition or agreement thereof that would be material to its analyses or its opinion, and that the final Offer Announcement and the Co-operation Agreement would not differ in any respect that would be material to its analyses or its opinion from the drafts therefor furnished to Credit Suisse. Credit Suisse also assumed that the Fifth Third Transaction would be consummated in accordance with the terms of the Fifth Third Transaction Agreement without waiver, modification or amendment of any term, condition or agreement thereof that would be material to its analyses or its opinion and that the final Fifth Third Transaction Agreement would not differ in any material respect from the draft thereof furnished to Credit Suisse. In addition, Credit Suisse had not been requested to make, and had not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Vantiv or Worldpay, nor had it been furnished with any such evaluations or appraisals.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, of the consideration to be paid by Vantiv pursuant to the Offer Announcement and the Co-operation Agreement and does not address any other aspect or implication (financial or otherwise) of the Acquisition or any other agreement, arrangement or understanding contemplated by the Offer Announcement or entered into in connection with the Acquisition or otherwise including, without limitation, the form and structure of the Acquisition and the consideration, the financing of the consideration, or the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, security holders or affiliates of any party to the Acquisition, or class of such persons, relative to the consideration or otherwise. Credit Suisse did not address any aspect or implication (financial or otherwise) of (i) the special dividend to be paid to holders of Worldpay ordinary shares in connection with the Acquisition or (ii) the Fifth Third Transaction or the Fifth Third Transaction Agreement or (iii) the Mix and Match Facility. Credit Suisse did not express any advice or opinion regarding matters that required legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice. Credit Suisse assumed that Vantiv had or would obtain such advice or opinions from the appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by its authorized internal committee.

Credit Suisse’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Credit Suisse as of, August 7, 2017. Credit Suisse has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after August 7, 2017. Credit Suisse did not express any opinion as to what the value of Vantiv shares actually would be when issued to the holders of Worldpay ordinary shares pursuant to the Offer Announcement and the Co-operation Agreement or the prices at which Vantiv shares or Worldpay ordinary shares would trade at any time. Credit Suisse’s opinion did not address the relative merits of the Acquisition as compared to alternative transactions or strategies that might be available to Vantiv, nor did it address the underlying business decision of Vantiv to proceed with the Acquisition.

In preparing its opinion to the Vantiv Board of Directors, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Vantiv and Worldpay. No company, business or transaction used for comparative purposes in Credit Suisse’s analyses was identical to Vantiv, Worldpay or the Acquisition, and an evaluation of the results of those analyses was not entirely mathematical. Rather, the analyses involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis were not necessarily indicative of actual values or predictive of future results or values, which may have been significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities did not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses were inherently subject to substantial uncertainty.

Credit Suisse was not requested to, and it did not, recommend the specific consideration payable in the proposed Acquisition, nor did it address the underlying business decision of Vantiv to issue the Offer Announcement and enter into the Co-operation Agreement. Credit Suisse’s opinion and financial analyses were only one of many factors considered by Vantiv’s Board of Directors in its evaluation of the proposed Acquisition and should not be viewed as determinative of the views of the Vantiv’s Board of Directors or management with respect to the Acquisition or the consideration.

The following is a summary of the material financial analyses reviewed with the Vantiv Board of Directors on August 7, 2017 in connection with Credit Suisse’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses. For purposes of the financial analyses summarized below, (i) the term “implied acquisition consideration” refers to the implied value of the consideration to be received by holders of ordinary shares of Worldpay in the Acquisition of £3.80 per ordinary share of Worldpay, comprised of (A) the cash consideration of £0.55 per ordinary share plus (B) the implied value of the ordinary share consideration of £3.25 per share based on (1) an exchange ratio of 0.0672 shares of Vantiv common stock per ordinary share of Worldpay, (2) Vantiv’s closing trading price of $62.51 per share on July 3, 2017 and (3) a currency exchange rate of US$1.294:£1.00; and (ii) the term “implied acquisition consideration on August 4, 2017” refers to the implied value of the consideration to be received by holders of ordinary shares of Worldpay in the Acquisition of £3.85 per ordinary share of Worldpay, comprised of (A) the cash consideration of £0.55 per ordinary share plus (B) the implied value of the share consideration of £3.30 per ordinary share based on (1) an exchange ratio of 0.0672 shares of Vantiv common stock per ordinary share of Worldpay, (2) Vantiv’s closing trading price of $64.04 per share on August 4, 2017 and (3) a currency exchange rate of US$1.304:£1.00. Furthermore, and for purposes of Credit Suisse’s financial analyses of Worldpay, Credit Suisse deducted £0.05 per share (reflecting the dividends to be paid by Worldpay prior to the Acquisition) from the implied equity value per share reference ranges derived for Worldpay.

Worldpay Financial Analyses

Selected Public Companies Analysis. Credit Suisse reviewed and compared, using publicly available information, certain financial and stock market information of Worldpay and certain selected publicly traded companies in the payment and transactions processing sectors, which Credit Suisse in its professional judgment considered generally relevant for comparative purposes with Worldpay, consisting of four selected US companies, four selected international companies and three selected payments networks, collectively referred to as the “Worldpay selected companies.”

Credit Suisse reviewed and compared, among other things, enterprise values of the Worldpay selected companies, which Credit Suisse calculated as equity values based on closing trading prices on August 4, 2017 (except in the case of Ingenico Group S.A., which was as of July 19, 2017, the last trading day prior to its announced transaction with Bambora) plus debt and non-controlling interests less cash and cash equivalents, as a multiple of calendar year 2018 estimated Adjusted EBITDA, which for purposes of Credit Suisse’s analyses means EBITDA adjusted to exclude one-time, non-recurring charges and, except in the case of Worldpay, stock-based compensation.

The following list sets forth the Worldpay selected companies that were reviewed in connection with this analysis:

•	Selected US Companies			EV / CY2018E Adjusted EBITDA
		•	First Data Corporation	11.7x
		•	Global Payments Inc.	14.9x
		•	Vantiv	14.5x
		•	Total System Services, Inc. (TSYS)	11.4x

•		Selected International Companies
		•	Cielo S.A.	9.8x
		•	Wirecard AG	16.1x
		•	Ingenico Group S.A.	9.3x
		•	Worldline S.A.	13.1x

•		Selected Payments Networks
	•		Visa Inc.	16.0x
		•	MasterCard Inc.	17.3x
		•	Paypal Holdings, Inc.	17.0x

The overall low to high, and mean and median, estimated Adjusted EBITDA multiples observed for the Worldpay selected companies for calendar year 2018 were as follows:

Calendar Year 2018 Observed Multiples for Worldpay Selected Companies:

Selected US Companies:

•	Estimated Adjusted EBITDA: 11.4x to 14.9x (with a mean of 13.1x and median of 13.1x)

Selected International Companies:

•	Estimated Adjusted EBITDA: 9.3x to 16.1x (with a mean of 12.1x and median of 11.5x)

Selected Payments Networks:

•	Estimated Adjusted EBITDA: 16.0x to 17.3x (with a mean of 16.7x and median of 17.0x)

Credit Suisse then applied a selected range of calendar year 2018 estimated Adjusted EBITDA multiples of 13.0x to 14.0x derived from the Worldpay selected companies to corresponding data of Worldpay. Financial data of the Worldpay selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of Worldpay were based on the Worldpay Consensus Street Financial Projections. This analysis indicated the following approximate implied equity value per share reference range for Worldpay, as compared to the implied acquisition consideration:

Implied Equity Value Per Share Reference Range	Implied Acquisition Consideration	Implied Acquisition Consideration on August 4, 2017
£3.09 – £3.38	£3.80	£3.85

Selected Precedent Transactions Analysis. Credit Suisse reviewed publicly available financial information of certain selected transactions in the payments and transactions processing sectors which Credit Suisse in its professional judgment considered generally relevant for comparative purposes in connection with the proposed Acquisition, referred to as the “selected transactions.”

Credit Suisse reviewed and compared, among other things, transaction values, calculated as the purchase prices paid for the target companies in the selected transactions plus debt and non-controlling interests less cash and cash equivalents, as multiples of such target companies’ latest 12 months EBITDA. For purposes of this analysis, EBITDA figures for the target companies were adjusted to exclude one-time, non recurring charges and stock-based compensation, when available.

The following list sets forth the selected transactions that were reviewed in connection with this analysis:

Date	Acquiror	Target	EV / LTM EBITDA
7/21/2017	Blackstone Group L.P./CVC Capital Partners	Paysafe Group Plc	12.9x
7/20/2017	Ingenico Group S.A.	Bambora Inc.	23.5x
1/26/2016	Total System Services, Inc. (TSYS)	TransFirst Holdings Corp.	15.5x
12/15/2015	Global Payments Inc.	Heartland Payment Systems, Inc.	19.3x
10/19/2015	WEX Inc.	Electronic Funds Source LLC	16.3x
3/23/2015	Optimal Payments Plc	Skrill Group	13.4x
10/13/2014	Vista Equity Partners	TransFirst Inc.	12.6x
8/12/2014	Fleetcor Technologies, Inc.	Comdata Inc.	12.0x
7/2/2014	Ingenico Group S.A.	GlobalCollect	16.4x
5/12/2014	Vantiv	Mercury Payment Systems, LLC	17.0x
4/16/2014	Warburg Pincus LLC	Electronic Funds Source LLC	14.4x
3/24/2014	Advent International/Bain Capital/ATP	Nets Holding A/S	11.7x

The overall low to high, and mean and median, latest 12 months EBITDA multiples observed for the selected transactions were as follows:

Latest 12 Months Observed Multiples for Selected Transactions:

•	EBITDA: 11.7x to 23.5x (with a mean of 15.4x and a median of 15.0x)

Credit Suisse then applied a selected range of latest 12 months EBITDA of 15.5x to 19.0x derived from the selected transactions to the latest 12 months Adjusted EBITDA as of June 30, 2017 of Worldpay. Financial data of the selected transactions were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of Worldpay were based on information provided by Worldpay. The analysis indicated the following approximate implied equity value per share reference range for Worldpay, as compared to the implied acquisition consideration:

Implied Equity Value Per Share Reference Range	Implied Acquisition Consideration	Implied Acquisition Consideration on August 4, 2017
£3.13 – £4.00	£3.80	£3.85

Discounted Cash Flow Analysis. Credit Suisse performed a discounted cash flow analysis of Worldpay to calculate the estimated present value of the standalone unlevered, after-tax free cash flow that Worldpay was forecasted to generate for the period from June 30, 2017 through the fiscal year ending December 31, 2021 based on the Worldpay Consensus Street Financial Projections. For purposes of this analysis, separation costs, restructuring costs, costs of IPO related to one-off employee share awards and other costs were included in unlevered free cash flows. Credit Suisse calculated terminal values for Worldpay by applying to the estimated Adjusted EBITDA of Worldpay for the fiscal year ending December 31, 2022 a range of next twelve months Adjusted EBITDA multiples of 12.5x to 14.5x, which range was selected based upon Credit Suisse’s professional judgment. The present value (as of June 30, 2017) of the cash flows and terminal values was then calculated using discount rates ranging from 6.5% to 8.5%, which was selected based upon Credit Suisse’s professional judgment and taking into account, among other things, Worldpay’s weighted average cost of capital, and adjusted for net debt and non-controlling interest. This analysis indicated the following approximate implied equity value per share reference range for Worldpay, as compared to the implied acquisition consideration:

Implied Equity Value Per Share Reference Range	Implied Acquisition Consideration	Implied Acquisition Consideration on August 4, 2017
£3.58 – £4.56	£3.80	£3.85

Vantiv Financial Analyses

Selected Public Companies Analysis. Credit Suisse reviewed and compared, using publicly available information, certain financial and stock market information of Vantiv and certain selected publicly traded companies in the payment and transactions processing sectors which Credit Suisse in its professional judgment considered generally relevant for comparative purposes with Vantiv, consisting of four selected merchant acquiror companies, three selected payments networks, and two selected payments processing companies, referred to collectively as the “Vantiv selected companies.”

Credit Suisse reviewed and compared, among other things, enterprise values, which Credit Suisse calculated as equity values based on closing trading share prices on August 4, 2017 (except in the case of Worldpay, which was as of July 3, 2017, the last trading day prior to Worldpay publicly announcing it had been approached by Vantiv) plus debt and non-controlling interests less cash and cash equivalents, as a multiple of calendar year 2018 Adjusted EBITDA.

The following list sets forth the Vantiv selected companies that were reviewed in connection with this analysis:

•	Selected Merchant Acquiror Companies			EV / CY2018E Adjusted EBITDA
		•	First Data Corporation	11.7x
		•	Global Payments Inc.	14.9x
		•	Total System Services, Inc. (TSYS)	11.4x
		•	Worldpay	13.2x

•		Selected Payments Networks
	•		Visa Inc.	16.0x
		•	MasterCard Inc.	17.3x
		•	Paypal Holdings, Inc.	17.0x

•		Selected Payments Processing Companies
	•		Fidelity National Information Services Inc. (FIS)	11.6x
		•	Fiserv, Inc.	13.7x

The overall low to high, and mean and median, estimated Adjusted EBITDA multiples observed for the Vantiv selected companies for calendar year 2018 were as follows:

Calendar Year 2018 Observed Multiples for Vantiv Selected Companies:

Selected Merchant Acquiror Companies:

•	Estimated Adjusted EBITDA: 11.4x to 14.9x (with a mean of 12.8x and median of 12.5x)

Selected Payments Networks:

•	Estimated Adjusted EBITDA: 16.0x to 17.3x (with a mean of 16.7x and median of 17.0x)

Selected Payments Processing Companies:

•	Estimated Adjusted EBITDA: 11.6x to 13.7x (with a mean of 12.7x and median of 12.7x)

Credit Suisse then applied a selected range of calendar year 2018 estimated Adjusted EBITDA multiples of 14.0x to 15.0x derived from the Vantiv selected companies to corresponding data of Vantiv. Financial data of the Vantiv selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of Vantiv were based on the Vantiv Consensus Street Financial Projections. This analysis indicated the following approximate implied equity value per share reference range for Vantiv, as compared to the closing trading price of Vantiv on July 3, 2017:

Implied Equity Value Per Share Reference Range	Vantiv Closing Share price on July 3, 2017
$60.25 – $65.76	$62.51

Discounted Cash Flow Analysis. Credit Suisse performed a discounted cash flow analysis of Vantiv to calculate the estimated present value of the standalone unlevered, after-tax free cash flow that Vantiv was forecasted to generate for the period from June 30, 2017 through the fiscal year ending December 31, 2021 based on the Vantiv Consensus Street Financial Projections. For purposes of this analysis, stock-based compensation was treated as a cash expense. Credit Suisse calculated terminal values for Vantiv by applying to the estimated Adjusted EBITDA of Vantiv for the fiscal year ending December 31, 2022, a range of next twelve months EBITDA multiples of 12.5x to 14.5x, which range was selected based upon Credit Suisse’s professional judgment. The present value (as of June 30, 2017) of the cash flows and terminal values was then calculated using discount rates ranging from 6.5% to 8.5%, which was selected based upon Credit Suisse’s professional judgment and taking into account, among other things, Vantiv’s weighted average cost of capital, and adjusted for net debt, non-controlling interest and the present value of Vantiv’s tax attributes. This analysis indicated the following approximate implied equity value per share reference range for Vantiv, as compared to the closing trading price of Vantiv on July 3, 2017:

Implied Equity Value Per Share Reference Range	Vantiv Closing Share price on July 3, 2017
$63.46 – $80.64	$62.51

Exchange Ratio Analysis

Credit Suisse performed an exchange ratio analysis in which Credit Suisse calculated implied exchange ratio reference ranges from the results of the various analyses relating to Worldpay and Vantiv described above. In such analysis, Credit Suisse deducted £0.55 per share (which is the cash consideration to be paid in the Acquisition) from the implied equity value per share reference ranges derived for Worldpay from such analyses. The low-ends of the implied exchange ratio reference were calculated by dividing the low-end of the implied equity value per share reference ranges derived for Worldpay as described above under the Worldpay selected public companies analysis, Worldpay discounted cash flow analysis and Worldpay selected precedent transactions analysis by the high-end of the implied equity value per share reference ranges derived for Vantiv as described above under the Vantiv selected public companies analysis, Vantiv discounted cash flow analysis and Vantiv selected public companies analysis, respectively. The high-ends of the implied exchange ratio reference ranges were calculated by dividing the high-end of the implied equity value per share reference ranges derived for Worldpay as described above under the Worldpay selected public companies analysis, Worldpay discounted cash flow analysis and Worldpay selected precedent transactions analysis by the low-end of the implied equity value per share reference ranges derived for Vantiv as described above under the Vantiv selected public companies analysis, Vantiv discounted cash flow analysis and Vantiv selected public companies analysis, respectively. This analysis resulted in the following implied exchange ratio reference ranges, as compared to the stock consideration exchange ratio of 0.0672x provided for in the Acquisition:

Implied Exchange Ratio
Selected Public Companies Analyses	0.0503x – 0.0613x
Selected Precedent Transactions Analysis (Worldpay) and Selected Public Companies Analysis (Vantiv)	0.0512x – 0.0747x
Discounted Cash Flow Analyses	0.0490x – 0.0824x

Pro Forma Discounted Cash Flow Analysis

Credit Suisse also conducted an illustrative pro forma discounted cash flow analysis that compared the Vantiv standalone value per share reference range to the pro forma Vantiv value per share reference range after giving effect to the anticipated Synergies. In this analysis, Credit Suisse calculated an implied per share equity value reference range for the combined company, utilizing the same discounted cash flow methodology described above for both standalone companies, after taking into account the estimated present value (as of June 30, 2017) of the Synergies commencing during the first quarter of 2018 as anticipated by the management of Vantiv to result from the Acquisition, net of cost to achieve such Synergies. Credit Suisse applied a range of discount rates of 6.5% to 8.5%, which range was selected based upon Credit Suisse’s professional judgment, to (i) the Synergies anticipated by Vantiv management during the calendar years 2018 through 2020 and (ii) estimated terminal values in 2020 using a range of terminal value multiples of 12.5x to 14.5x applied to the 2020 pre-tax estimated Synergies of $200 million. Credit Suisse also adjusted the implied per share reference range of the combined company to take into account (i) the impact of the Fifth Third Transaction on the combined company’s share count and net debt, (ii) the incremental net debt expected to result from the Acquisition and (iii) the shares issuable to Worldpay shareholders in the Acquisition. This analysis indicated the following approximate implied per share equity value reference range for the combined company, as compared to the implied per share equity value reference range for standalone Vantiv:

Vantiv Standalone Implied Equity Value Per Share Reference Range	Vantiv/Worldpay Implied Equity Value Per Share Reference Range (including Synergies)
$63.46 – $80.64	$66.61 – $87.06

Credit Suisse noted that the value creation analysis was illustrative only and were not a prediction as to future share trading.

Other Information. Credit Suisse also noted for the Vantiv Board of Directors certain additional information that was not considered part of Credit Suisse’s financial analyses with respect to its opinion but was referenced for informational purposes, including the following:

•	Historical closing prices during the 52-week period ended July 3, 2017 for Worldpay and Vantiv shares, which ranged from approximately £2.57 to £3.24 per share and $52.81 to $66.10 per share, respectively; and

•	Selected publicly available forward research analysts’ share price targets for Worldpay and Vantiv, which ranged from £2.90 to £4.00 per share (with a mean of £3.29 and a median of £3.23) and $63.00 to $77.00 (with a mean of $70.00 and a median of $70.00), rounded to the nearest $1.00 per share, respectively.

Miscellaneous

•	Vantiv selected Credit Suisse as its financial advisor in connection with the Acquisition based on Credit Suisse’s qualifications, experience and reputation. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

•	As compensation for Credit Suisse’s services relating to the Acquisition, Vantiv has agreed to pay Credit Suisse a fee of up to $10,000,000 if the Acquisition is consummated. In addition, Vantiv has agreed to reimburse Credit Suisse for its expenses, including fees and expenses of legal counsel, and to indemnify Credit Suisse and certain related parties for certain liabilities and other items, including liabilities under the federal securities laws, arising out of or related to its engagement.

•	In the two years prior to the date of its opinion rendered in connection with the Acquisition, Credit Suisse and its affiliates have provided financial advisory and financing services to Vantiv and its affiliates (other than Fifth Third), including having acted as (i) counterparty to Vantiv in connection with an interest rate hedging agreement in March 2016 and (ii) financial advisor to Vantiv in connection with Vantiv’s acquisitions of Moneris Solutions, Inc. in December 2016 and Paymetric Holdings Inc. in May 2017, and have received fees of approximately $8 million in the aggregate in connection with such services. In the two years prior to the date of its opinion rendered in connection with the Acquisition, Credit Suisse and its affiliates have provided financial advisory or financing services to Fifth Third and its affiliates (other than Vantiv) and have received fees of approximately $1 million in the aggregate in connection with such services. In the two years prior to the date of its opinion rendered in connection with the Acquisition, Credit Suisse and its affiliates have provided financing services to Worldpay and its affiliates, including having acted as joint bookrunner in connection with Worldpay’s high yield offering in November 2015 and Worldpay’s initial public offering in December 2015, and have received fees of approximately $7 million in the aggregate in connection with such services.

•	It is anticipated that Credit Suisse or one or more of its affiliates will provide or arrange financing in connection with the consummation of the Acquisition and the other transactions described in this proxy statement, including acting as joint lead arranger and joint bookrunner, for which Credit Suisse will receive fees from Vantiv of approximately $27 million in the aggregate. In addition, Credit Suisse and its affiliates may provide investment banking or other financial services to Vantiv, Worldpay and their respective affiliates in the future and would expect to receive fees for rendering such services. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse’s and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Vantiv, Worldpay and their respective affiliates and any other company that may be involved in the transaction, as well as provide investment banking and other financial services to such companies.

Certain Consensus Financial Projections and Estimated Synergies Utilized by Vantiv’s Financial Advisors

In connection with Vantiv’s evaluation of the Acquisition, Vantiv’s management approved the use by Morgan Stanley and Credit Suisse, in connection with their respective opinions, of certain publicly available consensus financial forecasts to December 2019 relating to Worldpay and Vantiv and extrapolations thereof. We refer to such publicly available consensus financial forecasts and extrapolations thereof as the “Consensus Street Financial Projections.”

The Consensus Street Financial Projections are subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the Consensus Street Financial Projections reflect numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Vantiv’s and Worldpay’s businesses, including the factors listed under “Risk Factors” beginning on page 30 of this proxy statement, all of which are difficult to predict and many of which are beyond Vantiv’s or Worldpay’s control. The Consensus Street Financial Projections were not internally prepared or adopted by Vantiv’s management. The Consensus Financial Projections were prepared by independent analysts not affiliated with Vantiv, for purposes unrelated to the management of Vantiv’s business or the Acquisition. However, Vantiv’s financial advisors, Morgan Stanley and Credit Suisse, relied upon the Consensus Street Financial Projections, as Vantiv’s management reviewed the Consensus Street Financial Projections and approved the use of the Consensus Street Financial Projections by Morgan Stanley and Credit Suisse in connection with their respective opinions. Many of the assumptions reflected in the Consensus Street Financial Projections are subject to change and none of the Consensus Street Financial Projections reflect Vantiv’s purchase of equity interests from Fifth Third Bank on August 9, 2017, revised prospects for Vantiv’s or Worldpay’s respective businesses, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such financial information was prepared. Vantiv has not updated, nor does Vantiv intend to update or otherwise revise, the Consensus Street Financial Projections. There can be no assurance that the results reflected in any of the Consensus Street Financial Projections will be realized or that actual results will not materially vary from the Consensus Street Financial Projections. In addition, the Consensus Street Financial Projections cover multiple years and such information by its nature becomes less predictive with each successive year. Therefore, the inclusion of the Consensus Street Financial Projections in this proxy statement should not be relied on as necessarily predictive of actual future events nor construed as financial guidance.

The Consensus Street Financial Projections were not prepared with a view toward complying with U.S. GAAP, IFRS, the published guidelines of the SEC regarding projections and forward-looking statements, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or Rule 28 of the Takeover Code.

Neither Vantiv’s nor Worldpay’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Consensus Street Financial Projections, nor have they expressed any opinion or any other form of assurance on the Consensus Street Financial Projections or the achievability of the results reflected in the Consensus Street Financial Projections, and they assume no responsibility for, and disclaim any association with, the Consensus Street Financial Projections. The reports of Vantiv’s independent registered public accounting firm incorporated by reference into this proxy statement relate to Vantiv’s historical financial information and do not extend to the Consensus Street Financial Projections and should not be read to do so. Certain of the financial projections set forth herein may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used in the Consensus Street Financial Projections may not be comparable to similarly titled amounts used by other companies or persons.

In light of the foregoing, and considering that Vantiv’s special meeting will be held several months after the Consensus Street Financial Projections were prepared, as well as the uncertainties inherent in any forecasted information, Vantiv stockholders are cautioned not to place unwarranted reliance on such information, and all Vantiv stockholders are urged to review Vantiv’s most recent SEC filings for a description of Vantiv’s reported financial results. See “Where You Can find More Information” below.

The following financial projections with respect to Vantiv represent median consensus research analysts’ estimates, as published by IBES for 2017 to 2019, and as extrapolated for 2020 to 2022, in each case for the operating measures identified below, and were approved by Vantiv’s management for use by Morgan Stanley and Credit Suisse in connection with their respective opinions.

	Vantiv Consensus Street Financial Projections For the Years Ended December 31
	2017	2018	2019	2020	2021	2022
	(in millions)
Net Revenue ($) . . . . . .	2,101	2,298	2,491	2,687	2,885	3,084
Adjusted EBITDA ($) . . . . .	1,001	1,107	1,199	1,294	1,389	1,485

The following financial projections with respect to Worldpay represent median consensus research analysts’ estimates, as published by IBES for 2017 to 2019, and as extrapolated for 2020 to 2022, in each case for the operating measures identified below, and were approved by Vantiv’s management for use by Morgan Stanley and Credit Suisse in connection with their respective opinions.

	Worldpay Consensus Street Financial Projections For the Years Ended December 31
	2017	2018	2019	2020	2021	2022
	(in millions)
Net Revenue (£). . . . . .	1,261	1,374	1,506	1,644	1,786	1,932
Adjusted EBITDA (£) . . . . .	524	586	656	716	778	841

Based on the Consensus Street Financial Projections, the following free cash flow estimates were derived for use by Vantiv’s financial advisors in their respective discounted cash flow analyses and approved by Vantiv’s management for use by Morgan Stanley and Credit Suisse in connection with their respective opinions:

	2H2017	2018	2019	2020	2021
		(in millions)
Worldpay Unlevered Free Cash Flow (£) (1)	109	298	368	401	436
Vantiv Unlevered Free Cash Flow ($) (2)	235	431	608	685	738

(1)	Unlevered free cash flow represents earnings before interest after taxes, adjusted for depreciation, changes in net working capital, capex and separately disclosed items.

(2)	Unlevered free cash flow represents earnings before interest after taxes (excluding Vantiv’s tax attributes), adjusted for depreciation, changes in net working capital, capex, TRA buybacks and stock-based compensation.

Vantiv management also estimated certain synergies that were expected to result from the Acquisition and be realized by the combined company, which we refer to in this proxy statement as the estimated synergies. Vantiv’s management provided the estimated synergies to the Vantiv Board of Directors in connection with its review and evaluation of the proposed Acquisition and to Vantiv’s financial advisors in connection with their financial analyses and opinions discussed in this proxy statement. The estimated synergies consist of $200 million in annual recurring pre-tax cost synergies, which are expected to be fully phased-in by the end of the third year following completion of the Acquisition (the fiscal year ended December 31, 2020, assuming the Acquisition is completed in early 2018 as currently anticipated).

The estimated synergies assumed that the Acquisition would be consummated and that the expected benefits of the Acquisition would be realized, including that no restrictions, terms or other conditions would be imposed in connection with the receipt of any necessary governmental, regulatory or other approvals or consents in connection with the consummation of the Acquisition, including any divestitures or other actions contemplated by the Co-operation Agreement. See the section above titled “—Cautionary Statement Regarding Forward-

Looking Statements” beginning on page 25 of this proxy statement for further information regarding the uncertainties and assumptions underlying the estimated synergies as well as the section entitled “Risk Factors—We may fail to realize the anticipated benefits and operating synergies expected from the Acquisition, which could adversely affect our business, financial condition and operating results” beginning on page 30 of this proxy statement for further information regarding the uncertainties and factors associated with realizing the synergies in connection with the Acquisition.

Vantiv’s management also expects that the combined company will incur estimated one-time restructuring and integration costs of approximately $330 million, a majority of which costs will be incurred by the end of the second year following completion of the Acquisition.

The Board of Directors of Vantiv has considered the above Vantiv Consensus Street Financial Projections, as adjusted for the Fifth Third Transaction (which we refer to as the “Adjusted Consensus Forecast”) and confirms that they remain valid as at the date of this proxy statement, and that the numbers represented by the Adjusted Consensus Forecast are consistent with Vantiv’s own management forecasts which have been properly compiled on the basis of the assumptions set out below and that the basis of the accounting used is consistent with Vantiv’s accounting policies.

Vantiv’s own management forecasts are based on the following assumptions:

Factors outside the influence or control of the Board of Directors of Vantiv:

•	Vantiv continues to operate as an independent company and does not complete the Acquisition.

•	There will be no material changes to existing prevailing macroeconomic or political conditions in the markets and regions in which the Vantiv group operates.

•	There will be no material changes to the conditions of the markets and regions in which the Vantiv group operates or in relation to customer demand or the behaviour of competitors in those markets and regions.

•	The interest, inflation and tax rates in the markets and regions in which the Vantiv group operates will remain materially unchanged from the prevailing rates.

•	There will be no material adverse or beneficial events that will have a significant impact, in a positive or negative manner, on Vantiv’s financial performance or prospects.

•	There will be no business disruptions that materially affect the Vantiv group or its key customers, including natural disasters, acts of terrorism, cyberattack and/or technological issues or supply chain disruptions.

•	There will be no material changes in legislation or regulatory requirements or payment network rules impacting on the Vantiv group’s operations or its accounting policies.

Factors within the influence and control of the Board of Directors of Vantiv:

•	There will be no material change to the present management of Vantiv.

•	There will be no material change in the operational strategy of the Vantiv group.

•	There will be no material acquisitions or disposals.

•	There will be no material strategic investments over and above those currently planned.

•	There will be no unexpected technical or network issues with products or process.

The above Worldpay Consensus Street Financial Projections were not endorsed by Worldpay or Vantiv and the basis of preparation and significant assumptions used to develop such information are unknown to Worldpay and Vantiv.

The Offer Announcement and the Scheme of Arrangement

Once the conditions to the Acquisition have been satisfied or waived, as applicable, the Acquisition will be effected by way of a court-sanctioned scheme of arrangement between Worldpay and Worldpay shareholders under Part 26 of the UK Companies Act 2006, as amended. The purpose of the scheme of arrangement is to provide for Vantiv to become the owner of approximately 87% of the issued and to be issued ordinary share capital of Worldpay and for Bidco to become the owner of the remaining 13% of the issued and to be issued ordinary share capital of Worldpay.

Under the scheme of arrangement, the Acquisition is to be achieved by:

•	the transfer of all issued and to be issued Worldpay ordinary shares from the Worldpay shareholders to Vantiv and Bidco in consideration for which Worldpay shareholders will receive consideration on the basis set out in the Offer Announcement; and

•	amendments to Worldpay’s articles of association to ensure that any Worldpay ordinary shares issued after the record time for the scheme of arrangement (other than to Vantiv or Bidco) will automatically be transferred to Vantiv and/or Bidco on the same terms as the Acquisition (other than terms as to timing, formalities and the ability to make an election under the Mix and Match Facility).

Upon the scheme of arrangement becoming effective, it will be binding on all Worldpay shareholders (irrespective of whether or not they attended or voted at the general meeting of Worldpay shareholders and the meeting of Worldpay shareholders convened by the High Court of Justice in England and Wales), and share certificates in respect of Worldpay ordinary shares will cease to be of value and should be destroyed and entitlements to Worldpay ordinary shares held within the CREST system will be cancelled.

The scheme of arrangement will be governed by English law. The scheme of arrangement will be subject to the applicable requirements of the Takeover Code, the Panel, the London Stock Exchange and the UK Financial Conduct Authority or its successor from time to time.

Conditions to the Acquisition

Other than the conditions relating to Vantiv and Worldpay shareholders approvals, and the sanction of the scheme of arrangement by the High Court of Justice in England and Wales, Vantiv may invoke a condition to the Acquisition to cause the Acquisition not to proceed only if the Panel is satisfied that the circumstances giving rise to that condition not being satisfied are of material significance to Vantiv in the context of the Acquisition. The completion of the Acquisition is conditional upon, among other things, the satisfaction or waiver of the following closing conditions:

•	if the Acquisition is implemented by a scheme or arrangement;

○	the scheme of arrangement becoming unconditional and becoming effective, subject to the Code, by no later than March 31, 2018 (or such later date as Vantiv and Worldpay may agree, with the consent of the Panel, and the High Court of Justice in England and Wales may allow);

○	the approval of the scheme of arrangement contemplated by the Offer Announcement by a majority in number of Worldpay shareholders representing at least 75% in value of the Worldpay shareholders present, entitled to vote and voting at a shareholder meeting (excluding shares held by Vantiv and Bidco, if any);

○	the passing of all resolutions necessary to approve and implement the scheme of arrangement by the requisite majority or majorities at the meeting of Worldpay shareholders;

○	the meeting of Worldpay shareholders and any separate class meeting which may be required by the High Court of England and Wales or any adjournment of any such meetings being held on or before the 22nd day after the expected date of such meetings to be set out in the Scheme Document in due course (or such later date, if any, as Vantiv and Worldpay may agree and the High Court of England and Wales may allow);

○	the sanction of the scheme of arrangement by the High Court of England and Wales;

○	the hearing of the High Court of Justice in England and Wales seeking an order sanctioning the scheme of arrangement being held on or before the 22nd day after the expected date of such court hearing to be set out in the Scheme Document in due course (or such later date, if any, as Vantiv and Worldpay may agree and the High Court of Justice in England and Wales may allow);

•	if the Acquisition is to be effected by way of a takeover offer and Worldpay provides its written consent to such takeover offer as an alternative to the scheme of arrangement, the acceptance condition to the takeover offer being set at 90% of the Worldpay ordinary shares to which the takeover offer relates (or such lesser percentage (being more than 50%) as may be agreed between Vantiv and Worldpay after consultation with the Panel);

•	if the Acquisition is to be effected by way of takeover offer and Worldpay is not required to provide its written consent, the acceptance condition to the takeover offer being set at 75% of the Worldpay ordinary shares to which the takeover offer relates;

•	all necessary notifications and filings having been made and all applicable waiting periods (including any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) and the rules and regulations made thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the Acquisition;

•	the Financial Conduct Authority having approved (or being treated as having approved) the acquisition of control over Worldpay and the relevant regulated subsidiaries of Worldpay which would result from the Acquisition, and the Financial Conduct Authority having given notice in writing (without indicating any objection or concern) that it has updated its records in respect of Worldpay and any subsidiaries of Worldpay which is an authorized payment institution (as that term is defined in Regulation 2(1) of the Payment Services Regulations);

•	the Dutch Central Bank having granted a positive decision with respect to the integrity (betrouwbaarheid) of each person who will become a co-policymaker of Worldpay B.V. and any other relevant subsidiary of Worldpay in connection with the proposed implementation of the Acquisition;

•	if any other approval from a regulatory authority is required for, or any other regulatory authority decides to review, the Acquisition or any matter arising from or related to the regulatory authority other than as specifically addressed above, it being established in terms satisfactory to Vantiv that such regulatory authority approves (or is deemed to approve) or will permit the Acquisition to proceed on terms satisfactory to Vantiv;

•	the Share Issuance Proposal being duly approved, as required by 312.03(c)(1) of the New York Stock Exchange Listed Company Manual, by the affirmative vote of the majority of the votes cast at the special meeting duly called and held for such purpose in accordance with applicable law and the certificate of incorporation and bylaws of Vantiv;

•	the receipt by Vantiv of confirmation that the Vantiv shares issued pursuant to the Share Issuance Proposal have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange;

•	in the event that the Acquisition is implemented by way of a takeover offer, absent an available exemption from the registration requirements of the U.S. Securities Act, Vantiv’s registration statement having been declared effective by the SEC and no stop order having been issued or proceedings for suspension of the effectiveness of Vantiv’s registration statement having been initiated by the SEC, and Vantiv having received all necessary U.S. state securities law or blue sky authorizations;

•

the Financial Conduct Authority having acknowledged to Vantiv or its agent (and such acknowledgement not having been withdrawn) that the application for the admission of the Vantiv shares issued pursuant to the Share Issuance Proposal to the official list maintained by the UK Listing

Authority with a standard listing has been approved and (after satisfaction of any listing conditions) that admission will become effective as soon as a dealing notice has been issued by the Financial Conduct Authority and any listing conditions have been satisfied;

•	the London Stock Exchange having acknowledged to Vantiv or its agent (and such acknowledgement not having been withdrawn) that the Vantiv shares issued pursuant to the Share Issuance Proposal will be admitted to trading on the Main Market of the London Stock Exchange;

•	the waiver (or non-exercise within any applicable time limits) by any relevant government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution, any entity owned or controlled by any relevant government or state, or any other body or person whatsoever in any jurisdiction of any termination right, right of pre-emption, first refusal or similar right (which is material in the context of Worldpay and its subsidiaries taken as a whole) arising as a result of or in connection with the Acquisition including, without limitation, its implementation and financing or the proposed direct or indirect acquisition of any shares or other securities in, or control of, Worldpay by Vantiv or any of its subsidiaries;

•	in addition to the regulatory approvals set out above, all necessary filings or applications having been made, all statutory or regulatory obligations in any jurisdiction having been complied with and all authorizations and clearances having been obtained, each in connection with the Acquisition;

•	except as disclosed by Worldpay, there being no provision of any agreement or arrangement to which Worldpay or any of its subsidiaries is a party that, as a consequence of the Acquisition, would result in certain material adverse changes to Worldpay;

•	except as disclosed by Worldpay, the absence of any material transactions, claims or changes in the conduct of the business by Worldpay, and the absence of any adverse change, litigation or regulatory inquiry, each since December 31, 2016; and

•	except as disclosed by Worldpay, Vantiv not having discovered that any financial or other information concerning Worldpay or any of its subsidiaries is misleading, that Worldpay or any of its subsidiaries is subject to any liability not disclosed in Worldpay’s annual report for the financial year ended December 31, 2016, that Worldpay or any of its subsidiaries is subject or is likely to be subject to certain environmental liabilities (in each case as would be material to Worldpay), or that Worldpay or any of its subsidiaries has not violated certain anti-corruption laws or regulations.

Effect of Approval of Scheme of Arrangement

Upon the scheme of arrangement becoming effective, it will be binding on all Worldpay shareholders, irrespective of whether or not they attended or voted at the general meeting of Worldpay shareholders and the meeting of Worldpay shareholders convened by order of the High Court of Justice in England and Wales, and the consideration due under the Acquisition will be dispatched by or on behalf of Bidco and Vantiv to Worldpay shareholders no later than fourteen days after the date the scheme of arrangement becomes effective in accordance with its terms.

The Scheme Document will include full details of the scheme of arrangement, together with notices of the general meeting of Worldpay shareholders and the meeting of Worldpay shareholders convened by order of the High Court of Justice in England and Wales and the expected timetable, and will specify the action to be taken by Worldpay shareholders.

Mix and Match Facility

Worldpay shareholders (other than certain persons in jurisdictions where local laws or regulations may result in significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available to Worldpay shareholders in that jurisdiction) will be entitled to elect, subject to offsetting elections, to vary the proportions in which they receive cash and shares of Vantiv stock in respect of their Worldpay ordinary shares. However, the total number of Vantiv shares to be issued and the maximum aggregate amount of cash to be paid under the Acquisition will not be varied as a result of elections under the Mix and Match Facility.

Satisfaction of elections made by Worldpay shareholders under the Mix and Match Facility will therefore depend on the extent to which other Worldpay shareholders make offsetting elections. To the extent that elections cannot be satisfied in full, they will be scaled down on a pro rata basis. As a result, Worldpay shareholders who make an election under the Mix and Match Facility will not necessarily know the exact number of Vantiv shares or the amount of cash they will receive until settlement of the consideration due to them in connection with the Acquisition.

The Mix and Match Facility will not affect the entitlement of any Worldpay shareholder who does not make an election under the Mix and Match Facility.

Further details in relation to the Mix and Match Facility (including the action to take in order to make a valid election, the deadline for making elections, and the basis on which entitlement to receive cash may be exchanged for an entitlement to additional Vantiv shares) for Worldpay shareholders will be contained in the Scheme Document.

Change in Acquisition Structure

Vantiv reserves the right to elect, subject to the prior consent of the Panel and the terms of the Co-operation Agreement, to implement the Acquisition by way of a takeover offer for the entire issued and to be issued ordinary share capital of Worldpay as an alternative to the scheme of arrangement. In such an event, the takeover offer will be implemented on the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the scheme of arrangement, subject to the amendments referred to in the Offer Announcement.

If the Acquisition is effected by way of a takeover offer (as described above) and such takeover offer becomes or is declared unconditional in all respects and sufficient acceptances are received, Vantiv intends to:

•	make a request to the London Stock Exchange to cancel trading in Worldpay ordinary shares on its market for listed securities;

•	make a request to the UK Financial Conduct Authority (acting in its capacity as the competent authority for listing under Part VI of the Financial Services and Markets Act 2000), to cancel the listing of the Worldpay ordinary shares from the Official List of the UK Financial Conduct Authority; and

•	exercise its rights to apply the provisions of Chapter 3 of Part 28 of the UK Companies Act 2006, as amended, to acquire compulsorily the remaining Worldpay ordinary shares in respect of which the takeover offer has not been accepted.

Worldpay Share Schemes

Appropriate proposals will be made in due course to participants in the Worldpay share schemes. Details of the proposals will be set out in the Scheme Document and in separate letters to be sent to the participants in the Worldpay share schemes.

Fractional Shares

Fractions of Vantiv shares will not be allotted or issued to Worldpay shareholders but will be aggregated (rounded down to the nearest whole share) and sold in the market as soon as practicable after the scheme of arrangement becomes effective. The net proceeds of such sale will then be distributed pro rata to the relevant Worldpay shareholders in accordance with their fractional entitlements (rounded down to the nearest penny).

The Co-operation Agreement

The following is a summary of selected provisions of the Co-operation Agreement. While we believe this description covers the material terms of the Co-operation Agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Co-operation Agreement which is attached as Annex II to this proxy statement. We urge you to read the Co-operation Agreement carefully and in its entirety.

On August 9, 2017, Vantiv, Bidco and Worldpay entered into that certain Co-operation Agreement (which we refer to as the “Original Co-operation Agreement”), pursuant to which Vantiv, Bidco and Worldpay agreed to provide such information and assistance as the other party reasonably requires for the purposes of obtaining all regulatory clearances and satisfying all regulatory conditions to the Acquisition, making all necessary submissions, filings or notifications to any regulatory authority in connection with the foregoing, and for the preparation of this proxy statement, the Scheme Document and the Prospectus. On August 10, 2017, Vantiv, Bidco and Worldpay entered into the Co-operation Agreement, which amended and restated the Original Co-operation Agreement, to remove certain intention statements by Worldpay with respect to future equity awards and share bonuses, as was requested by the Panel to align with guidelines issued by the Panel.

Regulatory Undertakings

Under the Co-operation Agreement, among other things, Vantiv, Bidco and Worldpay jointly agreed to determine the strategy to be pursued for obtaining all required clearances and satisfying all regulatory conditions to the Acquisition. Each of Vantiv and Bidco agreed to use all reasonable endeavors to secure the required clearances and satisfy the regulatory conditions as soon as reasonably practicable, and to submit to the relevant authorities all necessary filings in connection with the required clearances. Each of Vantiv and Worldpay undertook to the other to provide such information and assistance as the other party may reasonably request for the purposes of obtaining all regulatory clearances and authorizations, making any submission, filings or notifications to any regulatory authority and for the preparation of the Scheme Document, the Prospectus and this proxy statement and to keep the other party reasonably informed of material developments in obtaining the required clearances. Vantiv agreed to pay and agreed to be solely liable for all filing fees payable in connection with obtaining the required clearances.

Vantiv is explicitly not required to agree to any undertaking, commitment or assurance as a condition of obtaining any required clearance or to divest or otherwise dispose of any of its existing assets or businesses.

Undertakings Concerning Stockholder Approval, the Scheme Document and the Prospectus

Under the Co-operation Agreement, Vantiv agreed to take certain actions with regard to receipt of the requisite approval from Vantiv stockholders in connection with the Acquisition. Vantiv agreed to use all reasonable endeavors to have this proxy statement cleared by the SEC, to solicit proxies from Vantiv stockholders in favor of the approval of the Share Issuance Proposal and to cause the Vantiv shares to be issued to Worldpay shareholders pursuant to the scheme of arrangement.

Additionally, Vantiv and Bidco agreed to provide to Worldpay, as promptly as reasonably practicable, all information about Vantiv and Bidco as may be reasonably required for inclusion in the Scheme Document or any other document required to be produced by Worldpay in connection with the Acquisition, and to procure that the Board of Directors of Vantiv and the Board of Directors of Bidco accept responsibility for all information in the Scheme Document relating to Vantiv and Bidco (as applicable), other subsidiaries of Vantiv and, amongst others, their respective directors and persons acting in concert with them, in the terms required by the Code.

Furthermore, Vantiv agreed to use all reasonable endeavors to obtain the approval of the UK Listing Authority of the Prospectus required to be dispatched by Vantiv to Worldpay shareholders, and published thereafter, in connection with the admission of Vantiv shares to be issued pursuant to the Share Issuance Proposal to the Official List maintained by the Financial Conduct Authority and to trading on the Main Market of the London Stock Exchange. Additionally, Vantiv agreed to use all reasonable endeavors to cause the Vantiv shares to be issued pursuant to the Share Issuance Proposal to be admitted to the Official List maintained by the Financial Conduct Authority and listed on the London Stock Exchange.

Right to Switch to a Takeover Offer

Subject to the consent of the Panel, Vantiv and/or Bidco may elect to implement the Acquisition by way of a takeover offer rather than by means of a scheme of arrangement where:

•	Worldpay provides its prior written consent;

•	in the event that the general meeting of the Worldpay shareholders, the meeting of Worldpay shareholders convened by the High Court of Justice in England and Wales and the hearing of the High Court of Justice in England and Wales at which Worldpay will seek an order sanctioning the scheme of arrangement are not held on or before the 22nd day after the expected date of such meetings or hearing (as applicable) as set out in the Scheme Document, subject to certain exceptions;

•	the Board of Directors of Worldpay withdraws or materially and adversely qualifies its recommendation to the Worldpay shareholders to vote in favor of the scheme of arrangement; or

•	a third party announces a firm intention to make an offer for the entire issued or to be issued ordinary share capital of Worldpay, and the Board of Directors of Worldpay recommends the Worldpay shareholders to accept such offer or fails to publicly reaffirm its unanimous and unconditional recommendation to the Worldpay shareholders to vote in favor of the scheme of arrangement within five days of being requested in writing by Vantiv to do so.

If Vantiv and/or Bidco elects to implement the Acquisition by way of a takeover offer, and Worldpay provides its written consent to this (although in certain circumstances the consent of Worldpay is not required), the acceptance condition to the takeover offer will be set at not less than 90% of the Worldpay ordinary shares to which the takeover offer relates (or such lesser percentage as may be agreed between the parties in writing after, to the extent necessary, consultation with the Panel, being in any case more than 50% of Worldpay ordinary shares to which the offer relates). Additionally, Vantiv and Bidco shall refrain from taking any action that would cause the Acquisition not to proceed, to lapse or to be withdrawn for failure to reach the acceptance condition prior to the 60th day after publication of the takeover offer document dispatched to Worldpay shareholders. Vantiv and Worldpay agree that such a takeover offer may not include conditions to its implementation that are more onerous to fulfill in the aggregate than the conditions to the scheme of arrangement (subject to any modifications or amendments that may be required by the Panel or which are necessary as a result of the switch to a takeover offer).

Conduct of Business

During the pendency of the Acquisition, Vantiv agreed to certain restrictions on its business. Subject to certain exceptions, prior to the closing date of the Acquisition Vantiv shall not issue any shares of Vantiv common stock nor grant any option or right to subscribe for shares of Vantiv common stock; consolidate, sub-divide, reclassify, redeem or repurchase any Vantiv common stock; amend its organizational documents; adopt a plan of partial or complete liquidation or dissolution; delist the Vantiv common stock from the New York Stock Exchange; authorize, declare or pay any dividends, unless it does so with reference to a record date after the closing date of the Acquisition such that after the Acquisition, the new shares of Vantiv stock issued pursuant to the Share Issuance Proposal shall rank pari passu with all other shares of Vantiv common stock; or agree to do any of the foregoing.

Corporate Governance

Vantiv agreed to amend its bylaws to ensure that, on the date that the scheme of arrangement becomes effective, or if the Acquisition is to be implemented by way of a takeover offer, the date that the offer becomes or is declared unconditional:

•	Philip Jansen and Charles Drucker are appointed as co-Chief Executive Officers of Vantiv;

•	for the two years following such date, the removal of Philip Jansen or Charles Drucker may only be effected with the approval of a supermajority vote of Vantiv directors, unless Philip Jansen or Charles Drucker voluntarily resign or such removal is for cause; and

•	for the two years following such date, any modification or amendment of the foregoing two amendments may only be made with the approval of a supermajority vote of Vantiv directors.

Termination of the Co-operation Agreement

The Co-operation Agreement will terminate:

(a)	if agreed in writing between Vantiv and Worldpay;

(b)	upon the service of written notice by Vantiv or Worldpay to the other party if:

(i)	the Scheme Document does not include the recommendation of the Board of Directors of Worldpay of the Acquisition, or if the Acquisition is to be implemented by way of a takeover offer and the offer document does not include such recommendation;

(ii)	the Board of Directors of Worldpay withdraws their recommendation of the Acquisition;

(iii)	Worldpay makes an announcement before the publication of the Scheme Document that it will not convene the general meeting of the Worldpay shareholders or the meeting of Worldpay shareholders to be convened by the High Court of Justice in England and Wales or that it intends not to post the Scheme Document (otherwise than as a result of Worldpay providing its written consent to the Acquisition being implemented by way of a takeover offer); or

(iv)	the Acquisition has not occurred on or prior to March 31, 2018 (or such later date as Vantiv and Worldpay may agree, with the consent of the Panel, and the High Court of Justice in England and Wales may allow);

(c)	if a competing transaction completes, becomes effective or becomes unconditional in all respects;

(d)	upon service of written notice by Vantiv to Worldpay if a competing transaction is announced and such competing transaction is recommended by the Worldpay Board of Directors;

(e)	upon service of written notice by Worldpay to Vantiv if this proxy statement does not include the recommendation of the Board of Directors of Vantiv of the Acquisition or if the Board of Directors of Vantiv announces that it does not intend to recommend the Acquisition, convene the Vantiv stockholders’ meeting or post this proxy statement; or

(f)	if any condition to the Acquisition has been invoked, with the consent of the Panel, and the scheme of arrangement has been withdrawn, or, following Worldpay’s prior written consent to the Acquisition being implemented by way of a takeover offer, the offer lapses.

The Fifth Third Transaction

At Vantiv’s request, in order to facilitate the completion of the Acquisition and to minimize any effect that Fifth Third Bank’s equity ownership position in Vantiv could have on the combined company’s growth or expansion following completion of the Acquisition, on August 9, 2017, Fifth Third Bank exchanged 19,790,000

Class B units in Vantiv Holding, LLC for 19,790,000 shares of Vantiv Class A common stock, and Vantiv purchased such newly-issued Vantiv shares from Fifth Third Bank at a price of $64.04 per share. As a result of the Fifth Third Transaction, Fifth Third Bank now beneficially owns approximately 8.6% of the total equity interests in Vantiv and Vantiv Holding. Additionally, the Class B director resigned from the Board of Directors of Vantiv at the time of the purchase. If the Acquisition is completed and Fifth Third Bank’s beneficial ownership percentage is greater than 4.9%, then within 30 business days of the completion of the Acquisition, Fifth Third Bank shall sell to Vantiv, and Vantiv shall purchase from Fifth Third, for $64.05 per share, such number of Class B units or Class A shares necessary such that after the consummation of such purchase, Fifth Third Bank shall beneficially own no more than 4.9% of the total outstanding shares of the combined company.

Financing

In connection with the Fifth Third Transaction, Vantiv, LLC entered into an incremental amendment, dated August 7, 2017 to the Loan Agreement permitting Vantiv, LLC to obtain $1.27 billion of additional seven-year term B loans.

In connection with the financing of the cash consideration payable to Worldpay shareholders under the terms of the Offer and to refinance certain existing indebtedness of Worldpay, Vantiv, LLC, a Delaware limited liability company and subsidiary of Vantiv entered into that certain incremental amendment dated August 9, 2017, amending the Loan Agreement, pursuant to which, subject to the conditions set forth therein, certain lenders have committed to provide approximately an additional $2.734 billion in incremental term loan facilities and a $350 million increase to the revolving credit facility under the Loan Agreement for the benefit of Vantiv, LLC and certain of its subsidiaries. Additionally, Vantiv, LLC entered into the Bridge Commitment Letter, dated August 9, 2017 and the Bridge Fee Letter, dated August 9, 2017 with the lenders or agents party thereto, under which certain lenders have committed to make available to Vantiv, LLC a new unsecured bridge loan facility in an amount up to $1.13 billion subject to the conditions set forth therein less the amount of cash proceeds received from the issuance of senior unsecured debt securities on or prior to the closing of the Acquisition. Furthermore, Vantiv, LLC entered into the Backstop Commitment Letter, dated August 9, 2017 and the Backstop Fee Letter, dated August 9, 2017 with Morgan Stanley Senior Funding, Inc. and the other commitment parties party thereto, under which certain lenders and agents are willing to make available to Vantiv, LLC new backstop loan facilities, subject to the terms and conditions set forth therein.

Additionally, Vantiv, LLC has entered into that certain Third Amendment and Restatement Agreement, dated September 8, 2017, among Vantiv, LLC, as borrower, the subsidiaries of Vantiv party thereto, the various lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent for the lenders and the other agents party thereto, to amend and restate the Loan Agreement (the Loan Agreement as amended by the Third Amendment and Restatement Agreement, the “Third Amended and Restated Loan Agreement”), to, among other things, refinance and extend the maturity of the existing term A-3 loans, refinance, extend the maturity of, provide for additional currencies under, and increase by an additional $250.0 million the existing revolving credit commitments, which such agreement caused the backstop commitment letter referred to above to terminate under the terms of such commitment letter. The effectiveness of the Third Amended and Restated Loan Agreement is subject to, among other things, consummation of the Acquisition. On September 21, 2017, JPMorgan Chase Bank, N.A., as the resigning administrative agent and collateral agent, Morgan Stanley Senior Funding, Inc., as the successor administrative agent and collateral agent, Vantiv, LLC and certain of its subsidiaries party thereto entered into that certain Resignation and Appointment Agreement to appoint Morgan Stanley Senior Funding, Inc. as the successor agent under the Loan Agreement and, upon its effectiveness, the Third Amended and Restated Loan Agreement.

On October 3, 2017, Vantiv, LLC entered into that certain Amendment No. 4 by and among Vantiv, LLC, as borrower, the various lenders party thereto, and Morgan Stanley Senior Funding, Inc., as administrative agent for the lenders and the other agents party thereto. Amendment No. 4 amends the Loan Agreement to, among other things, (i) replace the existing initial term B loan tranche with an approximately $759 million term B-3 loan tranche and (ii) replace the incremental term B loan tranche incurred in connection with the Fifth Third Transaction with a $1.27 billion term B-4 loan tranche. The amendment also provides that the $535 million incremental term B-1 tranche to be funded in connection with the closing of the Acquisition will, immediately after the incurrence thereof, be deemed to constitute the same class of term loans as the new term B-4 loans. Upon the effectiveness of the Third Amended and Restated Loan Agreement additional and conforming changes pursuant to Amendment No. 4 will be made to such loan agreement.

No Dissenters’ Rights

None of our stockholders will be entitled to exercise dissenters’ rights or to demand payment for his, her or its shares of Vantiv Class A common stock in connection with the Acquisition.

United States Federal Income Tax

Our stockholders will not realize gain or loss in connection with the Acquisition with respect to their shares of Vantiv Class A common stock for United States federal income tax purposes.

Accounting Treatment

We prepare our financial statements in accordance with U.S. GAAP. The Acquisition will be accounted for as a business combination using the acquisition method of accounting with Vantiv being treated as the acquirer. The Acquisition will result in the recognition of assets acquired and liabilities assumed at fair value. The preliminary allocation of the purchase price used in the pro forma combined financial information presented elsewhere in this proxy statement is based on preliminary estimates and currently available information. These assumptions and estimates, some of which cannot be finalized until the completion of the Acquisition, will be revised as additional information becomes available upon completion of the Acquisition and finalization of the valuation of Worldpay’s assets and liabilities. The final determination of the allocation of the purchase price will be based on the fair values of the assets and liabilities of Worldpay as of the closing date of the Acquisition.

Irrevocable Undertakings

Vantiv has received irrevocable undertakings from the Worldpay Board of Directors in respect of their own beneficial holdings of Worldpay ordinary shares to vote or procure votes in favor of the scheme of arrangement at the Worldpay shareholder meeting (or in the event that the Acquisition is implemented by way of a takeover offer, to accept or procure acceptance of the takeover offer) in respect of 21,056,283 Worldpay ordinary shares, in aggregate, representing approximately 1.05% of the issued ordinary share capital of Worldpay. These irrevocable commitments will continue to be binding in the event that a higher competing offer is made for Worldpay, but will cease to be binding on the earliest to occur of the following events: (i) if Vantiv and/or Bidco publicly announces, with the consent of any relevant authority (if required) and before the Scheme Document (or, if applicable, the offer document) is posted, that it does not intend to proceed with the Acquisition and no new revised or replacement scheme of arrangement or takeover offer is contemporaneously announced by Vantiv; (ii) if the Acquisition lapses or is withdrawn other than where the Acquisition is withdrawn or lapses solely as a result of Vantiv and/or Bidco exercising its rights to implement the Acquisition by way of a takeover offer rather than the scheme of arrangement; (iii) if the scheme of arrangement does not become effective, or, if Vantiv and/or Bidco elects to implement the Acquisition by takeover offer, the takeover offer does not become wholly unconditional, in each case by March 31, 2018 (or such later time as Worldpay and Vantiv agree in writing with the consent of the Panel); (iv) if any competing offer for the issued and to be issued ordinary share capital of Worldpay is made and declared wholly unconditional (if implemented by way of a takeover offer) or otherwise becomes effective (if implemented by way of a scheme of arrangement); (v) if the Acquisition is to be implemented by way of a takeover offer and the offer document is not posted to the Worldpay shareholders within the permitted period under the Code or as otherwise agreed with the Panel; or (vi) if the proxy statement and (if different) the document convening the Vantiv stockholders’ meeting does not include the recommendation of the directors of Vantiv of the Acquisition or it is announced before the publication of the proxy statement that the board of Vantiv no longer intends to make such recommendation or intends to adversely modify or qualify such recommendation, or that it will not convene the Vantiv stockholders’ meeting or it does not intend to post the proxy statement or convene the Vantiv shareholders’ meeting.

Regulatory Matters

General

Vantiv and Worldpay have agreed to jointly determine the strategy for satisfying and obtaining the regulatory clearances necessary for the Acquisition and to interface with regulatory authorities. Vantiv and Worldpay have agreed to provide each other with such information and assistance as Vantiv or Worldpay, as applicable, may reasonably require for the purposes of obtaining all clearances and making any submission, filing or notification to any regulatory authority. Vantiv and Worldpay also agreed to take or cause to be taken all steps necessary in order to obtain the regulatory clearances as soon as reasonably practicable, subject to certain exceptions. These regulatory clearances include approval under, or notifications pursuant to, the HSR Act, the Financial Services and Markets Act of 2000 and the Dutch Central Bank. Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Acquisition. Approvals from or under the HSR Act, the Financial Conduct Authority and the Dutch Central Bank are conditions to the making of the Offer. Additional information is provided above under the heading “—The Co-operation Agreement.”

HSR Act and United States Antitrust Matters

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the Acquisition cannot be completed until Vantiv and Worldpay file notification and report forms with the FTC and the Antitrust Division of the Department of Justice under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following a party’s filing of its HSR Act notification forms or the early termination of that waiting period.

At any time before or after consummation of the Acquisition, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Acquisition, seeking divestiture of substantial assets of Vantiv or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Acquisition and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Acquisition or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

On August 25, 2017, Vantiv and Worldpay filed their notification and report forms with the FTC and the Antitrust Division of the DOJ. The expiration or early termination of the waiting period under the HSR Act is a condition to the making of the Offer. The waiting period expired at 11:59 p.m. on September 25, 2017.

FCA Approvals

The Acquisition cannot be completed until the Financial Conduct Authority has for the purposes of the Financial Services and Markets Act of 2000, approved Vantiv’s acquisition of control over any relevant regulated entity of Worldpay and its subsidiaries which would result from the Acquisition, and the Financial Conduct Authority has given notice in writing (without indicating any objection or concern) that it has updated its records in respect of any change in qualifying holding of any of Worldpay or its subsidiaries which is an authorized payment institution for the purposes of the Payment Services Regulations 2009, which would also result from the Acquisition.

The Financial Conduct Authority has confirmed its unconditional approval of the proposed change in control of Worldpay (UK) Limited, which is the only Worldpay entity that is a UK authorized person, and has also confirmed that it has no objections to the changes in qualifying holdings of those Worldpay entities that are authorized payment institutions for the purposes of the Payment Service Regulations 2009 and that the Financial Conduct Authority’s records in respect of those entities will be updated once the Financial Conduct Authority receives confirmation that the Acquisition is consummated.

In light of the above confirmations from the Financial Conduct Authority, Vantiv considers the condition relating to the Financial Conduct Authority’s approvals satisfied.

Dutch Central Bank Approval

The Offer is also conditional on the Dutch Central Bank having granted a positive decision with respect to the integrity (betrouwbaarheid) of each person who will become a co-policymaker of Worldpay B.V and any other relevant subsidiary of Worldpay in connection with the proposed implementation of the Offer.

The Dutch Central Bank has made positive decisions in respect of the integrity of all persons who need to be vetted as co-policymakers of Worldpay BV in relation to the proposed implementation of the Offer.

Litigation Relating to the Acquisition

On November 3, 2017, a putative class action complaint was filed in the United States District Court for the Southern District of Ohio against Vantiv and the members of the Vantiv Board, by an individual purporting to be a stockholder of Vantiv. The complaint was amended on November 13, 2017. The lawsuit is captioned Klein v. Vantiv, Inc., et al., Civil Action No. 1:17-cv-739, and alleges that Vantiv filed a materially incomplete proxy statement on Schedule 14A with the SEC in violation of Section 14(a) of the Securities Exchange Act of 1934 and the Vantiv Board of Directors authorized such filing in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934. The lawsuit seeks damages against the defendants and seeks to enjoin Vantiv from holding a stockholder vote on the Share Issuance Proposal and consummating the Acquisition.

The plaintiff and Vantiv agreed on certain additional disclosures, which have been included in this proxy statement. Such additional disclosures were not included in the preliminary proxy statement filed with the SEC on September 25, 2017, and Vantiv believes the allegations in the amended complaint are without merit and this proxy statement would be complete in all respects without such additional disclosures. The plaintiff has agreed that such additional disclosures have mooted any claims contained in the amended complaint.

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

(in thousands of Dollars, except per share amounts)

On August 9, 2017, pursuant to Rule 2.7 of the Takeover Code, Vantiv and Worldpay released the Offer Announcement disclosing the terms on which Vantiv intends to make a recommended offer to acquire the issued and to be issued ordinary shares of Worldpay (the holders of such shares, the “Sellers”), both directly and indirectly through Bidco, in a cash and stock transaction. Under the terms of the Offer, Worldpay shareholders will be entitled to receive, for each Worldpay ordinary share held by such shareholders, 55 pence in cash and 0.0672 new shares of Vantiv Class A common stock. The Acquisition is to be effected by means of a court-sanctioned scheme of arrangement between Worldpay and Worldpay shareholders under the UK Companies Act 2006, as amended. In addition to the consideration payable in connection with the Offer, Worldpay shareholders received an interim dividend on October 23, 2017 of 0.8 pence per Worldpay ordinary share. Worldpay shareholders will furthermore be entitled to receive a special dividend of 4.2 pence per Worldpay ordinary share on the business day immediately preceding the effective date of the Acquisition (or such other time as Vantiv and Worldpay may agree).

On October 14, 2016, Vantiv, LLC entered into the Loan Agreement governing its existing term loans and revolving credit facility. Subsequent to the announcement of and in connection with the Offer, Vantiv, LLC has executed additional amendments to the loan agreement with various financial institutions and their affiliates, providing Vantiv, LLC with commitments to fund $1.605 billion of additional five-year term A loans, $1.129 billion of additional seven-year term B loans, and $600.0 million of additional revolving credit commitments. The proceeds of the commitments provided under the incremental amendment will be used to, among other things, provide the cash consideration for the Acquisition, refinance existing debt of Worldpay, pay fees and expenses in connection with the foregoing and for working capital and general corporate purposes.

The following unaudited pro forma condensed combined financial information gives effect to the Transaction, which includes adjustments for the following:

•	the conversion of Worldpay’s historical financial statements from Pound Sterling to U.S. Dollars;

•	the conversion of Worldpay’s historical financial statements prepared in accordance with IFRS as issued by the IASB to U.S. GAAP;

•	certain reclassifications to conform Worldpay’s historical financial statement presentation to Vantiv’s presentation;

•	application of the acquisition method of accounting under the provisions of ASC 805, and to reflect aggregate offer consideration of approximately $11.0 billion in exchange for 100% of all outstanding Worldpay ordinary shares;

•	proceeds and uses of the new and amended financing arrangements entered into in connection with the Offer; and

•	transaction costs in connection with the Transaction.

The following unaudited pro forma condensed combined statements and related notes are based on and should be read in conjunction with (i) the historical consolidated financial statements of Vantiv and the related notes included in Vantiv’s Annual Report on Form 10-K for the year ended December 31, 2016 which was filed with the SEC on February 8, 2017 and the historical unaudited consolidated financial statements of Vantiv and related notes included in Vantiv’s Quarterly report on Form 10-Q for the period ended September 30, 2017 which was filed with the SEC on October 26, 2017, each of which is incorporated by reference in this document, and (ii) the audited consolidated financial statements of Worldpay for the year ended December 31, 2016 and the related notes and the unaudited condensed consolidated financial statements of Worldpay for the nine months ended September 30, 2017 and related notes contained herein.

The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2017 and the year ended December 31, 2016 combine the historical consolidated statements of income of Vantiv and Worldpay, giving effect to the Transaction as if it had been completed on January 1, 2016. The accompanying unaudited pro forma condensed combined statement of financial position as of September 30, 2017 combines the historical condensed combined statements of financial position of Vantiv and Worldpay, giving effect to the Transaction as if it had been completed on September 30, 2017.

The historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the Transaction, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing effect on the combined results of Vantiv and Worldpay. The statements contained herein do not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the Transaction.

The statements and related notes are being provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the Transaction been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period.

The pro forma adjustments are based upon available information and certain assumptions as described in the accompanying notes to the unaudited pro forma condensed combined financial information which management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. For pro forma purposes, the fair value of Worldpay’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Management believes the fair values recognized for the assets acquired and liabilities assumed are based on reasonable estimates and assumptions.

Vantiv, Inc.

Unaudited Pro Forma Condensed Combined Statement of Financial Position

As of September 30, 2017

		Worldpay
(In $ thousands)	Historical Vantiv	Historical U.S. Dollars (IFRS) (Note 6)	Pro Forma Reclassification Adjustments (Note 2)	Pro Forma (U.S. GAAP)	Pro Forma Adjustments	(Note 4)	Pro Forma Condensed Combined
Assets
Current assets:
Cash and cash equivalents	$92,638	$—	$659,915	$659,915	$(90,240)	(a)	$662,313
Own cash and cash equivalents	—	978,704	(978,704)	—	—		—
Accounts receivable — net	901,028	—	655,496	655,496	—		1,556,524
Trade and other receivables	—	655,496	(655,496)	—	—		—
Merchant float	—	1,531,323	(180,579)	1,350,744	—		1,350,744
Settlement assets	135,043	—	2,688,705	2,688,705	—		2,823,748
Scheme debtors	—	2,688,705	(2,688,705)	—	—		—
Inventory	—	1,609	(1,609)	—	—		—
Other	166,737	—	1,609	1,609	—		168,346

Total current assets	1,295,446	5,855,837	(499,368)	5,356,469	(90,240)		6,561,675
Property, equipment and software — net	470,308	—	796,262	796,262	(286,517)	(b)	980,053
Property, plant and equipment	—	124,745	(124,745)	—	—		—
Intangible assets — net	732,431	—	441,597	441,597	2,464,403	(c)	3,638,431
Other intangible assets	—	1,113,114	(1,113,114)	—	—		—
Goodwill	4,180,307	1,753,234	—	1,753,234	8,250,460	(d)	14,184,001
Financial assets-Visa Inc. preference shares	—	371,083	—	371,083	—		371,083
Deferred taxes	1,322,679	—	5,483	5,483	—		1,328,162
Deferred tax assets	—	5,483	(5,483)	—	—		—
Restricted cash	—	—	499,368	499,368	—		499,368
Investment in joint venture and associate	—	6,585	(6,585)	—	—		—
Investment	—	11,137	(11,137)	—	—		—
Deferred consideration-Visa Europe	—	66,377	(66,377)	—	—		—
Other assets	88,763	—	84,099	84,099	—		172,862

Total assets	$8,089,934	$9,307,595	$—	$9,307,595	$10,338,106		$27,735,635

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$531,510	$—	$912,289	$912,289	$—		$1,443,799
Trade and other payables	—	540,121	(540,121)	—	—		—
Provisions	—	372,168	(372,168)	—	—		—
Settlement obligations	788,261	—	4,220,029	4,220,029	—		5,008,290
Merchant creditors	—	4,220,029	(4,220,029)	—	—		—
Current portion of note payable	140,654	—	27,492	27,492	85,600	(e)	253,746
Borrowings	—	27,492	(27,492)	—	—		—
Current portion of tax receivable agreement obligations	316,642	—	—	—	—		316,642
Financial liabilities-CVR liabilities	—	503,036	—	503,036	—		503,036
Finance leases	—	18,006	(18,006)	—	—		—
Current tax liabilities	—	59,941	(59,941)	—	—		—
Other	34,139	—	77,947	77,947	112,518	(f)	224,604

Total current liabilities	1,811,206	5,740,793	—	5,740,793	198,118		7,750,117
Long-term liabilities:
Note payable	4,591,619	—	2,172,296	2,172,296	1,526,986	(e)	8,290,901
Borrowings	—	2,172,296	(2,172,296)	—	—		—
Tax receivable agreement obligations	918,944	—	—	—	—		918,944
Deferred taxes	98,097	—	153,303	153,303	545,886	(g)	797,286
Deferred tax liabilities	—	153,303	(153,303)	—	—		—
Finance leases	—	20,008	(20,008)	—	—		—
Provisions	—	2,167	(2,167)	—	—		—
Other	52,963	—	22,175	22,175	—		75,138

Total long-term liabilities	5,661,623	2,347,774	—	2,347,774	2,072,872		10,082,269

Total liabilities	7,472,829	8,088,567	—	8,088,567	2,270,990		17,832,386
Commitments and contingencies
Equity:
Total Vantiv, Inc. equity	558,168	—	—	—	8,850,717	(h)	9,408,885
Total Worldpay equity	—	1,219,028	—	1,219,028	(1,219,028)	(h)	—
Non-controlling interests	58,937	—	—	—	435,427	(i)	494,364

Total equity	617,105	1,219,028	—	1,219,028	8,067,116		9,903,249

Total liabilities and equity	$8,089,934	$9,307,595	$—	$9,307,595	$10,338,106		$27,735,635

Vantiv, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Nine Months Ended September 30, 2017

		Worldpay
(In $ thousands, except share data)	Historical Vantiv	Historical U.S. Dollars (IFRS) (Note 6)	Pro Forma Reclassification Adjustments (Note 2)	Pro Forma (U.S. GAAP)	Pro Forma Adjustments	(Note 5)		Pro Forma Condensed Combined
Total revenue	$2,960,731	$4,813,289	$(3,249,751)	$1,563,538	$—			$4,524,269
Interchange and scheme fees	—	3,661,797	(3,661,797)	—	—			—
Network fees and other costs	1,406,358	—	503,521	503,521	—			1,909,879
Other cost of sales	—	145,439	(145,439)	—	—			—
Personnel expenses	—	338,112	(338,112)	—	—			—
Sales and marketing	497,082	—	240,879	240,879	—			737,961
Other operating costs	234,347	—	218,817	218,817	—			453,164
General, selling and administrative expenses	—	237,972	(237,972)	—	—			—
General and administrative	189,632	—	170,352	170,352	—			359,984
Depreciation and amortization	236,964	158,766	—	158,766	135,425	(a	)	531,155

Income from operations	396,348	271,203	—	271,203	(135,425)			532,126
Interest expense — net	(97,441)	—	(57,369)	(57,369)	(103,686)	(b	)	(258,496)
Finance costs — other	—	(64,224)	64,224	—	—			—
Finance income — Visa Europe	—	122,273	—	122,273	—			122,273
Finance costs — CVR liabilities	—	(93,073)	—	(93,073)	—			(93,073)
Gain on disposal of investment and subsidiary	—	8,743	(8,743)	—	—			—
Share of results of joint venture and associate	—	(1,073)	1,073	—	—			—
Non-operating income	13,672	—	815	815	—			14,487

Income before applicable income taxes	312,579	243,849	—	243,849	(239,111)			317,317
Income tax expense	83,519	72,152	—	72,152	(72,680)	(c	)	82,991

Net income	229,060	171,697	—	171,697	(166,431)			234,326
Less: Net income attributable to non-controlling interests	(39,280)	—	—	—	17,417	(d	)	(21,863)

Net income attributable to Vantiv, Inc.	$189,780	$171,697	$—	$171,697	$(149,014)			$212,463

Net income per share attributable to Vantiv, Inc. Class A common stock:
Basic	$1.18							$0.72
Diluted	$1.17							$0.72
Shares used in computing net income per share of Class A common stock:
Basic	161,205,066				134,400,000	(e	)	295,605,066
Diluted	162,617,782				134,400,000	(e	)	297,017,782

Vantiv, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2016

		Worldpay
(In $ thousands, except share data)	Historical Vantiv	Historical U.S. Dollars (IFRS) (Note 6)	Pro Forma Reclassification Adjustments (Note 2)	Pro Forma (U.S. GAAP)	Pro Forma Adjustments	(Note 5)	Pro Forma Condensed Combined
Total revenue	$3,578,991	$6,169,232	$(4,178,032)	$1,991,200	$—		$5,570,191
Interchange and scheme fees	—	4,641,925	(4,641,925)	—	—		—
Network fees and other costs	1,674,230	—	579,693	579,693	—		2,253,923
Other cost of sales	—	188,806	(188,806)	—	—		—
Personnel expenses	—	461,953	(461,953)	—	—		—
Sales and marketing	582,251	—	338,045	338,045	—		920,296
Other operating costs	294,235	—	286,354	286,354	—		580,589
General, selling and administrative expenses	—	326,071	(326,071)	—	—		—
General and administrative	189,707	—	236,631	236,631	—		426,338
Depreciation and amortization	270,054	174,827	—	174,827	211,424	(a)	656,305

Income from operations	568,514	375,650	—	375,650	(211,424)		732,740
Interest expense — net	(109,534)	—	(81,966)	(81,966)	(137,033)	(b)	(328,533)
Finance costs — other	—	(164,163)	164,163	—	—		—
Finance income — Visa Europe	—	369,003	—	369,003	—		369,003
Finance costs — CVR liabilities	—	(219,690)	—	(219,690)	—		(219,690)
Share of results of joint venture and associate	—	(2,041)	2,041	—	—		—
Non-operating (expense)	(36,256)	—	(84,238)	(84,238)	—		(120,494)

Income before applicable income taxes	422,724	358,759	—	358,759	(348,457)		433,026
Income tax expense	141,853	180,200	—	180,200	(104,079)	(c)	217,974

Net income	280,871	178,559	—	178,559	(244,378)		215,052
Less: Net income attributable to non-controlling interests	(67,663)	—	—	—	36,592	(d)	(31,071)

Net income attributable to Vantiv, Inc.	$213,208	$178,559	$—	$178,559	$(207,786)		$183,981

Net income per share attributable to Vantiv, Inc. Class A common stock:
Basic	$1.37						$0.63
Diluted	$1.32						$0.62
Shares used in computing net income per share of Class A common stock:
Basic	156,043,636				134,400,000	(e)	290,443,636
Diluted	162,115,549				134,400,000	(e)	296,515,549

1. Basis of pro forma presentation

The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2017 and the year ended December 31, 2016 combine the historical consolidated statements of income of Vantiv and Worldpay, giving effect to the Transaction as if it had been completed on January 1, 2016. The accompanying unaudited pro forma condensed combined statement of financial position as of September 30, 2017 combines the historical consolidated statements of financial position of Vantiv and Worldpay, giving effect to the Transaction as if it had been completed on September 30, 2017.

Vantiv’s historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. Worldpay’s historical financial statements were prepared in accordance with IFRS as issued by the IASB and presented in Pound Sterling. As discussed in Note 6, the historical Worldpay financial statements were translated to U.S. dollars, and as discussed in Note 2, certain reclassifications were made to align Worldpay’s financial statement presentation with that of Vantiv.

Refer to the table below for the exchange rates used throughout the unaudited pro forma condensed combined financial statements. Worldpay’s historical financial statements and reclassification adjustments were translated from Pound Sterling to U.S. dollars using the period-end rate for the unaudited pro forma condensed combined statement of financial position as of September 30, 2017 and a historical average rate during the periods presented for the unaudited pro forma condensed combined statements of income.

		U.S. Dollars/ Pound Sterling
Year ended December 31, 2016	Average spot rate	1.3586
Nine months ended September 30, 2017	Average spot rate	1.2740
September 30, 2017	Period-end spot rate	1.3395

The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared using the acquisition method of accounting under the provisions of ASC 805 with Vantiv considered the acquirer of Worldpay. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined statement of financial position, the purchase consideration has been allocated to the assets acquired and liabilities assumed of Worldpay based upon management’s preliminary estimate of their fair values as of September 30, 2017. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Definitive allocations will be performed and finalized by the Company with the services of outside valuation specialists. Accordingly, the purchase price allocation and amortization adjustments reflected in these unaudited pro forma condensed combined financial statements are preliminary and subject to revision based on a final determination of fair value.

Assets acquired and liabilities assumed in a business combination that arise from contingencies must be recognized at fair value if the fair value can be reasonably estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability would be recognized in accordance with ASC 450, “Disclosure of Certain Loss Contingencies” (“ASC 450”). If the fair value is not determinable and the ASC 450 criteria is not met, no asset or liability would be recognized.

2. Worldpay reclassification adjustments

Worldpay’s historical financial statements were prepared in accordance with IFRS as issued by the IASB. During the preparation of this unaudited pro forma condensed combined financial information, management performed an analysis of Worldpay’s financial information to identify differences between IFRS as issued by

IASB and U.S. GAAP, differences in accounting policies compared to those of Vantiv, and differences in financial statement presentation compared to the presentation of Vantiv. At the time of preparing the unaudited pro forma combined financial information, other than the adjustments made herein, the Company is not aware of any other material differences. The below adjustments represent Vantiv’s best estimates based upon the information currently available to Vantiv and could be subject to change once more detailed information is available.

Refer to the table below for a summary of reclassification adjustments made to present Worldpay’s statement of financial position as of September 30, 2017 to conform with that of Vantiv:

Statement of Financial Position As of September 30, 2017 (In $ thousands)	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	Pro Forma Worldpay Reclassification Adjustments
Cash and cash equivalents	$978,704	$180,579	$(499,368)	$—	$—	$—	$—	$—	$659,915
Own cash and cash equivalents	(978,704)		—	—	—	—	—	—	(978,704)
Accounts receivable — net	655,496	—	—	—	—	—	—	—	655,496
Trade and other receivables	(655,496)	—	—	—	—	—	—	—	(655,496)
Merchant float	—	(180,579)	—	—	—	—	—	—	(180,579)
Settlement assets	2,688,705	—	—	—	—	—	—	—	2,688,705
Scheme debtors	(2,688,705)	—	—	—	—	—	—	—	(2,688,705)
Inventory	(1,609)	—	—	—	—	—	—	—	(1,609)
Other	1,609	—	—	—	—	—	—	—	1,609
Property, equipment and software — net	124,745	—	—	671,517	—	—	—	—	796,262
Property, plant and equipment	(124,745)	—	—	—	—	—	—	—	(124,745)
Intangible assets — net	1,113,114	—	—	(671,517)	—	—	—	—	441,597
Other intangible assets	(1,113,114)	—	—	—	—	—	—	—	(1,113,114)
Deferred taxes	5,483	—	—	—	—	—	—	—	5,483
Deferred tax assets	(5,483)	—	—	—	—	—	—	—	(5,483)
Restricted cash	—	—	499,368	—	—	—	—	—	499,368
Investment in joint venture and associate	—	—	—	—	(6,585)	—	—	—	(6,585)
Investment	—	—	—	—	(11,137)	—	—	—	(11,137)
Deferred consideration — Visa Europe	—	—	—	—	(66,377)	—	—	—	(66,377)
Other assets	—	—	—	—	84,099	—	—	—	84,099
Accounts payable and accrued expenses	—	—	—	—	—	912,289	—	—	912,289
Trade and other payables	—	—	—	—	—	(540,121)	—	—	(540,121)
Provisions	—	—	—	—	—	(372,168)	—	—	(372,168)
Settlement obligations	4,220,029	—	—	—	—	—	—	—	4,220,029
Merchant creditors	(4,220,029)	—	—	—	—	—	—	—	(4,220,029)
Current portion of note payable	27,492	—	—	—	—	—	—	—	27,492
Borrowings	(27,492)	—	—	—	—	—	—	—	(27,492)
Finance leases	—	—	—	—	—	—	(18,006)	—	(18,006)
Current tax liabilities	—	—	—	—	—	—	(59,941)	—	(59,941)
Other	—	—	—	—	—	—	77,947	—	77,947
Note payable	2,172,296	—	—	—	—	—	—	—	2,172,296
Borrowings	(2,172,296)	—	—	—	—	—	—	—	(2,172,296)
Deferred taxes	153,303	—	—	—	—	—	—	—	153,303
Deferred tax liabilities	(153,303)	—	—	—	—	—	—	—	(153,303)
Finance leases	—	—	—	—	—	—	—	(20,008)	(20,008)
Provisions	—	—	—	—	—	—	—	(2,167)	(2,167)
Other	—	—	—	—	—	—	—	22,175	22,175

(a)	Represents a reclassification of certain balances from Worldpay’s statement of financial position to conform its presentation with that of Vantiv.
(b)	Represents a reclassification of the unregulated merchant cash. Merchant float represents surplus cash balances that Worldpay holds on behalf of its customers when the incoming amount from the card networks precedes the funding to customers.
(c)	Represents a reclassification of cash and cash equivalents to restricted cash relating to contingent value rights.

(d)	Represents a reclassification of software historically recorded in intangibles-net to property, plant and software-net.
(e)	Represents a reclassification of investment in joint venture and associate, investment and deferred consideration — Visa Europe to other assets.
(f)	Represents a reclassification of trade and other payables and provisions (current) to accounts payable and accrued expenses.
(g)	Represents a reclassification of finance leases (current) and current tax liabilities to other current liabilities.
(h)	Represents a reclassification of finance leases (noncurrent) and provisions (noncurrent) to other noncurrent liabilities.

Refer to the tables below for a summary of reclassification adjustments made to Worldpay’s statements of income for the nine months ended September 30, 2017 and for the year ended December 31, 2016 to conform with that of Vantiv:

Statement of Income for the Nine Months Ended September 30, 2017 (In $ thousands)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	Pro Forma Worldpay Reclassification Adjustments
Total revenue	$(3,249,751)	$—	$—	$—	$—	$—	$—	$—	$(3,249,751)
Interchange and scheme fees	(3,249,751)	(412,046)	—	—	—	—	—	—	(3,661,797)
Network fees and other costs	—	412,046	63,035	—	—	—	28,440	—	503,521
Other cost of sales	—	—	(63,035)	(82,404)	—	—	—	—	(145,439)
Personnel expenses	—	—	—	—	(338,112)	—	—	—	(338,112)
Sales and marketing	—	—	—	—	117,380	151,939	(28,440)	—	240,879
Other operating costs	—	—	—	—	117,997	100,820	—	—	218,817
General, selling and administrative expenses	—	—	—	82,404	—	(320,376)	—	—	(237,972)
General and administrative	—	—	—	—	102,735	67,617	—	—	170,352
Interest expense — net	—	—	—	—	—	—	—	(57,369)	(57,369)
Finance costs — other	—	—	—	—	—	—	—	64,224	64,224
Gain on disposal of investment and subsidiary	—	—	—	—	—	—	—	(8,743)	(8,743)
Share of results of joint venture and associate	—	—	—	—	—	—	—	1,073	1,073
Non-operating income	—	—	—	—	—	—	—	815	815

Statement of Income for the Year Ended December 31, 2016 (In $ thousands)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	Pro Forma Worldpay Reclassification Adjustments
Total revenue	$(4,178,032)	$—	$—	$—	$—	$—	$—	$—	$(4,178,032)
Interchange and scheme fees	(4,178,032)	(463,893)	—	—	—	—	—	—	(4,641,925)
Network fees and other costs	—	463,893	75,558	—	—	—	40,242	—	579,693
Other cost of sales	—	—	(75,558)	(113,248)	—	—	—	—	(188,806)
Personnel expenses	—	—	—	—	(461,953)	—	—	—	(461,953)
Sales and marketing	—	—	—	—	176,629	201,658	(40,242)	—	338,045
Other operating costs	—	—	—	—	148,349	138,005	—	—	286,354
General, selling and administrative expenses	—	—	—	113,248	—	(439,319)	—	—	(326,071)
General and administrative	—	—	—	—	136,975	99,656	—	—	236,631
Interest expense — net	—	—	—	—	—	—	—	(81,966)	(81,966)
Finance costs — other	—	—	—	—	—	—	—	164,163	164,163
Share of results of joint venture and associate	—	—	—	—	—	—	—	2,041	2,041
Non-operating (expense)	—	—	—	—	—	—	—	(84,238)	(84,238)

(i)	Represents a reclassification of interchange fees to contra-revenue resulting in a decrease in revenue.
(j)	Represents a reclassification of scheme fees to network fees and other costs.
(k)	Represents a reclassification of certain third party and product costs out of other cost of sales to network fees and other costs.
(l)	Represents a reclassification of other cost of sales to general, selling and administrative expenses.
(m)	Represents a reclassification of personnel expenses to sales and marketing expense, other operating costs and general and administrative expense.
(n)	Represents a reclassification of general, selling and administrative expenses to sales and marketing expense, other operating costs and general and administrative expense.
(o)	Represents a reclassification of bad debt from sales and marketing to network fees and other costs.

(p)	Represents a reclassification of finance charges out of finance costs — other to interest expense — net. The remaining finance costs — other consisting of foreign exchange losses, gain on disposal of investment and subsidiary and share of results of joint venture and associate were reclassified to non-operating income (expense).

3. Preliminary purchase price allocation

Refer to the table below for the preliminary calculation of consideration to be transferred under the Transaction:

			Amount
Calculation of consideration
Cash consideration:	(a)
Pence per share of Worldpay		£0.55
Shares of Worldpay (in thousands)		2,000,000
Exchange rate at September 30, 2017		$1.3395

Pro Forma Cash Consideration			$1,473,450

Share consideration:	(a)
Shares of Worldpay (in thousands)		2,000,000
Exchange ratio		0.0672

Common A shares to be issued		134,400
Share price of Vantiv on November 20, 2017		$70.80

Pro Forma Share Consideration			$9,515,520

Fair value of total consideration transferred	(b)		$10,988,970

(a)	The Transaction agreement states that Worldpay shareholders will receive 55 pence in cash and .0672 shares of Vantiv for each share of Worldpay. ASC 805 requires the calculation of consideration to be performed as of the closing date; however, for purposes of the unaudited pro forma condensed combined statement of financial position, the Pound Sterling to U.S. Dollar exchange rate used for the computation of consideration transferred was the spot rate at September 30, 2017, and the share price of Vantiv was the closing share price as of November 20, 2017.
(b)	Per the Co-operation Agreement dated August 9, 2017 by and among Vantiv, Vantiv UK and Worldpay in connection with the Transaction, the Company plans to replace certain stock awards held by Worldpay employees with Vantiv awards. Following the completion of the Transaction, Vantiv will obtain the necessary information to calculate the fair value of all unvested Worldpay equity awards and the replacement Vantiv equity awards as of the closing date, in accordance with ASC 718 — Compensation — Stock Compensation. At this time, there is insufficient information with respect to the eligible employees and vesting schedules to quantify a pro forma adjustment. Any resulting adjustment may result in the recognition of an incremental component of purchase consideration transferred which is not currently reflected in the preliminary estimate of purchase consideration. In addition, this calculation will be used to determine the fair value amounts related to unvested replacement Vantiv equity awards which will be recorded as post-combination compensation expense, which is not reflected in the unaudited pro forma condensed combined statements of income.

The preliminary purchase price as shown in the table above is allocated to the tangible and intangible assets acquired and liabilities assumed of Worldpay based on their preliminary estimated fair values. As mentioned above in Note 1, the fair value assessments are preliminary and are based upon available information and certain assumptions which the Company believes are reasonable under the circumstances and which are further described in Note 4 below. Actual results may differ materially from the assumptions within the unaudited pro forma condensed combined financial statements.

Description	Note	Amount
Current assets		$5,356,469
Property, equipment and software		509,745
Identifiable intangible assets		2,906,000
Goodwill		10,003,694
Other non-current assets		960,033
Total current liabilities	(c)	(5,853,311)
Total non-current liabilities	(d)	(2,893,660)

Total purchase price		$10,988,970

(c)	Includes $112,518 of dividend payable to reflect the special dividend granted to the shareholders of legacy Worldpay. Refer to Note 4(f) below for additional details.
(d)	Includes $1,602,797 of Worldpay debt that will be assumed and immediately paid by Vantiv as part of the Transaction. Refer to Note 4(a)(iv) below for additional details.

4. Adjustments to the unaudited pro forma condensed combined statement of financial position

Refer to the items below for a reconciliation of the pro forma adjustments reflected in the unaudited pro forma condensed combined statement of financial position:

(a)	Reflects the sources and uses of funds relating to the Transaction as follows:

Description	Note	Amount
Sources:
Proceeds from incremental Term A loan	(i)	$1,605,000
Proceeds from incremental Term B loan	(i)	535,000
Proceeds from Bridge Facility	(ii)	1,130,000

		3,270,000

Uses:
Cash consideration paid to Worldpay shareholders	(iii)	(1,473,450)
Repayment of Worldpay debt	(iv)	(1,602,797)
Cash paid for transaction costs	(v)	(283,993)

		(3,360,240)

Pro forma adjustment to cash and cash equivalents		$(90,240)

(i)	To fund the Transaction, Vantiv will borrow an additional $2,140,000 through an amendment to its existing credit agreement (the “Agreement”) with various financial institutions and their affiliates. The amendment provides Vantiv with commitments to fund $1,605,000 of additional five-year Term A loans and $535,000 of additional seven-year Term B loans.
(ii)	Vantiv also entered into a bridge commitment letter that provides for $1,130,000 in the form of an unsecured bridge loan facility (the “Bridge Facility”). The Company does not expect to borrow under the Bridge Facility as it expects to have permanent financing in place at closing; however, for purposes of the unaudited pro forma condensed combined financial information, the Bridge Facility is being reflected since it is a committed source of financing as of the date of these unaudited pro forma condensed combined financial statements.

(iii)	To reflect the cash consideration paid to the Sellers as mentioned in Note 3 above.
(iv)	As part of the Transaction, all the outstanding historical debt of Worldpay, except for the €500 million of 3.75% senior unsecured notes (“Existing Bonds”), will be extinguished using a portion of the proceeds from the amendment to the credit agreement and the Bridge Facility. The $1,602,797 was calculated using the historical debt balance to be extinguished in Pound Sterling translated into U.S. Dollars using the spot rate at September 30, 2017. Additionally, the Company has in place a backstop commitment on the Term B loan of approximately $594,000 to buy back the Existing Bonds should an offer to repurchase the Existing Bonds be required.
(v)	Reflects estimated cash paid for Transaction costs to be incurred by Vantiv including debt issuance costs, investment banking, attorney, consultant, independent accountant, and other external Transaction-related costs. A portion of the debt issuance costs were capitalized as described in Note 4(e)(ii) and the remaining costs were expensed as described in Note 4(h)(ii).

(b)	Reflects an adjustment to property, equipment and software-net based on a preliminary fair value assessment:

Description	Note	Amount
Fair value of software acquired	(i)	$385,000
Removal of Worldpay’s historical software		(671,517)

Pro forma adjustment to property, equipment and software — net	(ii)	$(286,517)

(i)	The preliminary fair value of the software was determined using a relief from royalty valuation model and will be depreciated on a straight-line basis over its estimated future life.
(ii)	The Company has not yet determined the fair value of property and equipment to be acquired; however, based on information received to date, management does not believe the fair value will be materially different from the historical carrying value. As such, the historical carrying value has been used in the preliminary purchase price allocation reflected in the unaudited pro forma condensed combined statement of financial position. This assertion remains contingent upon receiving additional information and performing procedures to calculate the fair value of property and equipment. No adjustment was made to the unaudited pro forma condensed combined statements of income, but any difference between the fair value and the historical carrying value would have a direct impact to future earnings via depreciation expense.

(c)	Reflects an adjustment to intangible assets-net based on a preliminary fair value assessment:

Description	Note	Amount
Fair value of customer relationships and trade names acquired	(i)	$2,906,000
Removal of Worldpay’s historical intangible assets		(441,597)

Pro forma adjustment to intangible assets — net		$2,464,403

(i)	The intangible assets identified were customer relationships and trade names. Preliminary fair values for these intangible assets were determined based on estimated future cash flows. The customer relationships and trade names will be amortized on a straight-line basis over their estimated useful life of 10 years.

(d)	Reflects an adjustment to goodwill based on the preliminary purchase price allocation:

Description	Note	Amount
Fair value of consideration transferred in excess of the preliminary fair value of assets acquired and liabilities assumed	(i)	$10,003,694
Removal of Worldpay’s historical goodwill		(1,753,234)

Pro forma adjustment to goodwill		$8,250,460

(i)	Goodwill represents the excess of the preliminary purchase price over the preliminary fair value of the underlying net tangible and intangible assets acquired and liabilities assumed. Refer to the preliminary purchase price allocation in Note 3 above for more details.

(e)	Refer to the table below for a summary of impacts the financing arrangements have on the note payable balance, and refer to Note 5 for details on the impact these financing arrangements have on the unaudited pro forma condensed combined statements of income.

Description	Note	Amount
Proceeds:
Incremental Term A loan	(i)	$1,605,000
Incremental Term B loan	(i)	535,000
Bridge Facility	(i)	1,130,000
Less: Capitalized debt issuance costs	(ii)	(54,617)

		$3,215,383
Repayments:
Repayment of Worldpay debt	(iii)	$(1,602,797)

Pro forma adjustment to notes payable		$1,612,586

Pro forma adjustment to current portion of note payable		$85,600
Pro forma adjustment to long-term portion of note payable		$1,526,986

(i)	As mentioned in Note 4(a)(i) and 4(a)(ii), as part of the Transaction, Vantiv will borrow an additional $3,270,000 through various facilities.
(ii)	Represents additional debt issuance costs associated with the amendment to the existing Agreement, the incremental drawdown of Term A and Term B loans, and the Bridge Facility. For purposes of these unaudited pro forma condensed combined financial statements, management capitalized all the financing costs and amortized them on a straight-lined basis into interest expense in the unaudited pro forma condensed combined statements of income as disclosed in Note 5. Management has not yet performed a detailed debt extinguishment vs. modification analysis pursuant to ASC 470 — Debt with respect to the existing unamortized debt issuance costs and unamortized original issuance discount associated with drawdowns from the existing Agreement. However, any resulting pro forma adjustments related to amounts written-off are not expected to be material.
(iii)	As mentioned in Note 4(a)(iv), as part of the Transaction, Vantiv will repay certain debt facilities of Worldpay as part of the Transaction.

(f)	Worldpay shareholders are to receive a special dividend of 4.2 pence per share upon the successful consummation of the Transaction. Since Vantiv will assume and ultimately be responsible for paying this dividend to the legacy shareholders of Worldpay, management is treating it as a liability assumed.

(g)	Reflects deferred income tax liabilities resulting from preliminary fair value adjustments to software and intangible assets. The estimate of deferred tax liabilities was determined based on the book and tax basis differences of the net assets acquired using a blended statutory rate of the Company and Worldpay. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon the Company’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed by jurisdiction.

(h)	Reflects an adjustment to Vantiv, Inc. and Worldpay equity based on the following:

Description	Note		Amount
Fair value of common stock issued to the sellers	(i)		$9,515,520
Removal of Worldpay’s historical equity			(1,219,028)
Transaction costs	(ii	)	(229,376)
Impact of change in Fifth Third’s non-controlling ownership percentage			(435,427)

Pro forma adjustment to Total Vantiv, Inc. and Worldpay equity			$7,631,689

(i)	As disclosed in Note 3, the Company will issue $9,515,520 of common stock to the Sellers as part of the Transaction.
(ii)	To record estimated Transaction costs to be incurred by Vantiv including non-capitalized debt issuance costs, investment banking, attorney, consultant, independent accountant, and other external Transaction-related costs. These costs are directly related to the Transaction but do not have a continuing impact. As a result, they are not included in the unaudited pro forma condensed combined statements of income, but they are included in the unaudited pro forma condensed combined statement of financial position through an adjustment to retained earnings.

(i)	Reflects the change to non-controlling interest as a result of the additional Worldpay net assets acquired through the Transaction and the resulting dilution of Fifth Third’s ownership in Vantiv Holding, LLC.

5. Adjustments to the unaudited pro forma condensed combined statements of income

Refer to the items below for reconciliation of the adjustments reflected in the unaudited pro forma condensed combined statements of income:

(a)	The newly acquired intangible assets which consist of customer relationships and trade names will be amortized on a straight-line basis over their expected useful lives of 10 years. Pro forma amortization expense includes amortization expense for the newly identified intangible assets less the amortization expense on Worldpay’s historical intangible assets. The acquired software was placed into service on April 1, 2017 with a useful life of 8 years. The Company is still in the process of evaluating the fair value of the intangible assets and software. Any resulting change in the fair value would have a direct impact to future earnings via depreciation and amortization expense.

	Estimated Fair Value	Useful Life (years)	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
Amortization expense for software and intangible assets	$3,291,000	8 - 10 year life	$254,044	$338,725
Less: Historical Worldpay amortization			(118,619)	(127,301)

Net adjustment to depreciation and amortization			$135,425	$211,424

(b)	To adjust historical interest expense as follows:

	Principal Balance	Contractual interest rate	Note		Nine Months Ended September 30, 2017	Year Ended December 31, 2016
Increases to interest expense:
Amended Term A loan	$2,376,800	3.29%	(i	)	$55,510	$77,826
Amended Term B loan	759,300	3.29%	(i	)	18,730	25,264
Amended revolving credit facility	359,000	3.29%	(i	)	10,737	15,364
Incremental Term A loan	1,605,000	3.54%	(i	)	40,437	56,586
Incremental Term B loan	535,000	3.29%	(i	)	13,197	17,801
Bridge Facility	1,130,000	5.54%	(ii	)	56,404	71,124
Amortization of capitalized debt issuance costs			(iii	)	11,472	15,296

					$206,487	$279,261

Decreases to interest expense:
Historical interest expense for Vantiv for instruments being amended					$76,537	$93,992
Historical interest expense of Worldpay for the instruments being repaid					26,264	48,236

					$102,801	$142,228

Pro forma adjustment to interest expense			(iv	)	$103,686	$137,033

(i)	Borrowings under the amended Agreement will bear interest at a rate per annum equal to, at Vantiv’s option, (i) the 1 week, 1, 2, 3 or 6 month, or, subject to availability, 12 month LIBOR rate plus a margin or (ii) a base rate plus a margin. With respect to the Term A loans and the revolving credit facility, the margin added to LIBOR or the base rate will depend on Vantiv LLC’s leverage ratio from time to time. Interest expense was calculated using the leverage ratio and margin rates, which was 2.00% for the existing Term A loans and revolving credit facility, 2.00% for the existing and incremental Term B loans, and 2.25% for the incremental Term A loans. The LIBOR rate utilized was 1.29%, which is the 1 month LIBOR rate as of November 20, 2017.
(ii)	As mentioned in Note 4(a) above, the unaudited pro forma condensed combined financial statements assume a borrowing of $1,130,000 in the form of an unsecured bridge facility even though the Company’s intent is to secure alternative financing in the future. As such, pro forma interest expense was calculated using the balance and stated rate per the Bridge Commitment Letter. The initial rate is the LIBOR rate (subject to a 1% floor) plus a spread of 4.25% which increases 0.50% every quarter. The Company assumed the Bridge Facility was in place from January 1, 2016 through September 30, 2017 and that the interest rate for the pro forma interim period is the same as the rate utilized during the last quarter of the pro forma annual period.
(iii)	Debt issuance costs resulting from the new and amended financing facilities were amortized to interest expense on a straight-line basis.
(iv)	A change of 0.125% per year in the assumed variable-rate debt that was part of the new or amended financing facilities for the Transaction would increase annual and interim interest expense by approximately $8,444 and $5,789, respectively.

(c)	To record the income tax impact of the pro forma adjustments and historical Worldpay income utilizing the statutory income tax rate of 37.8% for items related directly to the Company and 20.0% for pro forma adjustments related directly to Worldpay.
(d)	Reflects an adjustment to net income attributable to non-controlling interest to reflect the dilution of Fifth Third’s ownership in Vantiv Holding as a result of the Transaction.

(e)	The pro forma basic and diluted earnings per share calculations are based on the basic and diluted weighted average shares of Vantiv. The pro forma basic and diluted weighted average shares outstanding are a combination of historic weighted average Vantiv shares and the share impact as part of the Transaction as follows:

	Nine months ended September 30, 2017	Year ended December 31, 2016
Pro forma net income attributable to Vantiv, Inc.	$212,463	$183,981

Historical weighted-average number of common shares outstanding
Basic	161,205,066	156,043,636
Diluted	162,617,782	162,115,549

Impact of the Transaction on weighted-average number of common shares outstanding	134,400,000	134,400,000

Pro forma weighted-average number of common shares outstanding
Basic	295,605,066	290,443,636
Diluted	297,017,782	296,515,549

Pro forma net income per common share
Basic	$0.72	$0.63
Diluted	$0.72	$0.62

6. Translation of Worldpay historical financial statements

Worldpay’s historical financial statements were presented in millions of Pound Sterling. In order to align the presentation with that of Vantiv, the Worldpay statement of financial position was translated into thousands of U.S. dollars using the period-end spot rate of $1.3395 to £1.00 as of September 30, 2017. Additionally, Worldpay’s historical balance sheet was presented with brackets around liability and equity items. The brackets have been removed in the presentation below to align with that of Vantiv.

Statement of Financial Position As of September 30, 2017	Worldpay IFRS	Worldpay IFRS	Worldpay IFRS
	(GBP in millions)	(GBP in thousands)	(USD in thousands)
Assets
Current assets:
Own cash and cash equivalents	£730.6	£730,649	$978,704
Trade and other receivables	489.3	489,359	655,496
Merchant float	1,143.2	1,143,205	1,531,323
Scheme debtors	2,007.2	2,007,245	2,688,705
Inventory	1.2	1,201	1,609

Total current assets	4,371.5	4,371,659	5,855,837
Property, plant and equipment	93.1	93,128	124,745
Other intangible assets	831.0	830,992	1,113,114
Goodwill	1,308.8	1,308,872	1,753,234
Financial assets — Visa Inc. preference shares	277.0	277,031	371,083
Deferred tax assets	4.1	4,093	5,483
Investment in joint venture and associate	4.9	4,916	6,585
Investment	8.3	8,314	11,137
Deferred consideration — Visa Europe	49.6	49,554	66,377

Total assets	£6,948.3	£6,948,559	$9,307,595

Liabilities and equity
Current liabilities:
Trade and other payables	£403.2	£403,226	$540,121
Merchant creditors	3,150.4	3,150,451	4,220,029
Borrowings	20.5	20,524	27,492
Current tax liabilities	44.8	44,749	59,941
Finance leases	13.4	13,442	18,006
Provisions	277.8	277,841	372,168
Financial liabilities — CVR liabilities	375.5	375,540	503,036

Total current liabilities	4,285.6	4,285,773	5,740,793
Long-term liabilities:
Borrowings	1,621.6	1,621,721	2,172,296
Finance leases	14.9	14,937	20,008
Provisions	1.6	1,618	2,167
Deferred tax liabilities	114.4	114,448	153,303

Total long-term liabilities	1,752.5	1,752,724	2,347,774

Total liabilities	6,038.1	6,038,497	8,088,567
Equity:
Total Worldpay equity	910.2	910,062	1,219,028

Total equity	910.2	910,062	1,219,028

Total liabilities and equity	£6,948.3	£6,948,559	$9,307,595

The Worldpay statements of income were translated into thousands of U.S. dollars using an average spot rate of $1.2740 to £1.00 the nine months ended September 30, 2017 and $1.3586 to £1.00 for the fiscal year ended December 31, 2016. The Worldpay historical income statements were presented with brackets around all expense items. The use of brackets in the presentation below have been adjusted to align with that of Vantiv.

Statement of Income for the Nine Months Ended September 30, 2017	Worldpay IFRS (GBP in millions)	Worldpay IFRS (GBP in thousands)	Worldpay IFRS (USD in thousands)
Total revenue	£3,778.1	£3,778,092	$4,813,289
Interchange and scheme fees	2,874.3	2,874,252	3,661,797
Other cost of sales	114.1	114,159	145,439
Personnel expenses	265.3	265,394	338,112
General, selling and administrative expenses	186.9	186,791	237,972
Depreciation and amortization	124.6	124,620	158,766

Income from operations	212.9	212,876	271,203
Finance costs — other	(50.5)	(50,411)	(64,224)
Finance income — Visa Europe	95.9	95,976	122,273
Finance costs — CVR liabilities	(73.0)	(73,056)	(93,073)
Gain on disposal of investment and subsidiary	6.9	6,863	8,743
Share of results of joint venture and associate	(0.8)	(842)	(1,073)

Income before applicable income taxes	191.4	191,406	243,849
Income tax expense	56.6	56,634	72,152

Net income	£134.8	£134,772	$171,697

Statement of Income for the Year Ended December 31, 2016	Worldpay IFRS (GBP in millions)	Worldpay IFRS (GBP in thousands)	Worldpay IFRS (USD in thousands)
Total revenue	£4,540.8	£4,540,780	$6,169,232
Interchange and scheme fees	3,416.6	3,416,626	4,641,925
Other cost of sales	139.0	138,968	188,806
Personnel expenses	340.0	340,014	461,953
General, selling and administrative expenses	240.0	240,000	326,071
Depreciation and amortization	128.7	128,679	174,827

Income from operations	276.5	276,493	375,650
Finance costs — other	(120.8)	(120,830)	(164,163)
Finance income — Visa Europe	271.6	271,600	369,003
Finance costs — CVR liabilities	(161.7)	(161,700)	(219,690)
Share of results of joint venture and associate	(1.5)	(1,502)	(2,041)

Income before applicable income taxes	264.1	264,061	358,759
Income tax expense	132.6	132,634	180,200

Net income	£131.5	£131,427	$178,559

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF WORLDPAY

1.	SIGNIFICANT FACTORS AFFECTING WORLDPAY’S RESULTS OF OPERATIONS

1.1	Volume and value of digital payment transactions

Worldpay earns the substantial majority of its revenues from customers on a per transaction basis, based on a percentage of transaction value, in the form of its gross merchant service charge (“MSC”) (also known as Transaction Service Charge). Historically, Worldpay’s gross MSC was based on a combination of flat fees (pence per transaction, for debit card transactions) and a percentage of transaction value for credit card payments. Since 2015, as a result of changes to the Interchange Regulation in the EU as implemented by the card schemes, Worldpay’s gross MSC was increasingly based on transaction value, sometimes with caps. As a result, prior to 2015, Worldpay’s revenues were more impacted by the total number of transactions, in particular for debit card transactions, and less influenced by transaction value than they are currently.

The majority of Worldpay’s total revenues are thus correlated to the total value of transactions it acquires for its customers. Worldpay’s net revenues include the aggregate volume of MSC fees charged to customers (Worldpay’s gross MSC), net of payment of transaction processing costs, predominantly comprised of interchange and card network scheme fees.

The volume and value of digital payments transactions acquired by Worldpay is driven by the number of customers Worldpay wins and maintains relationships with, in its complex corporate segment of customers, which are more likely to bring significant volume and aggregate value of transactions into Worldpay. Particularly within the Global eCom division, the addition or loss of key sizeable customers in a given period could have a significant impact on the revenues generated by Worldpay in that period. Worldpay has, however, succeeded in attracting a strong and diverse collection of loyal customers with high customer lifetime value and high recurring revenue, as evidenced by the fact that Worldpay’s customer base has exhibited a high degree of retention overall. As a result, Worldpay has been able to generate steady growth in transaction volume and value during the periods presented.

Worldpay’s total transactions and total transaction value are also affected by secular trends in the digital payment industry, as consumers gradually shift from cash to card and digital payments, driven by a number of factors including increased acceptance of digital payments by merchants in stores, growth in contactless and e-Commerce transactions and transactions using mobile devices, government initiatives to encourage digital payments and other factors. These developments have contributed to a large, growing and evolving market that has driven robust growth in demand, which when combined with Worldpay’s broad network has generated the substantial growth in Worldpay’s business during the periods under review. These developments have the potential to support sustained organic growth in Worldpay’s digital payment transaction volumes. Similarly, the ability to offer integrated payment services (such as omni-channel) is becoming increasingly important in order to adapt existing systems to new payment methods and models, which may create new opportunities from customers facing increasingly complex payment demands from consumers.

The volume and value of digital payments transactions are also influenced, to some degree, by general economic conditions. During recessions or economic downturns, consumers typically reduce spending, and card issuers often reduce credit limits and reduce card issuances, which can have a negative effect on the overall value of consumer transactions, including those made as digital payments. Although general economic conditions can have a negative impact on the volume of payments, in recent years any such negative impact has been largely offset by the ongoing secular shift from cash to card and digital payments, as mentioned above, and by the amount of the payments acquired by Worldpay in non-discretionary spending categories such as groceries or fuel, the sales of which are less volatile, which further insulates Worldpay from the full effect of economic downturns.

New digital payment methods are creating new non-card based methods for digital payments that it is believed will generate increased transaction volumes and continue to increase the total value of transactions processed via digital payment methods. Because these new services offer opportunities for fee structures that are outside the traditional credit card interchange fee system, they may also lead to further pressure on prices paid by merchants and consumers, which may in turn further fuel volume growth in digital payments. The net impact on Worldpay will depend on whether the effect of increased volume outweighs the effect of any associated price and revenue decreases.

1.2	Interchange and scheme fees paid and other transaction and processing costs

Worldpay’s net revenue is impacted by the level of interchange and scheme fees it is required to pay to the card networks and card issuing banks. Worldpay’s interchange and scheme fees primarily comprise the interchange fees paid by merchant acquirers to card issuers via the card schemes for each payment card transaction and, to a lesser extent, the scheme fees charged by the card networks to cover the cost of providing the network itself. In addition, Worldpay incurs other cost of sales (representing third-party commissions, lead generation costs and local and alternative payment methods fees) which impact its reported gross profit.

In an attempt to have its gross MSC reflect its costs, Worldpay largely determines the level of its gross MSC according to the total of interchange and scheme fees it pays to the card schemes and card issuers. Worldpay therefore aims to set its gross MSC at a level which is correlated to the cost of interchange and scheme fees. Worldpay’s gross MSC and revenue are based on a combination of customers whose gross MSC is based on incurred costs of interchange and scheme fees, with a margin applied, and those whose pricing uses agreed blended MSC rates which are set on the basis of generating a margin in addition to covering expected interchange costs and scheme fees.

As a result of Worldpay’s ability to set prices which correspond to the level of interchange and scheme fees paid, Worldpay has maintained a robust net revenue margin profile during the periods under review, despite a substantial number of changes in interchange and schemes fees.

Interchange fees are set by the card schemes according to a number of variables, including transaction volume and value, industry, the type of card (e.g., credit vs. debit as well as premium, business and other credit card types), transaction type (e.g., card not present vs. point-of-sale terminal), how the transaction is authorized and settled, as well as the location of the transaction (e.g., cross-border vs. domestic). The level of interchange fees paid by Worldpay, and Worldpay’s overall net revenue is therefore a function of the total volume and value of the payments it processes, the types of cards used, and transaction types and locations. Interchange fees are subject to regulatory scrutiny internationally, as many regulators have imposed caps on the rates charged, or may seek to do so.

Because Worldpay is able to set its gross MSC at a level which largely corresponds to its interchange and scheme fees, the effects of the industry-wide reduction of interchange fees on Worldpay’s results have been and are expected to be largely indirect rather than direct. The primary impact of these changes on Worldpay’s results is driven by their effects on Worldpay’s customers, its card issuer counterparties, and on consumers. Reductions in interchange fees may, by reducing the cost per transaction, encourage more customers to accept credit and debit cards for small payments, driving additional growth in the number and value of transactions processed. In addition, card issuing banks, in receiving less revenue from interchange fees, may seek to generate new fees to offset the reduction in income from interchange fees. Worldpay has also seen increases in scheme fees in Europe from Visa as a result of the change of control of Visa Europe and may see further increases. Worldpay attempts to offset the net revenue margin impact of any such increases by charging them to its customers as part of its gross MSC.

1.3	Customer, operating division and product mix

Worldpay’s revenue and profitability are affected by the composition of its book of customers. Due to the high complexity of customer needs, Worldpay’s Global eCom division tends to generate higher margins, and the revenue generated by Global eCom compared to that of Worldpay’s other operating divisions has a disproportionate effect on Worldpay’s profitability. Partly offsetting the beneficial mix impact of the Global eCom division resulting from its product mix, Global eCom customers are also more likely to be complex corporate customers who are likely to face significant payments complexity in terms of multiple sales channels, payment methods, currencies and regulators.

Although these corporate customers generally purchase more complex and higher-priced products from Worldpay than small-and-medium-sized customers (“SMEs”), they are also generally able to negotiate lower fees per transaction compared to SMEs. The impact of this ability to negotiate lower fees per transaction is reflected across all of Worldpay’s operating divisions, and is especially apparent in WPUK’s net revenue attributable to complex corporate customers when compared to the transaction volume generated by such customers. In the case of WPUK, and generally with respect to Worldpay’s other operating divisions, this effect on revenue is compounded by the fact that SME customers generate a higher proportion of other types of income (e.g., terminal rental fees, PCI DSS income, minimum service charges and authorization fees). Worldpay’s contracts with its larger eCommerce customers typically have an initial term of three years with rolling one year extensions thereafter. Going forward, the proportion of Worldpay’s Global eCom business is expected to continue to grow at a faster rate than Worldpay’s other operating divisions.

In addition, customers who have been using Worldpay as their primary card acquiring provider for an extended period of time are particularly profitable for Worldpay, as long-standing customers tend to purchase a wider range of products and services from Worldpay as compared to new customers, and pricing arrangements with these long-standing customers tends to generate higher-tiered prices over time. Worldpay experiences an inherent rate of churn among its customers, particularly its SME customers, as a result of the number of businesses which cease trading, are sold, or become insolvent in any given period. Mitigating this natural rate of customer churn by careful relationship management is therefore a key priority for Worldpay, as a means of retaining revenue levels which are relatively stable and recurring, and also maintaining the size of Worldpay’s customer base and, in turn, maintaining and growing transaction volume. Worldpay’s success in customer retention is reflected, for example, in its high degree of customer retention overall. As a result, Worldpay has been able to generate steady growth in transaction volume during the periods presented.

Worldpay’s revenues and profits are impacted by the proportional mix of products and services it offers, including MSC for card acquiring services, local and alternative payment methods, as well as foreign exchange, fraud and risk management services. Worldpay’s foreign exchange, fraud and risk management products tend to offer greater simplification of complexity for customers and are therefore generally more profitable.

1.4	Establishing a stand-alone business

Since separating from RBS in 2010, Worldpay has incurred significant costs and expenses in establishing itself as a stand-alone business, both in establishing its own technology capability and on independent business infrastructure to support its growth. Worldpay is nearing completion of a major capital and operating expenditure program to upgrade certain aspects of its proprietary global payments platform and to separate from RBS infrastructure. The costs incurred through September 30, 2017 on the new acquiring platform were £586.5 million.

1.5	Acquisitions

In addition to the internal development of new capabilities, Worldpay has executed a modest acquisition growth strategy intended to establish payment capabilities and presence rather than exclusively adding “platforms” to its global technology network. The following table presents a list of Worldpay’s most significant acquisitions and investments during the periods presented:

Acquisition / investment	Date(1)	Consideration paid(2)	Strategic rationale
		(£ in millions)
Featurespace Ltd (investment)	September 2017	5.0	Accelerate the development of fraud prevention services

Pazien Inc. (joint venture)	August 2017	7.1	Payments routing and merchant data solutions

Blue Star Sports Holdings, Inc. (investment)(3)	June 2017	3.8	Sports marketing payments and mobile payments technology business

SecureNet, LLC	December 2014	75.3	Omni-channel technology platform

Cobre Bem	April 2014	5.9	Online gateway for technology for Latin America

(1)	This refers to the date of the acquisition or, where Worldpay has made multiple investments over a period of time, the most recent payment of consideration for any subsequent investment.
(2)	Consideration paid reflects net cash paid at the time of the acquisition or investment, including any subsequent investment rounds, along with the fair value of any contingent and deferred consideration.
(3)	In April 2017, Worldpay made a partial disposal of its investment in Blue Star Sports Holdings, Inc. (formerly SPay, Inc.), realizing cash of £9.0 million.

1.6	Scalability and operating leverage

As a result of Worldpay’s upgrade and migration program, and the costs and investments already incurred in establishing Worldpay as a stand-alone business as described above, with the implementation of Worldpay’s acquiring engine, Worldpay will, in the longer term, have the ability to add significant new transaction volumes at marginal incremental cost and without significant capital expenditure. Worldpay’s new acquiring platform has been designed and created to provide capacity for five to twenty times as much transaction volume as Worldpay currently processes, and to enable Worldpay to modify its processing and pricing in response to further regulatory changes at a marginal incremental cost. As a result, although Worldpay will continue to incur the remaining costs required to finalize the upgrade and migration program, the significant costs incurred to date are expected to enable Worldpay to support significant further growth in transaction volume in the longer term, enabling it to substantially increase its revenues without requiring significant further investment.

1.7	Disposal of interest in Visa Europe

On June 21, 2016, Worldpay disposed of its interest in Visa Europe to Visa Inc. and received a mixture of cash and non-cash consideration valued at €1,051.3 million. The consideration was made up of €589.7 million up-front cash, €405.4 million of Series B preferred stock in Visa Inc. and €56.2 million deferred cash which will be paid in three years. On disposal of the Visa Europe shares, Worldpay, along with the other former members of Visa Europe, entered into a Litigation Management Deed. Under this arrangement, potential losses from Visa Europe interchange litigation will be set against the preferred stock, through adjusting the ratio of conversion to ordinary stock. A Loss Sharing Agreement entered into by Worldpay, along with the ten other largest UK members of Visa Europe, provides a second level of protection to Visa Inc., capped at the €547.5 million of up-front cash consideration. As a result, €547.5 million of the up-front cash consideration and all of the preferred stock may be reduced by any final settlement of potential liabilities relating to ongoing interchange-related litigation involving Visa Europe.

In addition, the holders of contingent value rights (“CVRs”) (a separate class of shares in Worldpay) are entitled to 90% of the net post-tax proceeds of the disposal in accordance with the terms of the CVRs (subject to Worldpay’s right of retention), with Worldpay retaining 10% of the net proceeds. Worldpay’s “Own cash and cash equivalents” included £372.8 million as of September 30, 2017 (as compared to £83.7 million as at September 30, 2016 and £401.4 million as of December 31, 2016) in relation to the CVR holders. The deferred cash consideration for the disposal has been included in non-current ‘Deferred consideration — Visa Europe’. All balances have been revalued to period end rates in Worldpay’s balance sheet as of September 30, 2017.

Prior to the disposal of Worldpay’s interest in Visa Europe, this asset was recognized in Worldpay’s balance sheet on December 31, 2015 as a fair value through profit and loss financial asset. On disposal, it has been derecognized from Worldpay’s balance sheet and the elements of consideration and the potential losses related to the interchange litigation set out above, recognized along with the corresponding tax liabilities. The CVR liabilities were also revalued to reflect the impact of the transaction.

The table below shows the income statement impact of the transaction:

	Nine months ended September 30		Year ended December 31
	2017	2016	2016	2015
	(£ in millions)
Income Statement
Finance income — Visa Europe shares	—	—	—	195.7
Net gain on disposal of financial assets — Visa Europe	—	207.0	207.0	—
Fair value gain on Visa Inc. preference shares	121.9	10.7	4.3	—
Foreign exchange (losses)/gains	(28.1)	56.8	58.6	—
Dividend income on Visa Inc. preference shares	2.1	1.0	1.7	—
Finance costs — CVR liabilities	(73.0)	(163.4)	(161.7)	(140.9)

Profit before tax	22.9	112.1	109.9	54.8
Taxation	(14.8)	(92.2)	(91.9)	(39.2)

Profit after tax	8.1	19.9	18.0	15.6

Following the disposal, Worldpay continues to be a participant in the Visa payments system but is no longer entitled to receive certain rebates that are determined by reference to the volume of transactions Worldpay processes through the scheme.

1.8	Seasonality

Although Worldpay’s business does not have pronounced seasonality, the second half of the year, which is favorably affected by higher shopping volumes during the end of year holidays, is generally a higher revenue period compared to the first half. Also influencing seasonal results, Worldpay charges certain customers annual compliance and other fees, typically in December, resulting in a further concentration of revenue in the second half of the year. A range of other factors could cause or contribute to period-to-period fluctuations, including non-renewals of significant customer contracts in a given period.

2	Segmental performance and Adjusted EBITDA

Worldpay reports four segments: Global eCom, WPUK, WPUS and Corporate. In the discussion below in sections 4.1 to 4.3, Adjusted EBITDA has been used to explain the performance of Worldpay’s operating segments (Global eCom, WPUK and WPUS). The performance measure Adjusted EBITDA is presented at a segment level as a performance measure relevant to an understanding of Worldpay’s financial performance. Adjusted EBITDA is calculated by adjusting profit for the period to exclude the impact of taxation, total finance income/(costs), depreciation, amortization and impairment, gain on disposal of investment and subsidiary, share of results of joint venture and associate and separately disclosed items. Separately disclosed items are costs or income that have been recognized in the income statement which, due to their nature or size, should be excluded from the segmental analysis to give a more comparable view of the period-on-period underlying financial performance of each of the operating segments. Further details are provided in the financial information in the Worldpay Financial Statements beginning on page F-1.

A reconciliation of profit for the period to Adjusted EBITDA is also provided in the financial information in the Worldpay Financial Statements beginning on page F-1.

3.	KEY INCOME STATEMENT LINE ITEMS

3.1	Revenue and net revenue

Worldpay earns contracted income from its customers on a per transaction basis as well as from other value-added and risk-based services:

•	Transaction-based revenue — includes revenue generated through any combination of fees for its digital payment capture services (including in-store, online through gateways and via mobile devices), for the provision of merchant acquiring services for card payments (such as payment identification, verification, authorization and settlement), for provision of local and alternative payment methods, and for the provision of fraud and risk management services, treasury management and foreign exchange services, and related products and services to customers. The largest component of transaction-based revenue is Worldpay’s MSC (also known as Transaction Service Charge), which Worldpay earns for acquiring services and is generated as a percentage of the value of the transaction acquired.

•	Value-added services — includes revenue generated through the provision of data insight services and access to advanced reporting and analytics.

•	Other periodic fees — includes revenue generated through terminal hires and other non- transaction related merchant fees, such as PCI DSS and minimum service charges, which are typically fixed monthly or annual charges.

Worldpay’s revenue also includes interest income earned on funds held as merchant float.

Revenue is recognized as services are performed, generally at the time a transaction is authorized.

Worldpay defines net revenue as revenue less interchange and scheme fees (as defined below).

Changes in revenue and net revenue, as well as in Adjusted EBITDA and gross profit, on a constant currency basis discussed in section 4 below have been calculated by applying Worldpay’s average US Dollar exchange rate for a certain period to the US-denominated income or costs in the prior period.

3.2	Interchange and scheme fees

Worldpay’s interchange and scheme fees are predominantly comprised of interchange fees that Worldpay pays to the card issuing banks, as well as card scheme franchise, membership and processing fees for each transaction Worldpay processes through the card schemes, and other third-party processing fees, telecommunication charges and other costs.

3.3	Other cost of sales

Worldpay’s other cost of sales are predominantly comprised of third-party commissions, lead generation costs, local and alternative payment methods fees and other transaction-related fees such as bank charges for settling funds to customers.

Other cost of sales also includes payments to third parties, specifically referral partners and VARs, who provide new business referrals and to independent sales organizations which provide services to their own customers using Worldpay’s processing infrastructure and capability. These costs also include costs associated with the administration of the services Worldpay offers its customers in relation to compliance with PCI DSS requirements in the UK and comparable requirements in some other territories. The costs of certain other customer retention-focused services offered by Worldpay are also reflected in other cost of sales.

3.4	Personnel expenses

Worldpay’s personnel expenses include wages and salaries, social security contributions, pension contributions, bonuses, termination benefits and third-party contractor costs, including certain of the costs incurred in the development of its new acquiring platform, to the extent not capitalized. In addition to these recurring personnel expenses, personnel expenses in the periods under review also include the costs of establishing Worldpay as a stand-alone business with its own technology capability and independent business infrastructure, costs associated with the IPO and other reorganization and restructuring costs.

Capitalized personnel costs include development costs that are directly attributable to the design and testing of identifiable and unique software products controlled by Worldpay and recognized as intangible assets, as well as those costs directly attributable to employee costs.

3.5	General, selling and administrative expenses

Worldpay’s general, selling and administrative expenses consist primarily of selling costs, operating costs, office costs, administrative costs, professional fees, bad debt expense and certain other costs, including the majority of Worldpay’s research and development expenses. In addition to these recurring general, selling and administrative expenses, general, selling and administrative expenses also include certain costs incurred in establishing Worldpay as a stand-alone business with its own technology capability and independent business infrastructure, costs associated with the IPO, other reorganization and restructuring costs, costs of business set-ups, acquisitions and disposals and certain other non-recurring costs.

3.6	Depreciation, amortization and impairment

Worldpay’s depreciation and amortization charges include the amortization of intangible assets acquired in business combinations and recognized separately from goodwill, including brands and contract and customer related intangibles, as well as the depreciation of property, plant and equipment and amortization of internally-generated software and licenses. Impairment losses are also recognized to the extent management’s review of the carrying value of its intangible assets and property, plant and equipment indicates such an impairment.

3.7	Finance income / (costs)

Finance income — Visa Europe represents the gain on disposal of the Visa Europe shares and a share valuation gain in 2015 together with subsequent related fair value and foreign currency exchange gains and dividends received on the preference shares.

Finance costs — CVR liabilities represents the loss on valuation of the related CVR liabilities.

Finance costs — other includes interest accrued in the period on borrowings and finance leases, amortization of capitalized finance costs, fair value losses on Worldpay’s debt and other finance costs. It also includes FX gains and losses resulting from the period-end translation of Worldpay’s assets and liabilities denominated in currencies other than Pound Sterling (excluding the assets and liabilities related to the Visa Europe disposal) and the costs associated with the refinancing in 2015.

3.8	Tax charge

Worldpay’s tax charge primarily represents expenses or credits on tax due in the UK, the United States and the Netherlands. Current tax charges and credits include UK, United States and Netherlands corporation tax charges and prior period adjustments. Deferred tax charges and credits include UK, United States and Netherlands credits for the year, prior period adjustments for the UK, the United States and the Netherlands taxes, the effect of UK, United States and Netherlands rate changes, and unwinding of deferred tax losses on business combination intangibles.

4.	RESULTS OF OPERATIONS

The following table sets out Worldpay’s financial performance for the periods indicated:

	Nine months ended September 30		Year ended December 31
	2017	2016	2016	2015	2014
	(£ in millions)
Revenue	3,778.1	3,305.8	4,540.8	3,963.0	3,626.6
Interchange and scheme fees	(2,874.3)	(2,482.6)	(3,416.6)	(2,981.3)	(2,763.2)

Net revenue	903.8	823.2	1,124.2	981.7	863.4
Other cost of sales	(114.1)	(103.9)	(139.0)	(121.3)	(98.1)

Gross profit	789.7	719.3	985.2	860.4	765.3
Personnel expenses	(265.3)	(249.4)	(340.0)	(334.5)	(263.0)
General, selling and administrative expenses	(186.9)	(180.6)	(240.0)	(223.5)	(216.2)
Depreciation, amortization and impairment	(124.6)	(92.3)	(128.7)	(135.5)	(161.1)

Operating profit	212.9	197.0	276.5	166.9	125.0
Finance income — Visa Europe	95.9	275.5	271.6	195.7	—
Finance costs — CVR liabilities	(73.0)	(163.4)	(161.7)	(140.9)	—
Finance costs — other	(50.5)	(79.1)	(120.8)	(201.4)	(171.8)
Gain on disposal of investment and subsidiary	6.9	—	—	—	—
Share of result of joint venture and associate	(0.8)	(1.0)	(1.5)	(1.2)	(0.3)

Profit/(loss) before tax	191.4	229.0	264.1	19.1	(47.1)
Tax charge	(56.6)	(128.6)	(132.6)	(48.9)	(2.9)

Profit/(loss) for the period	134.8	100.4	131.5	(29.8)	(50.0)

4.1	Nine months ended September 30, 2017 compared with the nine months ended September 30, 2016

The following tables set out the segmental revenue, net revenue and Adjusted EBITDA for the periods indicated:

	Nine months ended September 30
	2017	2016	% Change
	£m	£m
Global eCom	1,086.5	863.8	26%
WPUK	810.3	744.5	9%
WPUS	1,881.3	1,697.5	11%

Revenue	3,778.1	3,305.8	14%

	Nine months ended September 30
	2017	2016	% Change
	£m	£m
Global eCom	333.5	285.6	17%
WPUK	330.2	323.0	2%
WPUS	240.1	214.6	12%

Net revenue	903.8	823.2	10%

	Nine months ended September 30
	2017	2016	% Change
	£m	£m
Global eCom	192.4	159.2	21%
WPUK	145.2	142.9	2%
WPUS	58.0	52.2	11%
Corporate	(18.0)	(16.5)	(9)%

Adjusted EBITDA	377.6	337.8	12%

Revenue and net revenue

Revenue for Worldpay increased by £472.3 million, or 14% (9% on a constant currency basis), to £3,778.1 million in the nine months ended September 30, 2017 from £3,305.8 million in the same period in 2016. This reflected a 10% increase in total transaction value driven by a 6% increase in total transactions and a 3% increase in average transaction value. The year-on-year increase also benefited from foreign currency translation on WPUS revenue of £156.0 million.

Net revenue for Worldpay increased by £80.6 million, or 10% (7% on a constant currency basis), to £903.8 million in the nine months ended September 30, 2017 from £823.2 million in the same period in 2016. The growth on a constant currency basis reflects a 17% increase in the Global eCom business, a 2% increase in WPUK and a 2% increase in WPUS.

Global eCom: Net revenue for Global eCom increased by £47.9 million, or 17%, to £333.5 million in the nine months ended September 30, 2017 from £285.6 million in the same period in 2016. This increase was driven by growth in all the division’s product lines, especially treasury management and foreign exchange services (generated from settling foreign currency transactions on behalf of customers in the currency and transfer mechanism of their choosing) and gateway services. Global eCom also continued to see some benefit in the period from translation of non-Pound Sterling trading and balances as a result of the weakening of Pound Sterling, particularly against U.S. Dollar. Revenue from treasury management and foreign exchange services increased by 19% as a result of continued increased volumes across the whole portfolio, with the strongest contribution coming from the Airlines, Digital Content and Retail verticals. Income from gateway services increased by 28%, driven predominantly by growth in the Digital Content vertical.

Net revenue from acquiring grew by 15% in the period with volume growth in Retail and Digital Content being partly offset by margin pressure as a result of expected re-prices and higher scheme fees.

Transactions increased 9% to 3.9 billion in the period and were impacted by the reduction of high volume, low transaction value business from three customers following the isolated incident that occurred with the high capacity gateway in 2016, which affected settlement for a small number of customers. Excluding this, transaction volume increased by 23%. Average transaction values increased by 8% driven by the resultant change in customer mix. Global eCom’s net revenue as a percentage of total transaction value remained strong at 0.31%, in line with the prior year.

WPUK: Net revenue for WPUK increased by £7.2 million, or 2%, to £330.2 million in the nine months ended September 30, 2017 from £323.0 million in the same period in 2016, as the slowdown in consumer spending and weaker sales that we started to see at the end of the first half continued throughout the three months to September 30, 2017. Management believes this slowdown in consumer spending is, in part, driven by a shift of spending towards grocery and, as such, it has affected the SME and Small Corporate business disproportionately compared to the Large Corporate business which is anchored in the more resilient grocery sector.

Net revenue growth in the period was also affected by the reorganisation within Worldpay’s Small Corporate business and the SME sector sales teams to re-focus on value rather than volume. This led to a temporary drop in performance in the period due to staff re-training and embedding new practices. In addition, the loss of Visa Europe rebates in late 2016 (following the acquisition of Visa Europe by Visa Inc.) as well as significant increases in scheme fees year-on-year, and a one-off timing benefit from a reduction in interchange costs in the first half of 2016 have adversely impacted the year-on-year performance.

Worldpay continues to see strong transformational product income growth but the changes it made in 2016 to its product offering (which introduced new pricing tariffs for SME customers and removed some of the statement and management fee income) meant that ancillary income (which includes fees charged per transaction for providing gateway services, fraud and risk management services, float income, and charges levied for the acceptance of alternative payments) grew by only 5% in aggregate.

Transactions increased 9% to 4.6 billion during the period, driven by strong growth in the Large Corporate sector, in particular in Grocery where volumes have been strong. Total transaction value increased by 4% as average transaction values continued to fall (down 5%) due to the ongoing trend towards using contactless cards for lower-value transactions. WPUK’s net revenue as a percentage of total transaction value at 0.21% was in line with the prior year.

WPUS: Net revenue for WPUS increased by £25.5 million, or 12%, to £240.1 million in the nine months ended September 30, 2017 from £214.6 million in the same period in 2016 and included the reclassification of debit routing incentives from other cost of sales to net revenue (no impact at gross profit or Adjusted EBITDA level). On a constant currency basis, and adjusting for the debit routing reclass, net revenue decreased by 1% reflecting weaker US economic conditions, lower new business sales and some impact from the proposed merger with Vantiv.

Transactions remained stable at 3.1 billion, as increases in the Corporate Business Unit (+1%) were offset by the continued decline in the ATM business (-12%). Total transaction value was up 2% reflecting the overall growth in the Corporate Business and rising petrol prices. Net revenue as a percentage of total transaction value was in line with the prior period at 0.25%.

Gross profit

Gross profit for Worldpay increased by £70.4 million, or 10%, to £789.7 million in the nine months ended September 30, 2017 from £719.3 million in the same period in 2016. On a constant currency basis the increase was 8% and reflects an 18% increase in Global eCom, a 3% increase in WPUK and a 1% decrease in WPUS.

Personnel expenses

Personnel expenses increased by £15.9 million, or 6%, to £265.3 million in the nine months ended September 30, 2017 from £249.4 million in the same period in 2016, due to the growth of the business and the inclusion for the first time from April 1, 2017, of the costs associated with the running of the new acquiring platform.

General, selling and administrative expenses

General, selling and administrative expenses increased by £6.3 million, or 3%, to £186.9 million in the nine months ended September 30, 2017 from £180.6 million in the same period in 2016. This increase reflects the inclusion for the first time from April 1, 2017, of the costs associated with the running of the new acquiring platform partly offset by the continued focus on cost control and operating efficiency together with lower costs of the IPO and lower reorganisation and restructuring costs.

Adjusted EBITDA

Adjusted EBITDA increased by £39.8 million, or 12% to £377.6 million in the nine months ended September 30, 2017 from £337.8 million in the same period in 2016. On a constant currency basis, the increase was 10%, reflecting a 21% increase in Global eCom, a 2% increase in WPUK and a 2% increase in WPUS, offset by a 9% increase in Corporate costs. Adjusted EBITDA as a percentage of net revenue was 41.8% compared with 41.0% in the prior year.

Global eCom: Adjusted EBITDA for Global eCom increased by £33.2 million, or 21%, to £192.4 million in the nine months ended September 30, 2017 from £159.2 million in the same period in 2016. This increase was driven principally by the growth in net revenue noted above. Operating costs increased by 14% but included the first-time allocation of costs associated with the running of the new acquiring platform of £5.8 million. Excluding this, operating costs increased by 8% reflecting higher headcount, commission costs and marketing spend to support the business growth as well as some adverse foreign currency translation (as some costs arise in currencies other than Pound Sterling).

WPUK: Adjusted EBITDA for WPUK increased by £2.3 million, or 2%, to £145.2 million in the nine months ended September 30, 2017 from £142.9 million in the same period in 2016 as the increase in net revenue noted above was partly offset by an increase in operating costs. The increase in operating costs was driven by the first-time allocation of costs associated with the running of the new acquiring platform of £6.0 million and a bad debt write-off of £3.3 million relating to the collapse of a travel merchant in the period. Excluding these, operating costs were down 1%, reflecting improved operating efficiency and continued strong cost control.

WPUS: Adjusted EBITDA for WPUS increased by £5.8 million, or 11% (2% on a constant currency basis), to £58.0 million in the nine months ended September 30, 2017 from £52.2 million in the same period in 2016. This increase was driven principally by the growth in net revenue noted above. Operating costs (on a constant currency basis) were down 2% year-on-year due to continued controlled spend on commissions and third-party payables and lower bad debt charges.

Depreciation, amortization and impairment

Depreciation, amortization and impairment for Worldpay increased by £32.3 million, or 35%, to £124.6 million in the nine months ended September 30, 2017 from £92.3 million in the same period in 2016. This includes £35.5 million (2016: £37.5 million) of non-cash charge for amortization of business combination intangible assets recognised on the divestment of the business from RBS, as well as subsequent strategic business acquisitions and the reduction period-on-period reflects the fact that some assets recognised as part of the divestment from RBS are now fully amortised. Excluding these, the increase in depreciation, amortization and impairment reflects higher levels of capital expenditure as well as the commencement, in April 2017, of amortization on the remaining components of the new acquiring platform which adds approximately £18 million this financial year to Worldpay’s depreciation and amortization charge.

Total costs incurred to September 30, 2017 on the new acquiring platform program are £586.5 million, of which £381.1 million has been included within tangible and intangible assets on the balance sheet and is being depreciated, with the remainder charged directly to the income statement.

Finance income/(costs)

Finance income — Visa Europe was a gain of £95.9 million in the nine months ended September 30, 2017 compared with a gain of £275.5 million in the nine months ended September 30, 2016. This comprised fair value and FX gains in relation to the disposal of the Visa Europe shares in 2016, together with dividends received on the preference shares.

Finance costs — CVR liabilities was a loss of £73.0 million in the nine months ended September 30, 2017 compared with a loss of £163.4 million in the nine months ended September 30, 2016 and reflects the valuation of the related CVR liabilities.

Finance costs — other decreased by £28.6 million, or 36%, to £50.5 million in the nine months ended September 30, 2017 from £79.1 million in the same period in 2016. This decrease was due to lower net FX losses resulting from the period-end translation of Worldpay’s external debt and internal funding denominated in currencies other than Pound Sterling (excluding the assets and liabilities related to the Visa Europe disposal) which were £5.4 million in the nine months to September 30, 2017 compared with £34.8 million in the nine months to September 30, 2016. Excluding these, the remaining finance costs, which are largely associated with the servicing of Worldpay’s debt and finance leases, remained broadly stable at £45.1 million in the nine months to September 30, 2017 compared with £44.3 million in the nine months ended September 30, 2016. The average cost of debt during the period was 3.0%.

Tax charge

The tax charge for Worldpay decreased by £72.0 million, or 56%, to a tax charge of £56.6 million in the nine months ended September 30, 2017 from a tax charge of £128.6 million in the same period in 2016, representing both current tax and deferred tax charges. The charge in the period includes £14.8 million relating to the disposal of the interest in Visa Europe compared with £92.2 million in the prior period. The tax charge in the period also included a tax credit of £16.0 million compared with £26.6 million in the prior period in relation to other specific one off items including costs in relation to the development of the new acquiring platform; IPO-related costs; restructuring costs; and business combination intangible amortization.

Excluding these, the tax charge for the period decreased by £5.2 million, or 8%, to a charge of £57.8 million compared with a charge of £63.0 million in the prior period and has been calculated by applying an estimate of the effective tax rate for the full year of 23.2% to the adjusted profit before tax (adjusting for specific one off items, including the gain on the Visa Europe transaction; costs in relation to the development of the new acquiring platform; IPO-related costs; restructuring and business combination intangible amortization). The charge is higher than the UK headline rate for the year of 19.25% primarily due to higher overseas tax rates and non-deductible costs.

Worldpay Outlook

In connection with the announcement of its results for the nine months ended September 30, 2017, Worldpay confirmed it is well positioned to deliver an Adjusted EBITDA margin improvement in the second half in line with previous guidance and also indicated that, as a result of the consumer slowdown in the UK market, continuation of the U.S. trends identified in the first half of the year and the strengthening of the Pound Sterling against the U.S. dollar which has adversely impacted translation of its U.S. net revenue, Worldpay expects net revenue growth for 2017 to be at the lower end of its previous guidance range of 9-11%, subject to the assumptions set forth below. Worldpay expects the trends in the UK and the US that it has seen in the third quarter to continue into 2018.

Worldpay’s expected net revenue growth is subject to the following assumptions:

Factors outside the influence or control of Worldpay

•	There will be no material changes to existing prevailing macroeconomic or political conditions in the markets and regions in which Worldpay operates.

•	There will be no material changes to the conditions of the markets and regions in which Worldpay operates or in relation to customer demand or the behavior of competitors in those markets and regions.

•	There will be no further weakening of the UK or US trading performance.

•	There will be no adverse change in relevant foreign exchange rates, principally as it relates the value of pound sterling against the US Dollar and the Euro.

•	The interest, inflation and tax rates in the markets and regions in which Worldpay operates will remain materially unchanged from the prevailing rates.

•	There will be no material adverse events that will have a significant impact on Worldpay’s financial performance.

•	There will be no business disruptions that materially affect Worldpay or its key customers or partners including natural disasters, acts of terrorism, cyber-attack and/or technological issues or supply chain disruptions.

•	There will be no customer insolvencies resulting in material losses for Worldpay.

•	There will be no material changes in legislation or regulatory requirements or payment network rules impacting on the Worldpay’s operations or its accounting policies.

•	The Scheme will not result in any material changes to Worldpay’s obligations to customers.

•	The Scheme will not have any material impact on Worldpay’s ability to negotiate new business.

Factors within the influence and control of Worldpay

•	There will be no material change to the present management of Worldpay.

•	There will be no material change in the operational strategy of Worldpay.

•	There will be no material acquisitions or disposals.

•	There will be no material strategic investments over and above those currently planned.

•	There will be no unexpected technical or platform issues with products or process.

4.2	Year ended December 31, 2016 compared with the year ended December 31, 2015

The following tables set out the segmental revenue, net revenue and Adjusted EBITDA for the periods indicated:

	Year ended December 31
	2016	2015	% Change
	£m	£m
Global eCom	1,174.6	898.6	31%
WPUK	1,027.7	1,130.7	(9)%
WPUS	2,338.5	1,933.7	21%

Revenue	4,540.8	3,963.0	15%

	Year ended December 31
	2016	2015	% Change
	£m	£m
Global eCom	386.6	317.7	22%
WPUK	438.6	405.2	8%
WPUS	299.0	258.8	16%

Net revenue	1,124.2	981.7	15%

	Year ended December 31
	2016	2015	% Change
	£m	£m
Global eCom	216.9	184.2	18%
WPUK	198.3	179.2	11%
WPUS	77.4	62.3	24%
Corporate	(25.0)	(19.6)	28%

Adjusted EBITDA	467.6	406.1	15%

Revenue and net revenue

Revenue for Worldpay increased by £577.8 million, or 15%, to £4,540.8 million in 2016 from £3,963.0 million in 2015. This reflected a 12% increase in total transaction value driven by a 14% increase in total transactions, partly offset by a 2% fall in average transaction value. The year-on-year increase also benefited from foreign currency translation on WPUS revenue of £248.7 million.

Net revenue for Worldpay increased by £142.5 million, or 15%, to £1,124.2 million in 2016 from £981.7 million in 2015 and net revenue as a percentage of total transaction value increased by one basis point to 0.25%. On a constant currency basis, the growth was 11% and reflects a 22% increase in Global eCom, an 8% increase in WPUK and a 2% increase in WPUS.

Global eCom: Net revenue for Global eCom increased by £68.9 million, or 22%, to £386.6 million in 2016 from £317.7 million in 2015. Growth in the first half of the year was unusually strong, as a result of some non-recurring volumes and foreign exchange business, and the division saw a return to more normal levels in the second half. Higher income from treasury management and foreign exchange services, net acquiring income (representing transaction service charges less interchange and scheme fees to process transactions between the customer and an acquiring bank, which is a bank that accepts card payments from the card-issuing banks), and gateway services income contributed the vast majority of the growth.

Net acquiring income grew by 24% in 2016 as a result of the growth of existing customers, particularly in Digital Content and Global Retail, and new business wins. Revenue from treasury management and foreign exchange services grew by 25% as a result of increased volumes, particularly in the Airlines, Travel and Digital Content verticals. Income from gateway services rose 19%, driven by volume increases, particularly in the Global Retail and Travel verticals. Volume growth was partly offset by lower net revenue per transaction, driven largely by mix of customers.

Global eCom also benefited from the translation of non-Sterling trading as a result of the weakening of Sterling. These effects were partly offset by the impact of refunds and lost revenue in relation to an isolated issue that occurred with one of Worldpay’s gateways earlier in the year, which affected settlement for a small number of customers. This issue has been fully resolved and it was announced that Worldpay had restored normal processing for new transactions on July 24, 2016.

Transactions increased by 30% to 5.0 billion. This reflects increased volumes across a range of products and verticals, but most significantly in Global Retail which accounted for almost half of the transaction growth and Digital Content which accounted for almost a quarter of the growth. As a result, average transaction values fell 6% as higher volume, lower value transactions are typically predominant in these two verticals. Global eCom’s net revenue as a percentage of total transaction value remained strong at 0.32%, in line with the prior year.

WPUK: Net revenue for WPUK increased by £33.4 million, or 8%, to £438.6 million in 2016 from £405.2 million in 2015 with net acquiring income accounting for the majority of the increase. Net acquiring income grew by 17% and gateway income by 14%, reflecting the impact of strong customer acquisition and cross-sales, as well as a net positive impact of lower interchange costs on the acquiring margin in the first half of the year. Worldpay saw strong transformational product income growth but also made changes to its product offering which introduced new pricing tariffs for the SME customers and removed some of the statement and management fee income. As a result, ancillary income (which includes fees charged per transaction for providing gateway services, fraud and risk management services, float income, and charges levied for the acceptance of alternative payments) declined by 5%.

Transactions increased by 7% to 5.8 billion, driven by new customer wins and strong cross-sales and retention in both the Corporate and SME sectors, as well as continuing growth in the use of cards as a payment mechanism. Total transaction value increased by only 3%, however, as average transaction values continued to fall (down 4%) largely reflecting UK retail price deflation, particularly in the grocery sector (where Worldpay has a high market share), and the continued increase in the use of contactless card payments for small-value transactions. WPUK’s net revenue as a percentage of total transaction value increased slightly to 0.21% from 0.20% in the prior year, largely reflecting the timing of re-pricing and faster growth in the higher margin SME channel.

WPUS: Net revenue for WPUS increased by £40.2 million, or 16%, to £299.0 million in 2016 from £258.8 million in 2015. On a constant currency basis, the increase was 2% and was, driven principally by growth in acquiring transaction volumes, offset by the decrease in average transaction value and an increase in scheme fees which Worldpay was not able to fully pass on to customers.

Transactions were up 7% to 4.2 billion, driven by increased volumes in both the Small (+7%) and Corporate Business (+9%) segments, partly offset by continued decline in the ATM business (-4%). Total transaction value was up 5% reflecting the lower average transaction value in the Corporate Business segment, notably in the Petroleum sector which was impacted by continued low oil prices. Net revenue as a percentage of total transaction value decreased slightly in the year ended December 31, 2016, largely reflecting strong growth in the lower margin Corporate Business segment.

Gross profit

Gross profit for Worldpay increased by £124.8 million, or 15%, to £985.2 million in 2016 from £860.4 million in 2015. On a constant currency basis, the growth was 11% and reflects a 21% increase in Global eCom business, an 8% increase in WPUK and a 3% increase in WPUS.

The increase in Global eCom and WPUK was driven by the net revenue improvements noted earlier. In WPUS, lower commission payments resulted in a slight improvement in the gross profit growth rate compared to the net revenue growth rate.

Personnel expenses

Personnel expenses for Worldpay increased by £5.5 million, or 2%, to £340.0 million in 2016 from £334.5 million in 2015. This increase was driven principally by an increase in the average number of employees (5,095 in 2016 compared with 4,982 in 2015) as a result of recruitment in the latter half of 2015 to enhance capabilities in sales, marketing and lead generation, product development and product management. In addition, there was further investment in technology expertise and data analytics to support the growth plans of Worldpay, and in central functions to support listed company requirements. Bonus costs also increased reflecting the higher headcount and the outperformance against targets. These increases were partly offset by lower costs associated with the IPO and lower restructuring and reorganization costs.

General, selling and administrative expenses

General, selling and administrative expenses increased by £16.5 million, or 7%, to £240.0 million in 2016 from £223.5 million in 2015. This increase was principally driven by higher rent costs following the move to a new WPUS office and data centre in Atlanta; increased security spend; higher advertising costs reflecting the growth in sales; and additional costs in our Corporate segment as a result of becoming a listed company. In addition, bad debt expenses increased by £5.3m to £20.8m, partly reflecting the increased transaction volumes and partly as a result of a specific provision for chargebacks in relation to a car hire company which went into administration in January 2017.

Adjusted EBITDA

Adjusted EBITDA increased by £61.5 million, or 15%, to £467.6 million in 2016 from £406.1 million in 2015. On a constant currency basis, the growth was 13%, reflecting an 18% increase in Global eCom, an 11% increase in WPUK, a 9% increase in WPUS, offset by a 28% increase in Corporate costs. Adjusted EBITDA as a percentage of net revenue was 41.6% compared with 41.4% in the prior year.

Global eCom: Adjusted EBITDA in Global eCom increased by £32.7 million, or 18%, to £216.9 million in 2016 from £184.2 million in 2015. The increase was driven by the increase in revenue noted above. Divisional operating costs increased by 4%, reflecting higher commissions and marketing spend in line with revenue growth, as well as significant improvements in operating efficiency. After technology and head office allocations, operating costs grew by 25% as a result of the investment in organisational capability and technology expertise across Worldpay.

WPUK: Adjusted EBITDA in WPUK increased by £19.1 million, or 11%, to £198.3 million in 2016 from £179.2 million in 2015. The increase was driven by the increase in revenue noted above and strong cost control. Divisional operating costs increased by only 2%, despite an increase in bad debts, reflecting significant improvements in operating efficiency. After technology and head office allocations, operating costs grew by 6% as a result of the investment in organisational capability and technology expertise across Worldpay.

WPUS: Adjusted EBITDA in WPUS increased by £15.1 million, or 24% (9% on a constant currency basis), to £77.4 million in 2016 from £62.3 million in 2015. The increase was driven by the increase in revenue noted above. Operating costs (on a constant currency basis) remained stable, as controlled spend on commissions and third-party payables were offset by an increase in rent following the office and data centre moves in the year.

Depreciation, amortization and impairment

Depreciation, amortization and impairment decreased by £6.8 million, or 5%, to £128.7 million in 2016 from £135.5 million in 2015. This includes £50.3 million (2015: £67.9 million) of non-cash charge for amortization of business combination intangible assets recognized on the divestment of the business from RBS, as well as subsequent strategic business acquisitions and the reduction reflects the fact that some assets recognized as part of the divestment from RBS were fully amortized at the end of 2015. In addition, the 2015 charge included £2.0 million for the impairment of software development costs in WPUS. Excluding these, the increase in depreciation, amortization and impairment was £12.8 million and reflects higher levels of capital expenditure (excluding expenditure on the new acquiring platform).

Finance income/(costs)

Finance income — Visa Europe was a gain of £271.6 million in 2016 compared with a gain of £195.7 million in 2015 and comprised the initial gain on the disposal of the Visa Europe shares of £207.0 million (2015: share revaluation gain of £195.7 million) together with related fair value and FX gains and dividends received on the preference shares and cash received of £64.6 million.

Finance costs — CVR liabilities was a loss of £161.7 million in 2016 compared with a loss of £140.9 million in 2015 and reflects the revaluation of the related CVR liabilities.

Finance costs — other decreased by £80.6 million, or 40%, to £120.8 million in 2016 from £201.4 million in 2015. The £120.8 million in 2016 included £60.5m of net FX losses resulting from the period-end translation of Worldpay’s external debt and internal funding denominated in currencies other than Sterling (excluding the assets and liabilities related to the Visa Europe disposal). In 2015, the £201.4m included £5.5 million of FX losses and £44.7m of costs associated with the refinancing that took place at the time of the IPO in October 2015. The large non-cash losses as a result of exchange rate movements in 2016 were a result of the significant depreciation of Sterling following the UK’s decision, on June 23, 2016, to leave the European Union.

Excluding these, the remaining finance costs, which are largely associated with the servicing of Worldpay’s debt and finance leases, were £60.3 million in 2016 compared with £151.2 million in 2015. The substantial decrease reflects the benefit from the change in Worldpay’s capital structure following the IPO. The average cost of debt during the period was 3.1%.

Tax charge

The tax charge for Worldpay increased by £83.7 million to a tax charge of £132.6 million in 2016 from a tax charge of £48.9 million in 2015, representing both current tax and deferred tax charges. The charge in the year includes £91.9 million relating to the disposal of the interest in Visa Europe compared with £39.2 million in 2015. This is relatively high as no deferred tax asset has been recognized on the estimated liability under the LSA in excess of that which has been offset against the Visa Inc. preference shares. The 2016 tax charge also included a tax credit of £41.4 million compared with £40.0 million in 2015 in relation to other specific one off items including costs in relation to the development of the new acquiring platform; IPO related costs; restructuring costs; and business combination intangible amortization.

Excluding these, the tax charge in the year increased by £32.4 million, or 65%, to a charge of £82.1 million in 2016 from a tax charge of £49.7 million in 2015. This charge was driven principally by taxable profits arising in the U.K., the U.S. and the Netherlands, partly offset by utilization of brought forward taxable losses in the US. This charge reflected an effective tax rate of 25.1%, which was higher than the U.K. headline rate of 20.0% primarily due to profits in overseas territories with higher taxation rates, along with non-deductible costs.

4.3	Year ended December 31, 2015 compared with the year ended December 31, 2014

The following tables set out the segmental revenue, net revenue and Adjusted EBITDA for the periods indicated:

	Year ended December 31
	2015	2014	% Change
	£m	£m
Global eCom	898.6	731.2	23%
WPUK	1,130.7	1,229.0	(8)%
WPUS	1,933.7	1,666.4	16%

Revenue	3.963.0	3,626.6	9%

	Year ended December 31
	2015	2014	% Change
	£m	£m
Global eCom	317.7	272.0	17%
WPUK	405.2	366.0	11%
WPUS	258.8	225.4	15%

Net revenue	981.7	863.4	14%

	Year ended December 31
	2015	2014	% Change
	£m	£m
Global eCom	184.2	161.5	14%
WPUK	179.2	156.1	15%
WPUS	62.3	75.4	(17)%
Corporate	(19.6)	(18.3)	7%

Adjusted EBITDA	406.1	374.7	8%

Revenue and net revenue

Revenue for Worldpay increased by £336.4 million, or 9%, to £3,963.0 million in 2015 from £3,626.6 million in 2014. Excluding the impact of acquisitions during the current and prior period (SecureNet and Cobre Bem) and the foreign currency translation impact on the WPUS revenue, growth was 5%. This growth reflects a 23% increase in Global eCom business and a 6% increase in WPUS, partly offset by an 8% reduction in WPUK.

Net revenue for Worldpay increased by £118.3 million, or 14%, to £981.7 million in 2015 from £863.4 million in 2014. Excluding the impact of acquisitions and foreign currency translation on WPUS revenue, growth was 10%. This growth reflects a 16% increase in Global eCom, an 11% increase in WPUK and a 3% increase in WPUS.

Global eCom: Net revenue for Global eCom increased by £45.7 million, or 17%, to £317.7 million in 2015 from £272.0 million in 2014, with net acquiring income, treasury management and foreign exchange services and gateway income accounting for the majority of the increase. Net acquiring income grew by 20% in 2015 as a result of new business wins and growth of existing customers, particularly in Digital Content, Travel and Global Retail. Scheme fees increased significantly during the period, largely as a result of volume growth and country mix. In addition, a number of new rules and fees were implemented by the schemes in the year which increased fees further. The majority of these increases were charged on to customers. Revenue from treasury management and foreign exchange services grew by 22% year-on-year as a result of increased volumes in Airlines, Travel and Digital Content. Gateway income was also up 26%, driven by volume increases in Global Retail and Travel and the contribution from Cobre Bem, Worldpay’s provider of gateway service solutions in Latin America.

Transactions increased by 31% to 3.8 billion, driven by increased volumes across a range of products and verticals. Average transaction values fell 12% year-on-year, however, as a significant proportion of the volume growth came from verticals where high volume, low value transactions dominate, such as Digital Content and Global Retail. Global eCom’s net revenue as a percentage of total transaction value remained strong at 0.32% for the year ended December 31, 2015, in line with the prior year.

WPUK: Net revenue for WPUK increased by £39.2 million, or 11%, to £405.2 million in 2015 from £366.0 million in 2014, with net acquiring income accounting for the majority of the increase. Net acquiring income grew by 18% reflecting the impact of higher transaction volumes and effective management of pricing on new business and renewals, as well as a net positive impact of lower interchange costs on the acquiring margin which funded the enhancement of propositions for customers. Ancillary income grew by 9% year-on-year as a result of increases in authorization, gateway and other fees.

Transactions increased by 8% to 5.4 billion, driven by new customer wins in both the Corporate and SME sectors and continuing growth in the use of cards as a payment mechanism. Average transaction values fell 4% year-on-year, however, reflecting high street price competition, particularly in the supermarket sector where Worldpay has a high market share, and changing consumer behaviour as the use of contactless increases. WPUK’s net revenue as a percentage of total transaction value increased slightly to 0.20% for the year ended December 31, 2015 from 0.19% in the prior year, reflecting a change in mix to more credit card transactions and commercial pricing decisions.

WPUS: Net revenue for WPUS increased by £33.4 million, or 15%, to £258.8 million in 2015 from £225.4 million in 2014. Excluding the impact of the SecureNet acquisition in December 2014 and the foreign currency translation impact, net revenue increased by £7.1 million, or 3%. This increase was driven principally by growth in acquiring income, reflecting the increase in transaction volumes.

Transactions increased by 9% to 3.8 billion, driven by increased volumes across all business segments as well as the acquisition of SecureNet. Average transaction values decreased by 2% year-on-year, reflecting developments in the Petroleum vertical where a decline in wholesale oil prices resulted in lower prices to consumers at the pump. Net revenue as a percentage of total transaction value remained in line with the prior year at 0.26%.

Gross profit

Gross profit for Worldpay increased by £95.1 million, or 12%, to £860.4 million in 2015 from £765.3 million in 2014. Excluding the impact of acquisitions and foreign currency translation on WPUS gross profit, growth was 10%. This reflects an 18% increase in Global eCom, an 8% increase in WPUK and a 1% increase in WPUS. The increase in Global eCom was driven from the revenue improvements noted above. In WPUK and WPUS, increased referral commission payments to partners reduced the underlying gross profit growth.

Personnel expenses

Personnel expenses for Worldpay increased by £71.5 million, or 27%, to £334.5 million in 2015 from £263.0 million in 2014. This increase was primarily due to a higher average number of employees (4,982 in 2015 compared with 4,518 in 2014) as a result of the recruitment of personnel to enhance capabilities in sales, marketing and lead generation, product development, product management and data analytics. In addition, Worldpay incurred £34.1 million of non-capitalizable costs of the IPO in 2015 in relation to various share awards granted, including the all-employee free share awards and additional awards given to management. The acquisitions of SecureNet and Cobre Bem and the foreign exchange impact on translation of our WPUS results also contributed to the increase in personnel costs year-on-year.

General, selling and administrative expenses

General, selling and administrative expenses increased by £7.3 million, or 3%, to £223.5 million in 2015 from £216.2 million in 2014. This increase was primarily due to organizational investments made in 2014 and higher bad debt expenses which increased by £6.3 million to £22.5 million in the year. These increases were partly offset by lower costs associated with the separation from RBS and the release of provisions for contingent consideration payable on acquisitions no longer required.

Adjusted EBITDA

Adjusted EBITDA for Worldpay increased by £31.4 million, or 8%. Excluding the impact of acquisitions and foreign currency translation on WPUS EBITDA, the growth was 8%. This reflects an increase in net revenue for Worldpay of 10%, partly offset by higher third-party commission expenses and higher underlying personnel and net operating costs as Worldpay continues to invest in organisational capability to support future growth. The Adjusted EBITDA growth of 8% reflected a 15% increase in Global eCom and WPUK, partly offset by a 17% decline in WPUS and a 7% increase in Corporate costs. SecureNet reported a loss at the Adjusted EBITDA level of £4.4 million (2014: loss of £0.2 million) and Cobre Bem reported a loss of £1.5 million (2014: loss of £0.5 million).

Global eCom: Adjusted EBITDA in Global eCom increased by £22.7 million, or 14%, to £184.2 million in 2015 from £161.5 million in 2014. This increase was driven principally by the growth in net revenue noted above but was offset, in part, by £22.9 million higher operating costs year-on-year. This increase in operating costs partly reflects the growth in revenue, but also the investments made in people and capability, in both 2014 and 2015, to develop the organisation and deliver further sales growth. In addition, bad debts increased compared to the prior year.

WPUK: Adjusted EBITDA in WPUK increased by £23.1 million, or 15%, to £179.2 million in 2015 from £156.1 million in 2014. This improvement was driven by the growth in net revenue noted above and strong cost control, underpinned by a drive towards greater efficiency. Operating costs increased in the year by £4.7 million, or 3%, reflecting the higher volumes as well as investment to drive future growth. The cost growth was at a significantly lower rate than the net revenue growth, leading to an overall improvement in profit margin.

WPUS: Adjusted EBITDA in WPUS decreased by £13.1 million, or 17%, to £62.3 million in 2015 from £75.4 million in 2014. Excluding the impact of the SecureNet acquisition and the foreign currency translation impact, Adjusted EBITDA decreased by £14.4 million, or 17%. Operating costs (excluding SecureNet and foreign currency translation) increased by £16.5 million, reflecting increased costs payable to third-party sales agents and additional investment in people, security and office costs to deliver the strategy. In addition, bad debt provisions increased year-on year by £3.8 million. SecureNet, which was purchased in December 2014, contributed £9.7 million to net revenue in the year (2014: £0.3 million) and made a loss of £4.4 million (2014: loss of £0.2 million). Net revenue was lower than expected due to slower than expected sign-up of new partners. To offset this shortfall, however, certain synergies were realized earlier than anticipated, primarily through a workforce reduction.

Depreciation, amortization and impairment

Depreciation, amortization and impairment decreased by £25.6 million, or 16%, to £135.5 million in 2015 from £161.1 million in 2014. This includes £67.9 million (2014: £73.1 million) of non-cash charge for amortization of business combination intangible assets recognized on the divestment of the business from RBS, as well as subsequent strategic business acquisitions. In addition, the 2015 charge included £2.0 million for the impairment of software development costs in WPUS and the 2014 charge included £9.6 million impairment of platform assets. Excluding these, depreciation, amortization and impairment reduced by £12.8 million year-on-year and largely reflects lower charges in 2015 on items of software, computer equipment and terminals that existed at the time of the divestment from RBS and that had been fully depreciated at the end of 2014. While additions to computer software have increased during the year, this includes intangible assets under the course of construction relating to the new technology platform which are not being amortized as they were not yet available for use.

Finance income/(costs)

Finance income — Visa Europe represented a share revaluation gain of £195.7 million in 2015.

Finance costs — CVR liabilities was a loss of £140.9 million in 2015 and reflects the revaluation of the related CVR liabilities.

Finance costs — other increased by £29.6 million, or 17%, to £201.4 million in 2015 from £171.8 million in 2014. The £201.4 million in 2015 included £5.5 million of FX losses and £44.7m of costs associated with the refinancing that took place at the time of the IPO in October 2015. The £44.7 million of costs associated with the refinancing represent the write-off of previously capitalized finance costs on repayment of the debt that was in place prior to the IPO.

Excluding these, the remaining finance costs, which are largely associated with the servicing of Worldpay’s debt and finance leases were £151.2 million in 2015 compared with £163.2 million in 2014. The decrease reflects the reduction in borrowings following the IPO, whereby the overall debt fell by £833 million and, as a result of the refinancing, the average cost of debt fell from an average of 5.7% in 2014 to 3.1%.

Tax charge

The tax charge for Worldpay increased by £46.0 million to a tax charge of £48.9 million in 2015 from a tax charge of £2.9 million in 2014, representing both current tax and deferred tax charges. The charge in the year includes £39.2 million relating to the proposed disposal of the interest in Visa Europe. The 2015 tax charge also included a tax credit of £40.0 million compared with £38.2 million in 2014 in relation to other specific one off items including costs in relation to the development of the new acquiring platform; IPO related costs; restructuring costs; and business combination intangible amortization.

Excluding these, the tax charge in the year increased by £8.6 million, or 21%, to a charge of £49.7 million in 2015 from a tax charge of £41.1 million in 2014. This charge was driven principally by taxable profits arising in the UK and the Netherlands, partly offset by taxable losses in the United States. The charge reflects an effective tax rate on underlying results of 26.0%, which is higher than the UK headline rate for the year of 20.25% primarily due to higher overseas tax rates and non-deductible financing costs.

5.	LIQUIDITY AND CAPITAL RESOURCES

5.1	Overview

Worldpay’s liquidity requirements arise primarily from the need to fund its working capital requirements, to make interest payments on its indebtedness, and to invest in Worldpay’s technology, innovation and product development to enable growth of its business. Worldpay’s principal source of liquidity has been its net cash inflow from operating activities. Worldpay also has a multi-currency revolving credit facility to support its short and medium term liquidity, as described below.

5.2	Cash flow

Merchant float, scheme debtors and merchant creditors represent intermediary balances arising in the merchant settlement process.

Merchant float represents surplus cash balances that Worldpay holds on behalf of its customers when the incoming amount from the card networks precedes when the funding to customers falls due. The funds are held in a fiduciary capacity and are excluded from Worldpay’s cash flow statement to provide greater clarity over Worldpay’s own cash movements.

Scheme debtors represent Worldpay’s receivables from the card networks for transactions processed on behalf of customers (where Worldpay is a member of that particular scheme or network); Worldpay’s receivables from the card networks for transactions where it has (by exception) funded customers in advance of receipt of card association funding; and other net receivables from the card networks.

Merchant creditors represent Worldpay’s liability to customers for transactions that have been processed but not yet funded by the card franchises (where it is a member of that particular scheme or network); Worldpay’s liability to customers for transactions for which it is holding funding from the sponsoring bank under the sponsorship agreement but has not funded customers on behalf of the sponsoring bank; and merchant reserves and the fair value of Worldpay’s guarantees of cardholder chargebacks. These are amounts held as deposits from customers, either from inception of Worldpay’s working relationship with them, or accrued throughout the relationship due to payment issues arising or potential chargebacks.

The following table sets out Worldpay’s cash flow for the periods indicated:

	Nine months ended September 30		Year ended December 31
	2017	2016	2016	2015	2014
	(£ in millions)
Cash flows from operating activities
Profit before tax	191.4	229.0	264.1	19.1	(47.1)
Adjustments for:
Depreciation, amortization and impairment	124.6	92.3	128.7	135.5	161.1
Finance costs/(income)	27.6	(33.0)	10.9	146.6	171.8
Other	3.0	(3.3)	7.0	(9.7)	(4.2)

Net cash inflow from operating activities before movements in working capital	346.6	285.0	410.7	291.5	281.6
Net movement in working capital	(40.7)	7.5	(18.3)	54.2	(30.5)

Cash generated by operations	305.9	292.5	392.4	345.7	251.1
Tax paid	(89.8)	(31.5)	(73.8)	(8.6)	(19.1)

Net cash inflow from operating activities	216.1	261.0	318.6	337.1	232.0
Investing activities
Net cash received from sale of Visa Europe	—	139.9	452.8	—	—
Purchase of intangible assets and property, plant and equipment	(142.6)	(118.3)	(160.8)	(179.0)	(142.7)
Acquisitions and disposals	0.7	(4.1)	(4.1)	(16.6)	(99.4)

Net cash (outflow)/inflow from investing activities	(141.9)	17.5	287.9	(195.6)	(242.1)
Financing activities
Finance costs paid	(28.0)	(28.2)	(55.5)	(208.7)	(89.4)
Dividend income	0.9	—	—	—	—
Net movement in finance leases	(4.0)	2.4	3.1	1.3	0.8
Net movement in borrowings	(1.2)	(42.2)	(42.2)	(841.5)	94.4
Proceeds of issue of shares	—	—	—	947.8	—
Costs incurred for the issue of shares, taken directly to equity	—	—	—	(52.2)	—
Investment in own shares	—	(6.9)	(6.9)	(23.7)	—
Equity contributions received from shareholders	—	—	—	31.4	—
Payment of dividend	(26.8)	—	(12.9)	(1.5)	—

Net cash (used in)/from financing activities	(59.1)	(74.9)	(114.4)	(147.1)	5.8

Net increase/(decrease) in cash and cash equivalents	15.1	203.6	492.1	(5.6)	(4.3)

Own cash and cash equivalents at end of period	730.6	386.1	714.4	165.3	168.7

Nine months ended September 30, 2017 compared with nine months ended September 30, 2016.

The net cash inflow from operating activities before working capital increased by £61.6 million, or 22%, to £346.6 million in the nine month period ended September 30, 2017 compared to £285.0 million in the same period in 2016. The increase reflects improvements to underlying trading.

The net movement in working capital outflow was £40.7 million compared with an inflow of £7.5 million in the prior period. The year-on-year change reflects the growth of the business and the timing of receipts and payments around the period end.

Tax paid in the period was £89.8 million compared with £31.5 million in the prior period. The current period includes £44.2 million of payments made in relation to the CVR holders’ 90% share of the taxable gain; and payments on account in the UK of £31.5 million (of which £4.9 million relates to the tax paid in relation to Worldpay’s share of the proceeds on disposal of Visa Europe); in the US of £7.6 million; and in the Netherlands of £7.3 million; partly offset by a tax refund in Canada of £0.8 million.

Expenditure on tangible fixed assets and software was £142.6 million compared with £118.3 million in the prior period. This includes the ongoing investment in software and licences for the new acquiring platform and gateways; the purchase of new terminals in the UK; and expenditure to develop a number of new customer propositions and improve data analytics capability to support the growth plans of operating divisions. The year-on-year increase was partly driven by the timing of significant payments around the year end 2016.

During the period, Worldpay made an additional investment of £1.7 million in Blue Star Sports Holdings Inc. to avoid dilution of its holding. Subsequently, it then partially disposed of the investment realizing cash of £9.0 million. In addition, in August 2017, Worldpay invested a further £1.9 million in Pazien Inc., increasing Worldpay’s ownership to 63.75%; and in September 2017, Worldpay purchased, for £5.0 million, a 7.5% interest in Featurespace Limited, a leading machine learning fraud prevention company based in the UK.

Net cash used in financing activities was £59.1 million compared with £74.9 million in the prior period. This includes finance costs paid of £28.0 million compared with £28.2 million in the prior period and dividends paid of £26.8 million reflecting the cost of the final dividend of 1.35p per ordinary share in relation to the year ended December 31, 2016 which was paid to shareholders in June 2017. The 2017 interim dividend of 0.8p per share that was announced on August 8, 2017 was paid to shareholders on October 23, 2017. No dividends were paid in the prior period however there was the repayment of £40.0 million of drawing under Worldpay’s revolving credit facility.

Net debt at September 30, 2017 (excluding the cash held in respect of the CVR holders) was £1,312.6 million (December 31, 2016: £1,368.0 million). The reduction in the period reflects the net cash inflow in the period (excluding cash flows in respect of the CVR holders) and the impact of foreign exchange on net borrowings.

Year ended December 31, 2016 compared with the year ended December 31, 2015

The net cash inflow from operating activities before working capital increased by £119.2 million, or 41%, to £410.7 million in 2016 compared to £291.5 million in 2015. The increase largely reflects improvements to underlying trading and the non-capitalizable costs associated with the IPO in 2015.

The net movement in working capital outflow of £18.3 million compared with an inflow of £54.2 million in the prior period. The current year included a working capital outflow in relation to the IPO of £23.8 million compared with an inflow in 2015 of £25.0 million. Excluding these, the reduction year-on-year largely reflects the timing of receipts and payments around the year end together with an increase in payroll-related accruals as well as the growth in the business.

Tax paid in the year was £73.8 million compared with £8.6 million in 2015. The current period includes £44.1 million of payments made in relation to the CVR holders’ 90% share of the taxable gain; and payments on account in the UK of £30.9 million (of which £4.6 million relates to the tax paid in relation to Worldpay’s share of the proceeds on disposal of Visa Europe), in the Netherlands of £3.4 million and in other territories of £0.3 million; offset by tax refunds received in the US of £4.9 million relating to the prior year.

Following the disposal of Worldpay’s interest in Visa Europe on June 21, 2016, Worldpay received £452.8 million of cash, of which £407.5 million was received in relation to the CVR holders’ 90% share of the taxable gain on disposal, leaving £45.3 million available for use within Worldpay.

Expenditure on tangible fixed assets and software was £160.8 million (2015: £179.0 million). This includes the ongoing investment in software and licences for the new acquiring platform; the costs associated with the data centre relocation in WPUS and with enhancing data security; and the purchase of new terminals and spend to develop a number of new customer propositions and improve data analytics capability to support the growth plans of operating divisions.

Expenditure on acquisitions in the year was £4.1 million compared with £16.6 million in 2015 and reflects further investments in Pazien Inc. and Blue Star Sports Holdings, Inc. (formerly known as SPay, Inc.) and deferred consideration payments in respect of the acquisitions of Century Payments Holdings, Inc. and Cobre Bem Tecnologia.

Net cash used in financing activities was £114.4 million compared with £147.1 million in the prior period. This includes finance costs paid of £55.5 million compared with £208.7 million in 2015; the repayment, in the first half of 2016, of £40.0 million that had been drawn under Worldpay’s revolving credit facility in 2015; and dividends paid of £12.9 million to shareholders reflecting the interim dividend of 0.65p per ordinary share. Also in the year, £6.9 million was spent on purchasing own shares to hedge potential obligations to deliver shares under Worldpay’s long-term incentive plan which was introduced earlier in the year. In 2015, the higher finance costs, inflow on net borrowings, investment in own shares and equity contributions received from shareholders reflect the net impact of the IPO and refinancing in the year. No dividends were paid in the prior period.

Net debt at December 31, 2016 (excluding the cash held in respect of the CVR holders) was £1,368.0 million (2015: £1,425.3 million). The reduction reflects the net cash inflow in the year offset by the impact of foreign exchange on net borrowings.

Year ended December 31, 2015 compared with the year ended December 31, 2014

The net cash inflow from operating activities before working capital increased by £9.9 million, or 4%, to £291.5 million in 2015 compared to £281.6 million in 2014. The increase largely reflects improvements to underlying trading.

The net movement in working capital inflow of £54.2 million compared with an outflow of £30.5 million in the prior period. The current year included a working capital inflow in relation to the IPO of £25.0 million. Excluding this, the improvement year-on-year largely reflects an increase in trade payables and accruals as a result of the growth in the underlying business and investment in people and infrastructure. The corresponding growth in trade debtors was partly offset by the impact of reductions in interchange rates during the year, resulting in lower levels of customer funding.

Expenditure on tangible fixed assets and software in the year was £179.0 million (2014: £142.7 million). The increase year-on-year reflects investment in a number of customer propositions to support the growth plans of the operating divisions, and spend to enhance data security and improve data analytics capability. These have been partially offset by lower investment in platform-related expenditure as Worldpay transitioned from the ‘build’ to the ‘test’ phase of this project.

Expenditure on acquisitions in the year reflects payments in relation to the Cardsave earnout, settlement of deferred consideration for YesPay, and investments made in SPay and Pazien.

Net cash used in financing activities was £147.1 million compared with an inflow in 2014 of £5.8 million. The increase year-on-year reflects the phasing of interest repayments; the repayment, in the first half of 2015, of £50.0 million that had been drawn under Worldpay’s revolving credit facility in 2014; and the net impact of the IPO and refinancing in the year which principally reflects the proceeds received on issue of shares and the inflows from the refinancing, offset by the amounts paid to previous shareholders and the repayment of pre-IPO debt.

Net debt at December 31, 2015 was £1,425.3 million (2014: £2,254.1 million). The reduction year-on-year reflects the IPO and the resultant refinancing activity.

5.3	Capital expenditure

Worldpay’s total capital expenditure in the nine months ended September 30, 2017 and 2016 were £142.6 million and £118.3 million, respectively. Worldpay’s total capital expenditure in the years ended

December 31, 2016, 2015 and 2014 were £160.8 million, £179.0 million and £142.7 million, respectively. An explanation of the key investments made and the period-on-period variances is provided in section 5.2 above.

5.4	Indebtedness

5.4.1	Indebtedness as of September 30, 2017

As of September 30, 2017, Worldpay’s total borrowings were £1,670.4 million (net of capitalized debt issue costs). Cash and cash equivalents were £730.6 million as of September 30, 2017 (which includes £372.8 million held in respect of CVR holders), with net debt (excluding the cash held with respect of the CVR holders) of £1,312.6 million as at the same date.

The table below presents a breakdown of Worldpay’s total borrowings as of September 30, 2017.

Facility	Pound Sterling equivalent £m	Currency	Repayment type	Coupon
Facility 1	249.2	GBP	Bullet	LIBOR+1.50%
Facility 2	577.1	GBP	Bullet	LIBOR+2.00%
Facility 2	376.4	USD	Bullet	LIBOR+2.00%
RCF	(2.7)	GBP	Revolver	LIBOR+2.00%
Unsecured senior notes	442.1	EUR	Bullet	3.75%
Finance leases	28.3

Total	1,670.4

5.4.2	Existing facilities

On September 4, 2015, Worldpay as parent, Bank of America Merrill Lynch International Limited, Bank of China Limited, London Branch, Barclays Bank PLC, Crédit Agricole Corporate and Investment Bank, Goldman Sachs International, Lloyds Bank plc, Mediobanca International (Luxembourg) SA, Morgan Stanley Bank International Limited, The Royal Bank Of Scotland plc, Unicredit Bank AG, London Branch, Credit Suisse AG, London Branch, Mizuho Bank, Ltd., Royal Bank of Canada, UBS Limited, Sumitomo Mitsui Banking Corporation Europe Limited, Crédit Industriel et Commercial, London Branch, Deutsche Bank Luxembourg S.A. and KeyBank National Association as arrangers, Lloyds Bank plc as documentation agent, The Royal Bank of Scotland plc as agent and others entered into a senior facilities agreement (the “Facilities Agreement”).

The Facilities Agreement provides for senior bank facilities (the “Facilities”) comprising: (i) a three year £600.0 million bullet term facility (“Term Loan Facility 1”); (ii) a five year £900.0 million bullet term facility (“Term Loan Facility 2”) a portion of which was drawn in US Dollars; and (iii) a five year £200.0 million revolving credit facility (the “Revolving Facility”). The Term Loan Facility 1 was partly repaid in November 2015 using the proceeds from the Notes (as defined below) and the Revolving Facility was increased to £500.0 million in May 2017.

The interest rate payable on a loan under each of the Facilities for each interest period is the London Interbank Offered Rate (“LIBOR”) plus a margin. The margin is subject to a margin ratchet calculated by reference to the ratio of Worldpay’s total net debt to consolidated pro forma EBITDA. Worldpay and certain affiliates of Worldpay are the borrowers under the Facilities Agreement. The Facilities are unsecured but certain subsidiaries of Worldpay which together represent at least 80.0% of Worldpay’s consolidated EBITDA and gross assets provide a continuing guarantee of the punctual performance of the borrowers’ payment obligations thereunder.

The Facilities Agreement contains customary warranties, representations, covenants (including limited restrictions on disposals, financial covenants, a negative pledge and a restriction on the incurrence of indebtedness by members of Worldpay which are not guarantors of the Facilities) and events of default (in each case, subject to customary agreed exceptions, materiality tests, carve- outs and grace periods). In addition, the Facilities Agreement also contains a leverage financial covenant which Worldpay must comply with, being the ratio of Worldpay’s total net debt to consolidated pro forma EBITDA. The leverage covenant is tested semi-annually by reference to the audited consolidated financial statements for each financial year and the consolidated financial statements for each half year with the leverage ratio stepping down in December 2017 and June 2018 to 4.50:1 and 4.00:1 respectively.

5.4.3	Senior unsecured notes

In November 2015, Worldpay Finance plc issued €500 million 3.75% senior unsecured notes due in 2022 (the “Notes”). The Notes are guaranteed by Worldpay and certain subsidiaries and include customary terms and conditions.

5.4.4	Intra-Day Facility

WPUK is party to the Intra-Day Facility made available to it by The Royal Bank of Scotland plc pursuant to an intra-day facility letter dated November 30, 2010 (as amended and/or restated from time to time, the “Intra-Day Facility Agreement”). Pursuant to the terms of the Intra-Day Facility Agreement, WPUK is permitted to make payments from a designated bank account in excess of any available funds in such account on any business day in an amount of up to approximately £1.4 billion (the “Intra-Day Facility Excess”), provided that, before close of business on the same business day, inward payments are made into the designated account in an amount at least equal to the amount of the Intra-Day Facility Excess.

In the event that any Intra-Day Facility Excess remains outstanding at the end of a business day, and at the end of a period of three business days in relation to card scheme payment settlements, such amount is repayable on demand and bears interest at an agreed rate.

5.5	Contractual commitments

The following table summarizes Worldpay’s contractual obligations, commercial commitments and principal payments scheduled as at December 31, 2016:

(£ in millions)	Carrying amount[1]	Contractual cash flows[2]	One year or less	One to five years	More than five years
Senior facilities	1,224.5	1,357.0	36.3	1,320.7	—
Senior unsecured notes	424.2	523.3	16.1	64.0	443.2
Finance leases[3]	32.3	34.0	14.9	19.1	—
Operating leases[4]	—	150.2	19.7	61.3	69.2
Trade and other payables	432.5	432.5	432.5	—	—

Total contractual commitments	2,113.5	2,497.0	519.5	1,465.1	512.4

(1)	Carrying amount reflects the value of the relevant item on Worldpay’s consolidated balance sheet as of December 31, 2016.
(2)	Contractual cash flows reflect the expected cash payments due under the relevant item until maturity, including interest and assuming no early repayment prior to maturity.
(3)	Finance leases are leases under which substantially all of the risks and rewards of ownership lie with Worldpay. The carrying amount of finance leases represents the present value of future minimum lease payments as of December 31, 2016. The contractual cash flows reflect the future minimum lease payments at the same date.
(4)	Operating leases are leases under which the risks and rewards of ownership are not transferred with Worldpay but remain with the lessor. The contractual cash flows reflect the non-cancellable payment obligations under operating leases as of December 31, 2016.

5.6	Off Balance sheet arrangements

Worldpay’s contingent liabilities primarily comprise guarantees, letters of credit and other contingent liabilities, all of which arise in Worldpay’s ordinary course of business. They are disclosed when the associated outflow of economic benefits is considered possible. Worldpay’s maximum contractual exposure as of September 30, 2017 was £61.0 million (£62.6 million as at December 31, 2016, and £32.8 million as at December 31, 2015).

Worldpay also has certain long-term financial commitments, as set out directly above under 5.5 — Contractual commitments.

6.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

Worldpay is exposed to various market risks, including interest rate and foreign exchange risks associated with Worldpay’s underlying assets, liabilities, foreign exchange transactions and financial commitments. Worldpay’s overall market risk management policies focus on the unpredictability of financial markets and seek to minimize potential adverse effects on its financial position and performance. Worldpay’s treasury is responsible for managing exposure to market risk that arises in connection with operations and financial activities.

Furthermore, Worldpay is exposed to credit risk, which arises because a counterparty may fail to perform its contractual obligations, and liquidity risk in respect of Worldpay’s own cash and settlement cash for its customers.

The following sections discuss Worldpay’s significant exposures to market and other financial risks. The following discussions do not address other risks that Worldpay faces in the normal course of business, including operational and regulatory risk.

6.1	Market risk

6.1.1	Interest rate risk

A substantial portion of Worldpay’s indebtedness is held at variable rates of interest. Worldpay is exposed to cash flow interest rate risk on its indebtedness and cash balances held at variable rates and mismatches or maturities between borrowings and cash, resulting in variable interest cash flows.

Cash held at variable rates partly offsets risk arising from changing interest rates on Worldpay’s indebtedness. In addition, Worldpay may enter into interest rate swap agreements, in which it exchanges periodic payments based on a notional amount and agreed upon fixed and variable interest rates and into forward contracts, in which it exchanges fixed amounts of foreign currency and fixed amounts of Pound Sterling.

6.1.2	Foreign currency risk

Worldpay’s functional and reporting currency is Pound Sterling, and a significant amount of revenue is earned by subsidiaries of Worldpay who have functional currencies other than Pound Sterling, in particular the US Dollar and the Euro. The results of operations, assets and liabilities of these subsidiaries must be translated into Pound Sterling at each balance sheet date. As a result, Worldpay’s results are impacted by changes in the relevant exchange rates between Pound Sterling and other currencies to which Worldpay is exposed, particularly the US Dollar and the Euro. The impact of foreign currency movements on Worldpay’s reported consolidated results over the period under review is partially mitigated by both offsetting cashflows and balances arising between subsidiaries and by the denomination of Worldpay borrowings in US Dollar and Euro.

In addition, Worldpay is exposed to transactional foreign currency risk when the card schemes settle transaction payment amounts to Worldpay in a currency different than what Worldpay remits to its customers, and such exposure continues for as many as a few days until the payment amount is remitted to the customer. In such instances, Worldpay charges a fee which has historically been sufficient to cover any adverse currency fluctuations. However, there can be no assurances that such fees will be sufficient to compensate for any losses Worldpay may suffer as a result of any sudden adverse foreign currency fluctuations.

6.2	Credit risk

Credit risk is the risk of financial loss arising from counterparty’s inability to repay or service debt in accordance with the contractual terms. Credit risk includes both the direct risk of default and the risk of a deterioration of creditworthiness, as well as concentration risks. Worldpay is subject to potential credit risk on merchant chargebacks associated with the transactions it processes on behalf of customers, for example airlines, that promise future delivery of goods and services rather than delivering goods or rendering services at the time of payment. Although Worldpay has a limited exposure of concentrations of credit risk with respect to trade accounts receivable due to its large and diverse customer base, Worldpay faces various forms of potentially material credit risk, in particular from merchant charge backs or insolvency events. Worldpay has credit policies, procedures and authorization guidelines in place to manage and monitor such credit risks, which seeks to ensure that its customers are reliable and solvent. Credit management is focused on customers such as airlines that promise future delivery of goods and services and are therefore considered to pose higher risk of merchant chargebacks should such customers cease trading before delivery of the service to the consumer.

In addition, Worldpay faces credit risk relating to its cash and cash equivalents, any derivative financial instruments and financial deposits and money market funds arising from the risk that any counterparty becomes insolvent and, accordingly, is unable to return the deposited funds or execute the obligations under the derivative transactions as a result of the insolvency. To mitigate this risk, wherever possible Worldpay conducts transactions and deposits funds with investment-grade rated financial institutions, and monitors and limits the concentration of its transactions with any single party.

6.3	Liquidity risk

Worldpay faces liquidity risk in respect of its own cash flows, specifically the risk that it may not have sufficient liquidity to meet its payables as they become due, as well as the liquidity risk in respect of its settlement cash for its customers (relating to Worldpay’s payment business).

Worldpay manages its liquidity risk in respect of its own cash flows by holding significant cash balances and maintaining sufficient committed headroom. As of September 30, 2017, Worldpay had own cash balances (excluding the cash held in relation to the CVR holders) of £357.8 million as compared to £313.0 million as at December 31, 2016 and £165.3 million as at December 31, 2015. As of September 30, 2017, Worldpay had available headroom under its senior facilities of £500.0 million as compared to £200.0 million as at December 31, 2016 and £160.0 million as at December 31, 2015.

Worldpay’s payment business faces liquidity risk as a result of the short term settlement cycle where card schemes (predominantly Visa and MasterCard) remit cash and Worldpay pays customers from these remittances within three days.

The majority of funds are received prior to remittance to the customer, resulting in significant cash balances relating to the settlement cycle.

7.	SIGNIFICANT ACCOUNTING JUDGEMENTS, ESTIMATES AND ASSUMPTIONS

The preparation of Worldpay’s consolidated historical financial information requires the Directors to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. However, the historical information presented is based on conditions that existed at the reporting date. The estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

The critical accounting policies that require the Directors to make significant estimates, judgments or assumptions and which could result in materially different results under different assumptions or conditions are summarized in the Worldpay Financial Statements beginning on page F-1.

7.1	Fair value of Visa Europe transaction and related Contingent Value Rights (CVRs)

The Visa Europe asset was recognised in Worldpay’s balance sheet at December 31, 2015 as a fair value through profit and loss financial asset. On disposal on June 21, 2016, it has been derecognised from Worldpay’s balance sheet with the net gain on disposal recognised in ‘Finance income/(costs)’ in Worldpay’s income statement.

The preference stock received on disposal of Worldpay’s interest in Visa Europe has been recognised as a financial asset under the non-current ‘Financial assets — Visa Inc. preference shares’ category. It has been recognised at fair value initially and has been classified as fair value through profit and loss. Subsequent movements on the fair value of the preferred stock are recognised in ‘Finance income — Visa Europe’ and the movement on the CVR liabilities is recognised in ‘Finance costs — CVR liabilities’ in Worldpay’s income statement. The value of the Visa Inc. preference shares is based on the expected conversion ratio, which will be adjusted by Visa Inc. based on the potential losses from Visa Europe interchange litigation under the Litigation Management Deed. Any excess of potential losses from Visa Europe interchange litigation under a Loss Sharing Agreement (the “LSA”) has been included in ‘Provisions’ within current liabilities.

When measuring the fair values of the financial asset — Visa Inc. preference shares as well as the LSA liability, Worldpay uses observable market data as far as possible. In order to fair value the LSA liability as at December 31, 2016, the Directors have considered a range of potential outcomes, including the likely value of the potential level of Visa Europe liabilities that Worldpay may be liable for, and calculated a weighted average.

The CVR liabilities have been classified as financial liabilities at amortized cost based on a re-estimation of future cash flows, with any changes being recognised in “Finance costs — CVR liabilities” in the income statement.

7.2	Income and deferred taxes

Worldpay’s tax charge on ordinary activities is the sum of the total current and deferred tax charges calculated by reference to the legal requirements applying to each jurisdiction in which Worldpay operates. As an integral part of this process, Worldpay applies its judgement in order to determine the tax charge applying to those matters for which the final tax treatment is considered by Worldpay to be uncertain. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences are recognized in the period in which such determination is made.

7.3	Trade receivables impairment provisions

A trade receivable is impaired when there is objective evidence that, due to events since the trade receivable was created, Worldpay cannot recover the original expected cash flows from the trade receivable. Trade receivable impairment provisions can be either bad debt provisions or merchant potential liability provisions.

A bad debt provision represents the difference between the carrying value of the trade receivable and the present value of estimated future cash flows.

A merchant potential liability provision is required when a merchant goes into liquidation or bankruptcy and Worldpay is exposed to potential chargebacks. Judgement is necessary to assess the likelihood that a pending claim will succeed, or a liability will arise and to quantify the possible range of any financial settlement.

8.	FUTURE ACCOUNTING PRONOUNCEMENTS

Details of new accounting standards and interpretations which have not yet been adopted by Worldpay are set out in the Worldpay Financial Statements beginning on page F-1.

PROPOSAL NO. 1 — SHARE ISSUANCE PROPOSAL

Proposal

We are asking you to approve the issuance of Vantiv Class A common stock to shareholders of Worldpay in connection with the proposed acquisition by Vantiv and Bidco of all of the outstanding ordinary shares of Worldpay. Pursuant to the Acquisition, among other things, in exchange for cancellation of each Worldpay ordinary share, Worldpay shareholders will be entitled to receive, for each Worldpay ordinary share held by such shareholders, 55 pence in cash and 0.0672 new shares of Vantiv Class A common stock, resulting in the issuance of approximately 134,400,000 new Vantiv common shares, following which Worldpay shareholders will own approximately 43% of Vantiv’s fully diluted common shares, based on Vantiv and Worldpay’s fully diluted ordinary shares outstanding as of November 24, 2017.

For a detailed description of the Acquisition, see the section entitled “Information About the Worldpay Acquisition.”

Required Stockholder Vote and Recommendation of Our Board of Directors

Approval of the Share Issuance Proposal requires the affirmative vote of a majority of the votes cast at the special meeting, whether in person or by proxy, provided that a quorum is present. An abstention is effectively treated as a vote cast against the Share Issuance Proposal and the Adjournment Proposal. Broker non-votes and failures of record holders to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have no effect on the outcome of the vote on the Share Issuance Proposal.

The approval of the Share Issuance Proposal by the requisite vote of Vantiv stockholders is required for us to issue shares of our Class A common stock to Worldpay shareholders as consideration in the Acquisition, and it is a condition to the completion of the Acquisition under the Offer Announcement.

Our Board of Directors recommends that you vote “FOR” the Share Issuance Proposal.

Amount and Title of Securities to be Issued; Use of Proceeds

If the Share Issuance Proposal is approved, we expect to issue approximately 134,400,000 shares of our Class A common stock, par value $0.00001 per share, to Worldpay shareholders in connection with the Acquisition. Holders of our Class A or Class B common stock have no conversion, preemptive or other subscription rights.

Registration Exemption; Listing of New Vantiv Common Shares

The Class A common stock to be issued to Worldpay shareholders as consideration in the Acquisition will not be registered under the Securities Act and will be issued pursuant to the exemption provided by Section 3(a)(10) under the Securities Act. If Vantiv or Bidco exercises its right to implement the Acquisition by way of a takeover offer, such takeover offer will be made in compliance with applicable U.S. laws and regulations and may require registration. It is a condition to the Acquisition that the newly-issued Vantiv shares be listed for trading on the New York Stock Exchange.

Co-operation Agreement and Financing Agreements

For a detailed description of the Co-operation Agreement and certain related agreements that we entered into in connection with the Acquisition, see the section entitled “Information About the Worldpay Acquisition—Co-operation Agreement” and “—Financing.”

Interests of Vantiv’s Executive Officers and Directors in the Acquisition or Share Issuance

None of Vantiv’s directors or executive officers has any substantial financial interest, direct or indirect, in the Acquisition or the issuance of Vantiv Class A common stock to Worldpay shareholders as consideration in the Acquisition, other than being a director or executive officer and a stockholder of Vantiv.

Impact of the Share Issuance on our Existing Stockholders

If approved and implemented, the Share Issuance Proposal will dilute the ownership and voting interests of our existing stockholders. It is expected that in connection with the Acquisition approximately 134,400,000 shares of our Class A common stock will be issued to current Worldpay shareholders, and that, upon completion of the Acquisition, Worldpay shareholders will own approximately 43% of Vantiv’s fully diluted common shares, based on Vantiv and Worldpay’s fully diluted ordinary shares outstanding as of November 24, 2017. Therefore, the ownership and voting interests of our existing stockholders will be proportionately reduced.

PROPOSAL NO. 2 — ADJOURNMENT PROPOSAL

Proposal

We are asking you to approve a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to approve the Share Issuance Proposal.

If our stockholders approve the Adjournment Proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the approval of the Share Issuance Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the Share Issuance Proposal such that the Share Issuance Proposal would be defeated, we could adjourn the special meeting without a vote on the Share Issuance Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Share Issuance Proposal.

Required Stockholder Vote and Recommendation of our Board of Directors

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the special meeting, whether in person or by proxy, provided that a quorum is present. Broker non-votes and failures of record holders to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have no effect on the outcome of the vote on the Adjournment Proposal.

Our Board of Directors recommends that you vote “FOR” the Adjournment Proposal.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF VANTIV

The following table shows information regarding the beneficial ownership of our Class A common stock and Class B Common stock as of the close of business on November 20, 2017 by:

•	each person or group who is known by us to own beneficially more than 5% of our Class A common stock and Class B common stock;

•	each director and each of our named executive officers; and

•	all directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our Class A common stock shown as beneficially owned by them. Applicable percentage of beneficial ownership is based on 162,538,607 shares of Class A common stock outstanding and 15,252,826 shares of Class B common stock outstanding on November 20, 2017. Shares of Class A common stock or Class B common stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this proxy statement, and restricted stock units which will vest within 60 days of the date of this proxy statement, are deemed to be outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Unless otherwise indicated, the address for each holder listed below is c/o Vantiv, Inc., 8500 Governors Hill Drive, Symmes Township, Ohio 45249.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class A Common Stock	Percent of Class B Common Stock
Beneficial owners of more than 5% of our Class A or Class B Common Stock:
Fifth Third Bancorp 38 Fountain Square Plaza Cincinnati, OH 45263	15,264,183	(1)	*	100.0%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	12,257,363	(2)	7.5%	—
JPMorgan Chase & Co. 270 Park Ave New York, NY 10017	11,020,099	(3)	6.8%	—
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	10,395,695	(4)	6.4%	—
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	8,849,000	(5)	5.4%	—
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	18,406,896	(6)	11.3%	—

Named Executive Officers:
Charles Drucker	957,607	(7)(8)	*	—

Mark Heimbouch	371,014	(8)	*	—
Stephanie Ferris	71,102	(8)	*	—
Royal Cole	130,283	(8)	*	—
Kimberly Martin	40,453	(8)	*	—
Matthew Taylor	157,962	(8)	*	—
Directors:
Jeffrey Stiefler	55,641	(9)	*	—
Lee Adrean	28,313	(10)	*	—
Kevin Costello	11,211	(11)	*	—
Lisa Hook	9,232	(12)	*	—
David Karnstedt	11,018	(13)	*	—
Gary Lauer	24,702	(14)	*	—
Boon Sim	7,107	(15)	*	—
Mark Sunday	4,351	(16)	*	—

Directors and Executive Officers as a group (16 persons)	2,018,758		1.24%	—

*	Less than 1%

(1)	Fifth Third Bank, a wholly owned indirect subsidiary of Fifth Third Bancorp, holds 15,252,826 shares of our Class B common stock representing 100% of our Class B common stock. The shares of Class B common stock entitle Fifth Third Bank to 8.6% of the aggregate voting power of our outstanding common stock and upon completion of the Acquisition will entitle Fifth Third Bank to 4.9% of the aggregate voting power of our outstanding common stock. For more information, see “Information about the Worldpay Acquisition—The Fifth Third Transaction” above. Fifth Third Bank also exercises investment and voting discretion over 11,086 shares of Class A common stock of Vantiv in its trust, investment, banking, advisory and fiduciary capacities for the account of its customers and The Retirement Corporation of America, a wholly owned subsidiary of Fifth Third Bank, exercises investment and voting discretion over 271 shares of Class A common stock of Vantiv in its trust, investment, banking, advisory and fiduciary capacities for the account of its customers.

(2)	According to a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on February 10, 2017, reporting beneficial ownership of Vantiv’s stock as of December 31, 2016, Vanguard, in its capacity as an investment adviser, may be deemed to beneficially own 12,257,363 shares of Vantiv which are held of record by clients of Vanguard. Vanguard has sole voting power of 129,106 shares, shared power to dispose of or direct the disposition of 150,226 shares and sole power to dispose of or direct the disposition of 12,107,137 shares.

(3)	According to a Schedule 13G filed by JPMorgan Chase & Co. (“JPMorgan”) on January 25, 2017, reporting beneficial ownership of Vantiv’s stock as of December 30, 2016, JPMorgan has sole voting power with respect to 10,129,873 shares, shared voting power with respect to 15,564 shares, sole power to dispose or to direct the disposition of 11,019,741 shares, and shared power to dispose or to direct the disposition of 358 shares. These securities are owned by various individual and institutional investors for which JPMorgan serves as an investment adviser with power to direct investments and/or sole power to vote the securities.

(4)	According to a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on January 30, 2017, reporting beneficial ownership of Vantiv’s stock as of December 31, 2016, BlackRock has sole voting power with respect to 8,850,687 shares and sole power to dispose of or direct the disposition of 10,395,695 shares.

(5)	According to a Schedule 13G filed by Capital Research Global Investors (“Capital Research”), a division of Capital Research and Management Company (“CRMC”), on February 13, 2017, reporting beneficial ownership of Vantiv’s stock as of December 30, 2016. Capital Research has sole voting power and sole power of dispose of or direct the disposition with respect to 8,849,000 shares. Capital Research is deemed to be the beneficial owner of these shares as a result of CRMC acting as investment adviser to various investment companies.

(6)	According to a Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“T. Rowe Price”) on September 11, 2017, reporting beneficial ownership of Vantiv’s stock as of August 31, 2017. T. Rowe Price has sole voting power with respect to 6,387,899 shares and sole power to dispose of or direct the disposition of 18,406,896 shares. These securities are owned by various individual and institutional investors for which T. Rowe Price serves as an investment adviser with power to direct investments and/or sole power to vote the securities.

(7)	Includes 85,000 shares held by an LLC and over which Mr. Drucker and his wife have shared voting power.

(8)	Includes the following number of options that are currently exercisable or will become exercisable within 60 days of the Record Date: Mr. Drucker—433,227; Mr. Heimbouch—138,957; Ms. Ferris—30,875; Mr. Cole—0; Ms. Martin—13,180; and Mr. Taylor—47,621. Also includes the following number of unvested restricted shares which have either time or performance based restrictions and over which the named executive officer has sole voting power: Mr. Drucker—216,495; Mr. Heimbouch—123,655; Ms. Ferris—18,591; Mr. Cole—80,228; Ms. Martin—26,072; and Mr. Taylor—86,455.

(9)	Includes 55,629 restricted stock units, of which 52,269 are vested and 3,360 will vest on May 2, 2018, and which will be settled in shares of Class A common stock on a one-for-one basis following the termination of service as a director.

(10)	Represents restricted stock units, of which 25,993 are vested and 2,320 will vest on May 2, 2018, and which will be settled in shares of Class A common stock on a one-for-one basis following the termination of service as a director.

(11)	Represents restricted stock units, of which 8,891 are vested and 2,320 will vest on May 2, 2018 and which will be settled in shares of Class A common stock on a one-for-one basis following the termination of service as a director.

(12)	Represents restricted stock units, of which 2,320 will vest on the earlier of May 2, 2018 and the next annual meeting of stockholders and will be settled in shares of Class A common stock on a one-for-one basis, and 6,912 restricted stock units which will be settled in shares of Class A common stock on a one-for-one basis following the termination of service as a director.

(13)	Includes 2,320 restricted stock unit which will vest on the earlier of May 2, 2018 and the next annual meeting of stockholders and will be settled in shares of Class A common stock on a one-for-one basis, and 6,108 restricted stock units which will be settled in shares of Class A common stock on a one-for-one basis following the termination of service as a director.

(14)	Represents restricted stock units, of which 22,382 are vested and 2,320 will vest on May 2, 2018, and which will be settled in shares of Class A common stock on a one-for-one basis following the termination of service as a director.

(15)	Represents restricted stock units, of which 4,787 are vested and 2,320 will vest on May 2, 2018, and which will be settled in shares of Class A common stock on a one-for-one basis following the termination of service as a director.

(16)	Represents restricted stock units, of which 2,031 are vested and 2,320 will vest on May 2, 2018, and which will be settled in shares of Class A common stock on a one-for-one basis following the termination of service as a director.

FUTURE STOCKHOLDER PROPOSALS

If you want to submit a proposal for possible inclusion in our proxy statement and form of proxy for the 2018 Annual Meeting of Stockholders, you must ensure your proposal is received by us on or before November 15, 2017. Our Bylaws provide that other business, including stockholder nominations for director, may not be brought before any special meeting unless it is (1) specified in the notice of meeting (which includes stockholder proposals that Vantiv is required to include in its proxy statement under Exchange Act Rule 14a-8) or (2) properly brought by or at the direction of the Board of Directors (or any duly authorized committee thereof).

If a stockholder desires to bring business before the 2018 Annual Meeting of Stockholders, which is not the subject of a proposal submitted for inclusion in the Proxy Statement, the stockholder must notify Vantiv of the stockholder’s proposal, which must be delivered to or mailed and received at the principal executive offices of Vantiv no earlier than January 2, 2018 nor later than February 1, 2018. If the date of the 2018 Annual Meeting is more than 30 days before or more than 60 days after May 2, 2018, our Bylaws provide that notice by the stockholder must be received no later than the 10th day following the date on which public announcement of the date of the 2018 Annual Meeting is first made by Vantiv.

A copy of the full text of Vantiv’s Bylaws may be obtained online on our website at www.vantiv.com in the Corporate Governance section of our Investor Relations webpage or upon written request to the Corporate Secretary at 8500 Governors Hill Drive, Symmes Township, Ohio 45249.

SOLICITATION

Vantiv will pay the cost of soliciting proxies. Innisfree M&A Incorporated has been retained to assist in the solicitation of proxies for a fee of $25,000, plus additional fees relating to telephone solicitation and reimbursement of certain expenses. In addition to solicitations by mail, proxies also may be solicited personally, or by telephone or electronic means by some directors, officers and regular employees of Vantiv, without additional compensation, as well as by employees of Innisfree M&A Incorporated. Vantiv will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and other stockholder materials to the beneficial owners of common stock where those owners request such materials.

RESPONSIBILITY STATEMENT REQUIRED BY THE U.K. TAKEOVER CODE

The Vantiv directors and each of Stephanie L. Ferris (in her capacity as Chief Financial Officer of Vantiv) and Nelson F. Greene (in his capacity as Chief Legal and Corporate Services Officer and Secretary of Vantiv), who we refer to as the “Vantiv Responsible Officers,” each accept responsibility for the information contained in this document relating to Vantiv and the Vantiv directors and their immediate families and related trusts. To the best of the knowledge and belief of the Vantiv Responsible Officers (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

MISCELLANEOUS

Vantiv has supplied all information relating to Vantiv and Bidco, and Worldpay has supplied, and Vantiv has not independently verified, all of the information relating to Worldpay contained in the following Sections: “Selected Consolidated Historical Financial Data of Worldpay,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Worldpay.”

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement to vote on the proposals contained herein. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated November 27, 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

By Order of the Board of Directors,

Nelson F. Greene Chief Legal and Corporate Services Officer and Secretary

November 27, 2017

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following filings with the SEC are incorporated by reference:

•	Vantiv’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 8, 2017;

•	Vantiv’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed with the SEC on April 26, 2017;

•	Vantiv’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, filed with the SEC on August 9, 2017;

•	Vantiv’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, filed with the SEC on October 26, 2017;

•	Vantiv’s Current Reports on Form 8-K filed with the SEC on July 5, 2017; August 1, 2017; August 8, 2017; August 9, 2017; August 10, 2017; August 11, 2017; August 16, 2017; September 8, 2017; September 11, 2017; October 4, 2017; and October 26, 2017 (other than the portions of such documents not deemed to be filed); and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on March 19, 2012, including any amendments or reports filed with the SEC for the purpose of updating such description.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the recommended offer pursuant to the Offer Announcement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy solicitation materials.

You may read and copy any document Vantiv files with or furnishes to the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these reports, as well as proxy and information statements and other information that Vantiv files with or furnishes to the SEC, at the Internet website maintained by the SEC, at www.sec.gov. The address of the SEC’s website is provided solely for the information of prospective investors and is not intended to be an active link. Please visit this website or call the SEC at 1-800-SEC-0330 for further information about its Public Reference Room. Reports and other information concerning the business of Vantiv may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. In addition, you may obtain free copies of the documents Vantiv files with the SEC, of which this proxy statement forms a part, by going to Vantiv’s website at http://investors.vantiv.com. The Internet website address of Vantiv is provided as an inactive textual reference only. The information provided on the Internet website of Vantiv, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement and, therefore, is not incorporated herein by reference.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Vantiv, Inc. 8500 Governors Hill Drive Symmes Township, Ohio 45249 (513) 900-5250

If you would like to request documents from us, please do so by January 2, 2018, to receive them before the special meeting. If you request any documents from us, we will provide them, without charge, by first class mail or equally prompt means, within one business day of receipt of such request (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates). A list of stockholders will be available for inspection by stockholders of record during business hours at Vantiv’s corporate headquarters at 8500 Governors Hill Drive, Symmes Township, OH 45249, for five business days prior to the special meeting and will also be available for review at the special meeting or any reconvenings thereof.

If you have any questions about this proxy statement, the special meeting or the Acquisition or need assistance with voting procedures, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

(212) 750-5833

UNAUDITED CONDENSED CONSOLIDATED INCOME STATEMENT

For the nine months ended 30 September 2017 and 2016

		Nine months ended 30 September 2017	Nine months ended 30 September 2016
	Notes
		£m	£m
Revenue	2	3,778.1	3,305.8
Interchange and scheme fees		(2,874.3)	(2,482.6)

Net revenue	2	903.8	823.2
Other cost of sales		(114.1)	(103.9)

Gross profit		789.7	719.3
Personnel expenses		(265.3)	(249.4)
General, selling and administrative expenses		(186.9)	(180.6)
Depreciation, amortisation and impairment		(124.6)	(92.3)

Operating profit		212.9	197.0
Finance income — Visa Europe	4	95.9	275.5
Finance costs — CVR liabilities	4	(73.0)	(163.4)
Finance costs — other	4	(50.5)	(79.1)
Gain on disposal of investment and subsidiary	5	6.9	—
Share of results of joint venture and associate		(0.8)	(1.0)

Profit before tax		191.4	229.0
Tax charge	7	(56.6)	(128.6)

Profit for period		134.8	100.4
Total earnings per share (pence)
Basic	8	6.8	5.0
Diluted	8	6.8	5.0

The accompanying notes form an integral part of these interim financial statements.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

For the nine months ended 30 September 2017 and 2016

	Nine months ended 30 September 2017	Nine months ended 30 September 2016
	£m	£m
Profit for the period	134.8	100.4
Items that are or may subsequently be reclassified to profit or loss:
Currency translation movement on net investment in subsidiary undertakings	(13.7)	30.3
Currency translation movement due to net investment hedging	(6.0)	(23.9)

Total comprehensive income for the period	115.1	106.8

The accompanying notes form an integral part of these interim financial statements.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

As at 30 September 2017

		30 September	30 September
	Notes	2017	2016
		£m	£m
Non-current assets
Goodwill		1,308.8	1,319.6
Other intangible assets	9	831.0	784.0
Property, plant and equipment	10	93.1	124.1
Investment in joint venture and associate		4.9	7.8
Investment		8.3	—
Deferred consideration — Visa Europe	6	49.6	48.7
Financial assets — Visa Inc. preference shares	6	277.0	193.0
Deferred tax assets		4.1	4.8

		2,576.8	2,482.0
Current assets
Inventory		1.2	2.8
Trade and other receivables		489.3	407.9
Scheme debtors		2,007.2	585.8
Current tax asset		—	1.0
Merchant float		1,143.2	967.3
Own cash and cash equivalents	12	730.6	386.1
Financial assets — term deposits	6	—	346.3

		4,371.5	2,697.2
Current liabilities
Trade and other payables		(403.2)	(378.7)
Merchant creditors		(3,150.4)	(1,553.1)
Current tax liabilities		(44.8)	(97.8)
Derivative financial instruments		—	(0.3)
Financial liabilities — CVR liabilities	6	(375.5)	(304.3)
Borrowings	12	(20.5)	(24.2)
Finance leases	12	(13.4)	(15.8)
Provisions		(277.8)	(285.2)

		(4,285.6)	(2,659.4)
Non-current liabilities
Borrowings	12	(1,621.6)	(1,622.6)
Finance leases	12	(14.9)	(15.8)
Provisions		(1.6)	(1.2)
Deferred tax liabilities		(114.4)	(116.6)

		(1,752.5)	(1,756.2)

Net assets		910.2	763.6

Equity
Called-up share capital		60.0	60.0
Share premium		883.8	883.8
Own shares		(30.4)	(30.6)
Capital contribution reserve		38.1	38.1
Merger reserve		(374.5)	(374.5)
Foreign exchange reserve		12.8	(2.9)
Retained earnings		320.4	189.7

Total equity		910.2	763.6

The accompanying notes form an integral part of these interim financial statements.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

For the nine months ended 30 September 2017

	Called-up share capital £m	Share premium £m	Own shares £m	Capital contribution reserve £m	Merger reserve £m	Foreign exchange reserve £m	Retained earnings £m	Total £m
At 1 January 2017	60.0	883.8	(30.6)	38.1	(374.5)	32.5	222.6	831.9
Profit for the period	—	—	—	—	—	—	134.8	134.8
Dividends	—	—	—	—	—	—	(42.7)	(42.7)
Share-based payments	—	—	—	—	—	—	5.9	5.9
Distribution of own shares	—	—	0.2	—	—	—	(0.2)	—
Foreign currency translation	—	—	—	—	—	(13.7)	—	(13.7)
Foreign currency translation — net investment hedging	—	—	—	—	—	(6.0)	—	(6.0)

At 30 September 2017	60.0	883.8	(30.4)	38.1	(374.5)	12.8	320.4	910.2

For the nine months ended 30 September 2016

At 1 January 2016	60.0	883.8	(23.7)	38.1	(374.5)	(9.3)	96.7	671.1
Profit for the period	—	—	—	—	—	—	100.4	100.4
Dividends	—	—	—	—	—	—	(12.9)	(12.9)
Share-based payments	—	—	—	—	—	—	5.5	5.5
Investment in own shares	—	—	(6.9)	—	—	—	—	(6.9)
Foreign currency translation	—	—	—	—	—	30.3	—	30.3
Foreign currency translation — net investment hedging	—	—	—	—	—	(23.9)	—	(23.9)

At 30 September 2016	60.0	883.8	(30.6)	38.1	(374.5)	(2.9)	189.7	763.6

The accompanying notes form an integral part of these interim financial statements.

UNAUDITED CONDENSED CONSOLIDATED CASH FLOW STATEMENT

For the nine months ended 30 September 2017 and 2016

		Nine months ended 30 September	Nine months ended 30 September
	Notes	2017	2016
		£m	£m
Cash flows from operating activities
Cash generated by operations	11	305.9	292.5
Tax paid		(89.8)	(31.5)

Net cash inflow from operating activities		216.1	261.0

Investing activities
Cash received from sale of Visa Europe*	6	—	452.8
Movement of funds from sale of Visa Europe to financial assets — term deposits*	6	—	(312.9)
Purchase of intangible assets		(97.9)	(86.5)
Purchases of property, plant and equipment		(44.7)	(31.8)
Proceeds from sale of investment	5	9.6	—
Acquisitions		(8.9)	(4.1)

Net cash (outflow)/inflow from investing activities		(141.9)	17.5

Financing activities
Finance costs paid		(28.0)	(28.2)
Dividend income		0.9	—
New finance leases		9.8	18.7
Repayment of finance lease obligations		(13.8)	(16.3)
Drawdown of borrowings		—	50.0
Repayment of borrowings		—	(90.0)
Payment of borrowing fees		(1.2)	(2.2)
Investment in own shares		—	(6.9)
Payment of dividend		(26.8)	—

Net cash used in financing activities		(59.1)	(74.9)
Net increase in own cash and cash equivalents		15.1	203.6

Own cash and cash equivalents at beginning of period		714.4	165.3
Effect of foreign exchange rate changes		1.1	17.2

Own cash and cash equivalents at end of period		730.6	386.1

*	Cash received from sale of Visa Europe in 2016 includes £407.5m held in relation to CVR holders, of which £383.9m was transferred to term deposits.

The accompanying notes form an integral part of these interim financial statements.

Note 1

Basis of preparation

The condensed set of financial statements included in this interim financial report has been prepared in accordance with International Accounting Standard 34 ‘Interim Financial Reporting’ as issued by the International Accounting Standards Board.

The condensed set of financial statements has been prepared applying the accounting policies and presentation that were applied in the preparation of Worldpay’s published Consolidated Financial Statements as at and for the year ended 31 December 2016. In preparing the condensed set of financial statements, the significant judgements made by Worldpay’s management in applying the Worldpay’s accounting policies and the key sources of estimation uncertainty were also the same as those that applied to the Consolidated Financial Statements as at and for the year ended 31 December 2016. However, they do not include all of the information required for full annual financial statements and do not constitute statutory accounts within the meaning of section 434(3) of the Companies Act 2006. Therefore, the interim financial statements should be read in conjunction with the consolidated financial statements of Worldpay for the three years ended 31 December 2016, which were prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board, and the Companies Act 2006. Income tax expense in the interim period is based on Worldpay’s best estimate of the weighted average annual income tax rate expected for the full financial year.

Net revenue, which is defined as revenue after deducting interchange and scheme fees, is presented on the face of the income statement as the Worldpay Directors believe that this best reflects the relationship between revenue and profitability.

Worldpay’s cash flow statement is presented excluding merchant float. Merchant float represents surplus cash balances that Worldpay holds on behalf of its customers when the incoming amount from the card schemes or networks precedes when the funding to customers falls due. The funds are held in a fiduciary capacity and cannot be utilised by Worldpay to fund its own cash requirements. The merchant float is also subject to significant period by period fluctuations depending on the day of the week a period end falls. For these reasons, the Worldpay Directors have excluded the merchant float from the cash flow statement to allow a better understanding of Worldpay’s underlying own cash flows.

Going concern

The Worldpay Directors are satisfied that Worldpay has sufficient resources to continue in operation for the foreseeable future, a period of not less than 12 months from the date of this report. Accordingly, they continue to adopt the going concern basis in preparing the condensed set of financial statements.

Note 2

Segmental information

IFRS 8 requires operating segments to be identified on the basis of internal reports about components of Worldpay that are regularly reviewed by the Chief Operating Decision Maker (the Executive Committee) to allocate resources and assess performance. For each identified operating segment, Worldpay has disclosed information for the key performance indicators that are assessed internally to review and steer performance.

The Directors of Worldpay have presented the performance measure Adjusted EBITDA as they monitor this performance measure at a segment level and they believe this measure is relevant to an understanding of Worldpay’s financial performance. Adjusted EBITDA is calculated by adjusting profit for the period to exclude the impact of taxation, total finance income/(costs), depreciation, amortisation and impairment, gain on disposal of investment and subsidiary share of results of joint venture and associate and separately disclosed items.

Separately disclosed items are costs or income that have been recognised in the income statement which the Worldpay Directors believe, due to their nature or size, should be excluded from the segmental analysis to give a more comparable view of the year-on-year underlying financial performance of each of the operating segments (see Note 3).

Adjusted EBITDA is not a defined performance measure in IFRS. Worldpay’s definition of Adjusted EBITDA may not be comparable with similarly titled performance measures and disclosures by other entities.

Worldpay reports four segments: Global eCom, WPUK, WPUS and Corporate.

Nine months ended 30 September 2017

	Global eCom £m	WPUK £m	WPUS £m	Corporate £m	Total £m
Income statement
Revenue	1,086.5	810.3	1,881.3	—	3,778.1
Net revenue	333.5	330.2	240.1	—	903.8
Adjusted EBITDA	192.4	145.2	58.0	(18.0)	377.6

Nine months ended 30 September 2016

	Global eCom £m	WPUK £m	WPUS £m	Corporate £m	Total £m
Income statement
Revenue	863.8	744.5	1,697.5	—	3,305.8
Net revenue	285.6	323.0	214.6	—	823.2
Adjusted EBITDA	159.2	142.9	52.2	(16.5)	337.8

Reconciliation of profit for the period to Adjusted EBITDA

		Nine months ended 30 September 2017 £m	Nine months ended 30 September 2016 £m
Profit for period		134.8	100.4
Tax charge	7	56.6	128.6

Profit before tax		191.4	229.0
Total finance costs/(income)	4	27.6	(33.0)
Gain on disposal of investment and subsidiary	5	(6.9)	—
Share of results of joint venture and associate		0.8	1.0

Operating profit		212.9	197.0
Depreciation, amortisation and impairment		124.6	92.3
Separately disclosed items	3	40.1	48.5

Adjusted EBITDA		377.6	337.8

Segmental information by revenue streams	Nine months ended 30 September 2017 £m	Nine months ended 30 September 2016 £m
Transaction service charges	3,368.6	2,937.4
Terminal rental fees	48.0	49.0
Treasury management and foreign exchange services	143.8	120.4
Ancillary income	217.7	199.0

Revenue	3,778.1	3,305.8

Worldpay’s revenue is generally consistent with the geographical locations of the operating segments, with the exception of the Global eCom business, whose revenue is derived from worldwide sources. No individual customer accounts for more than 10% of Worldpay’s revenue.

Note 3

Separately disclosed items

Separately disclosed items are costs or income that have been recognised in the income statement which the Worldpay Directors believe, due to their nature or size, should be disclosed separately to give a more comparable view of the year-on-year underlying financial performance. They are presented in their relevant income statement category, but highlighted through separate disclosure. The following table gives further details of the items included.

	Nine months ended 30 September 2017 £m	Nine months ended 30 September 2016 £m
Separation — platform costs	(16.0)	(21.5)
Separation — other costs	(11.3)	(12.8)
Costs of IPO	(1.1)	(6.0)
Reorganisation and restructuring costs	(2.1)	(5.1)
Other costs	(9.6)	(3.1)

Separately disclosed items	(40.1)	(48.5)

Separately disclosed items affecting EBITDA amounted to £40.1m (2016: £48.5m) and comprised platform-related and other costs incurred in the separation from RBS, IPO-related costs, reorganisation and restructuring costs, and other costs.

Platform-related separation costs of £16.0m (2016: £21.5m) are non-capitalised costs associated with the upgrade and migration of Worldpay’s core systems from RBS. They are principally staff and maintenance costs and decommissioning costs payable to RBS.

Other costs related to the separation from RBS of £11.3m (2016: £12.8m) principally relate to the costs of interim staff required to test and double-run systems throughout the migration period.

The costs of IPO of £1.1m (2016: £6.0m) comprise the costs of the one-off share awards granted to management as part of the IPO offset by the release of an accrual no longer required.

Reorganisation and restructuring costs of £2.1m (2016: £5.1m) include the residual costs of the WPUS transformation together with the costs associated with the restructuring and relocation of parts of Worldpay’s Technology and Engineering division.

Other costs of £9.6m (2016: £3.1m) include the costs incurred in relation to a number of M&A projects (including costs incurred to date in relation to the proposed merger with Vantiv), litigation expenses and a reserve for a potential historic US compliance breach.

Note 4

Finance (costs)/income

	Nine months ended 30 September 2017 £m	Nine months ended 30 September 2016 £m
Net gain on disposal of financial assets - Visa Europe	—	207.0
Fair value gain on Visa Inc. preference shares	121.9	10.7
Dividend income on Visa Inc. preference shares	2.1	1.0
Foreign exchange (losses)/gains	(28.1)	56.8

Finance income — Visa Europe	95.9	275.5
Finance costs — CVR liabilities	(73.0)	(163.4)
Effective interest on borrowings	(35.4)	(38.8)
Effective interest on finance leases	(1.1)	(1.3)
Amortisation of banking facility fees	(3.7)	(3.5)
Foreign exchange losses	(5.4)	(34.8)
Fair value (losses)/gains	(0.1)	2.0
Other finance costs	(4.8)	(2.7)

Finance costs — other	(50.5)	(79.1)

Total finance (costs)/income	(27.6)	33.0

Note 5

Gain/(loss) on disposal of investment and subsidiary

	Nine months ended 30 September 2017 £m	Nine months ended 30 September 2016 £m
Gain on disposal of investment	7.4	—
Loss on disposal of subsidiary	(0.5)	—

Gain on disposal of investment and subsidiary	6.9	—

In April 2017, part of the investment in Blue Star Sports Holdings Inc. was sold for $11.3m, reducing the investment from 6.5% to 1.47%. Tax of £2.8m was charged on the gain on disposal.

On 31 May 2017, 100% of the share capital of Worldpay Sweden AB with net assets of £0.5m was sold to GVC holdings plc for £1.

Note 6

Visa Europe

Disposal of Visa Europe shares

On 21 June 2016, Worldpay disposed of its interest in Visa Europe to Visa Inc. and received a mixture of cash and non-cash consideration valued at €1,051.3m. The consideration is made up of €589.7m up-front cash, €405.4m of Series B preferred stock in Visa Inc. and €56.2m deferred cash which will be paid in three years. €547.5m of the up-front cash consideration and all of the preferred stock may be reduced by any final settlement of potential liabilities relating to ongoing interchange-related litigation involving Visa Europe. On disposal of the Visa Europe shares, Worldpay, along with the other former members of Visa Europe, entered into a Litigation Management Deed (LMD). Under this arrangement, potential losses from Visa Europe interchange litigation will be set against the preferred stock, through adjusting the ratio of conversion to ordinary stock. A Loss Sharing Agreement (LSA) entered into by Worldpay, along with the ten other largest UK members of Visa Europe, provides a second level of protection to Visa Inc., capped at the €547.5m of up-front cash consideration.

Contingent Value Rights (“CVRs”)

The holders of the CVRs (a separate class of shares in the Company) are entitled to 90% of the net post-tax proceeds of the disposal in accordance with the terms of the CVRs (subject to the Company’s right of retention), with Worldpay retaining 10% of the net proceeds. The settlement of the CVR liabilities could take up to 12 years depending on the settlement of the claims under the LSA.

The CVRs are non-voting and are not convertible into Ordinary Shares. Given the nature of the CVRs, they are classified as financial liabilities recognised initially at fair value and subsequently at amortised cost, with the gain or loss recognised in “Finance costs — CVR liabilities” in Worldpay’s income statement. Further details of the CVRs are set out in Worldpay’s 2016 Annual Report and Accounts.

Visa Europe asset

The Visa Europe asset was recognised in Worldpay’s balance sheet at 31 December 2015 as a fair value through profit and loss financial asset. On disposal, it has been derecognised from Worldpay’s balance sheet with the net gain on disposal recognised in “Finance income — Visa Europe” in Worldpay’s income statement.

Consideration from disposal of Visa Europe shares

“Own cash and cash equivalents” includes £372.8m (30 September 2016: £83.7m) in relation to the CVR holders. The deferred cash consideration has been included in non-current “Deferred consideration — Visa Europe”. All balances have been revalued to period end rates in Worldpay’s balance sheet as at 30 September 2017.

The preference stock received on disposal of Worldpay’s interest in Visa Europe has been recognised as a financial asset under the non-current “Financial assets — Visa Inc. preference shares” category. It has been recognised at fair value initially and has been classified as fair value through profit and loss. Subsequent movements on the fair value of the preferred stock are recognised in “Finance income — Visa Europe” and the movement on the CVR liabilities is recognised in “Finance costs — CVR liabilities” in Worldpay’s income statement. The valuation of the Visa Inc. preference shares is based on the expected conversion ratio. The conversion ratio will be adjusted by Visa Inc. based on the potential losses from Visa Europe interchange litigation under the LMD. The conversion ratio has been adjusted by Visa Inc. from the original ratio of 13.952 preference shares to Ordinary shares to 13.077 as Visa Inc. incurs costs in settling claims. Any excess of the potential losses from Visa Europe interchange litigation under the LSA has been included in “Provisions” within current liabilities.

The Visa Inc. preference shares, based on the conversion ratio to Ordinary shares, are entitled to the quarterly Ordinary dividend declared by Visa Inc.

When measuring the fair values of the financial asset — Visa Inc. preference shares as well as the LSA liability, Worldpay uses observable market data as far as possible. Fair values are categorised into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The Visa Inc. preference shares are classified as Level 3 as the valuation is dependent upon both the value of Visa Inc. ordinary shares, which have a quoted price, and the conversion ratio which will be adjusted for potential losses from Visa Europe interchange litigation under the LMD, for which there are no identical transactions with regularly available market prices. The LSA liability is classified as Level 3 due to the lack of identical transactions with regularly available market prices.

In order to fair value the Visa Inc. preference shares and the LSA liability as at 30 September 2017, the Worldpay Directors have considered a range of potential outcomes, including the likely value of the potential level of losses from Visa Europe interchange litigation that Worldpay may be liable for, and calculated a weighted average. It is reasonably possible that if the Visa Europe interchange litigation progresses and more information becomes available about the likely value of the potential losses, changes in assumptions determining the fair value could require a material adjustment to the carrying amount of the Visa Inc. preference shares and the LSA liability. The uncertainties inherent in the determination of the fair value of the Visa Inc. preference shares and the LSA liability will not be resolved until the obligations under the LMD and the LSA are extinguished which is dependent upon final resolution of all related claims.

CVR liabilities

The CVR liabilities have been classified as financial liabilities at amortised cost based on a re-estimation of future cash flows, with any changes being recognised in “Finance costs — CVR liabilities” in the income statement.

Conclusion

Based on the above, the following has been recognised in the financial statements:

	As at 30 September 2017 £m	As at 30 September 2016 £m
Balance sheet
Non-current assets
Deferred consideration — Visa Europe	49.6	48.7
Financial assets — Visa Inc. preference shares	277.0	193.0

Current assets
Dividend receivable	1.4	0.2
Own cash and cash equivalents*	414.2	131.4
Financial assets — term deposits	—	346.3

Current liabilities
Accruals	(0.3)	(0.8)
Current tax liabilities	(0.6)	(74.1)
Provisions	(277.0)	(272.1)
Financial liabilities — CVR liabilities	(375.5)	(304.3)
Deferred tax liabilities	(47.1)	(32.8)

Net assets	41.7	35.5

*	Includes cash in relation to the CVR holders of £372.8m (30 September 2016: £83.7m).

	Nine months ended 30 September 2017 £m	Nine months ended 30 September 2016 £m
Income statement
Net gain on disposal of financial assets – Visa Europe	—	207.0
Fair value gain on Visa Inc. preference shares	121.9	10.7
Foreign exchange (losses)/gains	(28.1)	56.8
Dividend income on Visa Inc. preference shares	2.1	1.0
Finance costs — CVR liabilities	(73.0)	(163.4)

Profit before tax	22.9	112.1
Taxation	(14.8)	(92.2)

Profit after tax	8.1	19.9

Note 7

Tax

	Nine months ended 30 September 2017 £m	Nine months ended 30 September 2016 £m
Total tax charge:	(56.6)	(128.6)

The tax charge for the period of £56.6m (2016: £128.6m) arising on the underlying profit before tax has been calculated by applying an estimate of the underlying effective tax rate for the full year of 23.2% (adjusting for specific one-off items including: the net gain on the Visa Europe transaction; costs in relation to the development of the new acquiring platform; IPO-related costs; restructuring and business combination intangible amortisation). The charge is higher than the UK headline rate for the year of 19.25% primarily due to higher overseas tax rates and non-deductible costs.

The tax charge for the period included a charge of £14.8m (2016: £92.2m) relating to the disposal of the interest in Visa Europe. There is also an unrecognised deferred tax asset of £47.1m (2016: £46.3m) in relation to the LSA with respect to the Visa Europe transaction. The deferred tax asset has not been recognised as, depending on the timing of the final resolution on the indemnity position, the availability of tax relief will be conditional on HMRC accepting a concessionary treatment.

Note 8

Earnings per share

Basic earnings per share amounts are calculated by dividing the profit for the period attributable to shareholders of Worldpay by the weighted average number of ordinary shares in issue during the financial period.

Diluted earnings per share amounts are calculated by dividing the profit for the period attributable to shareholders of Worldpay by the weighted average number of ordinary shares in issue during the financial period, adjusted for the effects of potentially dilutive options. The dilutive effect is calculated on the full exercise of all potentially dilutive ordinary share options granted by Worldpay, including performance-based options which Worldpay considers to have been earned.

	Nine months ended 30 September 2017	Nine months ended 30 September 2016
Profit for the period (£m)
Total profit for the period	134.8	100.4

Weighted average number of shares for (millions):
Basic	1,987.6	1,988.2
Diluted	1,994.5	1,990.8

Basic earnings per share (pence)	6.8	5.0
Diluted earnings per share (pence)	6.8	5.0

Note 9

Other intangible assets

During the nine month period ended 30 September 2017, additions to other intangible assets amounted to £79.9m (nine month period ended 30 September 2016: £115.8m). As at 30 September 2017, the net book value of other intangible assets was £831.0m (30 September 2016: £784.0m), of which £94.3m are under the course of construction and are not yet being amortised (30 September 2016: £305.4m).

Note 10

Property, plant and equipment

During the nine month period ended 30 September 2017, additions to property, plant and equipment amounted to £40.8m (nine month period ended 30 September 2016: £27.5m). As at 30 September 2017, the net book value of property, plant and equipment was £93.1m (30 September 2016: £124.1m) of which £9.6m are under the course of construction and are not yet being amortised (30 September 2016: £49.2m).

Note 11

Note to cash flow statement

Cash and cash equivalents comprises cash and demand deposits with banks, together with short-term highly liquid investments that are readily convertible to known amounts of cash and subject to insignificant risk of change in value. Merchant float is excluded from the cash flow statement.

The table below reconciles the profit for the period before tax to cash generated by operations:

	Nine months ended 30 September 2017 £m	Nine months ended 30 September 2016 £m
Operating activities
Profit before tax	191.4	229.0
Adjustments for:
Depreciation of property, plant and equipment	30.3	25.2
Amortisation of intangible assets	94.3	67.1
Foreign exchange gains/(losses)	9.1	(4.3)
Gain on disposal of investment and subsidiary	(6.9)	—
Share of results of joint venture and associate	0.8	1.0
Finance costs/(income)	27.6	(33.0)

Net cash inflow from operating activities before movements in working capital	346.6	285.0

(Increase)/decrease in trade and other receivables	(25.8)	11.1
Decrease in trade and other payables	(11.5)	(10.9)
(Decrease)/increase in provisions	(3.4)	7.3

Cash generated by operations	305.9	292.5

Note 12

Net debt and borrowings

	Own cash and cash equivalents* £m	Senior bank borrowings £m	Senior unsecured notes £m	Finance leases £m	Total £m
At 1 January 2017	714.4	(1,224.5)	(424.2)	(32.3)	(966.6)
Cash flows	15.1	19.0	8.0	5.1	47.2
Finance costs	—	(23.2)	(12.2)	(1.1)	(36.5)
Fair value gains	—	—	0.1	—	0.1
Other non-cash flows	—	(3.0)	(0.7)	—	(3.7)
Exchange movements	1.1	31.7	(13.1)	—	19.7

At 30 September 2017	730.6	(1,200.0)	(442.1)	(28.3)	(939.8)

At 1 January 2016	165.3	(1,195.8)	(365.6)	(29.2)	(1,425.3)
Cash flows	203.6	57.1	7.5	(1.1)	267.1
Finance costs	—	(27.6)	(11.2)	(1.3)	(40.1)
Fair value gains	—	1.9	0.1	—	2.0
Other non-cash flows	—	(2.9)	(0.6)	—	(3.5)
Exchange movements	17.2	(45.9)	(63.8)	—	(92.5)

At 30 September 2016	386.1	(1,213.2)	(433.6)	(31.6)	(1,292.3)

*	Own cash and cash equivalents at 30 September 2017 includes £372.8m held in respect of CVR holders (30 September 2016: £83.7m)

Worldpay’s borrowings comprise of a £248.4m three year Term Facility (Facility 1), a £900m five year Term Facility (Facility 2) and a €500m 3.75% senior unsecured notes due in 2022. The rates of interest on the term facilities are LIBOR based plus a margin dependent on leverage. The maximum margin for Facility 1 is 2.00% and 2.50% for Facility 2. Worldpay also has access to a £500m revolving credit facility (RCF) which was increased from £200m in May 2017.

Note 13

Contingent liabilities

Contingent liabilities are disclosed when the associated outflow of economic benefits is considered possible.

Contingent liabilities primarily comprise guarantees, letters of credit and other contingent liabilities, all of which arise in Worldpay’s ordinary course of business. Worldpay’s maximum contractual exposure at 31 December 2016 was £62.6m and has not substantially changed up to 30 September 2017.

Note 14

Related party transactions

Parties are considered to be related if one party has the ability to control the other party or exercise significant influence over the other party in making financial or operational decisions, or one other party controls both. The definition includes subsidiaries, associates, joint ventures, the Worldpay Directors and any other entities over which the Worldpay Directors have significant influence.

The related party transactions between the joint venture and associate all arose in the normal course of business and are conducted on an arm’s length basis.

There are no related party transactions with the Worldpay Directors outside of their employment by Worldpay.

All transactions in the period arose in the normal course of business on an arm’s length basis.

Note 15

Subsequent events

There were no events between the balance sheet date and the date of release of these condensed interim financial statements that required disclosure.

Independent Auditors’ Report

The Board of Directors

Worldpay Group plc:

We have audited the accompanying consolidated financial statements of Worldpay Group plc and its subsidiaries, which comprise the consolidated balance sheets as at 31 December 2016, 2015 and 2014 and the related consolidated income statements, statements of comprehensive income, statements of changes in equity, and cash flow statements for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers the internal control environment relevant to the entity’s preparation and fair presentation of the consolidated financial statements, in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control environment. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Worldpay Group plc and its subsidiaries as of 31 December 2016, 2015 and 2014 and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

KPMG LLP

London, England

27 November 2017

Consolidated income statement

For the years ended 31 December 2016, 2015 and 2014

		Year ended	Year ended	Year ended
	Notes	31 December 2016	31 December 2015	31 December 2014
		£m	£m	£m
Revenue	2a	4,540.8	3,963.0	3,626.6
Interchange and scheme fees		(3,416.6)	(2,981.3)	(2,763.2)

Net revenue	1a,2a	1,124.2	981.7	863.4
Other cost of sales		(139.0)	(121.3)	(98.1)

Gross profit		985.2	860.4	765.3
Personnel expenses	2c	(340.0)	(334.5)	(263.0)
General, selling and administrative expenses	2d	(240.0)	(223.5)	(216.2)
Depreciation, amortisation and impairment	3b,3c	(128.7)	(135.5)	(161.1)

Operating profit		276.5	166.9	125.0
Finance income — Visa Europe	5a	271.6	195.7	—
Finance costs — CVR liabilities	5a	(161.7)	(140.9)	—
Finance costs — other	5a	(120.8)	(201.4)	(171.8)
Share of results of joint venture and associate	6b	(1.5)	(1.2)	(0.3)

Profit/(loss) before tax	2f	264.1	19.1	(47.1)
Tax charge	2g	(132.6)	(48.9)	(2.9)

Profit/(loss) for the year		131.5	(29.8)	(50.0)

Total earnings/(loss) per share (pence)
Basic	2j	6.6	(1.8)	(3.1)
Diluted	2j	6.6	(1.8)	(3.1)

The accompanying notes form an integral part of these financial statements.

Consolidated statement of comprehensive income

For the years ended 31 December 2016, 2015 and 2014

	Year ended	Year ended	Year ended
	31 December 2016	31 December 2015	31 December 2014
	£m	£m	£m
Profit/(loss) for the year	131.5	(29.8)	(50.0)
Items that are or may subsequently be reclassified to profit or loss:
Currency translation movement on net investment in subsidiary undertakings	63.6	1.2	1.7
Currency translation movement due to net investment hedging	(21.8)	(8.2)	(4.5)

Total comprehensive income/(loss) for the year	173.3	(36.8)	(52.8)

The accompanying notes form an integral part of these financial statements.

Consolidated balance sheet

As at 31 December 2016, 2015 and 2014

	Notes	31 December 2016	31 December 2015	31 December 2014
		£m	£m	£m
Non-current assets
Goodwill	3a	1,336.8	1,275.3	1,260.9
Other intangible assets	3b	813.6	719.4	673.7
Property, plant and equipment	3c	124.7	122.3	126.7
Investment in joint venture and associate	6b	4.3	5.2	3.2
Investment	6b	3.3	—	—
Deferred consideration — Visa Europe	5i	48.0	—	—
Financial assets — Visa Inc. preference shares	5i	192.1	—	—
Deferred tax assets	2i	4.6	12.9	25.0

		2,527.4	2,135.1	2,089.5

Current assets
Inventory		2.7	0.4	1.3
Trade and other receivables	4b	473.8	396.5	382.5
Financial assets — Visa Europe shares	5i	—	195.7	—
Scheme debtors	4a	1,821.8	534.5	414.9
Current tax assets	2h	10.5	7.5	—
Merchant float	4a	1,012.1	696.4	769.9
Own cash and cash equivalents	5b	714.4	165.3	168.7

		4,035.3	1,996.3	1,737.3

Current liabilities
Trade and other payables	4c	(432.5)	(334.3)	(268.8)
Merchant creditors	4a	(2,833.9)	(1,230.9)	(1,184.8)
Current tax liabilities	2h	(94.5)	(9.6)	(9.5)
Derivative financial instruments		—	(0.2)	(1.2)
Financial liabilities — CVR liabilities	5i	(302.5)	(140.9)	—
Borrowings	5c	(11.2)	(9.2)	(117.1)
Finance leases	5d	(13.8)	(15.0)	(12.7)
Provisions	4d	(272.8)	(8.0)	(13.1)

		(3,961.2)	(1,748.1)	(1,607.2)

Non-current liabilities
Borrowings	5c	(1,637.5)	(1,552.2)	(2,277.5)
Finance leases	5d	(18.5)	(14.2)	(15.5)
Provisions	4d	(1.3)	(0.7)	(8.3)
Deferred tax liabilities	2i	(112.3)	(145.1)	(110.4)

		(1,769.6)	(1,712.2)	(2,411.7)

Net assets/(liabilities)		831.9	671.1	(192.1)

Equity
Called — up share capital	5f	60.0	60.0	50.0
Share premium		883.8	883.8	818.7
Own shares	5h	(30.6)	(23.7)	—
Capital contribution reserve		38.1	38.1	6.7
Merger reserve		(374.5)	(374.5)	(374.5)
Foreign exchange reserve		32.5	(9.3)	(2.3)
Retained earnings/(deficit)		222.6	96.7	(690.7)

Total equity		831.9	671.1	(192.1)

The accompanying notes form an integral part of these financial statements.

Consolidated statement of changes in equity

For the years ended 31 December 2016, 2015 and 2014

		Called-up share capital	Share premium	Own shares	Capital contribution reserve	Merger reserve	Foreign exchange reserve	Retained earnings /(deficit)	Total
	Notes	£m	£m	£m	£m	£m	£m	£m	£m
At 1 January 2014		50.0	818.7	—	6.6	(374.5)	0.5	(640.7)	(139.4)

Loss for the year		—	—	—	—	—	—	(50.0)	(50.0)
Foreign currency translation		—	—	—	—	—	1.7	—	1.7
Foreign currency translation — net investment hedging		—	—	—	—	—	(4.5)	—	(4.5)
Legal reserve		—	—	—	0.1	—	—	—	0.1

At 31 December 2014		50.0	818.7	—	6.7	(374.5)	(2.3)	(690.7)	(192.1)

Loss for the year		—	—	—	—	—	—	(29.8)	(29.8)
Capital reduction	5h	—	(818.7)	—	—	—	—	818.7	—
Ordinary shares conversion	5f	(1.8)	—	—	—	—	—	—	(1.8)
Ordinary shares issuance	5f	11.8	936.0	—	—	—	—	—	947.8
IPO fees capitalised		—	(52.2)	—	—	—	—	—	(52.2)
Capital contributions received from former parent companies	5h	—	—	—	31.4	—	—	—	31.4
Dividend paid		—	—	—	—	—	—	(1.5)	(1.5)
Investment in own shares	5h	—	—	(23.7)	—	—	—	—	(23.7)
Foreign currency translation		—	—	—	—	—	1.2	—	1.2
Foreign currency translation — net investment hedging		—	—	—	—	—	(8.2)	—	(8.2)

At 31 December 2015		60.0	883.8	(23.7)	38.1	(374.5)	(9.3)	96.7	671.1

Profit for the year		—	—	—	—	—	—	131.5	131.5
Dividend paid		—	—	—	—	—	—	(12.9)	(12.9)
Share-based payments		—	—	—	—	—	—	7.3	7.3
Investment in own shares	5h	—	—	(6.9)	—	—	—	—	(6.9)
Foreign currency translation		—	—	—	—	—	63.6	—	63.6
Foreign currency translation — net investment hedging		—	—	—	—	—	(21.8)	—	(21.8)

At 31 December 2016		60.0	883.8	(30.6)	38.1	(374.5)	32.5	222.6	831.9

The accompanying notes form an integral part of these financial statements.

Consolidated cash flow statement

For the years ended 31 December 2016, 2015 and 2014

		Year ended	Year ended	Year ended
	Notes	31 December 2016	31 December 2015	31 December 2014
		£m	£m	£m
Cash flows from operating activities
Cash generated by operations	4e	392.4	345.7	251.1
Tax paid		(73.8)	(8.6)	(19.1)

Net cash inflow from operating activities		318.6	337.1	232.0

Investing activities
Cash received from sale of Visa Europe		452.8	—	—
Purchase of intangible assets		(124.6)	(148.8)	(116.3)
Purchases of property, plant and equipment		(36.2)	(30.2)	(26.4)
Acquisitions		(4.1)	(16.6)	(99.4)

Net cash inflow/(outflow) from investing activities		287.9	(195.6)	(242.1)

Financing activities
Finance costs paid		(55.5)	(208.7)	(89.4)
New finance leases		25.0	15.8	10.8
Repayment of finance lease obligations		(21.9)	(14.5)	(10.0)
Repayment of loan notes		—	(101.8)	(0.2)
Proceeds on issue of shares		—	947.8	—
Costs incurred for the issue of shares, taken directly to equity		—	(52.2)	—
Proceeds on new borrowings		—	1,895.3	139.6
Repayment of borrowings		(40.0)	(2,615.4)	(41.2)
Payment of borrowing fees		(2.2)	(19.6)	(3.8)
Equity contributions received from shareholders		—	31.4	—
Investment in own shares		(6.9)	(23.7)	—
Payment of dividend		(12.9)	(1.5)	—

Net cash (used in)/from financing activities		(114.4)	(147.1)	5.8
Net increase/(decrease) in own cash and cash equivalents		492.1	(5.6)	(4.3)

Own cash and cash equivalents at beginning of the year		165.3	168.7	181.6
Effect of foreign exchange rate changes		57.0	2.2	(8.6)

Own cash and cash equivalents at end of the year	5b, 5e	714.4	165.3	168.7

The accompanying notes form an integral part of these financial statements.

Notes to the consolidated financial statements

Section 1 — Basis of preparation

This section sets out the accounting policies of Worldpay Group plc and its subsidiaries (“Worldpay”) that relate to the financial statements as a whole. Where an accounting policy is specific to one note, the policy is described in the note to which it relates.

This section also details new accounting standards that have been endorsed in the year and have either become effective in 2016 or will become effective in later periods.

These financial statements were approved by the Worldpay Board of Directors on 22 September 2017.

Note 1a

The consolidated financial statements for all periods have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board.

The financial statements are presented in Pound Sterling which is Worldpay’s functional currency. All information is given to the nearest one hundred thousand Pounds.

The financial statements are prepared on the historical cost basis except for the derivative financial instruments and certain items arising from the Visa Europe transaction, which are stated at their fair value.

Net revenue, which is defined as revenue less interchange and scheme fees, is presented on the face of the income statement as the Worldpay Directors believe that this best reflects the relationship between revenue and profitability.

Worldpay’s cash flow statement is presented excluding merchant float. Merchant float represents surplus cash balances that Worldpay holds on behalf of its customers when the incoming amount from the card networks precedes when the funding to customers falls due.

The funds are held in a fiduciary capacity and cannot be utilised by Worldpay to fund its own cash requirements. The merchant float is also subject to significant period by period fluctuations depending on the day of the week a period end falls. For these reasons, the Worldpay Directors have excluded the merchant float from the cash flow statement to allow a better understanding of Worldpay’s underlying own cash flows.

Going concern

Worldpay has made a profit of £131.5m in 2016 (2015: loss of £29.8m; 2014: loss of £50.0m). As at year end, Worldpay was in a net asset position of £831.9m (2015: £671.1m; 2014: net liabilities £192.1m).

In considering the going concern basis for preparing the financial statements, the Worldpay Board has reviewed Worldpay’s trading forecasts for the next 12 months. These forecasts, which include detailed cash flow projections, comprise assumptions as to sales and profit performance by business unit and by month. It demonstrates Worldpay’s ability to operate within its current borrowing facilities.

Notwithstanding the above, however, there remains a risk that a downturn in the economy could result in Worldpay’s sales and profits being worse than the Worldpay Board is currently envisaging.

As a result, the Worldpay Directors have also reviewed forecasts which include sensitivities that make allowance for this risk. Should such a scenario arise, the Worldpay Directors are confident they have adequate liquidity and covenant headroom to ensure that Worldpay can meet its liabilities as they fall due for the foreseeable future, a period of not less than 12 months from the date of this report.

Accordingly, the Worldpay Directors believe that it is appropriate to prepare the financial statements on a going concern basis.

Accounting policies

Foreign exchange

The consolidated financial statements of Worldpay are presented in Pound Sterling, which is the functional currency of Worldpay and the presentational currency of Worldpay.

The net assets of foreign subsidiaries are translated to Pound Sterling as follows:

•	The assets and liabilities of the entity (including goodwill and fair value adjustments on acquisition) are translated at the rate prevailing at the end of the reporting period;

•	Income and expenses are translated at the rate ruling on the date of the transaction or an appropriate average rate;

•	Equity elements are translated at the date of the transaction and not retranslated in subsequent periods.

All exchange differences arising on consolidation are taken through other comprehensive income to the foreign currency reserve.

Foreign currency transactions are initially recorded at the rate ruling on the date of the transaction. At the end of each reporting period, foreign currency items on the balance sheet are translated as follows:

•	Non-monetary items, including equity, held at historic cost are not retranslated;

•	Non-monetary items held at fair value are translated at the rate ruling on the date the fair value was determined; and

•	Monetary items are retranslated at the rate prevailing at the end of the reporting period.

Foreign exchange gains and losses arising from the retranslation of foreign currency transactions are recognised in the income statement.

Netting

Worldpay is party to a number of arrangements, including master netting agreements, that give it the right to offset certain financial assets and financial liabilities.

Where Worldpay does not intend to settle the amounts net or simultaneously, the assets and liabilities concerned are presented gross.

Own shares held in Employee Benefit Trust (EBT)

The consideration for any ordinary shares of Worldpay held by the EBT is deducted from equity attributable to the owners of Worldpay until the shares are cancelled or reissued.

On the sale or reissue of these shares the consideration received is credited to equity, net of any directly attributable incremental costs and related tax.

The EBT purchases Worldpay’s shares in order to hedge the cash outflow upon the exercise of a share option or a share award.

Accounting developments

Impact of new accounting standards

The following standards are new, revised or include changes to existing standards which have been adopted by Worldpay in the year ended 31 December 2016. These have not impacted the balance sheet or reported results for the year, nor any previously reported results, but may have impacted how such results are disclosed:

•	Amendment to IAS 1 on presentation of financial statements.

•	Annual Improvements to IFRSs: 2012 — 14 Cycle.

New standards and interpretations not yet adopted

The following standards are in issue but not yet effective and have not yet been adopted by Worldpay.

IFRS 9 ‘Financial Instruments’ (2009 and 2010) — will eventually replace IAS 39 but currently only details the requirements for recognition and measurement of financial assets. The effective date for Worldpay is 1 January 2018. Worldpay is in the process of assessing the impact of this standard. However, we do not expect it to have a material impact on the consolidated results, balance sheet or cash flows of Worldpay.

IFRS 15 ‘Revenue from Contracts with Customer’ — replaces IAS 18, ‘Revenues’, and introduces a five step approach to revenue recognition based on performance obligations in customer contracts. The effective date is no later than 1 January 2018, although earlier adoption is permitted. Worldpay has completed an initial assessment of the impact of implementing this standard and expects that this will not have a material effect on revenue recognition.

Amendments to IAS 12 ‘Income taxes’ — clarifies how to account for deferred tax assets related to debt instruments measured at fair value. The effective date for Worldpay is 1 January 2017. Worldpay has completed an initial assessment of the impact of implementing this amendment and expects that this will not have a material effect.

IFRS 16 ‘Leases’ — eliminates the distinction between on-balance sheet finance leases and off-balance sheet operating leases and introduces a single, on-balance sheet accounting model that is similar to current finance lease accounting. The effective date is no later than 1 January 2019, although earlier adoption is permitted only if IFRS15 ‘Revenue from Contracts with Customers’ is also adopted. Worldpay has completed an assessment of the impact of implementing this standard. On implementation, based upon Worldpay’s existing lease arrangements, approximately £70m ‘right of use assets’, mainly related to property, will be recognised in the Consolidated Balance Sheet together with a corresponding lease liability. Operating costs will be reduced by approximately £11m, increasing EBITDA by £11m. Depreciation on the right of use asset will be approximately £8m and lease interest will be approximately £3m which means we do not expect there to be a material impact on Net income.

Amendments to IAS 7 ‘Statement of Cash Flow’ — requires disclosures that enable evaluation of changes in liabilities arising from financing activities, including both changes arising from the cash flow and non-cash movements. The effective date for Worldpay is 1 January 2017.

Amendments to IFRS 2 ‘Share-based payment’ — improves consistency in the measurement of cash-settled share-based payments and the classification of share-based payments settled net of tax withholdings, and a modification to a share-based payment from cash-settled to equity-settled. The effective date for Worldpay is 1 January 2018. Worldpay has completed an initial assessment of the impact of implementing this amendment and expects that this will not have a material effect.

Note 1b

Critical accounting estimates and judgements

The reported results of Worldpay for the financial year ended 31 December 2016 are sensitive to the accounting policies, assumptions and estimates that underlie the preparation of its financial statements.

The judgements and assumptions involved in Worldpay’s accounting policies that are considered by the Directors to be the most important to the portrayal of its financial condition are discussed below.

The use of estimates, assumptions or models that differ from those adopted by Worldpay would affect its reported results.

Fair value of Visa Europe transaction and related Contingent Value Rights (CVRs)

The Visa Europe asset was recognised in Worldpay’s balance sheet at 31 December 2015 as a fair value through profit and loss financial asset. On disposal on 21 June 2016, it has been derecognised from Worldpay’s balance sheet with the net gain on disposal recognised in “Finance (costs)/income” in Worldpay’s income statement.

The preference stock received on disposal of Worldpay’s interest in Visa Europe has been recognised as a financial asset under the non-current “Finance assets — Visa Inc. preference shares” category. It has been recognised at fair value initially and has been classified as fair value through profit and loss. Subsequent movements on the fair value of the preferred stock are recognised in “Finance income — Visa Europe” and the movement on the CVR liabilities is recognised in “Finance cost — CVR libilities” in Worldpay’s income statement. The value of the Visa Inc. preference shares is based on the expected conversion ratio which will be adjusted by Visa Inc. based on the potential losses from Visa Europe interchange litigation under the Litigation Management Deed (LMD). Any excess of potential losses from Visa Europe interchange litigation under a Loss Sharing Agreement (LAS) has been included in “Provisions” within current liabilities.

When measuring the fair values of the financial asset — Visa Inc. preference shares as well as the LSA liability, Worldpay uses observable market data as far as possible. In order to fair value the LSA liability as at 31 December 2016, the Worldpay Directors have considered a range of potential outcomes, including the likely value of the potential level of Visa Europe liabilities that Worldpay may be liable for, and calculated a weighted average.

The CVR liabilities have been classified as financial liabilities at amortised cost based on a re-estimation of future cash flows, with any changes being recognised in “Finance cost — CVR liabilities” in the income statement.

Further details on the key assumptions made in valuing the consideration received and the CVR and LSA liabilities, together with sensitivity analysis, are provided in note 5i.

Income and deferred taxes

Worldpay’s tax charge on ordinary activities is the sum of the total current and deferred tax charges calculated by reference to the legal requirements applying to each jurisdiction in which Worldpay operates.

As an integral part of this process, Worldpay applies its judgement in order to determine the tax charge applying to those matters for which the final tax treatment is considered by Worldpay to be uncertain.

Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences are recognised in the period in which such determination is made.

Trade receivable impairment provisions

A trade receivable is impaired when there is objective evidence that, due to events since the trade receivable was created, Worldpay cannot recover the original expected cash flows from the trade receivable. Trade receivable impairment provisions can be either bad debt provisions or merchant potential liability provisions.

A bad debt provision represents the difference between the carrying value of the trade receivable and the present value of estimated future cash flows.

A merchant potential liability provision is required when a merchant goes into liquidation or bankruptcy and Worldpay is exposed to potential chargebacks. Judgement is necessary to assess the likelihood that a pending claim will succeed, or a liability will arise, and to quantify the possible range of any financial settlement.

See note 4b and 4d for further information.

Whilst not considered to be a critical accounting estimate or judgement, revenue recognition and presentation of settlement assets and liabilities is considered to be a critical accounting policy. Refer to Section 2 and note 4a respectively for further details.

Notes to the consolidated financial statements

Section 2 — Results for the year

This section focuses on the results and performance of Worldpay in the financial year.

Accounting policies

Revenue recognition

Revenue represents the consideration received or receivable from the merchants for services provided. Key revenue streams that Worldpay reports are:

Transaction service charges relate to services provided to process transactions between the customer and an acquiring bank, which is a bank that accepts card payments from the card-issuing banks. Revenue is recognised when the transactions are successfully processed and is recognised per transaction.

Terminal rental fees are due from terminal lessees. Revenue is recognised on a straight-line basis over the terms of the lease agreements.

Income from treasury management and foreign exchange services is generated on settling foreign currency transactions on behalf of customers. Revenue is recognised when Worldpay’s obligation in relation to the transaction is fulfilled.

Ancillary income includes fees charged per transaction for providing gateway services, fraud and risk management services, float income, and charges levied for the acceptance of alternative payments. Gateway services work in the same manner as transaction processing services, but are provided for online transactions only. Local and alternative payment services allow merchants to accept payments worldwide which do not directly involve a credit or debit card. Revenue is recognised when the transactions are successfully processed.

Costs of sales primarily consist of fees charged by card networks (e.g. Mastercard and Visa) to provide the functionality necessary to allow the processing of transactions (scheme fees) and fees from cardholder banks for the provision of services to accept card-based transactions (interchange fees). These fees arise and are recognised on each transaction processed, and as a consequence in the same period as the related revenue (being the transaction service charge).

Net revenue is revenue after deducting scheme fees and interchange fees. Other costs of sales are recognised in the period to which they relate.

Items paid in advance or invoiced in arrears are shown as prepayments or accruals, as appropriate, on the balance sheet at the end of the year.

Note 2a

Segmental information

IFRS 8 requires operating segments to be identified on the basis of internal reports about components of Worldpay that are regularly reviewed by the Chief Operating Decision Maker (the Executive Committee) to allocate resources and assess performance. For each identified operating segment, Worldpay has disclosed information for the key performance indicators that are assessed internally to review and steer performance.

The Directors of Worldpay have presented the performance measure Adjusted EBITDA as they monitor this performance measure at a segment level and they believe this measure is relevant to an understanding of Worldpay’s financial performance. Adjusted EBITDA is calculated by adjusting profit for the period to exclude the impact of taxation, total finance income/(costs), depreciation, amortisation and impairment, gain on disposal of investment and subsidiary, share of results of joint venture and associate and separately disclosed items. Separately disclosed items are costs or income that have been recognised in the income statement which the Worldpay Directors believe, due to their nature or size, should be excluded from the segmental analysis to give a more comparable view of the year-on-year underlying financial performance of each of the operating segments (see Note 2b). Adjusted EBITDA is not a defined performance measure in IFRS. Worldpay’s definition of Adjusted EBITDA may not be comparable with similarly titled performance measures and disclosures by other entities.

Worldpay reports four segments: Global eCom, WPUK, WPUS and Corporate.

Corporate principally contains central personnel costs and Worldpay strategy and plc costs.

Year ended 31 December 2016

	Global eCom	WPUK	WPUS	Corporate	Total
	£m	£m	£m	£m	£m
Income statement
Revenue	1,174.6	1,027.7	2,338.5	—	4,540.8
Net revenue	386.6	438.6	299.0	—	1,124.2
Adjusted EBITDA	216.9	198.3	77.4	(25.0)	467.6

Year ended 31 December 2015

	Global eCom	WPUK	WPUS	Corporate	Total
	£m	£m	£m	£m	£m
Income statement
Revenue	898.6	1,130.7	1,933.7	—	3,963.0
Net revenue	317.7	405.2	258.8	—	981.7
Adjusted EBITDA	184.2	179.2	62.3	(19.6)	406.1

Year ended 31 December 2014

	Global eCom	WPUK	WPUS	Corporate	Total
	£m	£m	£m	£m	£m
Income statement
Revenue	731.2	1,229.0	1,666.4	—	3,626.6
Net revenue	272.0	366.0	225.4	—	863.4
Adjusted EBITDA	161.5	156.1	75.4	(18.3)	374.7

Reconciliation of profit/(loss) for the year to Adjusted EBITDA

		Year ended	Year ended	Year ended
		31 December 2016	31 December 2015	31 December 2014
		£m	£m	£m
	Notes
Profit/(loss) for year		131.5	(29.8)	(50.0)
Tax charge	2g	132.6	48.9	2.9

Profit/(loss) before tax		264.1	19.1	(47.1)
Total finance costs	5a	10.9	146.6	171.8
Share of results of joint venture and associate		1.5	1.2	0.3

Operating profit		276.5	166.9	125.0
Depreciation, amortisation and impairment		128.7	135.5	161.1
Separately disclosed items	2b	62.4	103.7	88.6

Adjusted EBITDA		467.6	406.1	374.7

Segmental information by revenue streams

	Year ended	Year ended	Year ended
	31 December 2016	31 December 2015	31 December 2014
	£m	£m	£m
Transaction service charges	4,037.7	3,508.1	3,209.7
Terminal rental fees	65.1	65.7	67.6
Treasury management and foreign exchange services	158.6	128.8	108.6
Ancillary income	279.4	260.4	240.7

Revenue	4,540.8	3,963.0	3,626.6

Worldpay’s revenue is generally consistent with the geographical locations of the operating segments, with the exception of the Global eCom business, whose revenue is derived from worldwide sources. No individual customer accounts for more than 10% of Worldpay revenue.

Note 2b

Separately disclosed items

Separately disclosed items are costs or income that have been recognised in the income statement which the Worldpay Directors believe, due to their nature or size, should be excluded from the segmental analysis to give a more comparable view of the year-on-year underlying financial performance of each of the operating segments.

The following table gives further details of the items included.

	Year ended 31 December 2016 £m	Year ended 31 December 2015 £m	Year ended 31 December 2014 £m
Separation — platform costs	(30.2)	(33.3)	(35.1)
Separation — other costs	(17.5)	(20.1)	(24.1)
Costs of IPO	(4.9)	(35.0)	—
Reorganisation and restructuring costs	(6.0)	(6.4)	(18.2)
Other costs	(3.8)	(8.9)	(11.2)

Separately disclosed items	(62.4)	(103.7)	(88.6)

Platform-related separation costs are non-capitalised costs associated with the upgrade and migration of Worldpay’s core systems from RBS. They are principally staff and maintenance costs and decommissioning costs payable to RBS. Other costs related to the separation from RBS principally relate to the costs of interim staff required to test and double-run systems as Worldpay ramps up to full platform launch. The IPO-related costs largely comprise the costs of the one-off share awards granted to management as part of the IPO as well as costs which have been levied on Worldpay as a result of a change of control clause triggered by the IPO. Reorganisation and restructuring costs are largely costs incurred in the turnaround of Worldpay’s WPUS business. These include consultancy fees, redundancy costs and other staff-related costs. Other costs include the costs associated with a long standing litigation claim together with costs incurred on aborted M&A activity.

Note 2c

Personnel expenses

Expenses related to services rendered by employees are recognised in the year in which the service is rendered. This includes wages and salaries, social security contributions, pension contributions, bonuses, termination benefits and share-based payment charges.

Where payments of amounts due are outstanding at the end of the reporting year, an accrual is recognised. Where payments have been made in advance prior to the end of the reporting year, a prepayment is recognised.

Worldpay operates defined contribution pension schemes. The amounts charged to the profit and loss account in respect of pension costs and other post-retirement benefits are the contributions payable in the year. Differences between contributions payable in the year and contributions actually paid are shown as either accruals or prepayments on the balance sheet.

Share-based payments

Equity-settled share-based payments are measured at fair value at the date of grant. The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight line basis over the vesting period, based upon estimation of the number of shares which will eventually vest, with a corresponding increase in equity. Fair value is measured by reference to the market value of Worldpay’s shares, adjusted as necessary for the terms and conditions of the award, or an appropriate option pricing model, depending on the nature of the award.

Worldpay recognised a charge of £7.3m in 2016 (2015: £1.2m; 2014: £nil) for equity-settled share-based payments. Details of each of the equity-settled share based payment plans are set out below.

Transitional award

On the date of the IPO, Worldpay granted a transitional share award plan to certain members of the senior management team. Shares will be given to eligible employees three years after the date of grant, subject to satisfaction of the minimum shareholding requirement and continued employment. The value of any dividends earned on the vested shares during the three years will be paid on vesting. As at 31 December 2016, 5.9m shares were outstanding under the scheme and a charge of £5.6m (2015: £1.2m; 2014: £nil) was made to the income statement. Given the one-off nature of these share awards, the cost have been classified as separately disclosed items.

Long-term incentive plans

In March 2016, Worldpay introduced a Performance Share Plan (PSP) and a Conditional Share Plan (CSP). Both the PSP and the CSP mature three years from the grant date.

The vesting of the PSP shares is subject to satisfaction of non-market-based performance conditions. The CSP shares have no performance conditions other than continued employment within Worldpay. Under both plans the value of any dividends earned on the vested shares during the three years will be paid on vesting. As at 31 December 2016, the PSP had 3.8m and the CSP had 0.7m shares outstanding.

All employee share plans

Save As You Earn scheme (SAYE) and Employee Stock Purchase Plan (ESPP)

In 2016, Worldpay introduced a SAYE plan in the UK and an ESPP in the US. These two plans cover approximately 90% of Worldpay’s employee base and offer the opportunity for colleagues to save monthly in order to buy Worldpay shares at a discount. The SAYE plan runs for a period of either three or five years depending on the length of contract chosen by the employee and the ESPP is run bi-annually for a six month plan period. As at 31 December 2016, the SAYE scheme had 5.5m and the ESPP had 0.2m options outstanding.

The Black-Scholes option model has been used to determine the fair value of the options issued. There are no inputs which are sufficiently sensitive to there being a reasonable possibility of a material adjustment in a future period.

Employee numbers

The average number of employees during the year was:

	Year ended 31 December 2016	Year ended 31 December 2015	Year ended 31 December 2014
Global eCom	467	485	1,533
WPUK	1,223	1,350	1,169
WPUS	1,276	1,316	446
Technology	1,307	1,131	815
Corporate	822	700	555

Total	5,095	4,982	4,518

During 2016, 52 employees were reclassified from Global eCom to Technology and 55 employees from WPUK to Corporate.

	Year ended 31 December 2016 £m	Year ended 31 December 2015 £m	Year ended 31 December 2014 £m
Wages and salaries including redundancy costs	298.3	297.2	230.3
Pensions	17.5	14.5	14.2
Social security costs	24.2	22.8	18.5

Total personnel expenses	340.0	334.5	263.0

Key management

Key management for 2016 and 2015 comprises the Directors of Worldpay. Their emoluments are shown below.

For 2014 key management comprised the Executive Board and the Managers of another Worldpay company. The emoluments of those Managers were met through a management fee payable to former shareholders, who are no longer related parties to Worldpay. The emoluments of the Worldpay Executive Board are shown below.

	Year ended 31 December 2016	Year ended 31 December 2015	Year ended 31 December 2014
	£m	£m	£m
Short term benefits	6.4	2.6	12.5
Other long term benefits	2.2	0.3	—
Post employment benefits	0.4	0.2	0.4

Total	9.0	3.1	12.9

Short term benefits include base salary, taxable benefits and annual bonus.

Other long term benefits comprise share awards which are subject to performance conditions.

Post employment benefits relate to pension contributions.

Note 2d

General, selling and administrative expenses

	Year ended 31 December 2016	Year ended 31 December 2015	Year ended 31 December 2014
	£m	£m	£m
Selling costs	14.5	12.3	10.1
Operating costs	89.3	92.2	98.1
Office costs	36.9	31.9	29.6
Administrative costs	34.0	32.0	24.1
Professional fees	28.6	22.9	22.6
Bad debt	20.8	15.5	16.2
Other	15.9	16.7	15.5

Total general, selling and administrative expenses	240.0	223.5	216.2

Note 2e

Auditor remuneration

	Year ended 31 December 2016	Year ended 31 December 2015	Year ended 31 December 2014
	£m	£m	£m
Fees payable to Worldpay’s auditor for the audit of Worldpay’s Annual Report and Accounts	0.9	0.8	0.8
Fees payable to Worldpay’s auditor and its associates for other services:
Review of Half Year financial statements	0.1	—	—
Other assurance services	0.2	0.1	0.1
Other non audit services — IPO	—	3.2	—
Other non audit services	0.4	0.1	—

Total	1.6	4.2	0.9

Note 2f

Profit/(loss) before tax

Profit/(loss) before tax is stated after charging:

	Year ended 31 December 2016	Year ended 31 December 2015	Year ended 31 December 2014
	£m	£m	£m
Interchange and scheme fees	(3,416.6)	(2,981.3)	(2,763.2)
Other cost of sales	(139.0)	(121.3)	(98.1)
Depreciation of property, plant and equipment	(35.0)	(34.4)	(39.7)
Amortisation of business combination intangibles	(50.3)	(67.9)	(73.1)
Amortisation of other intangibles	(43.4)	(31.0)	(38.7)
Impairment of property, plant and equipment	—	(0.2)	—
Impairment of other intangibles	—	(2.0)	(9.6)
Operating lease costs	(20.0)	(18.5)	(19.4)
Foreign exchange loss	(60.5)	(5.5)	(8.6)

Research and development expenditure recognised in the year ended 31 December 2016 was £30.2m (2015: £33.3m; 2014: £35.1m). This represents the amount charged to the profit and loss account in relation to the new acquiring platform.

Note 2g

Tax

Tax on the profit or loss for the year comprises current and deferred tax. Current tax, including all applicable UK and foreign taxes, is the expected tax payable on the taxable income for the year, using tax rates and bases of calculation which have been enacted or substantively enacted in the applicable jurisdiction for the current accounting year, together with any necessary adjustments to tax payable in respect of previous accounting periods. Current tax is recognised in the income statement unless it arises from a transaction recognised directly in equity, in which case the associated tax is also recognised directly in equity. Relief for foreign taxation in calculating UK taxation liabilities is taken into account where appropriate.

	Year ended 31 December 2016 £m	Year ended 31 December 2015 £m	Year ended 31 December 2014 £m
Current taxation
UK corporation tax charge for the year	137.3	5.6	6.4
Prior year adjustment	1.7	(3.8)	(2.1)
Foreign corporation tax charges	5.2	0.3	23.7

	144.2	2.1	28.0

Deferred taxation
(Credit)/charge for the year	(1.5)	37.2	(26.4)
Prior year adjustment	2.2	10.2	0.3
Effect of rate changes	(12.3)	(0.6)	1.0

	(11.6)	46.8	(25.1)

Tax charge for the year	132.6	48.9	2.9

Worldpay is mainly exposed to tax in the UK, US and Netherlands. The actual tax charge differs from the expected tax charge computed by applying the average UK corporation tax of 20.00% (2015: 20.25%; 2014: 21.5%) as follows:

	Year ended 31 December 2016 £m	Year ended 31 December 2015 £m	Year ended 31 December 2014 £m
Expected tax charge at UK corporation tax rate of 20.00% (2015:20.25%; 2014:21.5%)	52.8	3.9	(11.1)
Non-deductible items	11.3	16.0	20.2
Visa Europe non-deductible CVR and LSA obligations (see Note 5i)	75.3	28.2	—
Prior year adjustment	1.7	(3.8)	(2.1)
Non-taxable income	(0.8)	(1.4)	(3.1)
Effect of different statutory tax rates of foreign jurisdictions	1.9	(6.3)	1.8
Effect of current year changes in statutory tax rates	(12.3)	(0.5)	1.0
Deferred tax prior year adjustment	2.2	10.2	0.3
Deferred tax on intangible assets	—	(5.0)	(12.7)
Deferred tax assets not recognised	0.5	7.6	8.6

Actual tax charge for the year	132.6	48.9	2.9

The underlying effective tax rate (ETR) has decreased from prior year and half year to 25.1% (2015: 26.4%; 2014: 30.9%). This decrease in ETR represents the continued fall in tax rate for the UK, where the majority of the business activities for Worldpay occur. The ETR remains higher than the UK statutory rate of 20.0% due to profits in overseas territories with higher taxation rates, mainly US (35%) and the Netherlands (25%), along with non-deductible costs, and uncertain tax provisions relating primarily to transfer pricing uncertainties and estimates. The ETR is expected to continue to reduce in future years as a result of the decrease in the UK statutory rate, down to the lower end of the range disclosed in the IPO prospectus (23%) assuming an unchanging jurisdictional split of profits.

Provisions established for uncertain items are made using a best estimate of the tax expected to be paid, based on a qualitative assessment of all relevant information and management’s judgement. Worldpay reviews the adequacy of these provisions at the end of each reporting period and adjusts them based on changing facts and circumstances.

Note 2h

Current tax assets/(liabilities)

	31 December 2016	31 December 2015
	£m	£m
Current tax assets	10.5	7.5
Current tax liabilities	(94.5)	(9.6)

	(84.0)	(2.1)

Note 2i

Deferred tax

Deferred tax is provided on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

The following temporary differences are not provided for: the initial recognition of goodwill; the initial recognition of assets or liabilities that affect neither accounting nor taxable profit other than in a business combination, and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date.

A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilised.

Deferred tax charges and credits are recognised in the income statement unless they arise from a transaction recognised directly in equity, in which case the associated deferred tax is also recognised directly in equity.

Deferred tax assets and liabilities are analysed in the consolidated balance sheet, after offset of balances within entities and tax jurisdictions, as follows:

	31 December 2016 £m	31 December 2015 £m
Deferred tax assets	4.6	12.9
Deferred tax liabilities	(112.3)	(145.1)

	(107.7)	(132.2)

Worldpay has an unrecognised deferred tax asset of £8.1m (2015: £8.0m) which relates to losses carried forward. The deferred tax asset on the tax losses has not been recognised due to uncertainty over future utilisation.

There is also an unrecognised deferred tax asset of £45.6m (2015: nil) in relation to the Loss Share Agreement with respect to the Visa Europe transaction. The deferred tax asset has not been recognised as, depending on the timing of the final resolution on the indemnity position, the availability of tax relief will conditional on HMRC accepting a concessionary treatment.

Deferred tax assets and liabilities, before offset of balances within entities and tax jurisdictions, are as follows:

	Accelerated capital allowances £m	Provisions/ other £m	Intangibles £m	Losses £m	Visa Europe £m	Total £m
At 1 January 2015	12.0	13.0	(110.4)	—	—	(85.4)
(Charge)/credit to income statement	(20.3)	(37.4)	10.9	—	—	(46.8)

At 31 December 2015	(8.3)	(24.4)	(99.5)	—	—	(132.2)
Reclassification of deferred tax balances	(10.2)	16.6	18.3	14.5	(39.2)	—
Reclassification to current tax	—	15.1	0.1	(3.5)	—	11.7
Credit/(charge) to income statement	3.8	4.1	7.8	(10.7)	6.6	11.6
Foreign exchange rate impact	(2.5)	(0.1)	(1.5)	5.3	—	1.2

At 31 December 2016	(17.2)	11.3	(74.8)	5.6	(32.6)	(107.7)

The deferred tax balance is analysed as follows:
Deferred tax asset	23.8	12.5	—	5.6	—	41.9
Deferred tax liability	(41.0)	(1.2)	(74.8)	—	(32.6)	(149.6)

At 31 December 2016	(17.2)	11.3	(74.8)	5.6	(32.6)	(107.7)

The deferred tax asset in relation to the Visa Europe disposal and the losses have been presented in separate categories from 2016 onwards, resulting in a reclassification of deferred tax balances in the table above. During the year, there was a reclassification of uncertain tax positions from deferred taxes to current taxes.

Factors affecting future tax charges

Reductions in the UK corporation tax rate were substantively enacted in the year. The main rate of corporation tax was reduced from 20.0% to 19.0% effective from 1 April 2017 and to 17.0% from 1 April 2020. Deferred tax on temporary differences and tax losses as at the balance sheet date is calculated at the substantively enacted rates at which the temporary differences and tax losses are expected to reverse.

Note 2j

Earnings per share

Basic earnings/(loss) per share amounts are calculated by dividing the profit/(loss) attributable to shareholders of Worldpay by the weighted average number of ordinary shares in issue during the financial year.

Diluted earnings/(loss) per share amounts are calculated by dividing the profit/(loss) attributable to shareholders of Worldpay by the weighted average number of ordinary shares in issue during the financial year adjusted for the effects of potentially dilutive options. The dilutive effect is calculated on the full exercise of all potentially dilutive ordinary share options granted by Worldpay, including performance-based options which Worldpay considers to have been earned.

When a loss is recognised during a financial period, a basic loss per share rather than a basic earnings per share will be recognised. The dilutive effects will not be considered in calculating the diluted loss per share as this would reduce the loss per share.

The weighted average number of shares used to determine earnings per share in 2015 and 2014 have been calculated in accordance with the principle of reverse acquisition accounting.

Underlying basic and diluted earnings per share are included as the Worldpay Directors believe this provides a better reflection of Worldpay’s performance.

	Year ended 31 December 2016	Year ended 31 December 2015	Year ended 31 December 2014
Profit/(loss) for the year (£m)	131.5	(29.8)	(50.0)

Weighted average number of shares for (millions)
Basic	1,988.2	1,690.5	1,605.1
Diluted	1,992.8	1,691.0	1,605.1

Basic earnings/(loss) per share (pence)	6.6	(1.8)	(3.1)
Diluted earnings/(loss) per share (pence)	6.6	(1.8)	(3.1)

During 2015, Worldpay’s 50,000,000 Ordinary Shares were split into 1,605,083,333 ordinary shares without a corresponding change in share capital.

Section 3 — Non-current assets

This section shows assets used by Worldpay to generate revenue and profits. These assets include customer relationships, brands, computer software and goodwill. Worldpay’s physical assets are also shown in this section.

Note 3a

Goodwill

Goodwill arising on the acquisition of a business represents any excess of the fair value of the consideration given over the fair value of the identifiable assets and liabilities acquired, less any non-controlling interest. Goodwill is carried at the cost established at the date of acquisition of the business less accumulated impairment losses, if any, and is not amortised.

Cost	£m
At 1 January 2015	1,260.9
Acquisition of SecureNet	0.2
Foreign exchange impact	14.2

At 31 December 2015	1,275.3
Foreign exchange impact	61.5

At 31 December 2016	1,336.8

Net book value
At 31 December 2016	1,336.8
At 31 December 2015	1,275.3

Determining whether goodwill is impaired requires an estimation of the value in use of the cash-generating units (CGU) to which goodwill has been allocated. The value in use calculations are performed at least annually and require the Worldpay Directors to estimate the future cash flows expected to arise from the CGU and a suitable discount rate in order to calculate present value.

The corporate planning process includes the preparation of the annual budget as well as Worldpay’s long-term strategic plan. The strategic plan provides medium to long-term direction for Worldpay and is reviewed on an annual basis. It includes a five-year outlook for the business including management’s view on the future achievable growth in market share and the capital expenditure required to achieve it. The cash flows included in the strategic plan are used for the value in use calculations.

The key assumptions used in the value in use calculations are:

	CAGR growth rate in sales	CAGR growth rate in costs	Terminal growth rate	Discount rate
31 December 2016	6.1 - 16.5%	4.6 - 8.3%	2.0%	8.0-10.0%
31 December 2015	5.3-16.9%	2.6-12.5%	2.0%	8.0-10.0%

The growth rates and discount rates for the WPUK and WPUS CGUs are at the lower end of the ranges, with the Global eCom growth rate and discount rate being at the upper end of the ranges. CAGR is the compound annual growth rate.

The sensitivity of goodwill carrying values to reasonably possible changes in key assumptions has been performed. No changes produce a significant movement in the carrying value of goodwill allocated to a CGU and therefore no sensitivity analysis is presented.

Given the low risk of impairment and significant headroom available, the Worldpay Directors do not believe that the key assumptions by CGU are material to the financial statements and therefore deem it appropriate to disclose the key assumptions at a summary level only.

Should the value in use be lower than the carrying value, the resultant impairment loss is first allocated to goodwill, then to the remaining assets of the CGU pro rata based on their carrying amount. No asset is impaired below its own recoverable amount. The impairment loss is recognised immediately in separately disclosed items in the income statement. Impairment losses on goodwill cannot be reversed in subsequent periods.

The carrying value of goodwill allocated to cash-generating units is as follows:

	31 December 2016	31 December 2015
	£m	£m
Global eCom	269.2	267.3
WPUK	716.8	717.5
WPUS	350.8	290.5

	1,336.8	1,275.3

Note 3b

Other intangible assets

Intangible assets acquired in a business combination and recognised separately from goodwill include brands and customer relationships. These are initially recognised at their fair value at the acquisition date. Subsequently, they are reported at cost less accumulated amortisation and impairment losses, if any.

Amortisation is recognised on a straight-line basis over the estimated useful economic life. The estimated useful economic lives and the amortisation method are reviewed at the end of each reporting period, with any changes being accounted for on a prospective basis.

The useful lives applied by Worldpay are:

Customer relationships	3 to 20 years
Brands	7 to 10 years
Computer software	3 to 10 years

The weighted average useful life of customer relationships and brands are 13 years and 8 years respectively.

Development costs that are directly attributable to the design and testing of identifiable and unique software products controlled by Worldpay are recognised as intangible assets.

These costs include directly attributable employee costs. However, any costs incurred in the research phase or as maintenance are expensed as incurred.

	Business combination intangibles
	Customer relationships £m	Brands £m	Computer software £m	Total £m
Cost
At 1 January 2015	751.0	24.9	335.2	1,111.1
Additions	—	—	148.8	148.8
Transfer to property, plant and equipment	—	—	(4.1)	(4.1)
Disposals	—	—	(2.8)	(2.8)
Foreign exchange impact	9.3	0.7	3.6	13.6

At 31 December 2015	760.3	25.6	480.7	1,266.6

Additions	—	—	161.6	161.6
Transfer from property, plant and equipment	—	—	8.5	8.5
Disposals	—	—	(1.5)	(1.5)
Foreign exchange impact	31.1	2.6	20.3	54.0

At 31 December 2016	791.4	28.2	669.6	1,489.2

Accumulated amortisation
At 1 January 2015	(289.1)	(10.5)	(137.8)	(437.4)
Charge for the year	(65.5)	(2.4)	(31.0)	(98.9)
Impairment charge	—	—	(2.0)	(2.0)
Disposals	—	—	0.4	0.4
Foreign exchange impact	(7.3)	(0.2)	(1.8)	(9.3)

At 31 December 2015	(361.9)	(13.1)	(172.2)	(547.2)

Charge for the year	(47.5)	(2.8)	(43.4)	(93.7)
Disposals	—	—	1.3	1.3
Foreign exchange impact	(25.7)	(0.9)	(9.4)	(36.0)

At 31 December 2016	(435.1)	(16.8)	(223.7)	(675.6)

Net book value
At 31 December 2016	356.3	11.4	445.9	813.6
At 31 December 2015	398.4	12.5	308.5	719.4

At 31 December 2016, £291.5m (2015: £235.3m) of intangible assets under the course of construction are shown within computer software. These assets are not yet being amortised.

Note 3c

Property, plant and equipment

Property, plant and equipment includes terminals, leasehold improvements and computers and office equipment.

Property, plant and equipment is initially recognised at cost. Cost includes all expenditure directly attributable to bringing the asset to the location and working condition for its intended use. Subsequent measurement of property, plant and equipment is at cost less accumulated depreciation and impairment losses.

Subsequent expenditure is capitalised only when it is probable that it will give rise to future benefits i.e. maintenance expenditure is excluded but enhancement costs that meet the criteria are capitalised.

Property, plant and equipment is depreciated to its residual value over its useful life on a straight line basis. Estimates of the useful life and residual value, as well as the method of depreciation, are reviewed as a minimum at the end of each reporting period. Any changes are classified as a change in accounting estimate and so are applied prospectively.

Depreciation rates for each category of property, plant and equipment are as follows:

Terminals	3 to 5 years
Leasehold improvements	5 to 20 years
Computers and office equipment	3 to 5 years

Depreciation begins when the asset is ready for use and ceases on disposal of the asset, classification as held for sale or the end of its useful life, whichever is the sooner.

The gain or loss on disposal is the difference between the net proceeds received and the carrying amount of the asset.

	Terminals £m	Leasehold improvements £m	Computers and office equipment £m	Total £m
Cost
At 1 January 2015	88.7	11.2	122.2	222.1
Transfer from intangible fixed assets	—	0.4	3.7	4.1
Additions	12.7	0.1	17.4	30.2
Disposals	(13.5)	(1.6)	(3.2)	(18.3)
Foreign exchange impact	—	0.2	0.4	0.6

At 31 December 2015	87.9	10.3	140.5	238.7

Transfer to intangible fixed assets	—	—	(8.5)	(8.5)
Additions	23.1	0.9	18.3	42.3
Disposals	(9.2)	—	(3.1)	(12.3)
Foreign exchange impact	0.2	0.1	7.6	7.9

At 31 December 2016	102.0	11.3	154.8	268.1

Accumulated depreciation
At 1 January 2015	(56.2)	(2.1)	(37.1)	(95.4)
Charge for the year	(13.9)	(2.0)	(18.5)	(34.4)
Impairment charge	(0.2)	—	—	(0.2)
Disposals	13.5	0.2	0.2	13.9
Foreign exchange impact	—	(0.1)	(0.2)	(0.3)

At 31 December 2015	(56.8)	(4.0)	(55.6)	(116.4)

Charge for the year	(15.4)	(0.9)	(18.7)	(35.0)
Disposals	9.2	—	2.9	12.1
Foreign exchange impact	(0.2)	—	(3.9)	(4.1)

At 31 December 2016	(63.2)	(4.9)	(75.3)	(143.4)

Net book value
At 31 December 2016	38.8	6.4	79.5	124.7
At 31 December 2015	31.1	6.3	84.9	122.3

At 31 December 2016, £49.8m (2015: £51.3m) of assets under the course of construction are shown within computers and office equipment. These assets are not yet being depreciated.

The net book value of assets held under finance leases at 31 December 2016 is, for Terminals £28.4m (2015: £18.1m) and for Computers and office equipment £9.5m (2015: £13.7m).

Terminals are leased by Worldpay to third-party merchants under operating leases. The future minimum lease rental receivables from operating leases are as follows:

Terminal rentals due in:	31 December 2016 £m	31 December 2015 £m
Less than one year	25.2	23.7
One and five years	5.9	5.7

Total	31.1	29.4

Impairment of non-current assets

Worldpay assesses its other intangible assets and property, plant and equipment for indicators of impairment at least annually. If such indicators exist, the recoverable amount of the asset or its CGU, when the asset does not generate largely independent cash flows, is estimated. The recoverable amount is the higher of the fair value less costs of disposal and the value in use. Value in use is the present value of the future cash flows from the asset or the CGU, discounted at the appropriate pre-tax rate.

Worldpay recognises any impairment loss resulting from these reviews in separately disclosed items in the income statement. Impairment losses, except those arising on goodwill, may be reversed in subsequent periods. However, the revised carrying value of the asset may not exceed the carrying value had the original impairment not arisen. An exercise was undertaken to ascertain whether any of the intangible assets and property, plant and equipment were impaired. This review determined that there has been no impairment in the year ended 31 December 2016 (2015: £2.0m).

Notes to the consolidated financial statements

Section 4 — Trading assets and liabilities

This section shows the assets used to generate Worldpay’s trading performance and the liabilities incurred as a result.

Note 4a

Merchant float, scheme debtors and merchant creditors

Merchant float, scheme debtors and merchant creditors represent intermediary balances arising in the merchant settlement process.

Merchant float represents surplus cash balances that Worldpay holds on behalf of its customers, when the incoming amount from the card networks precedes when the funding to customers falls due.

The funds are held in a fiduciary capacity. They are excluded from Worldpay cash flow statement to provide greater clarity over Worldpay’s own cash movements.

Scheme debtors consist primarily of:

•	Worldpay’s receivables from the card networks for transactions processed on behalf of customers, where it is a member of that particular network;

•	Worldpay’s receivables from the card networks for transactions where it has (by exception) funded customers in advance of receipt of card association funding; and

•	Other net receivables from the card networks.

Merchant creditors consist primarily of:

•	Worldpay’s liability to customers for transactions that have been processed but not yet funded by the card franchises, where it is a member of that particular network;

•	Worldpay’s liability to customers for transactions for which it is holding funding from the sponsoring bank under the sponsorship agreement but has not funded customers on behalf of the sponsoring bank; and

•	Merchant reserves and the fair value of Worldpay’s guarantees of cardholder chargebacks. These are amounts held as deposits from customers, either from inception of Worldpay’s working relationship with them, or accrued throughout the relationship due to payment issues arising or potential chargebacks.

Note 4b

Trade and other receivables

Trade and other receivables are initially recognised at fair value in the year to which they relate. They are subsequently held at amortised cost, less any provision for bad or doubtful debts. Provisions for bad or doubtful debts are presented net with the related receivables on the balance sheet. Trade receivables primarily include amounts due from merchants for services provided to process transactions between the cardholder and an acquiring bank.

	31 December 2016 £m	31 December 2015 £m
Trade receivables	352.5	288.8
Prepayments and accrued income	104.6	93.6
Other receivables	16.7	14.1

Total	473.8	396.5

The trade receivables balance can be further analysed as follows:

	31 December 2016	31 December 2015
	£m	£m
Gross trade receivables	387.4	326.8
Impairment provisions	(34.9)	(38.0)

Net trade receivables	352.5	288.8

The movement in the impairment provision can be further analysed as follows:

	31 December 2016	31 December 2015
	£m	£m
At 1 January	(38.0)	(32.3)

Additional provision in the year	(21.4)	(16.8)
Released	0.6	1.3
Utilised in the year	24.2	9.7
Foreign exchange	(0.3)	0.1

At 31 December	(34.9)	(38.0)

Impaired receivables are analysed as follows:

	31 December 2016	31 December 2015
	£m	£m
Cost of impaired receivables	38.2	42.0
Impairment provision	(34.9)	(38.0)

Net impaired receivables	3.3	4.0

Trade receivables of £55.1m (2015: £26.9m) were between zero and three months past due at the balance sheet date but not considered impaired.

Note 4c

Trade and other payables

Trade and other payables are recognised initially at fair value in the period to which they relate. They are subsequently held at amortised cost using the effective interest rate method. They are derecognised when payment has been made.

	31 December 2016 £m	31 December 2015 £m
Trade payables	160.4	133.8
Accruals and deferred income	180.1	140.6
Other liabilities	92.0	59.9

Total	432.5	334.3

Note 4d

Provisions

Worldpay recognises a provision for a present obligation resulting from a past event when it is probable that it will be required to transfer economic benefits to settle the obligation, and the amount of the obligation can be estimated reliably.

Onerous contracts are recognised immediately as a provision. The amount recognised is the excess of the unavoidable costs of the contract over any expected economic benefits arising from the contract. Dilapidation provisions represent the liabilities incurred to date in order to restore the leased properties to their original state at the end of the lease terms.

Restructuring provisions are only recognised when there is a detailed plan of the restructure that has been communicated and the proposed restructure is sufficiently imminent to mean that it is unlikely any significant changes will be made to the plan. The provision recognised includes costs that are directly attributable to the restructure and excludes any costs of ongoing activities, such as relocation or training of staff and marketing costs.

	Loss Share Agreement £m	Merchant potential liabilities £m	Reorganisation and restructuring £m	Deferred and contingent consideration £m	Onerous lease provision and dilapidations £m	Other £m	Total £m
At 1 January 2015	—	(0.3)	—	(19.5)	(1.0)	(0.6)	(21.4)
Utilised in the year	—	0.2	0.9	14.0	—	0.3	15.4
Released	—	—	—	4.0	0.5	0.1	4.6
Additions	—	—	(2.1)	(1.4)	(0.3)	(3.8)	(7.6)
Foreign exchange	—	—	—	0.3	—	—	0.3

At 31 December 2015	—	(0.1)	(1.2)	(2.6)	(0.8)	(4.0)	(8.7)
Utilised in the year	—	—	0.9	2.5	—	4.4	7.8
Released	—	—	0.1	—	0.1	1.1	1.3
Additions	(241.4)	(2.9)	—	—	(0.6)	(0.9)	(245.8)
Foreign exchange	(27.1)	—	(0.2)	(0.5)	(0.1)	(0.8)	(28.7)

At 31 December 2016	(268.5)	(3.0)	(0.4)	(0.6)	(1.4)	(0.2)	(274.1)

						31 December 2016 £m	31 December 2015 £m
Current						(272.8)	(8.0)
Non-current						(1.3)	(0.7)

Total						(274.1)	(8.7)

The provision for Loss Share Agreement relates to the Visa Europe transaction. Details can be found in Note 5i.

Merchant potential liabilities are projected chargebacks anticipated to be incurred in future periods in relation to merchant accounts where any trade receivable balance has been fully provided (Note 4b). Whilst there is uncertainty over the timing to settle the provision of £3.0m it is anticipated this will be substantially resolved within the next 12 months.

Contingent consideration is recognised when relevant criteria in the purchase agreements are met. The utilisation of the deferred and contingent consideration provision in the year relates to payments for the acquisitions of Century. In 2015 the utilisation of the deferred and contingent consideration provision relates to payments for the acquisitions of Cardsave, YESPay and Pazien. Where provisions for deferred and contingent consideration were released or revalued in the year, they are shown in separately disclosed items.

Note 4e

Note to cash flow statement

Cash and cash equivalents comprises cash and demand deposits with banks, together with short-term highly liquid investments that are readily convertible to known amounts of cash and subject to insignificant risk of change in value. Merchant float is excluded from the cash flow statement.

The table below reconciles the profit for the year before tax to cash generated by operations:

	Year ended 31 December 2016 £m	Year ended 31 December 2015 £m	Year ended 31 December 2014 £m
Operating activities
Profit before tax	264.1	19.1	(47.1)

Adjustments for :
Depreciation and impairment of property, plant and equipment (see Note 3c)	35.0	34.6	39.7
Amortisation and impairment of intangible assets (see Note 3b)	93.7	100.9	121.4
Foreign exchange losses/(gains)	5.5	(10.1)	(7.3)
Profit loss on sale of assets	—	(0.8)	2.8
Share of results of joint venture and associate (see Note 6b)	1.5	1.2	0.3
Finance costs	10.9	146.6	171.8

Net cash inflow from operating activities before movements in working capital	410.7	291.5	281.6

Increase in trade and other receivables	(50.7)	(9.5)	(74.1)
Increase in trade and other payables	33.8	63.2	54.9
(Decrease)/increase in provisions	(1.4)	0.5	(11.3)

Cash generated by operations	392.4	345.7	251.1

Notes to the consolidated financial statements

Section 5 — Financing and equity

This section details Worldpay’s debt and the related financing costs. It also shows Worldpay’s capital.

Note 5a

Finance income/(costs)

	Year ended 31 December 2016 £m	Year ended 31 December 2015 £m	Year ended 31 December 2014 £m
Finance income — Visa Europe shares	—	195.7	—
Net gain on disposal of financial assets — Visa Europe	207.0	—	—
Fair value gain on Visa Inc. preference shares	4.3	—	—
Dividend income on Visa Inc. preference shares	1.7	—	—
Foreign exchange gains	58.6	—	—

Finance income — Visa Europe (see Note 5i)	271.6	195.7	—

Finance costs — CVR liabilities (see Note 5i)	(161.7)	(140.9)	—

Effective interest on borrowings	(51.9)	(119.8)	(133.6)
Effective interest on finance leases	(1.7)	(1.1)	(2.7)
Loan notes — interest	—	(12.1)	(15.4)
Costs associated with refinancing	—	(44.7)	—
Amortisation of banking facility fees	(4.7)	(11.9)	(7.0)
Foreign exchange losses	(60.5)	(5.5)	(8.6)
Fair value gains/(losses)	2.1	(0.6)	(0.6)
Other finance costs	(4.1)	(5.7)	(3.9)

Finance costs — other	(120.8)	(201.4)	(171.8)

Total finance (costs)/income	(10.9)	(146.6)	(171.8)

Note 5b

Net debt

	Own cash and cash equivalents*	Senior bank borrowings	Senior unsecured notes	Subordinated borrowings	Loan notes	Finance leases	Total
	£m	£m	£m	£m	£m	£m	£m
At 1 January 2015	168.7	(1,826.1)	—	(450.5)	(118.0)	(28.2)	(2,254.1)
Cash flows	(5.6)	769.5	(356.6)	483.0	130.1	0.1	1,020.5
Finance costs	—	(85.3)	(2.0)	(32.5)	(12.1)	(1.1)	(133.0)
Fair value losses	—	(0.6)	—	—	—	—	(0.6)
Other non-cash flows	—	(38.5)	4.9	—	—	—	(33.6)
Exchange movements	2.2	(14.8)	(11.9)	—	—	—	(24.5)

At 31 December 2015	165.3	(1,195.8)	(365.6)	—	—	(29.2)	(1,425.3)

Cash flows	492.1	75.2	15.7	—	—	(1.4)	581.6
Finance costs	—	(36.5)	(15.4)	—	—	(1.7)	(53.6)
Fair value gains	—	1.9	0.2	—	—	—	2.1
Other non-cash flows	—	(3.9)	(0.8)	—	—	—	(4.7)
Exchange movements	57.0	(65.4)	(58.3)	—	—	—	(66.7)

At 31 December 2016	714.4	(1,224.5)	(424.2)	—	—	(32.3)	(966.6)

*	Own cash and cash equivalents at 31 December 2016 includes £401.4m held in respect of the CVR holders.

Note 5c

Borrowings

Worldpay classifies its borrowings between senior bank borrowings and senior unsecured notes. Both are held at amortised cost using the effective interest method.

Borrowing costs directly attributable to the acquisition or construction of a qualifying asset are capitalised to form part of the cost of that asset.

Capitalisation starts when the asset is actively being built or prepared for use and suspended when development activities stop.

Interest accruals and other costs related to borrowings are shown as finance costs in the income statement. The effective interest calculation on senior and subordinated borrowings includes capitalised finance costs.

Worldpay’s borrowings comprise of a £248.4m three-year Term Facility (Facility 1), a £900m five-year Term Facility (Facility 2) and €500m 3.75% senior unsecured notes due in 2022. The rates of interest on the term facilities are LIBOR based plus a margin dependend on leverage. The maximum margin for Facility 1 is 2.00% and 2.50% for Facility 2. Worldpay also has access to a £200m revolving credit facility (RCF).

	Senior bank borrowings £m	Senior unsecured notes £m	Total £m
Current	(7.2)	(2.0)	(9.2)
Non current	(1,188.6)	(363.6)	(1,552.2)

At 31 December 2015	(1,195.8)	(365.6)	(1,561.4)

Current	(9.1)	(2.1)	(11.2)
Non current	(1,215.4)	(422.1)	(1,637.5)

At 31 December 2016	(1,224.5)	(424.2)	(1,648.7)

The key terms on Worldpay’s senior bank borrowings are as follows:

Facility	GBP £m	CCY	Repayment type	Coupon Rate
Facility 1	247.8	GBP	Bullet	LIBOR + 1.75%
Facility 2	573.9	GBP	Bullet	LIBOR + 2.25%
Facility 2	404.7	USD	Bullet	LIBOR + 2.25%
RCF	(1.9)	GBP	Revolver	LIBOR + 2.25%
Senior unsecured notes	424.2	EUR	Bullet	3.75%

Total	1,648.7

Undiscounted cash outflow to repay Worldpay’s borrowings, including future interest payments to the relevant maturity dates, are disclosed below.

Cash flow due in:	£m
2017	52.4
2018	300.3
2019	44.2
2020	1,024.2
2021	16.0
2022	443.2

Total	1,880.3

Note 5d

Lease arrangements

Leases are classified as either operating or finance leases. Classification depends on the substance of the lease transaction rather than the legal form of the lease agreement. Where substantially all of the risks and rewards of ownership lie with the lessee, the lease is classified as a finance lease. All other arrangements identified as leases are considered to be an operating lease.

Finance leases

Where Worldpay is the lessee of a finance lease, it recognises both the leased asset and a finance lease liability. The asset is amortised or depreciated over its useful life or the lease term, whichever is the shorter. The finance lease liability is unwound over the life of the lease at the rate implicit in the lease.

A sale and leaseback transaction is one where an asset is sold to a third party and immediately leased back. Where the leaseback is a finance lease, the gain or loss is deferred and recognised over the life of the lease on a straight line basis. For operating leasebacks, profit or loss is recognised either immediately or over the life of the lease, depending on the values of the sale and lease relative to fair value.

Finance lease liabilities are payable as follows:

	2016			2015
	Future minimum lease payments £m	Interest £m	Present value of minimum lease payments £m	Future minimum lease payments £m	Interest £m	Present value of minimum lease payments £m
Less than one year	14.9	(1.1)	13.8	16.1	(1.1)	15.0
One to five years	19.1	(0.6)	18.5	14.8	(0.6)	14.2

	34.0	(1.7)	32.3	30.9	(1.7)	29.2

Worldpay entered into leasing arrangements for certain tangible fixed assets in 2016. The majority of finance leases have a lease term of three years.

For the current financial period the average effective borrowing rate was 4.9% (2015: 5.2%).

Interest rates are fixed at the contract date and all finance lease obligations are denominated in Pound Sterling. All leases are on a fixed repayment basis and no arrangements have been entered into for contingent rental payments.

Worldpay’s obligations under finance leases are secured by the lessors’ rights over the leased assets.

Operating lease arrangements

Operating lease income/expense is taken to the income statement on a straight-line basis. Any lease incentives are spread over the life of the lease.

At 31 December 2016, Worldpay had obligations to make non-cancellable operating lease payments as follows:

	2016		2015
	Land and buildings £m	Office equipment £m	Land and buildings £m	Office equipment £m
Less than one year	19.6	0.1	8.5	0.4
One to five years	61.3	—	47.7	0.4
After 5 years	69.2	—	70.6	—

Total	150.1	0.1	126.8	0.8

Note 5e

Financial Instruments

On initial recognition, financial assets and liabilities are classified into the relevant category and recognised at fair value. Their subsequent measurement, at either fair value or amortised cost, is dependent upon their initial classification.

Amortised cost is calculated using the effective interest rate method. Individual non-derivatives and their treatment are explained in their separate notes.

Financial assets and financial liabilities are offset and the net amount presented in the balance sheet when, and only when, there is a legally enforceable right to set off the recognised amounts. Financial assets are derecognised when Worldpay transfers the financial asset, or the contractual rights expire. Financial liabilities are derecognised when the obligation is discharged, cancelled or expires.

Worldpay operates net investment hedges, using foreign currency borrowings. The effective portion of the foreign exchange gain or loss on retranslation of the hedging instrument is taken to the foreign currency translation reserve. Any ineffective portion is recognised immediately in the income statement. If the hedged investment is disposed of then any balance held in reserves is recycled to the income statement.

In the current year, a loss of £21.8m (2015: loss of £8.2m; 2014: loss of £4.5m) was taken to the foreign exchange reserve in relation to net investment hedging.

Worldpay enters into derivative financial instruments to manage its exposure to interest rate and foreign exchange rate risks, including foreign exchange forward contracts, interest rate swaps and cross-currency swaps. Derivatives are initially recognised at fair value at the date the derivative contracts are entered into and are subsequently re-measured to their fair value at the end of each reporting period. The resulting gain or loss is recognised in the income statement immediately unless the derivative is designated and effective as a hedging instrument, in which event the timing of the recognition in the income statement depends on the nature of the hedge relationship.

Worldpay’s financial assets and liabilities are as follows:

Financial assets

	31 December 2016	31 December 2015
	£m	£m
Trade receivables	352.5	288.8
Other receivables	16.7	14.1
Own cash and cash equivalents	714.4	165.3
Financial assets — Visa Europe shares (see Note 5i)	—	195.7
Financial assets — Visa Inc. preference shares (see Note 5i)	192.1	—
Deferred consideration — Visa Europe (see Note 5i)	48.0	—

Total	1,323.7	663.9

Financial liabilities

	31 December 2016	31 December 2015
	£m	£m
Trade payables	(160.4)	(133.8)
Other liabilities	(92.0)	(59.9)
Finance leases	(32.3)	(29.2)
Borrowings	(1,648.7)	(1,561.4)
Financial liabilities — CVR liabilities (see Note 5i)	(302.5)	(140.9)

Total	(2,235.9)	(1,925.2)

Market risk

Market risk is the risk that changes in foreign exchange rates and interest rates will affect Worldpay’s income. The objective of market risk management is to manage and control market risk exposures within acceptable parameters.

Worldpay’s activities expose it primarily to the financial risk of changes in foreign currency exchange rates and interest rates. Market risk exposures are measured using sensitivity analysis.

Foreign currency risk management

Worldpay operates throughout the world, with major operations in the United Kingdom, Europe and the US.

Foreign currency risk is managed at the level of Worldpay, focusing on two distinct areas: Worldpay assets and liabilities and customer transactions (relating to Worldpay’s payment business).

Financial assets

	31 December 2016	31 December 2015
	£m	£m
GBP	804.2	154.5
EUR	253.8	319.0
USD	219.4	148.1
Other	46.3	42.3

	1,323.7	663.9

Financial liabilities

	31 December 2016	31 December 2015
	£m	£m
GBP	(1,241.3)	(989.5)
EUR	(414.3)	(508.7)
USD	(340.1)	(424.7)
Other	(240.2)	(2.3)

	(2,235.9)	(1,925.2)

Customer transactions

Receipts from the card networks generally match merchant payments in each currency. Where there is a difference in settlement currency, the time between receipt and settlement is generally limited to a small number of days. Given the short-term nature of these balances there is no material gross credit, liquidity, foreign exchange or market risk associated with them. Therefore, these balances, i.e. merchant float, scheme debtors and merchant creditors, are excluded from this note.

Foreign currency sensitivity analysis

The sensitivity analysis below details the impact of a 1% strengthening in Worldpay’s significant currencies against Pound Sterling, applied to the net monetary assets or liabilities of Worldpay.

31 December 2016 (£m)	EUR	USD	Other
Monetary assets	253.8	219.4	46.3
Monetary liabilities	(414.3)	(340.1)	(240.2)

Net monetary liabilities	(160.5)	(120.7)	(193.9)

Currency impact (£m)	(1.6)	(1.2)	(1.9)

31 December 2015 (£m)	EUR	USD	Other
Monetary assets	319.0	148.1	42.3
Monetary liabilities	(508.7)	(424.7)	(2.3)

Net monetary (liabilities)/ assets	(189.7)	(276.6)	40.0

Currency impact (£m)	(1.9)	(2.8)	0.4

The following significant exchange rates versus Pound Sterling applied during the year and in the prior years:

	Average			Reporting date
	2016	2015	2014	2016	2015	2014
EUR	1.23	1.38	1.24	1.17	1.36	1.29
USD	1.36	1.53	1.65	1.23	1.47	1.56

Interest rate risk management

Worldpay is exposed to cash flow interest rate risk on borrowings and cash balances held at variable rates and mismatches on maturities between borrowings and cash, resulting in variable interest cash flows.

Cash held at variable rates offsets risk arising from changing interest rates on Worldpay’s borrowings.

Interest rate sensitivity analysis

	EUR		GBP		USD		Other
	31 December 2016	31 December 2015	31 December 2016	31 December 2015	31 December 2016	31 December 2015	31 December 2016	31 December 2015
	£m	£m	£m	£m	£m	£m	£m	£m
Own cash and cash equivalents	223.5	103.8	389.8	10.7	64.8	22.1	36.3	28.7
Merchant float	223.4	181.6	575.8	390.1	(39.4)	117.3	252.3	7.4
Borrowings	(424.2)	(365.7)	(819.7)	(857.7)	(404.8)	(338.0)	—	—

Net variable rate assets/(liabilities)	22.7	(80.3)	145.9	(456.9)	(379.4)	(198.6)	288.6	36.1

A 1% increase in interest rates would result in:

•	An incremental increase of 0.74% (2015: 0.76%) on debt costs, as the senior unsecured notes has a fixed interest rate of 3.75%.

•	An increase of 1.00% in float income arising from cash balances receiving floating rate interest.

The net impact of the above would be increased costs of £8.3m (2015: £8.6m increase in costs).

Worldpay’s Pound Sterling senior bank debt at 31 December 2016 does not have a floor rate (no floor rate as at 31 December 2015).

Credit risk management

Credit risk arises from the failure of a merchant or partner bank or alternative payments provider to meet its obligations in accordance with agreed terms.

Worldpay does not believe it has a material credit risk in relation to amounts owed to us by the card networks as its contracts state it is only liable to settle to merchants on its receipt of those funds.

In circumstances where funds to merchants have been settled prior to receipt of those funds from the card networks a credit risk would arise. This risk is deemed to be extremely remote as these funds are generally settled within two days and thus it would require the sudden collapse of at least one significant card issuer without any State intervention.

Worldpay regularly monitors and assesses counterparty and non-performance risk and its most significant network and bank partners are either State owned or have investment grade ratings.

Liquidity risk management

Worldpay’s liquidity risk management focuses on two distinct areas: own cash and settlement cash for customers (relating to Worldpay’s payment business).

Own cash

Worldpay is committed to ensuring it has sufficient liquidity to meet its payables as they fall due.

This is achieved by holding significant cash balances and maintaining sufficient committed headroom. As at 31 December 2016, Worldpay had own cash balances of £714.4m (2015: £165.3m) of which £401.4m is held in relation to CVR holders. Available headroom under its revolving credit facility is £200.0m (2015: £160.0m).

Settlement cycle

Worldpay has a short term settlement cycle where card networks (predominantly Visa and MasterCard) remit cash and Worldpay pays merchants from these remittances within three days.

The majority of funds are received prior to remittance to the merchant, resulting in significant cash balances relating to the settlement cycle. Worldpay has an Intra-Day Agreement Facility of £1.6bn to ensure payments can be processed whilst awaiting card network remittances.

Note 5f

Share capital

	Nominal value	Number of shares	Par value
	£		£m
Ordinary shares at 1 January 2015	1.00	50,000,000	50.0
Conversion of ordinary shares into CVRs	1.00	(1,847,500)	(1.8)

Sub-total ordinary shares after CVR conversion	1.00	48,152,500	48.2

Sub-division of remaining ordinary shares	0.03	1,605,083,333	48.2
New share issued	0.03	394,916,667	11.8

Total ordinary shares in issue at 31 December 2015 and at 31 December 2016	0.03	2,000,000,000	60.0

On 12 October 2015, Worldpay converted 1,847,500 ordinary shares into 1,000,000 CVRs which is a separate class of shares in Worldpay in the form of Contingent Value Rights. These shares are a liability by nature and therefore is classified as liabilities on the balance sheet and are described in more detail in note 5i. On the same day, Worldpay sub-divided the remaining ordinary shares by reducing the nominal value from £1.00 per share to £0.03 per share.

On 16 October 2015, Worldpay issued 394,916,667 Ordinary Shares with a premium of £2.37 per share. At 31 December 2016, all ordinary shares are fully paid up at par.

The holders of ordinary shares are entitled to dividends and one vote per share at meetings of Worldpay.

Note 5g

Capital resources

Worldpay’s capital consists of equity, comprising issued share capital, share premium, capital contribution and retained earnings. The regulated entities within Worldpay are required to maintain minimum regulatory capital. This ensures Worldpay has sufficient capital resources for the activities required to undertake payment services.

The capital employed in Worldpay, together with the reserves, ensure that a buffer to the minimum regulatory capital requirement is achieved.

Note 5h

Other equity

Worldpay has introduced a number of share-based award schemes in 2016 and 2015 and has purchased its own shares in order to hedge the cash outflow upon the vesting of the schemes. Details of the awards can be found in Note 2c.

The movement in own shares can be analysed as follows:

	2016 Number	2015 Number	2016 £m	2015 £m
At 1 January	9,866,475	—	23.7	—
Additions	2,498,333	9,866,475	6.9	23.7

At 31 December	12,364,808	9,866,475	30.6	23.7

During the IPO process in 2015, £31.4m was received from the former parent companies to fund various share award schemes Worldpay granted.

As part of Worldpay restructuring in preparation for the IPO in 2015, Worldpay effected a capital reduction which resulted in a transfer of £818.7m from share premium to retained earnings.

Note 5i

Visa Europe asset

Disposal of Visa Europe shares

On 21 June 2016, Worldpay disposed of its interest in Visa Europe to Visa Inc. and received a mixture of cash and non-cash consideration valued at €1,051.3m. The consideration is made up of €589.7m up-front cash, €405.4m of Series B preferred stock in Visa Inc. and €56.2m deferred cash which will be paid in three years. €547.5m of the up-front cash consideration and all of the preferred stock may be reduced by any final settlement of potential liabilities relating to ongoing interchange-related litigation involving Visa Europe. On disposal of the Visa Europe shares, Worldpay, along with the other former members of Visa Europe, entered into a Litigation Management Deed (LMD). Under this arrangement, potential losses from Visa Europe interchange litigation will be set against the preferred stock, through adjusting the ratio of conversion to ordinary stock. A Loss Sharing Agreement (LSA) entered into by Worldpay, along with the ten other largest UK members of Visa Europe, provides a second level of protection to Visa Inc., capped at the €547.5m of up-front cash consideration.

Contingent Value Rights (CVRs)

The holders of the CVRs (a separate class of shares in Worldpay) are entitled to 90% of the net post-tax proceeds of the disposal in accordance with the terms of the CVRs (subject to Worldpay’s right of retention), with Worldpay retaining 10% of the net proceeds. The settlement of the CVR liabilities could take up to 12 years dependent on the settlement of the claims under the LSA.

The CVRs are non-voting and are not convertible into Ordinary Shares. Given the nature of the CVRs, they are classified as financial liabilities recognised initially at fair value and subsequently at amortised cost, with the gain or loss recognised in ‘Finance costs — CVR liabilities’ in Worldpay’s income statement.

Accounting treatment

Visa Europe asset

The Visa Europe asset was recognised in Worldpay’s balance sheet at 31 December 2015 as a fair value through profit and loss financial asset. On disposal, it has been derecognised from Worldpay’s balance sheet with the net gain on disposal recognised in ‘Finance income — Visa Europe’, in Worldpay’s income statement.

The Visa Europe asset was recognised in Worldpay’s balance sheet at 31 December 2014 as a fair value through profit and loss financial asset with a fair value of £nil.

Consideration from disposal of Visa Europe shares

‘Own cash and cash equivalents’, includes £401.4m in relation to the CVR holders. The deferred cash consideration has been included in non-current ‘Deferred consideration — Visa Europe’. All balances have been revalued to period end rates in Worldpay balance sheet as at 31 December 2016.

The preference stock received on disposal of Worldpay’s interest in Visa Europe has been recognised as a financial asset under the non-current ‘Financial assets – Visa Inc. preference shares’ category. It has been recognised at fair value initially and has been classified as fair value through profit and loss. Subsequent movements on the fair value of the preferred stock are recognised in ‘Finance income — Visa Europe’ and the movement on the CVR liabilities is recognised in ‘Finance costs — CVR liabilities’ in Worldpay’s income statement. The value of the Visa Inc. preference shares is based on the expected conversion ratio, which will be adjusted by Visa Inc. based on the potential losses from Visa Europe interchange litigation under the LMD. Any excess of the potential losses from Visa Europe interchange litigation under the LSA has been included in ‘Provisions’ within current liabilities.

When measuring the fair values of the financial asset – Visa Inc. preference shares as well as the LSA liability, Worldpay uses observable market data as far as possible. Fair values are categorised into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

Level 3: Inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The Visa Inc. preference shares are classified as Level 3 as the valuation is dependent upon both the value of Visa Inc. ordinary shares, which have a quoted price, and the conversion ratio which will be adjusted for potential losses from Visa Europe interchange litigation under the LMD, for which there are no identical transactions with regularly available market prices. The LSA liability is classified as Level 3 due to the lack of identical transactions with regularly available market prices.

In order to fair value the Visa inc. preference shares and the LSA liability as at 31 December 2016, the Worldpay Directors have considered a range of potential outcomes, including the likely value of the potential level of losses from Visa Europe interchange litigation that Worldpay may be liable for, and calculated a weighted average.

It is reasonably possible that, if the Visa Europe interchange litigation progresses within the next financial year and more information becomes available about the likely value of the potential losses, changes in assumptions determining the fair value could require a material adjustment to the carrying amount of the Visa Inc. preference shares and the LSA liability. The uncertainties inherent in the determination of the fair value of the Visa Inc. preference shares and the LSA liability will not be resolved until the obligation under the LMD and LSA are extinguished which is dependent upon final resolution of all related claims.

CVR liabilities

The CVR liabilities have been classified as financial liabilities at amortised cost based on a re-estimation of future cash-flows, with any changes being recognised in ‘Finance costs — CVR liabilities’ in the income statement.

Conclusion

Based on the above, the following has been recognised in Worldpay’s financial statements:

	31 December 2016	31 December 2015
	£m	£m
Balance sheet
Non-current assets
Deferred consideration — Visa Europe	48.0	—
Financial assets — Visa Inc. preference shares	192.1	—

Current assets
Financial assets — Visa Europe shares	—	195.7
Own cash and cash equivalents*	446.5	—

Current liabilities
Current tax liabilities	(49.4)	—
Provisions	(268.5)	—
Financial liabilities — CVR liabilities	(302.5)	(140.9)
Deferred tax liabilities	(32.6)	(39.2)

Net assets	33.6	15.6

*	Includes £401.4m of cash in relation to the CVR holders.

	Year ended 31 December	Year ended 31 December
	2016	2015
	£m	£m
Income statement
Finance income — Visa Europe shares	—	195.7
Net gain on disposal of financial assets — Visa Europe	207.0	—
Fair value gain on Visa Inc. preference shares	4.3	—
Foreign exchange gains	58.6	—
Dividend income on Visa Inc. preference shares	1.7	—
Finance costs — CVR liabilities	(161.7)	(140.9)

Profit before tax	109.9	54.8
Tax	(91.9)	(39.2)

Profit after tax	18.0	15.6

Sensitivity analysis

The fair value of the ‘Financial assets — Visa Inc. preference shares’ and the LSA provisions are sensitive to the significant unobservable inputs. At the reporting date a 5% swing in the valuation of the potential losses from Visa Europe interchange litigation under the LMD and the LSA, one of the significant unobservable inputs, holding other inputs constant would result in a change in the valuation of the disposal of £22.5m and an impact on profit after tax of £2.5m (after adjusting for the change in the CVR liabilities of £20.2m).

Section 6 — Worldpay composition — subsidiaries, acquisitions and disposals

This section shows Worldpay’s subsidiaries, details about subsidiaries Worldpay has acquired during the year and prior years and details about any subsidiaries that have been disposed of during the year and prior years.

Consolidation

The consolidated financial statements incorporate the financial statements of Worldpay and entities controlled by it (its subsidiaries).

Income and expenses of subsidiaries acquired or disposed of during the year are included in the consolidated statement of comprehensive income from the effective date of acquisition and up to the effective date of disposal, as appropriate.

Total comprehensive income of subsidiaries is attributed to the owners of Worldpay and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance.

The year end assets and liabilities of the entities are consolidated with those of Worldpay and presented in the consolidated balance sheet.

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the IFRS policies used by Worldpay and for any fair value adjustments required on consolidation.

All intra-Worldpay balances, income and expenses and the effect of any intra-Worldpay profits on the balance sheet are eliminated in full on consolidation.

Note 6a

Investments in subsidiaries

An entity is classified as a subsidiary of Worldpay when Worldpay has control over that entity, either through majority shareholding or other means.

Acquisitions

Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value; it includes cash, other assets transferred and any contingent consideration due to the former owners of the acquiree. Acquisition-related costs are recognised in the income statement as incurred. The identifiable assets acquired and the liabilities assumed are recognised at their fair value as at the acquisition date.

Goodwill is initially measured as the excess of the aggregate of the consideration transferred and any non-controlling interest over the fair value of the net identifiable assets acquired, liabilities assumed plus any existing interest in the business acquired. If the consideration transferred is lower than the fair value of the net assets of the subsidiary acquired, the difference is recognised immediately in profit or loss as a gain on a bargain purchase.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, Worldpay reports provisional amounts for the items for which the accounting is incomplete.

Those provisional amounts are adjusted during the following reporting period, or additional assets or liabilities are recognised, to reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognised at that date.

Disposals

When Worldpay ceases to have control, any retained interest in the entity is re-measured to its fair value at the date when control is lost, with the change in carrying amount recognised in profit or loss. The fair value is the initial carrying amount for the purposes of subsequently accounting for the retained interest as an associate, joint venture or financial asset.

In addition, any amounts previously recognised in other comprehensive income in respect of that entity are accounted for as if the Worldpay had directly disposed of the related assets or liabilities. This may mean that amounts previously recognised in other comprehensive income are reclassified to profit or loss.

Non-controlling interests

Non-controlling interests that are present ownership interests and entitle their holders to a proportionate share of the entity’s net assets in the event of liquidation are initially measured at the non-controlling interests’ proportionate share of the recognised amounts of the acquiree’s identifiable net assets.

Worldpay has the following subsidiaries:

	Country of incorporation	Nature of business	Registration numbers for UK companies	Ordinary shares held
				%
UK subsidiaries
WorldPay (UK) Limited (1)	England	Provision of terminal card payment clearing services	07316500	100
WorldPay Limited (1)	England	Provision of online card payment clearing services	03424752	100
Payment Trust Limited* (1)	England	Online payments clearing	03447368	100
Ship Midco Limited* (1)	England	Holding company servicing Worldpay debt	07330127	100
Ship Holdco Limited* (1)	England	Holding company	07329558	100
Worldpay Finance plc* (1)	England	Holding company	07392739	100
WorldPay eCommerce Limited* (1)	England	Holding company servicing Worldpay debt	07357615	100
WorldPay AP Limited (formerly Envoy Services Limited) (1)	England	Provision of alternative card payment clearing services	05593466	100
YESPay International Limited* (1)	England	Provision of innovative all in one solutions for payment processing	04509853	100
Tayvin 346 Limited* (1)	England	Support YESpay International Limited	05671088	100
Yes-Secure.com Limited* (1)	England	Support YESpay International Limited	06785381	100
Cardsave (UK) Limited* (1)	England	Support Cardsave Group Limited	03923838	100
Worldpay Latin America Limited* (1)	England	Provision of approval technology and other card payment services to merchants	09086632	100
Cardsave Group Limited* (2)	England	Provision of merchant terminals and related membership services	06281817	100
Cardsave Acquisitions Limited* (2)	England	Support Cardsave Group Limited	06281830	100
Cardsave Community Limited* (2)	England	Support Cardsave Group Limited	06874423	100
Cardsave Holdings Limited* (2)	England	Support Cardsave Group Limited	05207657	100
Cardsave Online Limited* (2)	England	Support Cardsave Group Limited	06663768	100
Cardsave Merchant Services Limited* (2)	England	Support Cardsave Group Limited	06874395	100
Cardsave EBT Limited* (2)	England	Support Cardsave Group Limited	05799005	100
Cardsave Finance Limited* (2)	England	Support Cardsave Group Limited	03889530	100
Modacs Limited* (2)	England	Support Cardsave Group Limited	02896295	100
Cardsave Terminals Limited* (2)	England	Support Cardsave Group Limited	03103708	100
WorldPay Limited (3)	Jersey	Holding company	69490	100

Overseas subsidiaries
Ship Luxco 2 S.à r.l. (4)	Luxembourg	Holding company		100
Ship Luxco 3 S.à r.l. (4)	Luxembourg	Holding company		100
Worldpay US, Inc. (5)	USA	Provision of terminal card payment clearing services and ATM services		100

	Country of incorporation	Nature of business	Registration numbers for UK companies	Ordinary shares held
				%
Worldpay US Holdco Inc. (6)	USA	Holding company		100
Worldpay Inc. (6)	USA	Holding company		100
Ship US Holdco, Inc. (6)	USA	Holding company		100
Worldpay (HK) Limited (7)*	Hong Kong	Provision of approval technology and other card payment services to merchants		100
Worldpay B.V. (8)	The Netherlands	Provision of terminal and online card payment clearing services		100
YESPay International Limited (9)	Canada	Support YESpay International Limited		100
YESpay IT services (India) Private Limited (10)	India	Support YESpay International Limited		100
EBOT IT Services Private Limited (10)	India	Support YESpay International Limited		100
Enviado Transacciones Sociedad Limitada (11)	Spain	Support Worldpay AP Limited		100
Envoy Services Bulgaria Limited (12)	Bulgaria	Support Worldpay AP Limited		100
Envoy Services South Africa (Pty) Limited (13)	South Africa	Support Worldpay AP Limited		100
Envoy Services Denmark APS (14)	Denmark	Support Worldpay AP Limited		100
Envoy Services Pty Limited (15)	Australia	Support Worldpay AP Limited		100
Worldpay Sweden AB (16)	Sweden	Support Worldpay AP Limited		100
Canadian Envoy Technology Services Limited (17)	Canada	Support Worldpay AP Limited		100
Envoy Services OU (18)	Estonia	Support Worldpay AP Limited		100
Worldpay Canada Corporation (19)	Canada	Research and development		100
Worldpay Pte (20)	Singapore	Distribution of Worldpay TM e-commerce solutions		100
Worldpay K.K. (21)	Japan	Provision of card payment clearing services		100
Bibit Payment K.K. (22)	Japan	Provision of approval technology and other card payment services to merchants		100
Bibit Secure Internet Payments Inc. (23)	USA	Provision of approval technology and other card payment services to merchants		100
Worldpay S.A.R.L. (24)	France	Provision of approval technology and other card payment services to merchants		100
Bibit Spain S.L.U. (25)	Spain	Provision of approval technology and other card payment services to merchants		100
Worldpay do Brasil Processamento de Pagamentos Ltda (26)	Brazil	Provision of alternative card payment clearing services		100
Worldpay Pty Ltd (27)	Australia	Provision of terminal card payment clearing services		100
Worldpay Holdings Brasil Participacoes Ltda (26)	Brazil	Holding company		100
Worldpay Marketing Consulting (Shanghai) Co. Limited (28)	China	Sales organisation		100

The following subsidiaries were closed in 2016

	Country of incorporation	Nature of business	Ordinary shares held
Overseas subsidiaries			%
Worldpay US Finance LLC	USA	Holding company servicing Worldpay debt	100
Worldpay SN, Inc.	USA	Provision of alternative card payment clearing services	100
SMG09 Securenet AIV Blocker Inc.	USA	Holding Company	100

*	This entity was established during 2016

Principal place of business

(1)	The Walbrook Building, 25 Walbrook, London EC4N 8AF
(2)	Parkway Offices, Acorn Business Park, Moss Road, Grimsby, North East Lincolnshire, DN32 0LW

(3)	44 Esplanade, St Helier, Jersey, JE4 9WG
(4)	4 Rue Jean-Pierre Probst, L-2352, Luxembourg
(5)	Corporation Service Company, 40 Technology Parkway Southsuite 300, Fulton, Norcross, GA, 30092, USA
(6)	2711 Centreville Road, Suit 400, Willmington, New Castle, Delaware, 19808, USA
(7)	36/F, Tower Two, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong
(8)	Claude Debussylaan 16, 1082 MD, Amsterdam, Netherlands
(9)	36 Toronto Street, 920 Toronto, ON M5C 2C5, Canada
(10)	L-2A Hauz Khas Enclave, New Dehli, 110016, India
(11)	Paseo de la Castellana 8, 5° Dcha, 28046, Madrid, Spain
(12)	2 Tsar Osvoboditel Blvd., 1000 Sofia, Bulgaria
(13)	Block B, Bradford House, 12 Bradford Road, Bedfordview, South Africa
(14)	c/o Beierholn, Gribskovvej 2, 2100 København Ø, Denmark
(15)	Level 13, 74 Castlereagh Street, Sydney NSW, 2000 Australia
(16)	Box 3095, 35053, Vaxjo, Sweden
(17)	#302-1224 Hamilton Street, Vancouver BC V6B 2S8, Canada
(18)	Ahtri tn 6a, T allinna linn, Harju maakond, 10151, Estonia
(19)	9800 Cavendish Blvd, Suite 510, Montreal, Québec, H4M 2V9, Canada
(20)	80 Raffles Place, #28-03, UOB Plaza, Singapore, 48624, Singapore
(21)	3rd Floor, Sanno Park Tower, 11-1, Nagatacho 2-chome, Chiyoda-ku, Tokyo, Japan
(22)	2579-16 Morigane, Hitachiomiya-shi, Ibarakiken 319-3102, Japan
(23)	160 Greentree Drive Ste 101, Dover, Delaware, 19904, USA
(24)	19 Boulevard, Malesherbes, 75008, Paris, France
(25)	Jorge Juan 30, 28001, Madrid, Spain
(26)	Rua Fidêncio Ramos, 302, Conjunto 114, Torre B, Bairro Vila Olímpia, 04551-010, São Paulo, Brazil
(27)	TMF Corporater Service (Aust) Pty Ltd, Level 11, 50 Queen Street, Melbourne, Victoria 3000, Australia
(28)	Suite 3601-3605, 36F, Shanghai International Center, Tower 2, NO.8 Century Avenue, Pudong, Shanghai PRC, China.

*	As permitted by s479A of the Companies Act 2006, Worldpay has taken advantage of the audit exemption in relation to the individual accounts of these companies.

All significant subsidiary undertakings have 31 December as their financial year end and all the above companies have been included in Worldpay consolidation.

Worldpay also has a joint venture and an investment as disclosed in Note 6b.

Note 6b

Joint venture and associate

The joint venture and associate are accounted for using the equity method whereby the interest in the joint venture and associate is initially recorded at cost and adjusted thereafter for the post-acquisition change in Worldpay’s share of net assets less any impairment in the value of individual investments. Worldpay’s income statement includes Worldpay’s share of the profit or loss of the joint venture and associate.

Any excess of the cost of acquisition over Worldpay’s share of the net fair value of the identifiable assets, liabilities and contingent liabilities recognised at the date of acquisition is recognised as goodwill.

The goodwill is included within the carrying amount of the investment and is assessed for impairment as part of that investment.

Pazien Inc. (incorporated in the USA, registered office Corporation Trust Center, 1209 Orange St., in the City of Wilmington, County of New Castle, DE 18801. State of Delaware) is an innovative start-up creating products using transaction data to enable more intelligent routing, automated optimisation and reconciliation for Global eCom merchants. In 2016, Worldpay increased its share holding in Pazien Inc. to 58.0% (2015: 51.0%). As Worldpay only owns 50% of the voting rights Worldpay does not have control and so Pazien Inc. is accounted for as a joint venture using the equity method in Worldpay’s financial statements.

The table below sets out the aggregated amounts relating to the joint venture and associate:

	2016 £m	2015 £m
At 1 January	5.2	3.2
Additions	2.0	3.2
Share of loss	(1.5)	(1.2)
Reclassification to Investment	(2.7)	—
Foreign exchange gain	1.3	—

At 31 December	4.3	5.2

Total assets	1.9	7.6
Total liabilities	—	(0.3)

Net assets	1.9	7.3

Worldpay share of net asset	1.1	2.3

Joint venture and associate revenue	0.1	0.2
Loss for the year	(2.5)	(2.8)

Worldpay share of joint venture and associate loss for the year	(1.5)	(1.2)

Blue Star Sports Holdings, Inc., formerly known as Spay, Inc., is a referral company specialising in the sports sector and was accounted for as an associate until an independent third party invested in this company in 2016. As a result, Worldpay’s shareholding was reduced to 6.5% from 25.0% and its ability to appoint two Board members was replaced with the entitlement to nominate an observer to the Board. The investment in Blue Star Sports Holdings, Inc. was therefore reclassified to an investment. Subsequently a further cash injection was made of £0.6m to avoid further dilution. At 31 December 2016 the investment in Blue Star Sports Holdings, Inc. is £3.3m.

Section 7 — Other notes

This section includes disclosure on contingent liabilities and related parties.

Note 7a

Contingent liabilities

Contingent liabilities primarily comprise guarantees, letters of credit and other contingent liabilities, all of which arise in Worldpay’s ordinary course of business. They are disclosed when the associated outflow of economic benefits is considered possible. Worldpay’s maximum contractual exposure at 31 December 2016 was £62.6m (2015:£32.8m).

Note 7b

Related parties

Parties are considered to be related if one party has the ability to control the other party or exercise significant influence over the other party in making financial or operational decisions, or one other party controls both. The definition includes subsidiaries, associates, joint ventures, the Worldpay Directors and any other entities over which the Worldpay Directors have significant influence.

The related party transactions between the joint venture and associate all arose in the normal course of business and are conducted on an arm’s length basis. A list of Worldpay’s subsidiaries is in Note 6a and details of the joint venture and associate are in Note 6b.

There are no related party transactions with the Worldpay Directors outside of their employment by Worldpay.

Key management

Worldpay’s policy is for its subsidiary undertakings to bear the costs of their full time staff. Worldpay also recharges subsidiaries for management fees which include an allocation of certain staff and administrative support costs.

Key management comprises the Directors of Worldpay. The emoluments of the Worldpay Directors are met by Worldpay.

Note 7c

Subsequent events

On 9 August 2017, the boards of directors of Vantiv and Worldpay announced that they had reached agreement on terms of a recommended merger of Worldpay and Vantiv.

Annex I

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

For immediate release

9 August, 2017

RECOMMENDED MERGER

OF

WORLDPAY GROUP PLC (“WORLDPAY”)

WITH

VANTIV, INC. (“VANTIV”)

Summary

•	The boards of directors of Vantiv and Worldpay are pleased to announce that they have reached agreement on the terms of a recommended merger of Worldpay with Vantiv and Vantiv UK Limited (a subsidiary of Vantiv) (“Bidco”) in the form of a recommended offer for the entire issued and to be issued ordinary share capital of Worldpay by Vantiv and Bidco (the “Merger”). The Merger is to be effected by means of a court-sanctioned scheme of arrangement under Part 26 of the Companies Act (the “Scheme”). Under the terms of the Merger, Worldpay Shareholders will be entitled to receive:

for each Worldpay Share held	55 pence in cash

and

0.0672 of a New Vantiv Share

•	In addition to the consideration payable in connection with the Merger, Worldpay Shareholders will also be entitled to receive:

•	the interim dividend of 0.8 pence per Worldpay Share announced by Worldpay today, which will be paid to Worldpay Shareholders on the register of members of Worldpay at 6.00 p.m. on 29 September, 2017; and

•	a special dividend of 4.2 pence per Worldpay Share, which is conditional on completion of the Merger and will be paid to Worldpay Shareholders on the register of members of Worldpay at the Scheme Record Time, together the “Dividends”.

•	Based on Vantiv’s closing share price of US$65.06, the exchange rate of US$1.2967:£1, in each case at 5.00 p.m. BST on 8 August, 2017 (being the last practicable date prior to this Announcement):

•	the terms of the Merger (including the Dividends) value each Worldpay Share at 397 pence per share and Worldpay’s entire issued and to be issued ordinary share capital at approximately £8.0 billion;

•	the terms of the Merger (excluding the Dividends) represent a premium of:

•	approximately 22.7 per cent. to the Closing Price per Worldpay Share of 320 pence on 3 July, 2017 (being the last Business Day before the commencement of the Offer Period);

•	approximately 24.6 per cent. to the Closing Price per Worldpay Share of 315 pence on 30 June, 2017 (being the last Business Day prior to broad sector consolidation speculation);

•	approximately 33.9 per cent. to the six-month volume weighted average price of 293 pence per Worldpay Share on 3 July, 2017 (being the last Business Day before the commencement of the Offer Period); and

•	approximately 63.4 per cent. to the IPO price of 240 pence per Worldpay Share;

•	the terms of the Merger imply an enterprise value of Worldpay of approximately £9.3 billion (US$12.0 billion); and

•	the Combined Company will have a pro forma enterprise value of approximately £22.2 billion (US$28.8 billion).

•	Upon completion of the Merger (assuming the Fifth Third Transaction completes), Worldpay Shareholders will own approximately 43 per cent., and Vantiv Shareholders will own approximately 57 per cent., of the Combined Company (on a fully diluted basis).

•	Vantiv will seek a secondary standard listing on the Main Market of the London Stock Exchange in relation to the New Vantiv Shares following completion of the Merger. In addition, the New Vantiv Shares will be authorised for primary listing on the New York Stock Exchange subject to official notice of issuance.

•	The Merger will include a Mix and Match Facility, as described in further detail in Section 15 of this Announcement.

Summary Strategic and Financial Rationale

•	The payments landscape is evolving rapidly. Merchants and consumers are continuously looking for new and innovative solutions to enable commerce as payments move into the digital world. The Combined Company will be a leading global omni-commerce payments provider and its enhanced capabilities will position it to better and more quickly address those merchants’ evolving needs and to realise improved commercial outcomes for its clients by:

•	delivering a wider range of products and services to merchants on a global basis;

•	accelerating the rate of innovation by leveraging its industry-leading, efficient and highly scalable technology to accelerate the rate of product innovation;

•	deploying advanced analytics capabilities and value-added services combined with deep market knowledge and industry vertical expertise;

•	operating in more countries and in more currencies; and

•	offering acceptance across the broadest range of channels (in store, online, or over a mobile device).

•	The Combined Company will be well-positioned to offer more innovative and flexible technology and payment solutions to merchants in a large and fast growing market, creating a strategic omni-commerce partner for merchants of all sizes across industries.

Creating a leading global payment provider to power omni-commerce

•	Consumers continue to expect and demand more from merchants. The global consumer has become accustomed to transacting across the channels and in the geographies of their choosing in a way that is seamless, simple and secure.

•	Merchants therefore require a payments provider that is able to provide a comprehensive omni-commerce solution that can deliver a unified consumer experience on a global basis as well as the tools to help them manage and grow their businesses.

•	By combining our respective strengths in integrated payments, eCommerce and traditional merchant offerings, the Combined Company will be able to enable commerce through a unified and global product suite that is in-store, online, mobile, multi-currency, and spanning geographies.

Unique combination of scale and global presence

•	The Combined Company will become a leading international eCommerce payment provider, a leading U.S. payment provider and a leading U.K. and European payment provider, processing approximately US$1.5 trillion in payment volume and 40 billion transactions through more than 300 payment methods in 146 countries and 126 currencies, with a combined net revenue of over US$3.2 billion (on a pro forma basis, assuming the Merger had completed on 31 December, 2016).

•	This will allow the Combined Company to deliver local expertise on a global basis by transferring solutions across geographies to better serve clients in similar vertical markets. Importantly, the Combined Company will be a leading payment provider with expertise in and outside of the U.S., positioning it to serve the complex needs of businesses globally.

•	The Combined Company will benefit from enhanced economies of scale, leveraging its combined operations, technology infrastructure and data and analytics capabilities to deliver services that are cost efficient and provide superior value to clients.

Ability to capitalise on strategic and high-growth verticals

•	Completion of the Merger will bring together two complementary partners to create a market leader in payment technology, positioned to capitalise on strategic and high-growth verticals in the most attractive global markets.

•	The Merger will create a leading global eCommerce provider by adding Worldpay’s leading global eCommerce capabilities to Vantiv’s existing U.S. eCommerce capabilities.

•	The Merger will also enable the Combined Company to export Vantiv’s integrated payments technological know-how and capabilities to Worldpay’s global merchant base.

•	The Merger will enhance the ability of the Combined Company to strengthen and extend its capabilities into attractive and high growth vertical markets such as B2B, digital and healthcare payments, taking advantage of the secular growth driven by increasing card adoption. For example, the Combined Company will be able to faster deploy Vantiv’s B2B enterprise payment capabilities into their largely untapped and combined customer base.

•	The Merger will also provide the ability for the Combined Company to extend its capabilities into new and high-growth emerging markets.

Integrated technology platforms built for innovation and to manage complexity

•	The Combined Company will have complementary technology assets that will provide a strong, integrated foundation for innovation and growth, enabled by Vantiv’s agile and scalable U.S. platform and Worldpay’s flexible, next generation global platform.

•	The Merger will enhance the ability of the Combined Company to serve domestic and global markets, and the Combined Company is also expected to benefit from a reduction in capital expenditure by harmonising Vantiv’s and Worldpay’s U.S. technology platforms.

•	These U.S. and global technology platforms will be developed, secured and optimised by one of the industry’s largest pools of engineering and technology talent.

Powerful business model and financial profile

•	The Combined Company will benefit from an attractive business model and financial profile, the hallmarks of which are recurring revenue, scalability and significant operating margins.

•	On a pro forma basis, assuming the Merger had completed on 31 December, 2016, the Combined Company would have US$1.5 billion of adjusted EBITDA, an EBITDA margin of 48 per cent. and free cash flow generation of over US$1.0 billion with 78 per cent. free cash flow conversion. The Merger is expected to be modestly dilutive to Vantiv’s pro forma adjusted net income per share in 2018, and accretive to Vantiv’s pro forma adjusted net income per share in 2019 and thereafter.

•	When coupled with an industry-leading margin profile and operating scale efficiencies, the Combined Company will be able to realise margin expansion opportunities and generate high levels of free cash flow and create ample flexibility for it to deploy capital strategically and drive value for shareholders, including pursuing acquisition opportunities that will extend the Combined Company’s capabilities into new markets and segments.

•	It is expected that the Combined Company, with its strong credit profile and attractive cash flow, will seek to reduce leverage on a consistent basis over the medium term, including a target of de-levering to a 4.0x debt to EBITDA leverage ratio over the next 12-18 months.

Cost synergies will deliver significant value creation

•	Vantiv believes that the Merger will generate synergies that could not be achieved independently of the Merger and which will lead to substantial value creation for all shareholders.

•	Vantiv anticipates that the Merger will result in annual recurring pre-tax cost synergies of approximately US$200 million. The synergies are expected to be fully realised by the end of the third year following completion of the Merger.

•	The Combined Company is expected to incur one-off restructuring and integration costs of approximately US$330 million. The majority of these costs will be incurred by the end of the second year following completion of the Merger.

Capitalise on our respective strengths to drive revenue opportunities

•	Completion of the Merger will position the Combined Company to drive revenue opportunities to capitalise on prospects in high growth and attractive market segments, although these cannot be quantified for reporting under the Code at this time.

•	The Combined Company will pursue revenue opportunities in the following areas:

•	Adding Worldpay’s leading global eCommerce capabilities to Vantiv’s existing U.S. eCommerce capabilities. This will establish a leading global eCommerce platform with cross-selling opportunities.

•	Transferring Vantiv’s integrated payments technological know-how and capabilities to Worldpay’s global merchant base.

•	Strengthening and extending capabilities into new and attractive vertical markets through, for example, faster deployment of Vantiv’s B2B enterprise payment capabilities.

The Combined Company

•	Following completion of the Merger, Cincinnati, Ohio will become the Combined Company’s global and corporate headquarters and London, U.K. will become its international headquarters. The Combined Company will be named “Worldpay”.

•	In order to ensure a successful and smooth integration, the Combined Company will be led by Charles Drucker as Executive Chairman and Co-CEO. Reporting to Mr. Drucker will be Philip Jansen as Co-CEO and Stephanie Ferris as CFO. Additional members of the Combined Company’s executive team reporting to Mr. Drucker and Mr. Jansen will be announced at a later date.

•	The board of the Combined Company will consist of five Worldpay directors and eight Vantiv directors. Sir Michael Rake will be the lead director of the board of the Combined Company and Jeffrey Stiefler will continue to serve on the board of the Combined Company in a non-executive position.

Recommendations

•	The Vantiv Directors have approved the Merger and intend to recommend that Vantiv Shareholders vote in favour of the issuance of New Vantiv Shares in connection with the Merger.

•	The Worldpay Directors, who have been so advised by Goldman Sachs as to the financial terms of the Merger, consider the terms of the Merger to be fair and reasonable. In providing its advice to the Worldpay Directors, Goldman Sachs has taken into account the commercial assessments of the Worldpay Directors.

•	Barclays has also provided financial and corporate broking advice to the Worldpay Directors in relation to the Merger.

•	The Worldpay Directors intend to recommend unanimously that Worldpay Shareholders vote or procure votes in favour of the resolutions relating to the Scheme at the Meetings or in the event that the Merger is implemented by way of a Takeover Offer, Worldpay Shareholders accept or procure acceptance of the Takeover Offer, as the Worldpay Directors have each irrevocably undertaken to do in respect of their entire beneficial holdings of 21,056,283 Worldpay Shares, in aggregate, representing approximately 1.05 per cent. of the issued ordinary share capital of Worldpay.

General

•	It is intended that the Merger will be implemented by means of the Scheme, further details of which are contained in the full text of this Announcement and will be set out in the Scheme Document. However, Vantiv reserves the right, with the consent of the Panel and Worldpay (or, in certain circumstances, without the consent of Worldpay), in each case subject to the terms of the Co-operation Agreement, to implement the Merger by way of a Takeover Offer.

•	The Merger will be subject to the Conditions and certain further terms set out in Appendix I, including, among other things: (i) the approval of Worldpay Shareholders at the Court Meeting and the passing of the resolutions relating to the Scheme by Worldpay Shareholders at the General Meeting, (ii) the sanction of the Scheme by the Court, (iii) the Scheme becoming Effective no later than the Long Stop Date, (iv) the issuance of the New Vantiv Shares in connection with the Merger being duly approved by the affirmative vote of the majority of the votes cast at the Vantiv Shareholders’ Meeting, and (v) the receipt of certain required antitrust, regulatory and other approvals. In order to become Effective, the Scheme must be approved by a majority in number representing not less than 75 per cent. in value of the Worldpay Shareholders (or the relevant class or classes thereof, if applicable) in each case present, entitled to vote and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court or at any adjournment of such meeting.

•	Vantiv reserves the right to reduce the consideration payable in respect of each Worldpay Share under the terms of the Merger to the extent that the Dividends exceed 5 pence per Worldpay Share in aggregate. If any dividend or other distribution is announced, declared, made, payable or paid in respect of the Worldpay Shares on or after the date of this Announcement and prior to the Effective Date, other than the Dividends, Vantiv reserves the right to reduce the consideration payable in respect of each Worldpay Share by the amount of all or part of any such dividend or other distribution.

•	Further details of the Merger will be contained in the Scheme Document which is intended to be posted to Worldpay Shareholders along with notices of the Court Meeting and General Meeting and the Forms of Proxy as soon as practicable and at or around the same time as the mailing of the Vantiv Proxy Statement. Subject to certain restrictions relating to persons resident in Restricted Jurisdictions, the Scheme Document will also be made available on Vantiv’s website www.vantiv.com and Worldpay’s website www.worldpay.com.

•	The Scheme is expected to become Effective in early 2018, subject to the satisfaction or waiver of the Conditions set out in Appendix I.

•	No offer is being made by Vantiv and/or Bidco for any or all of the non-voting redeemable contingent value right shares with a par value of £1.8475 each in the capital of Worldpay.

•	Commenting on the Merger, Charles Drucker, President and Chief Executive Officer of Vantiv, said:

“This is a powerful combination that is strategically compelling for both companies. It joins two highly complementary businesses, and will allow us to achieve even more together than either organisation could accomplish on its own. Our business will have multiple opportunities to enhance its leading growth profile, driven by our global eCommerce capabilities, the strength of our people and their consistent focus on execution. Our combined company will have unparalleled scale, a comprehensive suite of solutions, and the worldwide reach to make us the payments industry global partner of choice.”

•	Commenting on the Merger, Philip Jansen, Chief Executive Officer of Worldpay, said:

“This is a merger of two world class payment companies, which will create a global omni-commerce leader, with substantial opportunities to capitalise on the rapid evolution of payments. The growth of eCommerce and the way consumers expect to transact is increasing complexity for businesses around the world. Our unique combination of scale, innovation, technology and global presence will mean that we can offer more payment solutions to businesses, whether large or small, global or local, enabling them to meet consumers’ increasing demands and helping them prosper.”

This summary should be read in conjunction with, and is subject to, the full text of this Announcement (including its appendices).

The Merger will be subject to the Conditions set out in Appendix I, and to the full terms and conditions which will be set out in the Scheme Document. Appendix II contains the bases and sources of certain information used in this Announcement. Appendix III contains details of the irrevocable undertakings received in relation to the Merger that are referred to in this Announcement. Appendix IV contains details and bases of belief of the anticipated quantified financial benefits of the Merger and of the related reports from Vantiv’s reporting accountants, Deloitte, and its financial advisers, Morgan Stanley and Credit Suisse. Appendix V contains the Vantiv Profit Forecast, and the assumptions, basis of preparation and the Vantiv Directors’ confirmation relating thereto. Appendix VI contains definitions of certain terms used in this Announcement.

For the purposes of Rule 28 of the Code, the Quantified Financial Benefits Statement contained in this Announcement is the responsibility of Vantiv and the Vantiv Directors. Each of Deloitte, Morgan Stanley and Credit Suisse has given and not withdrawn its consent to the publication of its respective report in this Announcement in the form and context in which it is included.

Investor Calls

Joint investor conference calls regarding the Merger and Vantiv’s and Worldpay’s respective earnings results will take place on 9 August, 2017, at the following times:

•	Conference Call 1 - 9:00 a.m. BST / 4:00 a.m. EDT

United Kingdom (Local): 020 3059 8125

United States (Local): +1 724 928 9460

United States (Toll Free): +1 855 442 0877

All other locations: + 44 20 3059 8125

Reference Conference Code: U.K. Analyst Call

•	Conference Call 2 - 1:00 p.m. BST / 8:00 a.m. EDT

United Kingdom (Local): 020 3059 8125

United States (Local): +1 724 928 9460

United States (Toll Free): +1 855 442 0877

Reference Conference Code: U.S. Analyst Call

Live webcasts of the conference calls, including presentation, can be found in the investor relations sections of Vantiv’s and Worldpay’s respective websites.

Enquiries

Vantiv
Nathan Rozof, Investor Relations	+1 513 900 4811
Andrew Ciafardini, Corporate Communications	+1 513 900 5308
Morgan Stanley (Financial adviser to Vantiv)
Seth Bergstein	+1 212 761 4000
Brad Whitman	+44 (0) 207 425 8000
Colm Donlon
Matthew Jarman
Credit Suisse (Financial adviser to Vantiv)
Brian Gudofsky	+1 212 325 2000
Steven Geller	+44 (0) 207 888 8888
Joe Hannon
Kyle Fry
Smithfield (PR adviser to Vantiv)
John Kiely	+44 (0) 203 047 2538
Vikki Kosmalska	+44 (0) 203 047 2539
Worldpay
Charles King, Investor Relations Director	+44 (0) 203 664 6171
Claire Hardy, Head of External Communications	+44 (0) 203 664 4902
Goldman Sachs (Financial adviser to Worldpay)
Anthony Gutman	+44 (0) 207 774 1000
Stephen Considine
Owain Evans
Charlie Lytle (corporate broking)

Barclays (Financial adviser to Worldpay)
Richard Taylor	+44 (0) 207 623 2323
Matthew Smith
Alisdair Gayne (corporate broking)
Robert Mayhew (corporate broking)
Finsbury (PR adviser to Worldpay)
James Murgatroyd	+44 (0) 207 251 3801
Andrew Hughes

Important notices relating to financial advisors

Morgan Stanley, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting exclusively as financial adviser to Vantiv and Bidco and no one else in connection with the Merger. In connection with such matters, Morgan Stanley, its affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Vantiv and Bidco for providing the protections afforded to clients of Morgan Stanley nor for providing advice in connection with the Merger, the contents of this Announcement or any matter referred to herein.

Credit Suisse, which is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom, is acting as financial adviser exclusively for Vantiv and Bidco and no one else in connection with the matters set out in this Announcement and will not be responsible to any person other than Vantiv and Bidco for providing the protections afforded to clients of Credit Suisse, nor for providing advice in relation to the content of this Announcement or any matter referred to herein. Neither Credit Suisse nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Credit Suisse in connection with this Announcement, any statement contained herein or otherwise.

Goldman Sachs, which is authorised by the Prudential Regulation Authority and regulated by the FCA and the Prudential Regulation Authority in the U.K. is acting exclusively for Worldpay and no one else in connection with the Merger or any other matter referred to in this Announcement and will not be responsible to anyone other than Worldpay for providing the protections afforded to clients of Goldman Sachs, or for providing advice in relation to the Merger or any other matters referred to in this Announcement.

Barclays, which is authorised by the Prudential Regulation Authority and regulated in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively for Worldpay and no one else in connection with the Merger or any other matter referred to in this Announcement and will not be responsible to anyone other than Worldpay for providing the protections afforded to clients of Barclays nor for providing advice in relation to the Merger or any other matter referred to in this Announcement.

Further Information

This Announcement is for information purposes only and is not intended to and does not constitute, or form any part of, an offer to sell or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Merger or otherwise. The Merger will be made solely by the Scheme Document (or in the event that the Merger is to be implemented by means of a Takeover Offer, the offer document), which will contain the full terms and conditions of the Merger, including details of how to vote in respect of the Scheme. Any voting decision or response in relation to the Merger should be made solely on the basis of the Scheme Document.

This Announcement does not constitute a prospectus or a prospectus equivalent document.

This Announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

Overseas Shareholders

The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom (including Restricted Jurisdictions) should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom or who are subject to the laws of another jurisdiction to vote their Worldpay Shares in respect of the Scheme at the Court Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located or to which they are subject. Any failure to comply with applicable legal or regulatory requirements of any jurisdiction may constitute a violation of securities laws in that jurisdiction. This Announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

Copies of this Announcement and any formal documentation relating to the Merger are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of acceptance of the Merger.

If the Merger is implemented by way of a Takeover Offer (unless otherwise permitted by applicable law and regulation), the Takeover Offer may not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Merger will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

Further details in relation to Worldpay Shareholders in overseas jurisdictions will be contained in the Scheme Document.

Notice to U.S. investors in Worldpay

The Merger relates to the shares of an English company and is being made by means of a scheme of arrangement provided for under Part 26 of the Companies Act. The Merger, implemented by way of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the U.S. Exchange Act, as amended. Accordingly, the Merger is subject to the disclosure requirements and practices applicable to a scheme of arrangement involving a target company in England listed on the London Stock Exchange, which differ from the disclosure requirements of U.S. tender offer and proxy solicitation rules. If, in the future, Vantiv exercises its right to implement the Merger by way of a Takeover Offer and determines to extend the Takeover Offer into the U.S., the Merger will be made in compliance with applicable U.S. laws and regulations.

The New Vantiv Shares to be issued pursuant to the Merger have not been registered under the U.S. Securities Act, and may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration requirements of the U.S. Securities Act. The New Vantiv Shares to be issued pursuant to the Merger will be issued pursuant to the exemption from registration provided by Section 3(a)(10) under the U.S. Securities Act. If, in the future, Vantiv exercises its right to implement the Merger by way of a Takeover Offer or otherwise in a manner that is not exempt from the registration requirements of the U.S. Securities Act, it will file a registration statement with the SEC that will contain a prospectus with respect to the issuance of New Vantiv Shares. In this event, Worldpay Shareholders are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information, and such documents will be available free of charge at the SEC’s website at www.sec.gov or by directing a request to Vantiv’s contact for enquiries identified above.

Neither the SEC nor any U.S. state securities commission has approved or disapproved of the New Vantiv Shares to be issued in connection with the Merger, or determined if this Announcement is accurate or complete. Any representation to the contrary is a criminal offence in the U.S.

Worldpay is incorporated under the laws of England and Wales. In addition, some of its officers and directors reside outside the U.S., and some or all of its assets are or may be located in jurisdictions outside the U.S. Therefore, investors may have difficulty effecting service of process within the U.S. upon those persons or recovering against Worldpay or its officers or directors on judgments of U.S. courts, including judgments based upon the civil liability provisions of the U.S. federal securities laws. It may not be possible to sue Worldpay or its officers or directors in a non-US court for violations of the U.S. securities laws.

Forward Looking Statements

This Announcement contains certain forward-looking statements with respect to Vantiv, Bidco and Worldpay. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “aim”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. Forward-looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, economic performance, financial conditions, dividend policy, losses and future prospects, (ii) business and management strategies and the expansion and growth of the operations of the Vantiv Group or the Worldpay Group, and (iii) the effects of government regulation on the business of the Vantiv Group or the Worldpay Group. There are many factors which could cause actual results to differ materially from those expressed or implied in forward looking statements. Among such factors are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals.

These forward-looking statements are based on numerous assumptions regarding the present and future business strategies of such persons and the environment in which each will operate in the future. By their nature, these forward-looking statements involve known and unknown risks, uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this Announcement may cause the actual results, performance or achievements of any such person, or industry results and developments, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. No assurance can be given that such expectations will prove to have been correct and persons reading this Announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this Announcement. All subsequent oral or written forward-looking statements attributable to Vantiv, Bidco or Worldpay or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. None of Vantiv, Bidco or Worldpay undertakes any obligation to update publicly or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required.

No profit forecasts or estimates

The Vantiv Profit Forecast is a profit forecast for the purposes of Rule 28 of the Code. The Vantiv Profit Forecast, the assumptions and basis of preparation on which the Vantiv Profit Forecast is based and the Vantiv Directors’ confirmation, as required by Rule 28.1 of the Code, are set out in Appendix V.

Other than in respect of the Vantiv Profit Forecast, no statement in this Announcement is intended as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per ordinary share, for Vantiv or Worldpay, respectively for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per ordinary share for Vantiv or Worldpay, respectively.

Quantified Financial Benefits Statement

Statements of estimated cost savings and synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the cost savings and synergies referred to in the Quantified Financial Benefits Statement may not be achieved, may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. No statement in the Quantified Financial Benefits Statement, or this Announcement generally, should be construed as a profit forecast (other than the Vantiv Profit Forecast) or interpreted to mean that the Combined Company’s earnings in the first full year following the Effective Date of the Scheme, or in any subsequent period, would necessarily match or be greater than or be less than those of Worldpay and/or Vantiv for the relevant preceding financial period or any other period. For the purposes of Rule 28 of the Code, the Quantified Financial Benefits Statement contained in this Announcement is the responsibility of Vantiv and the Vantiv Directors.

Publication on website

A copy of this Announcement and the documents required to be published pursuant to Rule 26.1 and Rule 26.2 of the Code will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions), on Worldpay’s website at www.worldpay.com and on Vantiv’s website at www.vantiv.com by no later than 12 noon London time on 10 August, 2017.

Neither the contents of these websites nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this Announcement.

Requesting hard copy documents

In accordance with Rule 30.3 of the Code, a person so entitled may request a copy of this Announcement (and any information incorporated into it by reference to another source) in hard copy form free of charge. A person may also request that all future documents, announcements and information sent to that person in relation to the Merger should be in hard copy form. For persons who have received a copy of this Announcement in electronic form or via a website notification, a hard copy of this Announcement will not be sent unless so requested from either Worldpay by contacting Worldpay on +44 20 3664 5777 or Vantiv by contacting Danielle Pointing at Morgan Stanley on +44 20 7425 9523, as appropriate.

Information relating to Worldpay Shareholders

Please be aware that addresses, electronic addresses and certain other information provided by Worldpay Shareholders, persons with information rights and other relevant persons for the receipt of communications from Worldpay may be provided to Vantiv during the Offer Period as required under Section 4 of Appendix 4 of the Code to comply with Rule 2.11(c) of the Code.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Disclosure Requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in one per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the Offer Period and, if later, following the announcement in which any securities exchange offeror is first identified.

An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day (as defined in the Code) following the commencement of the Offer Period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day (as defined in the Code) following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in one per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the Business Day (as defined in the Code) following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the Offer Period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.

In accordance with the Code, normal United Kingdom market practice and Rule 14e-5(b) of the U.S. Exchange Act, Barclays and its affiliates will continue to act as exempt principal trader in Worldpay securities on the London Stock Exchange. These purchases and activities by exempt principal traders which are required to be made public in the United Kingdom pursuant to the Code will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom.

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

For immediate release

9 August, 2017

RECOMMENDED MERGER

OF

WORLDPAY GROUP PLC (“WORLDPAY”)

WITH

VANTIV, INC. (“VANTIV”)

1. Introduction

The boards of directors of Vantiv and Worldpay are pleased to announce that they have reached agreement on the terms of a recommended merger of Worldpay with Vantiv and Vantiv UK Limited (a subsidiary of Vantiv) (“Bidco”) in the form of a recommended offer for the entire issued and to be issued ordinary share capital of Worldpay by Vantiv and Bidco (the “Merger”). The Merger is to be effected by means of a court-sanctioned scheme of arrangement under Part 26 of the Companies Act (the “Scheme”).

2. The Merger

Under the terms of the Merger, which will be subject to satisfaction (or waiver) of the Conditions and certain further terms set out in Appendix I and to the full terms and conditions which will be set out in the Scheme Document, Worldpay Shareholders will be entitled to receive:

for each Worldpay Share held	55 pence in cash

and

0.0672 of a New Vantiv Share

In addition, Worldpay Shareholders will also be entitled to receive:

•	the interim dividend of 0.8 pence per Worldpay Share announced by Worldpay today, which will be paid to Worldpay Shareholders on the register of members of Worldpay at 6.00 p.m. on 29 September, 2017; and

•	a special dividend of 4.2 pence per Worldpay Share, which is conditional on completion of the Merger and will be paid to Worldpay Shareholders on the register of members of Worldpay at the Scheme Record Time, together (the “Dividends”).

Vantiv reserves the right to reduce the consideration payable in respect of each Worldpay Share under the terms of the Merger to the extent that the Dividends exceed 5 pence per Worldpay Share in aggregate. If any dividend or other distribution is announced, declared, made, payable or paid in respect of the Worldpay Shares on or after the date of this Announcement and prior to the Effective Date, other than the Dividends, Vantiv reserves the right to reduce the consideration payable in respect of each Worldpay Share by the amount of all or part of any such dividend or other distribution.

Based on Vantiv’s closing share price of US$65.06, the exchange rate of US$1.2967:£1, in each case at 5.00 p.m. BST on 8 August, 2017 (being the last practicable date prior to this Announcement and a fully diluted share capital of 199.7 million Vantiv Shares):

•	the terms of the Merger (including the Dividends) value each Worldpay Share at 397 pence per share and Worldpay’s entire issued and to be issued ordinary share capital at approximately £8.0 billion;

•	the terms of the Merger (excluding the Dividends) represent a premium of:

•	approximately 22.7 per cent. to the Closing Price per Worldpay Share of 320 pence on 3 July, 2017 (being the last Business Day before the commencement of the Offer Period);

•	approximately 24.6 per cent. to the Closing Price per Worldpay Share of 315 pence on 30 June, 2017 (being the last Business Day prior to broad sector consolidation speculation);

•	approximately 33.9 per cent. to the six-month volume weighted average price of 293 pence per Worldpay Share on 3 July, 2017 (being the last Business Day before the commencement of the Offer Period); and

•	approximately 63.4 per cent. to the IPO price of 240 pence per Worldpay Share;

•	the terms of the Merger imply an enterprise value of Worldpay of approximately £9.3 billion (US$12.0 billion); and

•	the Combined Company will have a pro forma enterprise value of approximately £22.2 billion (US$28.8 billion).

Upon completion of the Merger (assuming the Fifth Third Transaction completes), Worldpay Shareholders will own approximately 43 per cent., and Vantiv Shareholders will own approximately 57 per cent., of the Combined Company on a fully diluted basis.

The Merger will be subject to the Conditions and certain further terms set out in Appendix I, including, among other things: (i) the approval of Worldpay Shareholders at the Court Meeting and the passing of the resolutions relating to the Scheme by Worldpay Shareholders at the General Meeting, (ii) the sanction of the Scheme by the Court, (iii) the Scheme becoming Effective no later than the Long Stop Date, (iv) the issuance of the New Vantiv Shares in connection with the Merger being duly approved by the affirmative vote of the majority of the votes cast at the Vantiv Shareholders’ Meeting, and (v) the receipt of certain required antitrust, regulatory and other approvals.

The Worldpay Shares will be acquired by Vantiv and/or Bidco with full title guarantee, fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights existing at the date of this Announcement or thereafter attaching thereto, including (without limitation) the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the date of this Announcement in respect of the Worldpay Shares, other than the Dividends. It is expected that Vantiv will acquire approximately 87 per cent., and Bidco will acquire approximately 13 per cent., of the Worldpay Shares.

The New Vantiv Shares will be issued credited as fully paid and will rank pari passu in all respects with the existing Vantiv Shares, save that they will not participate in any dividend payable by Vantiv with reference to a record date prior to the Effective Date.

The Merger will include a Mix and Match Facility, which will allow Worldpay Shareholders to elect, subject to offsetting elections, to vary the proportions in which they receive New Vantiv Shares and cash in respect of their holdings in Worldpay Shares. However, the total number of New Vantiv Shares to be issued and the maximum aggregate amount of cash to be paid under the Merger will not be varied as a result of elections under the Mix and Match Facility. Please refer to Section 15 of this Announcement for further details.

No offer is being made by Vantiv and/or Bidco for any or all of the Worldpay CVRs.

3. Background to and reasons for the Merger

The boards of Vantiv and Worldpay believe the Merger represents a compelling opportunity for both businesses to accelerate their successful and complementary growth strategies significantly, and in turn create substantial value for shareholders and stakeholders.

The payments landscape is evolving rapidly. Merchants and consumers are continuously looking for new and innovative solutions to enable commerce as payments move into the digital world. The ubiquity of the internet has increasingly driven commerce to be conducted online, with the decreasing costs of technology creating the opportunity for merchants to deploy eCommerce and mobile commerce solutions. In addition, commerce is continuing to evolve into a global activity as merchants utilise these online methods to connect with consumers in geographic markets outside their own.

Creating a leading global payment provider to power omni-commerce

The boards of Vantiv and Worldpay recognise the attractive opportunity which exists for the Merger to bring together global scale, integrated technology, and diverse distribution to create a market leader in payment technology to power omni-commerce:

•	The Combined Company creates one of the world’s largest and most capable payments business with global reach and unparalleled ability to help businesses prosper in the fast changing and complex digital economy.

•	The combination of Worldpay and Vantiv into the Combined Company creates a strategic partner for merchants of all sizes across industries and geographies and will offer acceptance across a broad range of channels.

•	By combining respective strengths in eCommerce, integrated payments, and traditional merchant offerings, the Combined Company will be able to create more revenue opportunities by enabling commerce through a unified and global product suite – that is, in-store, online, mobile, multi-currency, and spanning geographies.

Addressing merchant and consumer needs in an evolving payments landscape

Technology and the internet continue to transform global commerce:

•	Consumers now expect to transact in all channels seamlessly, securely and simply. Meeting these expectations presents merchants with significant challenges.

•	The rapid growth of eCommerce and its progressively international nature is increasing complexity for merchants everywhere. From complying with local and international regulations, to minimising costs inherent in cross-border trade, to integrating businesses that operate both offline in brick-and-mortar and online in eCommerce, merchants require solutions that help them manage complexity.

•	The constant evolution of technology via new form factors and device types, coupled with increasing interconnectedness and continuous new threats to security, requires that merchants adopt nimble, secure and future-proof payment solutions.

These rapidly changing consumer expectations and technology developments are difficult for merchants to address with existing payment solutions and are difficult for traditional payment processors to support.

As such, merchants require a payments provider that is able to provide a comprehensive omni-commerce solution that can deliver a unified consumer experience and can simultaneously provide them with the tools to help them analyse, manage, and grow their businesses.

The Combined Company will be able to partner more effectively with merchants to provide global, end-to-end payment solutions that increase efficiency, reduce risk and eliminate complexity across geographies, payments channels and market verticals.

Unique combination of scale and global presence

The Merger will create a leading global integrated payment technology provider and will enable the Combined Company to take advantage of strategic and innovative opportunities to provide differentiated and diversified solutions to address clients’ needs:

•	The Combined Company will become a leading international eCommerce payment provider, a leading U.S. payment provider and a leading U.K. and European payment provider, processing approximately US$1.5 trillion in payment volume and 40 billion transactions through more than 300 payment methods in 146 countries and 126 currencies with combined net revenue of over US$3.2 billion (on a pro forma basis, assuming the Merger had completed on 31 December, 2016).

•	This will allow the Combined Company to deliver local expertise on a global basis by transferring solutions across geographies to better serve clients in similar vertical markets. Critically, the Combined Company will be a scale player with leading market shares in both the U.S. and outside of the U.S., which will enable it to holistically serve the complex needs of businesses globally. The Combined Company will also be able to bring economies of scale to benefit clients with shared geographies, end-markets or technology needs.

•	The Combined Company itself will benefit from enhanced economies of scale as well, leveraging its combined operations, technology infrastructure and data and analytics capabilities to deliver services that are cost efficient and provide enhanced value to clients.

Ability to capitalise on strategic and high-growth verticals

Completion of the Merger will bring together two complementary partners to create a market leader in payment technology positioned to capitalise on strategic and high-growth verticals in the most attractive global markets. The Combined Company will be able to:

•	Create a leading global eCommerce provider by adding Worldpay’s leading global eCommerce capabilities to Vantiv’s existing U.S. eCommerce capabilities.

•	Enable the Combined Company to export Vantiv’s integrated payments technological know-how and capabilities to Worldpay’s global merchant base. This will allow the Combined Company to penetrate Worldpay’s deep SMB customer base in the U.K., and expand further internationally. In addition, the Combined Company will continue to leverage Vantiv’s existing integrated payments capability in the U.S. and increase its SMB customer base in the U.S.

•	Enhance the ability of the Combined Company to strengthen and extend its capabilities into attractive and high growth vertical markets such as B2B, digital and healthcare payments, taking advantage of the secular growth driven by increasing card adoption. For example, the Combined Company will be able to faster deploy Vantiv’s B2B enterprise payment capabilities into their largely untapped and combined customer base.

•	The Merger also provides the ability for the Combined Company to extend its capabilities into new and high-growth emerging markets.

Advanced technology built to drive innovation at scale

The Combined Company will offer integrated technology platforms, enabling Vantiv’s agile and scalable U.S. platform and Worldpay’s flexible, next-generation global platform to serve domestic and global markets with fast-to-market innovations and lowest cost processing.

The Combined Company will have the ability to:

•	Offer comprehensive and differentiated payment solutions with significant strategic and operational benefits. These platforms are configurable for almost any geography, currency, region or combination, and are built to seamlessly accommodate alternative payments and support a fully omni-commerce transaction environment.

•	Leverage the Combined Company’s deep knowledge in technology and commerce to offer solutions that reduce complexity for both high growth segment merchants and traditional merchants, regardless of size or channel.

•	Enhance the ability of the Combined Company to innovate with fast-to-market developments and proven record of M&A integration to develop industry-leading solutions to meet emerging new client needs as the payment landscape continues to evolve.

•	Access the widest set of distribution channels, ranging from large merchants and financial institutions to small and medium business and eCommerce merchants of all sizes. The Merger will solidify the Combined Company’s presence in high-growth channels (including integrated payments, eCommerce and merchant bank), with 37 per cent. of the Combined Company focused on these fast growing and highly profitable market segments. This will enable the Combined Company to reach clients with highly complementary strategies in a manner that is cost-effective and efficient regardless of size, type or industry vertical.

•	Benefit from a reduction in capital expenditure by harmonising Vantiv’s and Worldpay’s U.S. technology platforms.

The U.S. and global technology platforms will be developed, secured and optimised by one of the industry’s largest pools of engineering and technology talent. Whether a local, small merchant requires an integrated payment solution to help manage their business, or a multi-national enterprise would like to connect and transact with consumers online or cross-border, the Combined Company’s comprehensive suite of solutions will enable them to do so seamlessly.

Powerful business model and financial profile

The Combined Company will benefit from an attractive business model and financial profile, the hallmarks of which are recurring revenue, scalability and significant operating margins. The Combined Company will:

•	Have a strong, diverse and loyal customer base with limited client concentration. This will allow the Combined Company to continue to benefit from a highly visible and recurring revenue model.

•	On a pro forma basis assuming the Merger had completed on 31 December, 2016, the Combined Company would have US$1.5 billion of adjusted EBITDA, an EBITDA margin of 48 per cent. and free cash flow generation of over US$1.0 billion with 78 per cent. free cash flow conversion. The Merger is expected to be modestly dilutive to the Combined Company’s pro forma adjusted net income per share in 2018, and accretive to the Combined Company’s pro forma adjusted net income per share in 2019 and thereafter.

•	When coupled with an industry-leading margin profile and operating scale efficiencies, the Combined Company will be able to realise margin expansion opportunities through scalable technology and significant operating leverage and deliver continued earnings growth. In addition, this will allow the Combined Company to generate high levels of free cash flow and create ample flexibility for the Combined Company to strategically deploy capital and drive value for shareholders, including pursuing acquisition opportunities that will extend the Combined Company’s capabilities into new markets and segments.

•	On a pro forma basis assuming the Merger had completed as at 30 June, 2017 and taking into account the financing arrangements entered into by Vantiv LLC in connection with the Merger and the Fifth Third Transaction and the expected approximately US$200 million annual recurring pre-tax cost synergies as set out in Section 4 of this Announcement, the Combined Company’s gross and net leverage, calculated as debt/EBITDA, would be 4.9x and 4.6x respectively. It is expected that the Combined Company, with its strong credit profile and attractive cash flow, will look to reduce leverage on a consistent basis over the medium term, including a target of de-levering to a 4.0x debt to EBITDA leverage ratio over the next 12-18 months.

Delivering significant value creation through cost synergies

•	Given the complementary nature of operations, the Vantiv Directors, having reviewed and analysed the potential benefits of the Merger, based on their experience of operating in the sector and taking into account the factors Vantiv can influence, believe that the Combined Company, comprising both Vantiv and Worldpay in their entirety, will be able to achieve annual recurring pre-tax cost synergies of approximately US$200 million by the end of the third year following completion of the Merger.

•	The majority of these cost synergies will be generated by harmonising the Combined Company’s U.S. platforms and streamlining corporate costs.

•	The Combined Company is expected to incur one-off restructuring and integration costs of approximately US$330 million. The majority of these costs will be incurred by the end of the second year following completion of the Merger.

•	Further details on the expected cost synergies are set out in Section 4 of this Announcement.

Potential through revenue opportunities and ability to innovate

The Vantiv Directors also believe that the Merger will position the Combined Company to drive revenue opportunities to capitalise on prospects in high growth and attractive market segments, although these cannot be quantified for reporting under the Code at this time.

The Combined Company’ will pursue revenue opportunities in the following areas:

•	Adding Worldpay’s leading global eCommerce capabilities to Vantiv’s existing U.S. eCommerce capabilities. This will establish a leading global eCommerce platform with cross-selling opportunities.

•	Transferring Vantiv’s integrated payments technological know-how and capabilities to Worldpay’s global merchant base.

•	Strengthening and extending capabilities into new and attractive vertical markets through, for example, faster deployment of Vantiv’s B2B enterprise payment capabilities.

4. Financial benefits of the Merger

Vantiv believes that the Merger will generate synergies that could not be achieved independently of the Merger and will lead to substantial value creation for all shareholders.

Vantiv anticipates that the Merger will result in annual recurring pre-tax cost synergies of approximately US$200 million. The synergies are expected to be fully realised by the end of the third year following completion of the Merger.

The expected sources of the identified cost synergies are as follows:

•	approximately 63 per cent. from savings in operations, technology, selling, general & administrative expenditure in the U.S. through consolidation of the Combined Company’s U.S. businesses;

•	approximately 22 per cent. from savings in general & administrative expenditure through consolidation of the Combined Company’s corporate functions; and

•	approximately 15 per cent. from savings in technology, operations, selling, general & administrative expenditure through consolidation of the Combined Company’s eCommerce businesses and operations and technology functions.

The Combined Company is expected to incur one-off restructuring and integration costs of approximately US$330 million. The majority of these costs will be incurred by the end of the second year following completion of the Merger. Aside from the integration costs, no material dis-synergies are expected in connection with the Merger. The expected synergies will accrue as a direct result of the Merger and would not be achieved on a standalone basis.

The paragraphs above relating to expected cost synergies constitute the “Quantified Financial Benefits Statement” for purposes of Rule 28 of the Code.

Given the strong strategic, cultural and operational fit of the two companies, Vantiv believes that the quantified cost synergies are readily achievable.

Vantiv expects to achieve the quantified cost synergies while maintaining appropriate investment levels in sales and technology to meet the Combined Company’s growth targets and other objectives.

In addition to the quantified cost synergies set out in this Section 4, Vantiv believes that there will be revenue opportunities that the Combined Company could pursue which have not been quantified at this time as set out in Section 3 of this Announcement.

There are various alternative means by which Vantiv could achieve the aforementioned quantified synergies and no decisions have yet been taken as to how Vantiv will implement any synergy plans. Initial synergy planning has begun in relation to the Merger, but more detailed analysis will need to be undertaken. Any such synergy plans are subject to engagement with all appropriate stakeholders in due course.

Appendix IV sets out further detail on the Quantified Financial Benefits Statement, including the bases of belief and principal assumptions, and the reports under the Code by Deloitte, Vantiv’s reporting accountant, and by Morgan Stanley and Credit Suisse, Vantiv’s financial advisers. References in this Announcement to the Quantified Financial Benefits Statement should be read in conjunction with Appendix IV.

5. Recommendation

The Worldpay Directors, who have been so advised by Goldman Sachs as to the financial terms of the Merger, consider the terms of the Merger to be fair and reasonable. In providing its advice to the Worldpay Directors, Goldman Sachs has taken into account the commercial assessments of the Worldpay Directors. Barclays has also provided financial and corporate broking advice to the Worldpay Directors in relation to the Merger.

Accordingly, the Worldpay Directors intend unanimously to recommend that Worldpay Shareholders vote in favour of the resolutions relating to the Scheme at the Meetings (or in the event that the Merger is implemented by way of a Takeover Offer, to accept or procure acceptance of such Takeover Offer), as they have each irrevocably committed to do in respect of their entire holdings of 21,056,283 Worldpay Shares, representing approximately 1.05 per cent. of Worldpay’s issued ordinary share capital.

6. Background to and reasons for the recommendation

Worldpay has transformed itself since its separation from RBS in 2010, establishing a clear strategic direction as an innovative payments technology company, and investing over £1 billion for long-term growth. Worldpay today is a leading global payments provider.

Worldpay has created significant value for shareholders since listing on the London Stock Exchange on 13 October, 2015, delivering a total shareholder return of approximately 67 per cent. (based on the value of the Merger) vs. a shareholder return of approximately 24 per cent. for the FTSE 100 in the period to 3 July, 2017.

Worldpay Board’s Assessment of the Evolving and Consolidating Global Payment Industry

The global payments landscape continues to evolve and in recent years, there has been a significant level of consolidation activity in the payments sector. Consolidation has been driven by the need to meet the requirements of customers through providing a breadth of products, product development and innovation and the benefits of scale.

Since the IPO, the board of directors of Worldpay has regularly reviewed the payments landscape to identify potential opportunities. This assessment has included analysis of both acquisition opportunities and mergers with companies of a similar size to Worldpay. As part of this assessment, there has been a focus on identifying potential transactions that would strengthen and develop Worldpay’s U.S. business.

The board of directors of Worldpay, together with its financial adviser Goldman Sachs, has conducted a detailed review of potential opportunities. The Worldpay board of directors’ work identified a number of possible merger partners which were evaluated against a number of factors including strategic rationale, value creation, synergy potential, cultural fit, anti-trust and regulatory considerations as well as transaction structure. The possible merger partners are listed outside the U.K. and so in each case the relevant transaction structure would be likely to involve Worldpay Shareholders receiving consideration in shares listed outside the U.K. Following the Worldpay board of directors’ review, preliminary discussions were held with a number of potential merger partners and dialogue between advisers was established. In some cases, more detailed discussions were held but to date no more compelling proposal than that from Vantiv has been received. As a result of this review and discussions held, the board of directors of Worldpay has a good degree of visibility on the range of potential opportunities available to Worldpay.

In addition, Worldpay has participated in a number of sale processes over the last two years which have been conducted as competitive auctions. As a result of the relative scarcity of high quality assets, valuation multiples paid by the successful bidders have been on an increasing trend. In each of these processes, the board of directors of Worldpay has always placed shareholder value creation as a priority in determining the price it has been willing to pay for available assets.

Discussions with Worldpay and Vantiv

Discussions between Worldpay and Vantiv have been held at various times starting from before the IPO in October 2015. Worldpay and Vantiv have recognised for some time the strong strategic rationale, financial benefits and cultural fit that exists between the two companies.

Detailed discussions between Worldpay and Vantiv were held in January and February 2016 with the two companies engaging in mutual due diligence, although agreement on the terms of a transaction could not be reached at that time.

However, both Worldpay and Vantiv continued to believe in the strategic rationale for merging and consequently the two management teams remained in contact.

Subsequently in June 2017, Vantiv made a proposal to Worldpay for a merger of the two companies. There followed a period of negotiation during which Vantiv improved the terms of its proposal. During this period, rumours appeared in the media which triggered the requirement for the announcement on 4 July, 2017.

As a result of this speculation, both Worldpay and Vantiv recognised the need to provide the market with an overview of the nature and key terms of the transaction under discussion. Therefore, following further negotiation during 4 July, 2017, an announcement was released on 5 July, 2017 setting out the key commercial terms which had been agreed in principle.

Since 5 July, 2017, Worldpay and Vantiv have carried out mutual due diligence. Detailed work has been conducted on the combined business case including identifying cost synergies and potential revenue opportunities as well as the detailed terms of the possible transaction, including the secondary listing on the London Stock Exchange.

Strategic and Financial Benefits of the Merger with Vantiv

The board of directors of Worldpay believes that the Merger has a compelling strategic logic through:

•	the creation of a truly global payments provider;

•	significantly increased scale to continue to invest in innovation and a larger platform to further participate in M&A; and

•	annual recurring pre-tax cost synergies of approximately US$200 million, expected to be fully realised by the end of the third year following completion of the Merger.

In particular the Merger addresses a historical area of weakness in Worldpay’s U.S. business and provides a platform to expand Worldpay’s leading e-commerce business into the U.S. and to transfer Vantiv’s integrated technological know-how and capabilities to Worldpay’s global merchant base.

The terms of the Merger provide Worldpay Shareholders with approximately 43 per cent. of the Combined Company (assuming the Fifth Third Transaction completes) as well as 55 pence per Worldpay Share in cash plus dividends totalling 5 pence per Worldpay Share in aggregate. Based on the Vantiv closing share price on 8 August, 2017, the terms of the offer value each Worldpay Share at 397 pence. Excluding the Dividends, this represents a premium of 22.7 per cent. to the unaffected share price, 33.9 per cent. to the 6-month volume-weighted average price and 63.4 per cent. to the IPO price of 240 pence per share. In addition, the offer value represents a multiple of 18.6x LTM EBITDA for Worldpay (including the Dividends).

The transaction structure allows Worldpay Shareholders to continue to benefit from Worldpay’s growth profile as well as sharing in the cost synergy benefits and revenue opportunities anticipated to arise from the combination. The board of directors of Worldpay has been very focused on ensuring that as many Worldpay Shareholders as possible are able to participate in the long-term benefits of the Merger and has listened closely to the feedback it has received from Worldpay Shareholders. Following a review of potential structuring options, the Combined Company will have a secondary listing on the London Stock Exchange following completion of the Merger. The U.K. will remain a very important part of the Combined Company and maintaining a listing on the London Stock Exchange reflects that.

In keeping with the Merger structure, Worldpay will have five board seats on the board of the Combined Company and Philip Jansen will be Co-CEO. Sir Michael Rake will be the lead director of the board of the Combined Company. In addition, Worldpay will have a number of senior management positions in the Combined Company. The Combined Company will retain London as its international headquarters.

Board Recommendation

The board of directors of Worldpay believes the Merger provides attractive value to Worldpay Shareholders through the premium offered, the cash and dividends components of the consideration and the opportunity for Worldpay Shareholders to participate in future value creation through their aggregate shareholding of approximately 43 per cent. in the Combined Company (assuming the Fifth Third Transaction completes).

Following careful consideration of the above factors, the board of directors of Worldpay unanimously intends to recommend that Worldpay Shareholders vote in favour of the Merger, as those Worldpay Directors with beneficial holdings have each irrevocably undertaken to do, in respect of their entire respective beneficial holdings of Worldpay Shares.

7. Irrevocable undertakings

Vantiv has received irrevocable undertakings to vote or procure votes in favour of the Scheme at the Court Meeting and the resolutions to be passed at the General Meeting (or in the event that the Merger is implemented by way of a Takeover Offer, to accept or procure acceptance of the Takeover Offer) from the Worldpay Directors, in respect of 21,056,283 Worldpay Shares, in aggregate, representing approximately 1.05 per cent. of the issued ordinary share capital of Worldpay.

Further details of these irrevocable undertakings are set out in Appendix III.

8. Information on Vantiv and Bidco

Vantiv

Vantiv is a leading payment processor differentiated by an integrated technology platform, breadth of distribution and superior cost structure. According to the Nilson Report, Vantiv is the largest merchant acquirer and the largest PIN debit acquirer by number of transactions in the U.S. Vantiv’s integrated technology platform is differentiated from its competitors’ multiple platform architectures. It enables Vantiv to provide efficiently a comprehensive suite of services to merchants and financial institutions of all sizes as well as to innovate, develop and deploy new services, while generating significant economies of scale. Vantiv’s broad and varied distribution includes multiple sales channels, such as its direct and indirect sales forces and referral partner relationships, which provide it with a growing and diverse client base of merchants and financial institutions. Vantiv believes this combination of attributes provides it with competitive advantages that generate strong growth and profitability by enabling it to efficiently manage, update and maintain its technology, to utilise technology integration and value-added services to expand its new sales and distribution and to realise significant operating leverage.

Vantiv offers a broad suite of payment processing services that enable its clients to meet their payment processing needs through a single provider, including in omni-commerce environments that span point-of-sale, eCommerce and mobile devices. Vantiv enables merchants of all sizes to accept and process credit, debit and prepaid payments and provides them supporting value-added services, such as security solutions and fraud management, information solutions, and interchange management. Vantiv also provides mission critical payment services to financial institutions, such as card issuer processing, payment network processing, fraud protection, card production, prepaid program management, ATM driving and network gateway and switching services that utilise its proprietary Jeanie PIN debit payment network.

Vantiv’s merchant client base includes merchant locations across the U.S. In 2016, Vantiv processed approximately 21.0 billion transactions for these merchants. Vantiv’s merchant client base has low client concentration and is heavily weighted in non-discretionary everyday spend categories, such as grocery and pharmacy, and includes large U.S. retailers, including 11 of the top 25 U.S. retailers by revenue in 2016. Vantiv provides a comprehensive suite of payment processing services to its merchant services clients. It authorises, clears, settles and provides reporting for electronic payment transactions. Vantiv’s financial institution client base is also generally well diversified and includes regional banks, community banks, credit unions and regional PIN debit networks. In 2016, Vantiv processed approximately 4 billion transactions for these financial institutions, focusing on small to mid-sized institutions with less than US$15 billion in assets. Smaller financial institutions generally do not have the scale or infrastructure typical of large institutions and are more likely to outsource their payment processing needs. Vantiv provides integrated card issuer processing, payment network processing and value-added services to its financial institutions clients.

Vantiv originally was organised and operated as a business unit of Fifth Third. In June 2009, private equity investors acquired control of Vantiv, and Fifth Third retained a substantial minority equity interest in Vantiv. In March 2012, Vantiv completed its initial public offering and became a listed company in the U.S. Fifth Third currently owns a 17.7 per cent. voting and economic interest in Vantiv, and this ownership is held through Class B units in Vantiv Holding, LLC, a subsidiary of Vantiv (“Vantiv Holding”), and Class B shares (voting only) in Vantiv.

After completion of the Fifth Third Transaction described in Section 17 of this Announcement, Fifth Third will own an 8.6 per cent. voting and economic interest in Vantiv. Each of these Class B units/shares together generally may be exchanged by Fifth Third for one Class A share of Vantiv. Vantiv’s Amended and Restated Certificate of Incorporation entitles Fifth Third to elect one director to Vantiv’s board for so long as Fifth Third’s percentage voting equity interest exceeds 9.09 per cent.

On the date of this Announcement, Vantiv has published its results for the second quarter of 2017 (the “Vantiv Q2 Results”). Vantiv has made the following statements in the Vantiv Q2 Results which constitute a profit forecast under Rule 28 of the Code:

“On a GAAP basis, net income per diluted share attributable to Vantiv, Inc. is expected to be $1.31—$1.36 for the full-year 2017. Pro forma adjusted net income per share is expected to be $3.31—$3.36 for the full-year 2017.

On a GAAP basis, net income per diluted share attributable to Vantiv, Inc. is expected to be $0.41—$0.43 for the third quarter of 2017. Pro forma adjusted net income per share is expected to be $0.88—$0.90 for the third quarter of 2017.”

Pursuant to Rule 28.1(c) of the Code, the Vantiv Profit Forecast is set out in full in Appendix V, together with the assumptions, basis of preparation and the Vantiv Directors’ confirmation relating thereto.

Bidco

Bidco is a newly incorporated English private limited company, and an indirect subsidiary of Vantiv. Bidco has been formed at the direction of Vantiv for the purposes of implementing the Merger together with Vantiv. Bidco has not traded since its date of incorporation, nor has it entered into any obligations other than in connection with the Merger.

9. Information on Worldpay

Worldpay has a long history of working closely with merchants to help them prosper and of driving innovation in the global payments market over the last 30 years. Prior to Advent and Bain Capital’s acquisition of Worldpay in 2010, Worldpay was a non-core asset within RBS and was not considered a strategic focus of the bank and was therefore not managed for growth or to address emerging industry opportunities as technology and customer demand changed the market.

Since separating from RBS at the end of 2010, and through and after its subsequent initial public offering in October 2015, Worldpay has pursued a consistent strategy which has created a platform for growth, initially focused on existing clients inherited at the time of the separation from RBS, and in time growing into new market segments and with entirely independent customer relationships.

Worldpay has transformed itself since its separation from RBS in 2010, establishing itself as a standalone business, both in establishing its own technology capability and an independent business infrastructure to support its growth. Worldpay has established a clear strategic direction as an innovative payments technology company, and invested over £1 billion for long-term growth.

Worldpay is a leader in global payments. The Wider Worldpay Group provides a broad range of technology-led solutions to its merchant clients to allow them to accept payments of almost any type, across multiple payment channels, nearly anywhere in the world. Worldpay is one of the few global businesses able to offer functionality in most aspects of payment acceptance, whether in-store, online or on a mobile device, by providing access to a global payments network through an agile, integrated, secure, reliable and highly scalable proprietary global payments platform.

Worldpay deploys this platform to optimise business outcomes for its clients, including by providing for acceptance of a greater number of payment types and opening access to new geographic markets enabling its clients to reduce the chances of losing a potential sale allowing them to get a single view of key customer data, and increasing transaction acceptance while protecting against fraud. Worldpay can also leverage the data gained as a result of its core payment solutions to offer payment analytics and insights on peers and industry benchmarking and additional functionality to its clients, allowing them to, for example, run loyalty schemes, guide their consumers to preferred payment types and improve their performance.

Worldpay serves a diverse set of merchants across a variety of end-markets, sizes and geographies. On an average day, it processes over 40 million transactions worldwide (including mobile, online and in-store), offering over 300 payment methods in 126 transaction currencies across 146 countries, while supporting approximately 400,000 clients, including large enterprises, domestic corporates and small and medium sized businesses. Globally, Worldpay also partners with innovative and fast-growing eCommerce businesses including many of the world’s most renowned and dynamic online brands.

Worldpay serves its clients through its three operating divisions:

•	Global eCom—Global eCom provides a wide range of online and mobile multi-currency payment acceptance, validation and settlement services for its customer book of large and fast growing internet-led multinationals. The vast majority of Global eCom’s approximately 1,374 clients sit within five priority industry verticals: Digital Content, Global Retail, Airlines, Regulated Gambling and Travel. Global eCom accounted for 46 per cent. of the Worldpay Group’s business unit contribution in 2016.

•	WPUK—WPUK has the number one market share in the U.K., accounting for approximately 39 per cent. of the U.K. merchant market as measured by estimated volume of transactions in 2016. It provides a strong proposition of in-store, phone, online and mobile payment acceptance solutions for approximately 300,000 U.K. and Ireland-based clients, from SMBs to large corporates (including Tesco, Asda and Next). WPUK accounted for 42 per cent. of the Worldpay Group’s business unit contribution in 2016.

•	WPUS—WPUS provides in-store, online and mobile payment acceptance solutions for U.S.-based clients, with a focus on developing omni-commerce and integrated payment solutions for its approximately 100,000 SMB clients and vertical-specific solutions for its approximately 15,000 enterprise clients in the grocery, petroleum, restaurant and retail industries. WPUS accounted for 17 per cent. of the Worldpay Group’s business unit contribution in 2016.

In 2016, Worldpay’s net revenue was £1,124.2 million and underlying EBITDA was £467.6 million. In the six months ended 30 June 2017, the Worldpay Group’s net revenue was £600.5 million and underlying EBITDA was £247.5 million.

The average number of Worldpay employees in the year ended 31 December, 2016 was 5,095, including 1,378 in technology, 1,335 in WPUS, 1,432 in WPUK and 476 in Global eCom.

10. Dividend policy

Vantiv has not declared or paid any cash dividends on Vantiv Shares since its initial public offering, and Vantiv does not intend to do so in the foreseeable future. Vantiv currently intends to retain its future earnings, if any, to repay indebtedness and to support its general corporate purposes. Vantiv is a holding company that does not conduct any business operations of its own. As a result, Vantiv’s ability to pay cash dividends on Vantiv Shares, if any, is dependent upon cash dividends and distributions and other transfers from group entities. The amounts available to Vantiv to pay cash dividends are also restricted by its subsidiaries’ debt agreements, and, to the extent that Vantiv requires additional funding, the sources of such additional funding may prohibit the payment of a dividend. As a result, appreciation in the price of Vantiv Shares, if any, will be the only source of gain on an investment in Vantiv Shares.

11. Worldpay Share Schemes

It is intended that appropriate proposals will be made in due course to participants in the Worldpay Share Schemes. Details of the proposals will be set out in the Scheme Document and in separate letters to be sent to the participants in the Worldpay Share Schemes.

12. Financing

Vantiv LLC has entered into an amendment to its existing credit facilities, pursuant to which each of Morgan Stanley, Credit Suisse and The Bank of Tokyo-Mitsubishi UFJ, Ltd. have severally and not jointly provided term loan commitments of US$1.6 billion in the aggregate to Vantiv in connection with the financing of the cash consideration payable to Worldpay Shareholders under the terms of the Merger and to refinance certain existing indebtedness of Worldpay. Such term commitments are subject to limited “certain funds” conditions precedent which are usual and customary for financings of this type.

Each of Morgan Stanley and Credit Suisse, in its capacity as financial adviser to Vantiv, is satisfied that sufficient financial resources are available to Vantiv and Bidco to enable them together to satisfy in full the cash consideration payable to Worldpay Shareholders under the terms of the Merger.

Further information on the financing of the Merger will be set out in the Scheme Document.

13. Management and employees

Vantiv has high regard for the skills and experience of the existing management and employees of the Worldpay Group. Vantiv confirms their existing employment rights, including pension rights, will be observed.

Following completion of the Merger, Cincinnati, Ohio will become the Combined Company’s global and corporate headquarters and London, U.K. will become its international headquarters. The Combined Company will be named “Worldpay”.

In order to ensure a successful and smooth integration, the Combined Company will be led by Charles Drucker as Executive Chairman and Co-CEO. Reporting to Mr. Drucker will be Philip Jansen as Co-CEO and Stephanie Ferris as CFO. For a period of two years following the Effective Date, the removal of either Co-CEO will require the approval of at least 75 per cent. of the board of directors of the Combined Company, unless they voluntarily resign or such removal is for cause. Additional members of the Combined Company’s executive team reporting to Mr. Drucker and Mr. Jansen will be announced at a later date.

The board of the Combined Company will consist of five Worldpay directors and eight Vantiv directors. Sir Michael Rake will be the lead director of the board of the Combined Company and Jeffrey Stiefler will continue to serve on the board of the Combined Company in a non-executive position.

14. Secondary Listing of New Vantiv Shares

Vantiv will seek a secondary standard listing in London in relation to the New Vantiv Shares. Applications will therefore be made to the UK Listing Authority and to the London Stock Exchange for the New Vantiv Shares to be admitted to the standard listing segment of the Official List of the UK Listing Authority and to trading on the Main Market of the London Stock Exchange. It is expected that admission will become effective and that dealings for normal settlement in the New Vantiv Shares will commence on the London Stock Exchange at 8.00 a.m. on the first Business Day following the Effective Date.

15. Mix and Match Facility

Worldpay Shareholders (other than certain persons in Restricted Jurisdictions) will be entitled to elect, subject to availability, to vary the proportions in which they receive New Vantiv Shares and cash in respect of their holdings in Worldpay Shares. However, the total number of New Vantiv Shares to be issued and the maximum aggregate amount of cash to be paid under the Merger will not be varied as a result of elections under the Mix and Match Facility.

Satisfaction of elections made by Worldpay Shareholders under the Mix and Match Facility will therefore depend on the extent to which other Worldpay Shareholders make offsetting elections. To the extent that elections cannot be satisfied in full, they will be scaled down on a pro-rata basis. As a result, Worldpay Shareholders who make an election under the Mix and Match Facility will not necessarily know the exact number of New Vantiv Shares or the amount of cash they will receive until settlement of the consideration due to them under the Merger.

The Mix and Match Facility will not affect the entitlement of any Worldpay Shareholder who does not make an election under the Mix and Match Facility.

Further details in relation to the Mix and Match Facility (including the action to take in order to make a valid election, the deadline for making elections, and the basis on which entitlement to receive cash may be exchanged for an entitlement to additional New Vantiv Shares) for Worldpay Shareholders will be contained in the Scheme Document.

16. Tax

The Merger will be effected by Vantiv and Bidco acquiring all of the issued and to be issued ordinary shares in the share capital of Worldpay. Vantiv will remain U.S. domiciled for tax purposes. U.S. and U.K. tax consequences of the Merger to Worldpay Shareholders will be described in the Scheme Document.

Both Vantiv and Worldpay have considered alternative structures for the Merger but on balance it was deemed that the alternatives available could result in adverse tax consequences for certain Vantiv Shareholders, could trigger certain change of control rights and might not offer significant value enhancement for the Combined Company over the current structure proposed for the Merger.

17. Merger-related arrangements

Confidentiality Agreement

Vantiv and Worldpay have entered into the Confidentiality Agreement, pursuant to which each of Vantiv and Worldpay has undertaken to keep certain information relating to the Merger and to the other party confidential and not to disclose such information to third parties, except to certain permitted disclosees for the purposes of evaluating the Merger or if required by applicable laws or regulations. The confidentiality obligations of each party under the Confidentiality Agreement continue for two years after the date of the Confidentiality Agreement. The agreement also contains provisions pursuant to which each party has agreed not to solicit certain employees, suppliers and customers of the other party, subject to customary carve-outs, for a period of eighteen months.

Co-operation Agreement

Vantiv, Bidco and Worldpay entered into the Co-operation Agreement on 9 August, 2017, pursuant to which, among other things, Vantiv, Bidco and Worldpay have agreed to provide such information and assistance as the other party may reasonably require for the purposes of obtaining all regulatory clearances and authorisations, making any submission, filings or notifications to any regulatory authority and for the preparation of the Scheme Document, and the Vantiv Proxy Statement and the Vantiv Prospectus.

The Co-operation Agreement will terminate if: (i) agreed in writing between Vantiv and Worldpay, (ii) upon the service of written notice by Vantiv or Worldpay if: (a) the Worldpay Directors withdraw their recommendation of the Merger or if the Scheme Document does not include the Worldpay Recommendation, or if the Merger is to be implemented by way of a Takeover Offer and the offer document does not include such recommendation, (b) Worldpay makes an announcement before the publication of the Scheme Document that it will not convene the Court Meeting or the General Meeting or that it intends not to post the Scheme Document (otherwise than as a result of the Merger being implemented by way of a Takeover Offer), (c) the Effective Date has not occurred on or prior to the Long Stop Date, (iii) a competing transaction completes, becomes effective or unconditional in all respects, (iv) upon service of written notice by Vantiv if a competing transaction is announced and such competing transaction is recommended by the Worldpay Directors, (v) upon service of written notice by Worldpay to Vantiv if the Proxy Statement does not include the Vantiv Recommendation or a Vantiv Adverse Recommendation Announcement is made, or (vi) if any Condition has been invoked, with the consent of the Panel, and the Scheme has been withdrawn, or if the Merger is to be implemented by way of a Takeover Offer, the Takeover Offer lapses.

Vantiv has agreed to use all reasonable endeavours to secure satisfaction of all regulatory clearances and authorisations as soon as reasonably practicable following the date of this Announcement.

The Co-operation Agreement records Vantiv’s and Worldpay’s intention to implement the Merger by way of a Scheme, subject to the ability of Vantiv to implement the Merger by way of a Takeover Offer in the circumstances described in the Co-operation Agreement and summarised in this Announcement.

The Co-operation Agreement contains provisions in relation to the Worldpay Share Schemes. Details of these arrangements will be set out in the Scheme Document.

Fifth Third Transaction Agreement

At Vantiv’s request, in order to facilitate the completion of the Merger and to minimise any effect that Fifth Third’s equity ownership position in Vantiv could have on the Combined Company’s growth or expansion following completion of the Merger, Vantiv entered into a transaction agreement with Fifth Third on 7 August, 2017, pursuant to which Fifth Third has agreed to exercise its right to exchange 19,790,000 Class B units in Vantiv Holding for 19,790,000 Vantiv Shares and immediately thereafter, Vantiv will purchase those newly issued Vantiv Shares (the “Fifth Third Transaction”) directly from Fifth Third at a price of US$64.04 per share (the closing share price of Vantiv Shares on the New York Stock Exchange on 4 August, 2017). The repurchased Vantiv Shares will be cancelled and no longer outstanding following the completion of the Fifth Third Transaction. The Fifth Third Transaction is expected to close on the date of this Announcement. As a result of the Fifth Third Transaction, Fifth Third will beneficially own approximately 8.6 per cent. of the total equity interests in Vantiv and Vantiv Holding and if the Merger is completed, Fifth Third will beneficially own no more than 4.9 per cent. of the total equity interests in Vantiv and Vantiv Holding following such completion.

18. Structure of the Merger

It is intended that the Merger will be implemented by means of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act. The Scheme is an arrangement between Worldpay and the Scheme Shareholders and is subject to the approval of the Court. The procedure involves, among other things, an application by Worldpay to the Court to sanction the Scheme, in consideration for which Scheme Shareholders will receive cash and New Vantiv Shares on the basis described in Section 2 of this Announcement. The purpose of the Scheme is to provide for Vantiv and Bidco to become the owners of the entire issued and to be issued ordinary share capital of Worldpay.

Upon the Scheme becoming Effective: (i) it will be binding on all Worldpay Shareholders, irrespective of whether or not they attended or voted at the Court Meeting and the General Meeting (and if they attended and voted, whether or not they voted in favour): and (ii) share certificates in respect of Worldpay Shares will cease to be of value and should be destroyed and entitlements to Worldpay Shares held within the CREST system will be cancelled. The consideration payable under the Scheme will be despatched to Scheme Shareholders by Vantiv no later than 14 days after the Effective Date.

Any Worldpay Shares issued before the Scheme Record Time will be subject to the terms of the Scheme. The Special Resolution to be proposed at the General Meeting will, amongst other matters, provide that the Articles be amended to incorporate provisions requiring any Worldpay shares issued after the Scheme Record Time (other than to Vantiv and/or Bidco) to be automatically transferred to Vantiv and/or Bidco on the same terms as the Merger (other than terms as to timings, formalities and the ability to make an election under the Mix and Match Facility). The provisions of the Articles (as amended) will avoid any person (other than Vantiv and/or Bidco) holding ordinary shares in the capital of Worldpay after the Effective Date.

The Merger is subject to a number of Conditions and certain further terms set out in Appendix I and to the full terms and conditions to be set out in the Scheme Document, including, amongst other things, the:

a)	Scheme becoming Effective by the Long Stop Date, failing which the Scheme will lapse;

b)	approval of the Scheme by a majority in number of the Scheme Shareholders, representing not less than 75 per cent. in value of the Scheme Shares held by those Scheme Shareholders, present and voting, either in person or by proxy, at the Court Meeting or at any adjournment thereof on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date as may be agreed between Vantiv and Worldpay and the Court may allow);

c)	passing of the resolutions relating to the Scheme by the requisite majority at the General Meeting to be held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date as may be agreed between Vantiv and Worldpay and the Court may allow); and

d)	sanction of the Scheme on or before the 22nd day after the expected date of the Court Hearing to be set out in the Scheme Document in due course (or such later date as may be agreed between Vantiv and Worldpay and the Court may allow) and the delivery of an office copy of the Court Order to the Registrar.

The Scheme will lapse if the Scheme or Takeover Offer or any matter arising from or relating to the Merger becomes subject to a CMA Phase 2 Reference before the date of the Court Meeting.

The Merger is conditional, amongst other things, on all necessary notifications and filings having been made and all applicable waiting periods (including any extensions thereof) under the HSR Act and the rules and regulations made thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the Merger.

The Merger is also conditional on the FCA having approved (or being treated as having approved) the acquisition of control over the relevant authorised person within the Worldpay Group which would result from the Merger, and the FCA having given notice in writing (without indicating any objection or concern) that it has updated its records in respect of any member of the Wider Worldpay Group which is an authorised payment institution (as that term is defined in Regulation 2(1) of the PSRs), as more particularly described in Conditions (c) and (d), respectively, of Part A of Appendix I. The Merger is also conditional on the Dutch Central Bank having granted a positive decision with respect to the integrity (betrouwbaarheid) of each person who will become a co-policymaker of Worldpay B.V. and any other relevant person within the Wider Worldpay Group in connection with the proposed implementation of the Merger as more particularly described in Condition (e).

It is expected that the Scheme Document, containing further information about the Merger and notices of the Court Meeting and General Meeting, together with Forms of Proxy, will be posted to Worldpay Shareholders and (for information only) to participants of the Worldpay Share Schemes as soon as practicable and at or around the same time as the mailing of the Vantiv Proxy Statement. Subject to the satisfaction or waiver of all relevant conditions, including the Conditions, and certain further terms set out in Appendix I and to be set out in the Scheme Document, and subject to the approval and availability of the Court (which is subject to change), it is expected that the Scheme will become Effective in early 2018.

19. Scheme timetable/further information

A full anticipated timetable will be set out in the Scheme Document which will be posted as soon as practicable and at or around the same time as the mailing of the Vantiv Proxy Statement. Subject to certain restrictions relating to persons resident in Restricted Jurisdictions, the Scheme Document will also be made available on Vantiv’s website at www.vantiv.com and Worldpay’s website at www.worldpay.com.

20. Right to switch to a Takeover Offer

Subject to obtaining the consent of the Panel, Vantiv reserves the right to elect to implement the Merger by way of a Takeover Offer as an alternative to the Scheme, if: (i) Worldpay provides its written consent (an “Agreed Switch”), (ii) in the event that (a) the Meetings are not held on or before the 22nd day after their respective expected dates as set out in the Scheme Document (or such later date as may be agreed in writing between the parties with the consent of the Panel and the approval of the Court (if such approval is required)), or (b) the Court Hearing is not held on or before the 22nd day after the expected date as set out in the Scheme Document (or such later date as may be agreed in writing between the parties with the consent of the Panel and the approval of the Court (if such approval is required)), (iii) the board of directors of Worldpay withdraws or materially and adversely qualifies its recommendation of the Merger, or (iv) a third party announces a firm intention to make an offer for the entire issued and to be issued ordinary share capital of Worldpay and the board of directors of Worldpay recommends the Worldpay Shareholders to accept such offer (or, if it is to be implemented by way of a scheme of arrangement pursuant to Part 26 of the Act, to vote in favour of such scheme) or fails to publicly reaffirm its unanimous and unconditional recommendation to the Worldpay Shareholders to vote in favour of the Scheme within 5 days of being requested by Vantiv in writing to do so.

In such event, such Takeover Offer will be implemented on the same terms and conditions, so far as applicable, as those which would apply to the Scheme subject to appropriate amendments to reflect the change in method of effecting the Takeover Offer, including (without limitation) the inclusion of an acceptance condition set at 75 per cent. of the Worldpay Shares to which the Takeover Offer relates, provided that in the event of an Agreed Switch, such acceptance condition shall be set at not less than 90 per cent. of the Worldpay Shares to which the Takeover Offer relates (or such lesser percentage as may be agreed between Vantiv and Worldpay in writing after consultation with the Panel (if necessary), being in any case more than 50 per cent. of the voting rights normally exercisable at a general meeting of Worldpay, including, for this purpose, any such voting rights attaching to Worldpay Shares that are unconditionally allotted or issued before the Takeover Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise). Further, if sufficient acceptances of the Takeover Offer are received and/or sufficient Worldpay Shares are otherwise acquired, it is the intention of Vantiv to apply the provisions of the Companies Act to compulsorily acquire any outstanding Worldpay Shares to which such Takeover Offer relates.

21. De-listing

It is intended that dealings in Worldpay Shares will be suspended shortly before the Effective Date at a time to be set out in the Scheme Document. It is further intended that applications will be made to the London Stock Exchange to cancel trading in Worldpay Shares on the Main Market of the London Stock Exchange, and to the UK Listing Authority to cancel the listing of the Worldpay Shares on the Official List, in each case with effect from or shortly following the Effective Date.

On the first Business Day after the Effective Date, entitlements to Worldpay Shares held within the CREST system will be cancelled, and share certificates in respect of Worldpay Shares will cease to be valid.

As soon as possible after the Effective Date, it is intended that Worldpay will be re-registered as a private limited company.

In addition, the New Vantiv Shares will be authorised for primary listing on the New York Stock Exchange subject to official notice of issuance and Vantiv will seek a secondary listing of the New Vantiv Shares on the London Stock Exchange.

Worldpay does not hold any Worldpay Shares in treasury. If the Scheme is sanctioned by the Court, any Worldpay Shares then held in treasury will be cancelled prior to the Scheme Record Time.

22. Disclosure of interests in Worldpay

Vantiv made an Opening Position Disclosure, setting out the details required to be disclosed by it under Rule 8 of the Code on 14 July, 2017.

As at the close of business on 8 August, 2017, being the last practicable date prior to the publication of this Announcement, save for: (i) the disclosures in this Section 22 of this Announcement, and (ii) the irrevocable undertakings referred to in Section 7 of this Announcement, none of Vantiv or any of its directors or, so far as Vantiv is aware, any person acting, or deemed to be acting, in concert with Vantiv:

•	had an interest in, or right to subscribe for, relevant securities of Worldpay;

•	had any short position in (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of, relevant securities of Worldpay;

•	had procured an irrevocable commitment or letter of intent to accept the terms of the Merger in respect of relevant securities of Worldpay; or

•	had borrowed or lent any Worldpay Shares.

Furthermore, save for the irrevocable undertakings described in Section 7 of this Announcement, no arrangement exists between Vantiv, Bidco or Worldpay or any person acting in concert with Vantiv, Bidco or Worldpay in relation to Worldpay Shares. For these purposes, an arrangement includes any indemnity or option arrangement, any agreement or any understanding, formal or informal, of whatever nature, relating to Worldpay Shares which may be an inducement to deal or refrain from dealing in such securities.

23. Overseas shareholders

The availability of the Merger and the distribution of this Announcement to persons resident in, or citizens of, or otherwise subject to, jurisdictions outside the United Kingdom may be affected by the laws of the relevant jurisdictions. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. Worldpay Shareholders who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay.

This Announcement is not intended and does not constitute or form part of any offer to sell or to subscribe for, or any invitation to purchase or subscribe for, or the solicitation of any offer to purchase or otherwise subscribe for any securities. Worldpay Shareholders are advised to read carefully the Scheme Document and the Forms of Proxy once these have been despatched.

24. Fractional entitlements

Fractions of New Vantiv Shares will not be allotted to Worldpay Shareholders but will be aggregated and sold as soon as practicable after the Scheme becomes Effective. The net proceeds of such sale will then be paid in cash to the relevant Worldpay Shareholders in accordance with their fractional entitlements.

25. General

The Merger will be subject to the Conditions and other terms set out in this Announcement and to the full terms and conditions which will be set out in the Scheme Document. It is expected that the Scheme Document will be despatched to Worldpay Shareholders as soon as practicable and at or around the same time as the mailing of the Vantiv Proxy Statement.

In deciding whether or not to vote or procure votes in favour of the resolutions relating to the Scheme at the Meetings in respect of their Worldpay Shares, Worldpay Shareholders should rely on the information contained, and follow the procedures described, in the Scheme Document.

Morgan Stanley, Credit Suisse and Goldman Sachs have each given and not withdrawn their consent to the publication of this Announcement with the inclusion herein of the references to their names in the form and context in which they appear.

The Scheme Document will not be reviewed by any federal state securities commission or regulatory authority in the U.S., nor will any commission or authority pass upon the accuracy or adequacy of the Scheme Document. Any representation to the contrary is unlawful and may be a criminal offence.

The Merger will be subject to the Conditions set out in Appendix I, and to the full terms and conditions which will be set out in the Scheme Document. Appendix II contains the bases and sources of certain information used in this Announcement. Appendix III contains details of the irrevocable undertakings received in relation to the Merger that are referred to in this Announcement. Appendix IV contains details and bases of belief of the anticipated quantified financial benefits of the Merger and of the related reports from Vantiv’s reporting accountants, Deloitte, and its financial advisers, Morgan Stanley and Credit Suisse. Appendix V contains the Vantiv Profit Forecast, and the assumptions, basis of preparation and the Vantiv Directors’ confirmation relating thereto. Appendix VI contains definitions of certain terms used in this Announcement.

26. Documents on display

Copies of the following documents will, by no later than 12 noon (London time) on the Business Day following the date of this Announcement, be made available on Vantiv’s website at www.vantiv.com and Worldpay’s website at www.worldpay.com until the end of the Offer Period:

a)	this Announcement;

b)	the Confidentiality Agreement;

c)	the Co-operation Agreement;

d)	the Fifth Third Transaction Agreement;

e)	the Irrevocable Undertakings; and

f)	the amended loan facility agreement referred to in Section 12 of this Announcement, and the foreign exchange hedging documentation, the fee letter and the financing engagement letter which have been executed as part of Vantiv’s financing arrangements in connection with the Merger.

Neither the contents of Worldpay’s website or the contents of Vantiv’s website, nor the content of any other website accessible from hyperlinks on either such website, is incorporated into or forms part of, this Announcement.

Enquiries

Vantiv
Nathan Rozof, Investor Relations	+1 513 900 4811
Andrew Ciafardini, Corporate Communications	+1 513 900 5308
Morgan Stanley (Financial adviser to Vantiv)
Seth Bergstein	+1 212 761 4000
Brad Whitman	+44 (0) 207 425 8000
Colm Donlon
Matthew Jarman
Credit Suisse (Financial adviser to Vantiv)
Brian Gudofsky	+1 212 325 2000
Steven Geller	+44 (0) 207 888 8888
Joe Hannon
Kyle Fry
Smithfield (PR adviser to Vantiv)
John Kiely	+44 (0) 203 047 2538
Vikki Kosmalska	+44 (0) 203 047 2539
Worldpay
Charles King, Investor Relations Director	+44 (0) 203 664 6171
Claire Hardy, Head of External Communications	+44 (0) 203 664 4902
Goldman Sachs (Financial adviser to Worldpay)
Anthony Gutman	+44 (0) 207 774 1000
Stephen Considine
Owain Evans
Charlie Lytle (corporate broking)
Barclays (Financial adviser to Worldpay)
Richard Taylor	+44 (0) 207 623 2323
Matthew Smith
Alisdair Gayne (corporate broking)
Robert Mayhew (corporate broking)

Finsbury (PR adviser to Worldpay)
James Murgatroyd	+44 (0) 207 251 3801
Andrew Hughes

Important notices relating to financial advisors

Morgan Stanley, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting exclusively as financial adviser to Vantiv and Bidco and no one else in connection with the Merger. In connection with such matters, Morgan Stanley, its affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Vantiv and Bidco for providing the protections afforded to clients of Morgan Stanley nor for providing advice in connection with the Merger, the contents of this Announcement or any matter referred to herein.

Credit Suisse, which is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom, is acting as financial adviser exclusively for Vantiv and Bidco and no one else in connection with the matters set out in this Announcement and will not be responsible to any person other than Vantiv and Bidco for providing the protections afforded to clients of Credit Suisse, nor for providing advice in relation to the content of this Announcement or any matter referred to herein. Neither Credit Suisse nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Credit Suisse in connection with this Announcement, any statement contained herein or otherwise.

Goldman Sachs, which is authorised by the Prudential Regulation Authority and regulated by the FCA and the Prudential Regulation Authority in the U.K. is acting exclusively for Worldpay and no one else in connection with the Merger or any other matter referred to in this Announcement and will not be responsible to anyone other than Worldpay for providing the protections afforded to clients of Goldman Sachs, or for providing advice in relation to the Merger or any other matters referred to in this Announcement.

Barclays, which is authorised by the Prudential Regulation Authority and regulated in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively for Worldpay and no one else in connection with the Merger or any other matter referred to in this Announcement and will not be responsible to anyone other than Worldpay for providing the protections afforded to clients of Barclays nor for providing advice in relation to the Merger or any other matter referred to in this Announcement.

Further Information

This Announcement is for information purposes only and is not intended to and does not constitute, or form any part of, an offer to sell or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Merger or otherwise. The Merger will be made solely by the Scheme Document (or in the event that the Merger is to be implemented by means of a Takeover Offer, the offer document), which will contain the full terms and conditions of the Merger, including details of how to vote in respect of the Scheme. Any voting decision or response in relation to the Merger should be made solely on the basis of the Scheme Document.

This Announcement does not constitute a prospectus or a prospectus equivalent document.

This Announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

Overseas Shareholders

The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom (including Restricted Jurisdictions) should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom or who are subject to the laws of another jurisdiction to vote their Worldpay Shares in respect of the Scheme at the Court Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located or to which they are subject. Any failure to comply with applicable legal or regulatory requirements of any jurisdiction may constitute a violation of securities laws in that jurisdiction. This Announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

Copies of this Announcement and any formal documentation relating to the Merger are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of acceptance of the Merger.

If the Merger is implemented by way of a Takeover Offer (unless otherwise permitted by applicable law and regulation), the Takeover Offer may not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Merger will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

Further details in relation to Worldpay Shareholders in overseas jurisdictions will be contained in the Scheme Document.

Notice to U.S. investors in Worldpay

The Merger relates to the shares of an English company and is being made by means of a scheme of arrangement provided for under Part 26 of the Companies Act. The Merger, implemented by way of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the U.S. Exchange Act, as amended. Accordingly, the Merger is subject to the disclosure requirements and practices applicable to a scheme of arrangement involving a target company in England listed on the London Stock Exchange, which differ from the disclosure requirements of U.S. tender offer and proxy solicitation rules. If, in the future, Vantiv exercises its right to implement the Merger by way of a Takeover Offer and determines to extend the Takeover Offer into the U.S., the Merger will be made in compliance with applicable U.S. laws and regulations.

The New Vantiv Shares to be issued pursuant to the Merger have not been registered under the U.S. Securities Act, and may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration requirements of the U.S. Securities Act. The New Vantiv Shares to be issued pursuant to the Merger will be issued pursuant to the exemption from registration provided by Section 3(a)(10) under the U.S. Securities Act. If, in the future, Vantiv exercises its right to implement the Merger by way of a Takeover Offer or otherwise in a manner that is not exempt from the registration requirements of the U.S. Securities Act, it will file a registration statement with the SEC that will contain a prospectus with respect to the issuance of New Vantiv Shares. In this event, Worldpay Shareholders are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information, and such documents will be available free of charge at the SEC’s website at www.sec.gov or by directing a request to Vantiv’s contact for enquiries identified above.

Neither the SEC nor any U.S. state securities commission has approved or disapproved of the New Vantiv Shares to be issued in connection with the Merger, or determined if this Announcement is accurate or complete. Any representation to the contrary is a criminal offence in the U.S.

Worldpay is incorporated under the laws of England and Wales. In addition, some of its officers and directors reside outside the U.S., and some or all of its assets are or may be located in jurisdictions outside the U.S. Therefore, investors may have difficulty effecting service of process within the U.S. upon those persons or recovering against Worldpay or its officers or directors on judgments of U.S. courts, including judgments based upon the civil liability provisions of the U.S. federal securities laws. It may not be possible to sue Worldpay or its officers or directors in a non-US court for violations of the U.S. securities laws.

Forward Looking Statements

This Announcement contains certain forward-looking statements with respect to Vantiv, Bidco and Worldpay. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “aim”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. Forward-looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, economic performance, financial conditions, dividend policy, losses and future prospects, (ii) business and management strategies and the expansion and growth of the operations of the Vantiv Group or the Worldpay Group; and (iii) the effects of government regulation on the business of the Vantiv Group or the Worldpay Group. There are many factors which could cause actual results to differ materially from those expressed or implied in forward looking statements. Among such factors are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals.

These forward-looking statements are based on numerous assumptions regarding the present and future business strategies of such persons and the environment in which each will operate in the future. By their nature, these forward-looking statements involve known and unknown risks, uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this Announcement may cause the actual results, performance or achievements of any such person, or industry results and developments, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. No assurance can be given that such expectations will prove to have been correct and persons reading this Announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this Announcement. All subsequent oral or written forward-looking statements attributable to Vantiv, Bidco or Worldpay or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. None of Vantiv, Bidco or Worldpay undertakes any obligation to update publicly or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required.

No profit forecasts or estimates

The Vantiv Profit Forecast is a profit forecast for the purposes of Rule 28 of the Code. The Vantiv Profit Forecast, the assumptions and basis of preparation on which the Vantiv Profit Forecast is based and the Vantiv Directors’ confirmation, as required by Rule 28.1 of the Code, are set out in Appendix V.

Other than in respect of the Vantiv Profit Forecast, no statement in this Announcement is intended as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per ordinary share, for Vantiv or Worldpay, respectively for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per ordinary share for Vantiv or Worldpay, respectively.

Quantified Financial Benefits Statement

Statements of estimated cost savings and synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the cost savings and synergies referred to in the Quantified Financial Benefits Statement may not be achieved, may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. No statement in the Quantified Financial Benefits Statement, or this Announcement generally, should be construed as a profit forecast (other than the Vantiv Profit Forecast) or interpreted to mean that the Combined Company’s earnings in the first full year following the Effective Date of the Scheme, or in any subsequent period, would necessarily match or be greater than or be less than those of Worldpay and/or Vantiv for the relevant preceding financial period or any other period. For the purposes of Rule 28 of the Code, the Quantified Financial Benefits Statement contained in this Announcement is the responsibility of Vantiv and the Vantiv Directors.

Publication on website

A copy of this Announcement and the documents required to be published pursuant to Rule 26.1 and Rule 26.2 of the Code will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions), on Worldpay’s website at www.worldpay.com and on Vantiv’s website at www.vantiv.com by no later than 12 noon London time on 10 August, 2017.

Neither the contents of these websites nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this Announcement.

Requesting hard copy documents

In accordance with Rule 30.3 of the Code, a person so entitled may request a copy of this Announcement (and any information incorporated into it by reference to another source) in hard copy form free of charge. A person may also request that all future documents, announcements and information sent to that person in relation to the Merger should be in hard copy form. For persons who have received a copy of this Announcement in electronic form or via a website notification, a hard copy of this Announcement will not be sent unless so requested from either Worldpay by contacting Worldpay on +44 20 3664 5777 or Vantiv by contacting Danielle Pointing at Morgan Stanley on +44 20 7425 9523, as appropriate.

Information relating to Worldpay Shareholders

Please be aware that addresses, electronic addresses and certain other information provided by Worldpay Shareholders, persons with information rights and other relevant persons for the receipt of communications from Worldpay may be provided to Vantiv during the Offer Period as required under Section 4 of Appendix 4 of the Code to comply with Rule 2.11(c) of the Code.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Disclosure Requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in one per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the Offer Period and, if later, following the announcement in which any securities exchange offeror is first identified.

An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day (as defined in the Code) following the commencement of the Offer Period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day (as defined in the Code) following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in one per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the Business Day (as defined in the Code) following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4) .

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the Offer Period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.

In accordance with the Code, normal United Kingdom market practice and Rule 14e-5(b) of the U.S. Exchange Act, Barclays and its affiliates will continue to act as exempt principal trader in Worldpay securities on the London Stock Exchange. These purchases and activities by exempt principal traders which are required to be made public in the United Kingdom pursuant to the Code will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom.

APPENDIX I

CONDITIONS AND FURTHER TERMS OF THE ACQUISITION

Part A

Conditions to the Merger

The Merger will be conditional upon the Scheme becoming unconditional and becoming Effective, subject to the Code, by no later than the Long Stop Date.

Scheme approval

a)	The Scheme will be conditional upon:

(i)

A.	its approval by a majority in number representing not less than 75 per cent. in value of the Worldpay Shareholders (or the relevant class or classes thereof, if applicable) in each case present, entitled to vote and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court or at any adjournment of any such meeting; and

B.	the Court Meeting and any separate class meeting which may be required by the Court or any adjournment of any such meeting being held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date, if any, as Vantiv and Worldpay may agree and the Court may allow);

(ii)

A.	all resolutions necessary to approve and implement the Scheme being duly passed by the requisite majority or majorities at the General Meeting or at any adjournment of that meeting; and

B.	the General Meeting or any adjournment of that meeting being held on or before the 22nd day after the expected date of the General Meeting to be set out in the Scheme Document in due course (or such later date, if any, as Vantiv and Worldpay may agree and the Court may allow); and

(iii)

A.	the sanction of the Scheme by the Court with or without modification (but subject to any such modification being acceptable to Vantiv and Worldpay) and the delivery of a copy of the Court Order to the Registrar; and

B.	the Court Hearing being held on or before the 22nd day after the expected date of the Court Hearing to be set out in the Scheme Document in due course (or such later date, if any, as Vantiv and Worldpay may agree and the Court may allow);

In addition, Vantiv and Worldpay have agreed that the Merger will be conditional upon the following Conditions and, accordingly, the necessary actions to make the Scheme Effective will not be taken unless the following Conditions (as amended if appropriate) have been satisfied or, where relevant, waived:

Regulatory Approvals

U.S. HSR Act clearance

b)	all necessary notifications and filings having been made and all applicable waiting periods (including any extensions thereof) under the HSR Act and the rules and regulations made thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the Merger;

FCA approvals

c)	in respect of each notice under section 178 of the FSMA which Vantiv or any other person who has decided to acquire or increase control over any member of the Wider Worldpay Group which is a U.K. authorised person (as that term is defined in section 191G of FSMA) is under a duty to give in connection with the proposed implementation the Merger:

(i)	the FCA having given notice in writing pursuant to section 189(4)(a) of FSMA that it has determined unconditionally to approve each such acquisition or increase in control pursuant to section 185 of FSMA:

(ii)	the FCA having given notice in writing pursuant to section 189(7) of FSMA subject to condition(s) specified in the decision notice and such condition(s) being satisfactory to Vantiv, acting reasonably; or

(iii)	the FCA being treated, under section 189(6) of FSMA, as having approved each such acquisition of or increase in control;

d)	in respect of each notice under Regulation 32 of the PSRs which Vantiv or any other person who has decided to acquire a qualifying holding in any member of the Wider Worldpay Group which is an authorised payment institution (as that term is defined in Regulation 2(1) of the PSRs) is under a duty to give in connection with the proposed implementation of the Merger, the FCA having given notice in writing (without indicating any objection or concern) that it has updated its records in respect of each such authorised payment institution;

Dutch Central Bank approval

e)	the Dutch Central Bank having granted a positive decision with respect to the integrity (betrouwbaarheid) of each person who will become a co-policymaker of Worldpay B.V. and any other relevant person within the Wider Worldpay Group in connection with the proposed implementation of the Merger;

Approval of other Relevant Authorities

f)	if approval from a Relevant Authority is required for, or a Relevant Authority decides to review, the Merger or any matter arising from or related to the Merger other than as specifically addressed by Conditions (b) – (e) above, it being established in terms satisfactory to Vantiv that such Relevant Authority approves (or is deemed to approve) or will permit the Merger to proceed on terms satisfactory to Vantiv;

Vantiv Shareholder approval

g)	the issuance of New Vantiv Shares in connection with the Merger being duly approved, as required by section 312.03 of the NYSE Listed Company Manual, by the affirmative vote of the majority of the votes cast at the Vantiv Shareholders’ Meeting duly called and held for such purpose in accordance with applicable law and the certificate of incorporation and bylaws of Vantiv;

Listing on the New York Stock Exchange, effectiveness of registration

h)	confirmation having been received by Vantiv that the New Vantiv Shares have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange; and

i)	in the event that the Merger is implemented by way of a Takeover Offer, absent an available exemption from the registration requirements of the U.S. Securities Act, Vantiv’s registration statement having been declared effective by the SEC and no stop order having been issued or proceedings for suspension of the effectiveness of Vantiv’s registration statement having been initiated by the SEC and Vantiv having received all necessary U.S. state securities law or blue sky authorisations;

Listing on the London Stock Exchange

j)	the FCA having acknowledged to Vantiv or its agent (and such acknowledgement not having been withdrawn) that the application for the admission of the New Vantiv Shares to the Official List with a standard listing has been approved and (after satisfaction of any conditions to which such approval is expressed to be subject (“listing conditions”)) admission will become effective as soon as a dealing notice has been issued by the FCA and any listing conditions have been satisfied, and (ii) the London Stock Exchange having acknowledged to Vantiv or its agent (and such acknowledgement not having been withdrawn) that the New Vantiv Shares will be admitted to trading on the Main Market of the London Stock Exchange;

General Third Party Clearances

k)	the waiver (or non-exercise within any applicable time limits) by any relevant government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution, any entity owned or controlled by any relevant government or state, or any other body or person whatsoever in any jurisdiction (each a “Third Party”) of any termination right, right of pre-emption, first refusal or similar right (which is material in the context of the Wider Worldpay Group taken as a whole) arising as a result of or in connection with the Merger including, without limitation, its implementation and financing or the proposed direct or indirect acquisition of any shares or other securities in, or control of, Worldpay by Vantiv or any member of the Vantiv Group;

l)	other than in relation to the competition law and regulatory approvals referred to in paragraphs (b) – (e) above, no Third Party having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or enacted, made or proposed any statute, regulation, decision or order, or having taken any other steps which would or might reasonably be expected to:

(i)	require, prevent or delay the divestiture, or alter the terms envisaged for any proposed divestiture by any member of the Wider Vantiv Group or any member of the Wider Worldpay Group of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof which in any such case would be material in the context of the Wider Worldpay Group taken as a whole;

(ii)	require, prevent or materially delay, or materially alter the terms envisaged for, any proposed divestiture by any member of the Wider Vantiv Group of any shares or other securities in Worldpay;

(iii)	impose any material limitation on, or result in a delay in, the ability of any member of the Wider Vantiv Group directly or indirectly to acquire or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Wider Worldpay Group or the Wider Vantiv Group or to exercise management control over any such member, in each case, to an extent which is material in the context of the Wider Worldpay Group;

(iv)	otherwise adversely affect the business, assets, profits or prospects of any member of the Wider Vantiv Group or of any member of the Wider Worldpay Group to an extent which is material in the context of the Wider Vantiv Group or the Wider Worldpay Group, in either case taken as a whole;

(v)	make the Merger or its implementation or the acquisition or proposed acquisition by Vantiv or any member of the Wider Vantiv Group of any shares or other securities in, or control of Worldpay void, illegal, and/or unenforceable under the laws of any relevant jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, delay or otherwise interfere with the same, or impose material additional conditions or obligations with respect thereto, or otherwise challenge or interfere therewith;

(vi)	require (save as envisaged in the Merger) any member of the Wider Vantiv Group or the Wider Worldpay Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Wider Worldpay Group or the Wider Vantiv Group owned by any third party where such acquisition would be material in the context of the Wider Worldpay Group taken as a whole or, as the case may be, the Wider Vantiv Group taken as a whole;

(vii)	impose any limitation on the ability of any member of the Wider Vantiv Group to integrate or co-ordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the Wider Worldpay Group which is adverse to and material in the context of the Wider Worldpay Group or the Wider Vantiv Group, in each case taken as a whole in the context of the Merger; or

(viii)	result in any member of the Wider Worldpay Group ceasing to be able to carry on business under any name under which it presently does so,

and all applicable waiting and other time periods during which any such Third Party could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Merger or the acquisition or proposed acquisition of any Worldpay Shares having expired, lapsed or been terminated;

m)	in addition to the competition law and regulatory approvals referred to in paragraphs (b) – (e) above, all necessary filings or applications having been made in connection with the Merger and all statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Merger or the acquisition by any member of the Wider Vantiv Group of any shares or other securities in, or control of, Worldpay and all authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals or the proposed acquisition of any shares or other securities in, or control of, Worldpay by any member of the Wider Vantiv Group having been obtained in terms and in a form reasonably satisfactory to Vantiv from all appropriate Third Parties or persons with whom any member of the Wider Worldpay Group has entered into contractual arrangements and all such authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals together with all authorisations orders, recognitions, grants, licences, confirmations, clearances, permissions and approvals necessary or appropriate to carry on the business of any member of the Wider Worldpay Group, in each case which is material in the context of the Wider Vantiv Group or the Wider Worldpay Group as a whole, remaining in full force and effect and all material filings necessary for such purpose have been made and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Merger becomes otherwise unconditional and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

Certain matters arising as a result of any arrangement, agreement etc.

n)	except as Disclosed, there being no provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Worldpay Group is a party or by or to which any such member or any of its assets are or may be bound, entitled or subject, which, in each case as a consequence of the Merger or the proposed acquisition of any shares or other securities in Worldpay or because of a change in the control or management of Worldpay or otherwise, would or would reasonably be expected to result in (in each case to an extent which is material in the context of the Wider Worldpay Group as a whole, or in the context of the Merger):

(i)	any monies borrowed by or any other indebtedness or liabilities (actual or contingent) of, or grant available to any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)	any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or adversely affected or any onerous obligation or liability arising or any action being taken or arising thereunder;

(iii)	any assets or interests of any such member being or falling to be disposed of or charged or ceasing to be available to any such member or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any such member other than in the ordinary course of business;

(iv)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member;

(v)	the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or affected;

(vi)	the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected;

(vii)	any such member ceasing to be able to carry on business under any name under which it presently does so; or

(viii)	the creation of any liability, actual or contingent, by any such member, other than trade creditors or other liabilities incurred in the ordinary course of business,

and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Worldpay Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, would or might reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (viii) of this Condition, in each case which is or would be material in the context of the Wider Worldpay Group taken as a whole;

No material transactions, claims or changes in the conduct of the business of the Worldpay Group

o)	except as Disclosed, no member of the Wider Worldpay Group having, since 31 December, 2016:

(i)	save as between Worldpay and wholly-owned subsidiaries of Worldpay or for Worldpay Shares issued pursuant to the exercise of options or vesting of awards granted under the Worldpay Share Schemes, issued, authorised or proposed the issue of additional shares of any class;

(ii)	save as between Worldpay and wholly-owned subsidiaries of Worldpay or for the grant of options and awards under the Worldpay Share Schemes, issued or agreed to issue, authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;

(iii)	other than to another member of the Worldpay Group, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise save for the Dividends;

(iv)	save for intra-Worldpay Group transactions, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business;

(v)	save for intra-Worldpay Group transactions, made or authorised or proposed or announced an intention to propose any material change in its loan capital;

(vi)	issued, authorised or proposed the issue of any debentures or (save for intra-Worldpay Group transactions), save in the ordinary course of business, incurred or increased any indebtedness or become subject to any liability (actual or contingent);

(vii)	purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, save in respect to the matters mentioned in sub-paragraph (i) above, made any other change to any part of its share capital;

(viii)	implemented, or authorised, proposed or announced its intention to implement, any reconstruction, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business or entered into or changed the terms of any contract with any director or senior executive;

(ix)	entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which is or could be restrictive on the businesses of any member of the Wider Worldpay Group or the Wider Vantiv Group or which involves an obligation of such a nature or magnitude or which is other than in the ordinary course of business and which, in any such case, is material in the context of the Wider Worldpay Group taken as a whole;

(x)	(other than in respect of a member of the Wider Worldpay Group which is dormant and was solvent at the relevant time) taken any corporate action or had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed;

(xi)	entered into any contract, transaction or arrangement which would be restrictive on the business of any member of the Wider Worldpay Group or the Wider Vantiv Group other than to a nature and extent which is normal in the context of the business concerned;

(xii)	waived or compromised any claim otherwise than in the ordinary course of business and which is material in the context of the Wider Worldpay Group taken as a whole;

(xiii)	entered into any contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this condition and which is material in the context of the Wider Worldpay Group taken as a whole;

(xiv)	having made or agreed or consented to any change to:

A.	the terms of the trust deeds constituting the pension scheme(s) established by any member of the Wider Worldpay Group for its directors, employees or their dependents;

B.	the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions which are payable thereunder;

C.	the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or

D.	the basis upon which the liabilities (including pensions) of such pension schemes are funded, valued or made,

in each case, to the extent which is material in the context of the Wider Worldpay Group taken as a whole;

(xv)	proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Wider Worldpay Group and in each case which is material in the context of the Wider Worldpay Group taken as a whole; or

(xvi)	having taken (or agreed or proposed to take) any action which requires, or would require, the consent of the Panel or the approval of Worldpay Shareholders in a general meeting in accordance with, or as contemplated by, Rule 21.1 of the Code,

No adverse change, litigation or regulatory enquiry

p)	except as Disclosed, since 31 December, 2016:

(i)	no adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the Wider Worldpay Group which is material in the context of the Wider Worldpay Group taken as a whole;

(ii)	no litigation, arbitration proceedings, prosecution or other legal or regulatory proceedings to which any member of the Wider Worldpay Group is or may become a party (whether as a plaintiff, defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the Wider Worldpay Group having been instituted, announced or threatened by or against or remaining outstanding in respect of any member of the Wider Worldpay Group which is material in the context of the Wider Worldpay Group taken as a whole;

(iii)	no contingent or other liability having arisen or become apparent to Vantiv which would be likely to adversely affect any member of the Wider Worldpay Group, taken as a whole;

(iv)	no steps having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider Worldpay Group which is necessary for the proper carrying on of its business; and

(v)	no member of the Wider Worldpay Group having conducted its business in breach of any applicable laws and regulations which in any case is material in the context of the Wider Worldpay Group taken as a whole;

No discovery of certain matters

q)	except as Disclosed, Vantiv not having discovered:

(i)	that any financial, business or other information concerning the Wider Worldpay Group as contained in the information publicly disclosed at any time by or on behalf of any member of the Wider Worldpay Group is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make that information not misleading; or

(ii)	that any member of the Wider Worldpay Group is subject to any liability (actual or contingent) which is not disclosed in the annual report and accounts of Worldpay for the financial year ended 31 December, 2016, in each case, to the extent which is material in the context of the Wider Worldpay Group taken as a whole;

r)	except as Disclosed, Vantiv not having discovered that:

(i)	any past or present member of the Wider Worldpay Group has failed to comply in any material respect with any and/or all applicable legislation or regulations, of any jurisdiction with regard to the use, storage, carriage, disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair materially the environment (including property) or harm human health or animal health or otherwise relating to environmental matters or the health and safety of humans, or that there has otherwise been any such storage, carriage, disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which storage, carriage, disposal, spillage, release, discharge, leak or emission would be likely to give rise to any material liability (actual or contingent) on the part of any member of the Wider Worldpay Group;

(ii)

there is, or is likely to be, for that or any other reason whatsoever, any material liability (actual or contingent) of any past or present member of the Wider Worldpay Group to make good, repair, reinstate or clean up any property now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Wider Worldpay Group, under any environmental legislation, regulation, notice, circular or order of any government, governmental, quasi-governmental, state or local government, supranational, statutory or other regulatory body, agency, court, association or any other person or body in any jurisdiction;

Anti-corruption, sanctions and criminal property

s)	save as Disclosed, Vantiv not having discovered that:

(i)	any past or present member, director, officer or employee of the Wider Worldpay Group is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010, the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption legislation or any person that performs or has performed services for or on behalf of the Wider Worldpay Group is or has at any time engaged in any activity, practice or conduct in connection with the performance of such services which would constitute an offence under the Bribery Act 2010, the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption legislation; or

(ii)	any asset of any member of the Wider Worldpay Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition); or

(iii)	any past or present member, director, officer or employee of the Worldpay Group, or any other person for whom any such person may be liable or responsible, has engaged in any business with, made any investments in, made any funds or assets available to or received any funds or assets from: (a) any government, entity or individual in respect of which U.S. or European Union persons, or persons operating in those territories, are prohibited from engaging in activities or doing business, or from receiving or making available funds or economic resources, by U.S. or European Union laws or regulations, including the economic sanctions administered by the U.S. Office of Foreign Assets Control, or HM Treasury in the U.K.; or (b) any government, entity or individual targeted by any of the economic sanctions of the United Nations, the U.S., the European Union or any of its member states; or

(iv)	no member of the Worldpay Group being engaged in any transaction which would cause Vantiv to be in breach of any law or regulation upon its acquisition of Worldpay, including the economic sanctions of the U.S. Office of Foreign Assets Control, or HM Treasury & Customs in the U.K., or any government, entity or individual targeted by any of the economic sanctions of the United Nations, the U.S., the European Union or any of its member states.

Part B

Waiver and Invocation of the Conditions

Subject to the requirements of the Panel in accordance with the Code, Vantiv reserves the right to waive, in whole or in part, all or any of the Conditions in Part A above, except for Conditions (a)(i)(A), (a)(ii)(A) and (a)(iii)(A) (Scheme Approval), (g) (Vantiv Shareholder approval), (h) and (i) (Listing on the New York Stock Exchange, effectiveness of registration), and (j) (Listing on the London Stock Exchange), which cannot be waived.

The Merger will be subject to the satisfaction (or waiver, if permitted) of the Conditions in Part A above, and to certain further terms set out in Part D below, and to the full terms and conditions which will be set out in the Scheme Document.

Conditions (a)(i)(A), (a)(ii)(A) and (b) to (s) (inclusive) must be fulfilled, or waived by, no later than 11.59 p.m. on the date immediately preceding the date of the Court Hearing, failing which the Scheme will lapse. Vantiv shall be under no obligation to waive or treat as satisfied any of the Conditions which are capable of waiver by a date earlier than the latest date specified above for the fulfilment or waiver thereof, notwithstanding that the other

Conditions to the Merger may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

Part C

Implementation by way of Takeover Offer

Subject to obtaining the consent of the Panel, Vantiv reserves the right to elect to implement the Merger by way of a Takeover Offer as an alternative to the Scheme, if: (i) Worldpay provides its written consent (an “Agreed Switch”), (ii) in the event that (a) the Meetings are not held on or before the 22nd day after their respective expected dates as set out in the Scheme Document (or such later date as may be agreed in writing between the parties with the consent of the Panel and the approval of the Court (if such approval is required)), or (b) the Court Hearing is not held on or before the 22nd day after the expected date as set out in the Scheme Document (or such later date as may be agreed in writing between the parties with the consent of the Panel and the approval of the Court (if such approval is required)), (iii) the board of directors of Worldpay withdraws or materially and adversely qualifies its recommendation of the Merger, or (iv) a third party announces a firm intention to make an offer for the entire issued and to be issued ordinary share capital of Worldpay and the board of directors of Worldpay recommends the Worldpay Shareholders to accept such offer (or, if it is to be implemented by way of a scheme of arrangement pursuant to Part 26 of the Act, to vote in favour of such scheme) or fails to publicly reaffirm its unanimous and unconditional recommendation to the Worldpay Shareholders to vote in favour of the Scheme within 5 days of being requested by Vantiv in writing to do so.

In such event, such Takeover Offer will be implemented on the same terms and conditions, so far as applicable, as those which would apply to the Scheme subject to appropriate amendments to reflect the change in method of effecting the Takeover Offer, including (without limitation) the inclusion of an acceptance condition set at 75 per cent. of the Worldpay Shares to which the Takeover Offer relates, provided that in the event of an Agreed Switch, such acceptance condition shall be set at not less than 90 per cent. of the Worldpay Shares to which the Takeover Offer relates (or such lesser percentage as may be agreed between Vantiv and Worldpay in writing after consultation with the Panel (if necessary), being in any case more than 50 per cent. of the voting rights normally exercisable at a general meeting of Worldpay, including, for this purpose, any such voting rights attaching to Worldpay Shares that are unconditionally allotted or issued before the Takeover Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise). Further, if sufficient acceptances of the Takeover Offer are received and/or sufficient Worldpay Shares are otherwise acquired, it is the intention of Vantiv to apply the provisions of the Companies Act to compulsorily acquire any outstanding Worldpay Shares to which such Takeover Offer relates.

Part D

Certain further terms of the Merger

The Scheme will lapse if the Scheme or Takeover Offer or any matter arising from or relating to the Merger becomes subject to a CMA Phase 2 Reference before the date of the Court Meeting.

The availability of the Merger to persons not resident in the U.K. may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the U.K. should inform themselves about, and observe, any applicable requirements. Worldpay Shareholders who are in any doubt about such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay and observe any applicable requirements.

This Merger will be governed by English law and be subject to the jurisdiction of the English courts and to the Conditions set out in the formal Scheme Document. The Merger will comply with the applicable rules and regulations of the Financial Conduct Authority and the London Stock Exchange and the Code.

Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

Fractions of New Vantiv Shares will not be allotted or issued to persons pursuant to the Scheme. Fractional entitlements to New Vantiv Shares will be aggregated and sold in the market and the net proceeds of sale distributed pro rata to the relevant Vantiv Shareholders in accordance with their fractional entitlements (rounded down to the nearest penny).

The Worldpay Shares will be acquired by Vantiv and/or Bidco with full title guarantee, fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights existing at the date of this Announcement or thereafter attaching thereto, including (without limitation) the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the date of this Announcement in respect of the Worldpay Shares, other than the Dividends. It is expected that Vantiv will acquire approximately 87 per cent., and Bidco will acquire approximately 13 per cent., of the Worldpay Shares.

The consideration payable in respect of each Worldpay Share under the terms of the Merger shall be reduced to the extent that the Dividends exceed 5 pence per Worldpay Share. If any dividend or other distribution is announced, declared, made or paid in respect of the Worldpay Shares on or after the date of this Announcement and prior to the Effective Date, other than the Dividends, Vantiv reserves the right to reduce the consideration payable in respect of each Worldpay Share by the amount of all or part of any such dividend or other distribution.

The New Vantiv Shares will be issued credited as fully paid and will rank pari passu in all respects with the existing Vantiv Shares, save that they will not participate in any dividend payable by Vantiv with reference to a record date prior to the Effective Date.

APPENDIX II

SOURCES OF INFORMATION AND BASES OF CALCULATION

In this Announcement:

(i)	Unless otherwise stated, financial information concerning Worldpay has been extracted from the Annual Report and Accounts of Worldpay for the year ended 31 December, 2016 and Worldpay’s results for the six months ended 30 June, 2017.

(ii)	Unless otherwise stated, financial information concerning Vantiv has been extracted from the form 10-K of Vantiv for the year ended 31 December, 2016 and the Vantiv Q2 Results.

(iii)	The value of Worldpay’s entire issued and to be issued ordinary share capital implied by the terms of the Merger is based upon the fully diluted ordinary share capital of Worldpay comprising (i) 2,000,000,000 Worldpay Shares in issue on 8 August, 2017 (being the last practicable date prior to this Announcement) and (ii) 2,713,175 Worldpay Shares expected to be issued on or after the date of this Announcement to satisfy the vesting of awards and the exercise of options granted under the Worldpay Share Schemes.

(iv)	The enterprise value of Worldpay implied by the terms of the Merger is based on the value of Worldpay’s entire issued and to be issued ordinary share capital set out in paragraph (iii) above, plus Worldpay’s net debt of £1.4 billion (based on £1.3 billion net debt at 30 June, 2017 (excluding the cash held in respect of the Worldpay CVRs) and adjusted for the payment of Dividends and expected cash settlement for certain options and awards under the Worldpay Share Schemes).

(v)	As at 8 August, 2017 (being the last practicable date prior to this Announcement), Vantiv had 162,530,466 Vantiv Shares (being Vantiv Class A common stock) and 35,042,826 shares of Vantiv Class B common stock in issue, and as at 7 August, 2017 (being the last practicable date prior to this Announcement for this purpose) Vantiv had 2,134,694 Vantiv Shares to be issued on or after the date of this Announcement to satisfy the vesting of awards and the exercise of options granted under Vantiv’s equity compensation plans.

(vi)	The pro forma enterprise value of the Combined Company is based on the closing price of Vantiv Shares as at 8 August, 2017 (being the last practicable date prior to this Announcement) multiplied by the sum of:

i.	the fully diluted share capital of each of Vantiv as set out in paragraph (v) above, minus 19,790,000 Vantiv Shares to be repurchased from Fifth Third pursuant to the Fifth Third Transaction; and

ii.	134,582,325 New Vantiv Shares to be issued pursuant to the Merger,

plus each of Vantiv and Worldpay’s net debt as at 30 June, 2017 adjusted for the financing arrangements entered into by Vantiv LLC in connection with the Merger and the Fifth Third Transaction.

(vii)	The percentage ownership of the Combined Company which would be held by Worldpay Shareholders and Vantiv Shareholders respectively if the Merger completes are based on:

i.	the fully diluted issued share capital of Vantiv set out in paragraph (v) above, minus 19,790,000 Vantiv Shares to be repurchased from Fifth Third pursuant to the Fifth Third Transaction; and

ii.	the fully diluted ordinary share capital of Worldpay set out in paragraph (iii) above.

(viii)	Unless otherwise stated, all prices for Worldpay Shares are the Closing Price derived from S&P Capital IQ for the relevant date.

(ix)	Unless otherwise stated, all prices for Vantiv Shares are the closing price derived from the New York Stock Exchange on the relevant date.

(x)	The exchange rate of US$1.2967:£1 for the conversion of U.S. dollars into pounds sterling has been derived from Bloomberg and is based on the exchange rate as at 5.00 p.m. BST on 8 August, 2017 (being the last Business Day before the date of this Announcement).

(xi)	Free cash flow is calculated as adjusted EBITDA minus capital expenditure and free cash flow conversion is calculated as (adjusted EBITDA – capital expenditure) / adjusted EBITDA.

(xii)	Last Twelve Months (LTM) EBITDA for Worldpay of £497.2 million is calculated as 2017 H1 EBITDA of £247.5 million plus 2016 EBITDA of £467.6 million less 2016 H1 EBITDA of £217.9 million.

APPENDIX III

IRREVOCABLE UNDERTAKINGS

Vantiv has received irrevocable commitments from the Worldpay Directors, as listed below, in respect of their own beneficial holdings of Worldpay Shares and (to the extent relevant) the person to whom such shares are transferred in accordance with the terms of the irrevocable commitments, representing in aggregate approximately 1.05 per cent. of the existing issued ordinary share capital of Worldpay. These commitments require each Worldpay Director to vote or procure that the registered holder votes in favour of the resolutions relating to the Scheme at the Meetings (or, in the event the Merger is implemented by means of a Takeover Offer, to accept, or procure acceptance of, the Takeover Offer).

Name of Worldpay Director	Number of Worldpay Shares	Percentage of Worldpay issued ordinary share capital
Sir Michael Rake	83,333	<0.01%
Philip Jansen	7,538,577	0.38%
Ron Kalifa	5,758,242	0.29%
Rick Medlock	5,418,087	0.27%
John Allan	1,923,141	0.10%
Martin Scicluna	304,903	0.02%
Deanna Oppenheimer	30,000	<0.01%
TOTAL	21,056,283	1.05%

These irrevocable commitments will continue to be binding in the event that a higher competing offer is made for Worldpay.

These irrevocable commitments will cease to be binding on the earliest to occur of the following events:

•	if Vantiv and/or Bidco publically announces, with the consent of any relevant authority (if required) and before the Scheme Document (or, if applicable, the offer document) is posted, that it does not intend to proceed with the Merger and no new, revised or replacement Scheme or Takeover Offer is contemporaneously announced by Vantiv; or

•	if the Merger lapses or is withdrawn other than where the Merger is withdrawn or lapses solely as a result of Vantiv and/or Bidco exercising its right to implement the Merger by way of a Takeover Offer rather than the Scheme;

•	if the Scheme does not become Effective, or, if Vantiv and/or Bidco elects to implement the Merger by way of a Takeover Offer, the Takeover Offer does not become wholly unconditional, in each case by 31 March, 2018 (or such later time or date as Worldpay and Vantiv agree in writing, with the consent of the Panel);

•	if any competing offer for the issued and to be issued ordinary share capital of Worldpay is made which is declared wholly unconditional (if implemented by way of a takeover offer) or otherwise becomes effective (if implemented by way of a scheme of arrangement);

•	if the Merger is implemented by way of a Takeover Offer, the offer document is not posted to shareholders of Worldpay within the permitted period under the Code or as otherwise agreed with the Panel; or

•	if the Vantiv Proxy Statement and (if different) the document convening the Vantiv Shareholders’ Meeting does not include the Vantiv Recommendation or it is announced before the publication of the Vantiv Proxy Statement that the board of directors of Vantiv no longer intends to make such recommendation or a Vantiv Adverse Recommendation Announcement is made.

APPENDIX IV

QUANTIFIED FINANCIAL BENEFITS STATEMENT

Part A

Section 4 of this Announcement contains statements of estimated cost savings and synergies arising from the Merger (together, the “Quantified Financial Benefits Statement”).

A copy of the Quantified Financial Benefits Statement is set out below:

“Vantiv anticipates that the Merger will result in annual recurring pre-tax cost synergies of approximately US$200 million. The synergies are expected to be fully realised by the end of the third year following completion of the Merger.

The expected sources of the identified cost synergies are as follows:

•	approximately 63 per cent. from savings in operations, technology, selling, general & administrative expenditure in the U.S. through consolidation of the Combined Company’s U.S. businesses;

•	approximately 22 per cent. from savings in general & administrative expenditure through consolidation of the Combined Company’s corporate functions; and

•	approximately 15 per cent. from savings in technology, operations, selling, general & administrative expenditure through consolidation of the Combined Company’s eCommerce businesses and operations and technology functions.

The Combined Company is expected to incur one-off restructuring and integration costs of approximately US$330 million. The majority of these costs will be incurred by the end of the second year following completion of the Merger. Aside from the integration costs, no material dis-synergies are expected in connection with the Merger. The expected synergies will accrue as a direct result of the Merger and would not be achieved on a standalone basis.”

Further information on the bases of belief supporting the Quantified Financial Benefits Statement, including the principal assumptions and sources of information, is set out below.

Bases of belief and principal assumptions

In preparing the Quantified Financial Benefits Statement, a synergy working group comprising senior strategy, operations, technical, sales and financial personnel from Vantiv (the “Working Group”) was established to evaluate and assess the potential synergies available for the integration and undertake an initial planning exercise. The Working Group has worked collaboratively, alongside external consultants, to identify and quantify potential synergies as well as estimate any associated costs based on publicly available information, certain operating and financial information provided by Worldpay and a series of meetings and/or calls with the key management personnel of Worldpay.

In circumstances where the information provided by Worldpay has been limited for commercial or other reasons, the Working Group has made estimates and assumptions to aid its development of individual synergy initiatives. The assessment and quantification of the potential synergies have in turn been informed by Vantiv management’s industry experience as well as their experience of executing and integrating past acquisitions.

The cost bases used as the basis for the Quantified Financial Benefits Statement are those contained in the form 10-K of Vantiv and the annual report and accounts of Worldpay for the year ended 31 December, 2016 and Worldpay’s cost forecasts for 2017. The exchange rate used as the basis for the Quantified Financial Benefits Statement is £1:US$1.359.

The quantified synergies are incremental to Vantiv’s and to the best of Vantiv’s knowledge, Worldpay’s existing plans.

In general, the synergy assumptions have in turn been risk adjusted, exercising a degree of prudence in the calculation of the estimated synergy benefit set out above.

In arriving at the estimate of synergies set out in the Quantified Financial Benefits Statement, the Vantiv management has made the following assumptions:

•	Worldpay’s processing capabilities in the U.S. will be migrated to Vantiv’s processing platforms and Worldpay’s legacy platform will be retired; and

•	Vantiv will maintain its New York Stock Exchange listing and obtain a secondary standard listing on the London Stock Exchange and Worldpay will be de-listed from the London Stock Exchange.

In addition, in arriving at the Quantified Financial Benefits Statement, the Vantiv management has also made the following assumptions, all of which are outside the influence of Vantiv:

•	there will be no material impact on the underlying operations of either company or their ability to continue to conduct their businesses;

•	there will be no material change to macroeconomic, political, regulatory or legal conditions in the markets or regions in which Vantiv and Worldpay operate that will materially impact on the implementation or costs to achieve the proposed cost savings;

•	there will be no material change in current foreign exchange rates; and

•	there will be no change in legislation or regulation in the countries in which Vantiv and Worldpay operate that could materially impact the ability to achieve any benefits.

Reports

As required by Rule 28.1(a) of the Code, Deloitte, as reporting accountants to Vantiv, and Morgan Stanley and Credit Suisse, as joint financial advisers to Vantiv, have provided the reports required under that Rule.

Copies of these reports are included in Part B and Part C of this Appendix IV. Each of Deloitte, Morgan Stanley and Credit Suisse has given and not withdrawn its consent to the publication of its report in this Announcement in the form and context in which it is included.

Notes

1.	These statements of estimated synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. In addition, due to the scale of the Combined Company, there may be additional changes to the Combined Company’s operations. As a result, the estimated synergies referred to may not be achieved, or may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated.

2.	The Quantified Financial Benefits Statement should not be construed as a profit forecast or interpreted to mean that Vantiv’s earnings in the first full year following the Effective Date, or in any subsequent period, will necessarily match or be greater than or be less than those of Vantiv or Worldpay for the relevant preceding financial period or any other period.

3.	For the purposes of Rule 28 of the Code, the Quantified Financial Benefits Statement is the responsibility of the Vantiv Directors.

Part C

Report from Morgan Stanley and Credit Suisse

The Directors

Vantiv, Inc.

8500 Governor’s Hill Drive

Symmes Township

Cincinnati

Ohio 45249

United States of America

9 August, 2017

Dear Sirs,

Recommended merger of Worldpay Group plc (“Worldpay”) with Vantiv, Inc (“Vantiv”) and Vantiv UK Limited (the “Merger”)

We refer to the Quantified Financial Benefits Statement, the bases of belief thereof and the notes thereto (together, the “Statement”) as set out in Part A of Appendix IV of this announcement, for which the board of directors of Vantiv (the “Directors”) are solely responsible under Rule 28 of the City Code on Takeovers and Mergers (the “Code”).

We have discussed the Statement (including the assumptions, bases of calculation and sources of information referred to therein) with the Directors and those officers and employees of Vantiv who developed the underlying plans as well as with Deloitte LLP. The Statement is subject to uncertainty as described in this announcement and our work did not involve an independent examination of any of the financial or other information underlying the Statement.

We have relied upon the accuracy and completeness of all the financial and other information provided to us by or on behalf of Vantiv, or otherwise discussed with or reviewed by us, and we have assumed such accuracy and completeness for the purposes of providing this letter.

We do not express any view as to the achievability of the quantified financial benefits identified by the Directors.

We have also reviewed the work carried out by Deloitte LLP and have discussed with them the opinion set out in Part B of Appendix IV of this announcement addressed to yourselves and ourselves on this matter, and the bases of calculation for the Statement.

This letter is provided to you solely in connection with Rule 28.1(a)(ii) of the Code and for no other purpose. We are acting exclusively as financial advisers to Vantiv and no-one else in connection with the Merger and it was for the purpose of complying with Rule 28.1(a)(ii) that Vantiv requested us to prepare this report on the Statement. We accept no responsibility to Vantiv or its shareholders or any person other than the Directors in respect of the contents of this letter; no person other than the Directors can rely on the contents of, or the work undertaken in connection with, this letter, and to the fullest extent permitted by law, we exclude and disclaim all liability (whether in contract, tort or otherwise) to any other person, in respect of this letter, its contents or the work undertaken in connection with this letter or any of the results that can be derived from this letter or any written or oral information provided in connection with this letter, and any such liability is expressly disclaimed except to the extent that such liability cannot be excluded by law.

On the basis of the foregoing, we consider that the Statement, for which you as the Directors are solely responsible for purposes of Rule 28 of the Code, has been prepared with due care and consideration.

Yours faithfully,

Morgan Stanley & Co. International plc and Credit Suisse International

APPENDIX V

VANTIV PROFIT FORECAST

On the date of this Announcement, Vantiv released its results for the second quarter ended 30 June, 2017, which, in the press release covering the results, was supplemented by the following statements:

“On a GAAP basis, net income per diluted share attributable to Vantiv, Inc. is expected to be $1.31—$1.36 for the full-year 2017. Pro forma adjusted net income per share is expected to be $3.31—$3.36 for the full-year 2017.

On a GAAP basis, net income per diluted share attributable to Vantiv, Inc. is expected to be $0.41—$0.43 for the third quarter of 2017. Pro forma adjusted net income per share is expected to be $0.88—$0.90 for the third quarter of 2017.”

Each of the above statements constitutes an ordinary course profit forecast for the purposes of Rule 28 of the Code (together, the “Vantiv Profit Forecast”).

Set out below is the basis of preparation in respect of the Vantiv Profit Forecast, together with the assumptions on which it is based.

Basis of preparation

The Vantiv Profit Forecast is based on the annual results for the Vantiv Group for the year ended 31 December, 2016, the unaudited management accounts of the Vantiv Group for the six months ended 30 June, 2017 and a forecast for the six months beginning 1 July, 2017 and ending 31 December, 2017.

The Vantiv Profit Forecast has been prepared on a basis consistent with the Vantiv Group’s accounting policies which are in accordance with U.S. GAAP. These policies are consistent with those applied in the preparation of the Vantiv Group’s annual results for the year ended 31 December, 2016 and those applicable for the year ending 31 December, 2017.

The Vantiv Profit Forecast excludes any transaction costs applicable to the Scheme or any other associated accounting impacts as a direct result of the Scheme.

Assumptions

The Vantiv Profit Forecast is based on the following assumptions for the year ending 31 December, 2017:

Factors outside the influence or control of the Vantiv Directors:

•	There will be no material changes to existing prevailing macroeconomic or political conditions in the markets and regions in which the Vantiv Group operates.

•	There will be no material changes to the conditions of the markets and regions in which the Vantiv Group operates or in relation to customer demand or the behaviour of competitors in those markets and regions.

•	The interest, inflation and tax rates in the markets and regions in which the Vantiv Group operates will remain materially unchanged from the prevailing rates.

•	There will be no material adverse events that will have a significant impact on Vantiv’s financial performance.

•	There will be no business disruptions that materially affect the Vantiv Group or its key customers, including natural disasters, acts of terrorism, cyber-attack and/or technological issues or supply chain disruptions.

•	There will be no material changes in legislation or regulatory requirements or payment network rules impacting on the Vantiv Group’s operations or its accounting policies.

•	The Scheme will not result in any material changes to Vantiv’s obligations to customers.

•	The Scheme will not have any material impact on Vantiv’s ability to negotiate new business.

Factors within the influence and control of the Vantiv Directors:

•	There will be no material change to the present management of Vantiv.

•	There will be no material change in the operational strategy of the Vantiv Group.

•	There will be no material acquisitions or disposals.

•	There will be no material strategic investments over and above those currently planned.

•	There will be no unexpected technical or network issues with products or process.

Vantiv Directors’ confirmation

With the consent of Worldpay, the Panel has granted a dispensation from the Code requirement for Vantiv’s reporting accountants and financial advisers to prepare reports in respect of the Vantiv Profit Forecast.

The Vantiv Directors have considered the Vantiv Profit Forecast and confirm that it remains valid as at the date of this Announcement, and has been properly compiled on the basis of the assumptions set out in this Appendix V and that the basis of the accounting used is consistent with Vantiv’s accounting policies.

APPENDIX VI

DEFINITIONS

Admission means admission of the New Vantiv Shares to: (a) the standard listing segment of the Official List (in accordance with the Listing Rules and the Financial Services and Markets Act 2000), and (b) trading on the Main Market (in accordance with the Admission and Disclosure Standards of London Stock Exchange);

Agreed Switch has the meaning given in Section 20 of this Announcement;

Announcement means this announcement made pursuant to Rule 2.7 of the Code;

Articles means the articles of association of Worldpay from time to time;

associated undertaking has the meaning given by paragraph 19 of Schedule 6 to the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 other than paragraph 19(1)(b) of Schedule 6 to those Regulations which shall be excluded for this purpose;

B2B means business-to-business;

Barclays means Barclays Bank PLC, acting through its Investment Bank;

Bidco means Vantiv UK Limited, a newly-incorporated English company with registered number 10889371;

Business Day means a day, (other than a Saturday, Sunday, public or bank holiday) on which banks are generally open for business in London and New York;

Closing Price means the closing middle market quotation of a share derived from the Daily Official List of the London Stock Exchange;

CMA means the U.K. Competition and Markets Authority (or any successor body or bodies carrying out the same functions in the United Kingdom from time to time);

CMA Phase 2 Reference means a reference pursuant to sections 22, 33, 45 or 62 of the Enterprise Act 2002 (as amended) of the Merger to the chair of the CMA for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013 (as amended);

Code means the City Code on Takeovers and Mergers;

Combined Company means the enlarged group following the Merger, comprising the Vantiv Group and the Worldpay Group;

Community means the European Community;

Companies Act means the Companies Act 2006, as amended;

Conditions means the conditions to the Merger set out in Part A of Appendix I;

Confidentiality Agreement means the confidentiality agreement entered into between Worldpay and Vantiv, dated 4 January, 2016;

Co-operation Agreement means the agreement entered into on or around the date of this Announcement between Vantiv and Worldpay and relating, amongst other things, to the implementation of the Merger;

Court means the High Court of Justice in England and Wales;

Court Hearing means the Court hearing at which Worldpay will seek an order sanctioning the Scheme pursuant to Part 26 of the Companies Act;

Court Meeting means the meeting or meetings of the Worldpay Shareholders to be convened by order of the Court pursuant to Part 26 of the Companies Act for the purpose of considering and, if thought fit, approving the Scheme (with or without amendment approved or imposed by the Court and agreed to by Vantiv and Worldpay) including any adjournment, postponement or reconvention of any such meeting, notice of which shall be contained in the Scheme Document;

Court Order means the order of the Court sanctioning the Scheme under section 899 of the Companies Act;

Credit Suisse means Credit Suisse International;

CREST means the relevant system (as defined in the Uncertificated Securities Regulations 2001 (SI 2001/3755) in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in the Regulations);

Deloitte or Deloitte LLP means Deloitte LLP, the United Kingdom affiliate of Deloitte NWE LLP, a member firm of Deloitte Touche Tohmatsu Limited, a U.K. private company limited by guarantee (“DTTL”). DTTL and each of its member firms are legally separate and independent entities;

Disclosed means the information which has been fairly disclosed (i) in writing prior to the date of this Announcement by or on behalf of Worldpay to Vantiv or Vantiv’s financial, accounting, tax or legal advisers, (ii) in Worldpay’s published annual and/or half year report and accounts for the relevant financial period or periods referred to in the relevant Condition, (iii) in any public announcement by Worldpay prior to the date of this Announcement by way of any Regulatory Information Service (including information the availability of which has been announced by way of any Regulatory Information Service), or (iii) in this Announcement;

Dividends has the meaning given in the Summary section of this Announcement;

Dutch Central Bank means De Nederlandsche Bank B.V.;

EBITDA means earnings before interest, tax, depreciation and amortisation;

Effective means:

a)	if the Merger is implemented by way of the Scheme, the Scheme having become effective pursuant to its terms; or

b)	if the Merger is implemented by way of a Takeover Offer, the Takeover Offer having been declared or become unconditional in all respects in accordance with the requirements of the Code;

Effective Date means the date on which the Merger becomes Effective;

EPS means earnings per share;

FCA means the Financial Conduct Authority;

Fifth Third means Fifth Third Bank, a wholly-owned indirect subsidiary of Fifth Third Bancorp;

Fifth Third Transaction has the meaning given in Section 17 of this Announcement;

Fifth Third Transaction Agreement means the agreement between Fifth Third and Vantiv dated 7 August, 2017 described in Section 17 of this Announcement;

Forms of Proxy means the form of proxy in connection with each of the Court Meeting and the General Meeting, which shall accompany the Scheme Document;

FSMA means the Financial Services and Markets Act 2000, as amended;

GAAP or U.S. GAAP means generally accepted accounting principles in the U.S.;

General Meeting means the general meeting of the Worldpay Shareholders (including any adjournment thereof) to be convened for the purpose of considering, and if thought fit, approving the shareholder resolutions necessary to enable Worldpay to implement the Merger, notice of which shall be contained in the Scheme Document;

Goldman Sachs means Goldman Sachs International;

HSR Act means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended);

IPO means the initial public offering in respect of Worldpay;

Irrevocable Undertakings mean the irrevocable undertakings given by the Worldpay Directors to vote or procure votes in favour of the Scheme at the Court Meeting and the resolutions to be passed at the General Meeting (or in the event that the Merger is implemented by way of a Takeover Offer, to accept or procure acceptance of the Takeover Offer) as detailed in Section 7 of this Announcement;

Listing Rules means the listing rules made by the FCA under section 73A of the Financial Services and Markets Act 2000, as amended from time to time;

London Stock Exchange means London Stock Exchange plc;

Long Stop Date means 31 March, 2018, or such later date (if any) as Vantiv and Worldpay may agree, with the consent of the Panel, and the Court may allow;

Meetings means the Court Meeting and the General Meeting;

Merger means the proposed acquisition by Vantiv (or its nominee(s)) of the entire issued and to be issued ordinary share capital of Worldpay, to be implemented by means of the Scheme as described in this Announcement (or, should Vantiv so elect, by a Takeover Offer under certain circumstances described in this Announcement);

Mix and Match Facility means the facility under which Worldpay Shareholders will be entitled to elect to vary the proportions in which they receive New Vantiv Shares and in which they receive cash in respect of their holdings of Worldpay Shares to the extent that other such Worldpay Shareholders make off-setting elections;

Morgan Stanley means Morgan Stanley & Co. International plc;

New Vantiv Shares means the new shares of Vantiv Class A common stock proposed to be issued to Worldpay Shareholders in connection with the Merger;

Offer Period means the period commencing on 4 July, 2017 and ending on (i) the earlier of the date on which the Scheme becomes Effective and/or the date on which the Scheme lapses or is withdrawn (or such other date as the Panel may decide) or (ii) the earlier of the date on which the Takeover Offer has become or has been declared unconditional as to acceptances and/or the date on which the Takeover Offer lapses or is withdrawn (or such other date as the Panel may decide), in each case other than where such lapsing or withdrawal is a result of Vantiv exercising its right to implement the Merger by way of a Takeover Offer;

Official List means the official list maintained by the UK Listing Authority pursuant to Part 6 of the Financial Services and Markets Act 2000;

Opening Position Disclosure means an announcement containing details of interests or short positions in, or rights to subscribe for, any relevant securities of a party to the offer if the person concerned has such a position, as defined in Rule 8 of the Code;

Panel means the U.K. Panel on Takeovers and Mergers;

PRA means the Prudential Regulation Authority;

PSRs means the Payment Services Regulations 2009;

Quantified Financial Benefits Statement has the meaning given in Part A of Appendix IV;

Registrar means the Registrar of Companies in England and Wales;

RBS means the Royal Bank of Scotland Group plc;

Relevant Authority means any central bank, ministry, governmental, quasigovernmental, supranational (including the European Union), statutory, regulatory or investigative body, authority or tribunal (including any national or supranational antitrust, competition or merger control authority, any sectoral ministry or regulator and any foreign investment review body), national, state, municipal or local government (including any subdivision, court, tribunal, administrative agency or commission or other authority thereof), any entity owned or controlled by them, any private body exercising any regulatory, taxing, importing or other authority, trade agency, association, institution or professional or environmental body in any jurisdiction;

Restricted Jurisdiction means any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Merger is sent or made available to Worldpay Shareholders in that jurisdiction;

Scheme means the proposed scheme of arrangement under Part 26 of the Companies Act between Worldpay and Worldpay Shareholders to implement the Merger to be set out in the Scheme Document, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by Vantiv and Worldpay;

Scheme Document means the document to be dispatched to Worldpay Shareholders including the particulars required by section 897 of the Companies Act;

Scheme Record Time means the time and date specified as such in the Scheme Document, expected to be 6.00 p.m. on the Business Day immediately preceding the Effective Date, or such other time as Vantiv and Worldpay may agree;

Scheme Shareholders means holders of Scheme Shares;

Scheme Shares means together:

a)	the Worldpay Shares in issue at the date of the Scheme Document and which remain in issue at the Scheme Record Time;

b)	any Worldpay Shares issued after the date of the Scheme Document and prior to the Voting Record Time which remain in issue at the Scheme Record Time; and

c)	any Worldpay Shares issued at or after the Voting Record Time and prior to the Scheme Record Time in respect of which the original or any subsequent holder thereof is bound by the Scheme, or shall by such time have agreed in writing to be bound by the Scheme and, in each case, which remain in issue at the Scheme Record Time, excluding, in any case, any Worldpay Shares held by or on behalf of Vantiv or the Vantiv Group at the Scheme Record Time.

SEC means the U.S. Securities and Exchange Commission;

significant interest means a direct or indirect interest in ten per cent. or more of the equity share capital (as defined in the Companies Act);

SMB means small and medium business;

Special Resolution means the special resolution to be proposed by Worldpay at the General Meeting in connection with, among other things, the approval of the Scheme and the alteration of the Articles and such other matters as may be necessary to implement the Scheme and the delisting of the Worldpay Shares;

Takeover Offer means, if the Merger is implemented by way of a takeover offer (as that term is defined in section 974 of the Companies Act), the offer to be made by or on behalf of Vantiv, or an associated undertaking thereof, to acquire the entire issued and to be issued ordinary share capital of Worldpay including, where the context admits, any subsequent revision, variation, extension or renewal of such offer;

U.K. means the United Kingdom of Great Britain and Northern Ireland;

UK Listing Authority means the FCA as the authority for listing in the U.K. when it is exercising its powers under Part 6 of the Financial Services and Markets Act 2000 as amended;

U.S. means the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia;

U.S. Exchange Act means the U.S. Securities Exchange Act 1934, as amended;

U.S. Securities Act means the U.S. Securities Act 1933, as amended;

undertaking has the meaning given in section 1162 of the Companies Act;

Vantiv means Vantiv, Inc., a company incorporated in Delaware with registered office in 8500 Governor’s Hill Drive, Symmes Township, OH 45249, United States;

Vantiv Adverse Recommendation Announcement means any announcement made before the publication of the Vantiv Proxy Statement that: (i) the board of directors of Vantiv no longer intends to make the Vantiv Recommendation or intends to adversely modify or qualify such recommendation, (ii) it will not convene the Vantiv Shareholders’ Meeting, or (iii) it does not intend to post the Proxy Statement or to convene the Vantiv Shareholders’ Meeting;

Vantiv Directors means the directors of Vantiv at the date of this Announcement or, where the context so requires, the directors of Vantiv from time to time;

Vantiv Group means Vantiv and its subsidiary undertakings and associated undertakings;

Vantiv Holding has the meaning given in Section 8;

Vantiv Profit Forecast means the Vantiv profit forecast set out in Appendix V;

Vantiv Prospectus means the prospectus which will be published by Vantiv in connection with Admission;

Vantiv Proxy Statement means the proxy statement which is anticipated to be mailed to Vantiv Shareholders in connection with their approval of the issuance of the New Vantiv Shares;

Vantiv Q2 Results has the meaning given in Section 8 of this Announcement;

Vantiv Recommendation means the unanimous and unconditional recommendation of the board of directors of Vantiv of the approval of the issue of the New Vantiv Shares (provided that the recommendation will still be considered unanimous and unconditional if the director of Vantiv nominated by Fifth Third (if any) abstains or recuses himself from any such decision for reasons other than objection to the Merger);

Vantiv Shareholders’ Meeting means the meeting of Vantiv Shareholders convened for the purpose of considering and approving the issuance of the New Vantiv Shares;

Vantiv Shareholders means holders of Vantiv Shares from time to time and Fifth Third, in respect of its holding of Vantiv Class B common stock of no par value each;

Vantiv Shares means the shares of Class A common stock of par value US$0.00001 each in the share capital of Vantiv;

Voting Record Time means the time and date specified in the Scheme Document by reference to which entitlement to vote at the Court Meeting will be determined, expected to be 6.00 p.m. on the day two days prior to the Court Meeting or any adjournment thereof (as the case may be);

Wider Vantiv Group means Vantiv and its subsidiary undertakings, associated undertakings and any other undertaking in which Vantiv and/or such undertakings (aggregating their interests) have a significant interest (in each case, from time to time) but excluding the Wider Worldpay Group;

Wider Worldpay Group means Worldpay and its subsidiary undertakings, associated undertakings and any other undertaking in which Worldpay and/or such undertakings (aggregating their interests) have a significant interest (in each case, from time to time) but excluding the Wider Vantiv Group;

Worldpay means Worldpay Group plc, a public company incorporated in England and Wales with registered number 08762327;

Worldpay CVRs means the non-voting redeemable contingent value right shares with a par value of £1.8475 each in the capital of Worldpay;

Worldpay Directors means the directors of Worldpay as at the date of this Announcement or, where the context so requires, the directors of Worldpay from time to time;

Worldpay Group means Worldpay and its Subsidiaries and subsidiary undertakings (unless otherwise stated);

Worldpay Shareholders means the holders of Worldpay Shares from time to time;

Worldpay Shares means the ordinary shares of nominal value £0.03 each in the capital of Worldpay; and

Worldpay Share Schemes means the Worldpay Group plc Conditional Share Plan, the Worldpay Group plc Deferred Bonus Share Plan, the Worldpay Group plc Performance Share Plan, the Worldpay Group plc Savings-Related Share Option Scheme, the Worldpay Group plc US Employee Stock Purchase Plan and the Worldpay Group plc Transitional Award Plan.

All references to GBP, pence, Sterling, Pounds sterling, p or £ are to the lawful currency of the United Kingdom. All references to USD, US$, U.S. and United States dollars and cents are to the lawful currency of the U.S.

All references to statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as extended, modified, replaced or re-enacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.

All the times referred to in this Announcement are London times unless otherwise stated. References to the singular include the plural and vice versa.

Annex II

Strictly private and confidential

Subject to contract

AMENDED AND RESTATED

CO-OPERATION AGREEMENT

DATED 10 AUGUST, 2017

WORLDPAY GROUP PLC

AND

VANTIV, INC.

AND

VANTIV UK LIMITED

Allen & Overy LLP

THIS AGREEMENT is made on 10 August, 2017

BETWEEN:

(1)	WORLDPAY GROUP PLC a company incorporated in England and Wales (registered number 08762327) whose registered office is at The Walbrook Building, 25 Walbrook, London EC4N 8AF (Worldpay); and

(2)	VANTIV, INC., a Delaware corporation whose principal place of business is at 8500 Governor’s Hill Drive, Symmes Township, Ohio 45249, USA (Vantiv); and

(3)	VANTIV UK LIMITED, a company incorporated in England and Wales (registered number 10889371) whose registered office is at c/o Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS (Vantiv Bidco).

BACKGROUND:

(A)	Vantiv and Vantiv Bidco, an indirect subsidiary of Vantiv, propose to announce a firm intention to make an offer for the entire issued and to be issued ordinary share capital of Worldpay on the terms and subject to the conditions set out in the Announcement (as defined below).

(B)	It is intended that the Transaction (as defined below) will be effected by way of a court-sanctioned scheme of arrangement pursuant to Part 26 of the Act (as defined below). Vantiv has, however, reserved the right as described in clause 8 to elect to implement the Transaction by way of a takeover offer (as defined in Part 28 of the Act) in certain circumstances, subject to the terms of this agreement.

(C)	The parties have agreed to take certain steps to facilitate completion of the Transaction and are entering into this agreement to record their respective obligations relating to such matters.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In addition to terms defined elsewhere in this agreement, the definitions and other provisions in Schedule 2 apply throughout this agreement, unless the contrary intention appears.

1.2	In this agreement, unless the contrary intention appears, a reference to a clause, subclause or schedule is a reference to a clause, subclause or schedule of or to this agreement. The schedules form part of this agreement.

1.3	The headings in this agreement do not affect its interpretation.

2.	EFFECTIVENESS AND THE TERMS OF THE TRANSACTION

2.1	This agreement amends and restates the co-operation agreement between the parties dated 9 August, 2017 which shall cease to have effect. The obligations of the parties under this agreement shall take effect on and from 9 August, 2017 and references to the date of this agreement shall mean 9 August, 2017.

2.2	The terms of the Transaction shall be as set out in the Announcement and as may otherwise be agreed by the parties in writing and, where required by the Code, approved by the Panel. The terms of the Transaction at the date of posting of the Scheme Document or following an Agreed Switch any Offer Document shall be set out in the Scheme Document or the Offer Document (as applicable).

3.	REGULATORY CONDITIONS AND OTHER CLEARANCES

3.1	Worldpay, Vantiv and Vantiv Bidco, acting jointly and taking due account of their respective legal obligations with respect to the Clearances, shall be responsible for determining the strategy to be pursued for obtaining the Clearances and satisfying the Regulatory Conditions.

3.2	Each of Vantiv and Vantiv Bidco shall use all reasonable endeavours to secure the Clearances and the satisfaction of the Regulatory Conditions as soon as reasonably practicable following the date of this agreement, so that the Effective Date occurs before the Long Stop Date.

3.3	Vantiv and Vantiv Bidco shall submit to the Relevant Authorities all necessary filings in connection with the Clearances as soon as reasonably practicable following the date of this agreement.

3.4	Each of Vantiv and Worldpay undertakes to the other until termination of this agreement in accordance with its terms:

(a)	to provide to the other, as promptly as reasonably practicable, and in any event before any applicable deadline or due date, all such information as may reasonably be requested by the other in order to determine in which jurisdictions any regulatory, merger control or other filing with a Relevant Authority may be necessary or desirable for the purposes of obtaining the Clearances;

(b)	to provide, or procure the provision of, to the other party (or its advisers) draft copies of all filings, notifications, submissions and written communications to be made to any Relevant Authority by or on behalf of that party in relation to obtaining any Clearance, at such time as will allow the other party a reasonable opportunity to provide comments on such filings, notifications, submissions and communications before they are submitted or sent, provided that it is reasonably practicable to do so;

(c)	to take into account such comments provided by the other in accordance with subclause 3.4(b) as are reasonable, where it is reasonably practicable to do so within the applicable deadline or due date;

(d)	to provide to the other, as promptly as reasonably practicable and in any event before any applicable deadline or due date, all such information as may reasonably be requested by the other for inclusion in any initial or subsequent submission to be made to any Relevant Authority for the purposes of obtaining any Clearance;

(e)	as promptly as reasonably practicable, to co-operate with the other and provide all reasonable assistance in applying for all necessary Clearances;

(f)	subject to Law and clause 3.6, as promptly as reasonably practicable, to respond to any request for information by any Relevant Authority in connection with its examination of whether to grant any of the Clearances;

(g)	subject to Law and clause 3.6, promptly to notify the other party and provide copies of any material communications with any Relevant Authority in connection with obtaining the Clearances;

(h)	subject to Law and clause 3.6, to use all reasonable endeavours to procure that each party and its advisers are able to attend any significant meetings or hearings and participate in any substantive discussions with any Relevant Authority in connection with obtaining the Clearances;

(i)	subject to clause 3.6, to keep the other party informed reasonably promptly of developments which are material or potentially material to the obtaining of the Clearances, save that nothing in this agreement shall oblige Vantiv to waive any Condition or treat any Condition as satisfied;

(j)	to keep the other party reasonably informed of the progress towards satisfaction (or otherwise) of the Regulatory Conditions and towards obtaining the Clearances and, if one party is or becomes aware of any matter which might reasonably be considered to be material in the context of the satisfaction of any Clearance, that party will as soon as reasonably practicable make the substance of such matter known to the other parties and, so far as it is aware of the same, provide such details and further information as that other party may reasonably request; and

(k)	not to withdraw a filing, submission or notification made to a Relevant Authority in connection with the Clearances without the prior written consent of the other party.

3.5	Nothing contained in this agreement shall require Vantiv or any member of its Group to:

(a)	agree to any undertaking, commitment and/or assurance as a condition of obtaining any Clearances; or

(b)	divest, sell, hold separate, licence or otherwise dispose of, or agree to any condition to or limitation on the operation of, any of their existing assets or businesses.

3.6	Nothing in this agreement shall require a party to disclose to or receive from the other any information:

(a)	which the disclosing party reasonably considers to be competitively sensitive information or which contains business secrets;

(b)	which the disclosing party is prohibited from disclosing by Law or the terms of any contract; or

(c)	where disclosure would result in the loss of any privilege that subsists in relation to such information.

In order to comply with their respective obligations under clause 3.4, the disclosure of any of the information referred to above shall be made pursuant to arrangements agreed between the parties for information to be shared between each party’s external counsel on an external counsel only basis.

3.7	Notwithstanding clause 22.1, Vantiv shall pay any filing fees payable in relation to obtaining the Clearances and shall be solely responsible and liable for such fees.

4.	PREPARATION OF PROXY STATEMENT AND VANTIV STOCKHOLDER APPROVAL

4.1	Vantiv undertakes to Worldpay to:

(a)	subject to Worldpay complying with its obligations under clause 4.2, as promptly as reasonably practicable after the date of this agreement, prepare and cause to be filed with the SEC a preliminary proxy statement in connection with the Transaction and the issuance of New Vantiv Stock (as amended and supplemented from time to time, the Proxy Statement), together with any other document required in order to obtain the approval of Vantiv’s shareholders to implement the Transaction;

(b)	provide Worldpay and its legal counsel with reasonable opportunity to review and comment on: (i) drafts of the Proxy Statement and any other document to be sent by Vantiv to the Vantiv Stockholders in connection with the Vantiv Stockholder Approval (the Vantiv Documents) before filing any such draft with the SEC or transmitting it to the Vantiv Stockholders, as applicable; and (ii) any response to comments received from the SEC. Vantiv shall in good faith consider all comments reasonably and promptly proposed by Worldpay or its legal counsel in relation to the Vantiv Documents;

(c)	as soon as reasonably practicable, notify Worldpay and provide copies of any material communications sent to or received from the SEC or any other Relevant Authority in relation to the Proxy Statement;

(d)	as soon as reasonably practicable, respond to any comments received from the SEC concerning the Proxy Statement and shall use all reasonable endeavours to resolve such comments with the SEC as promptly as possible;

(e)	use all reasonable endeavours to obtain the Proxy Approval as soon as practicable after the date of this agreement;

(f)	transmit the Proxy Statement to Vantiv Stockholders as soon as reasonably practicable after being informed by the SEC that it has no further comments on the document;

(g)	in accordance with Law, Vantiv’s certificate of incorporation and by-laws and the rules of the New York Stock Exchange to call, give notice of, convene and hold the Vantiv Stockholder Meeting as soon as reasonably practicable after receipt of the Proxy Approval;

(h)	cause the Vantiv Stockholder Meeting to be held prior to the date of the Worldpay Shareholder Meetings, it being acknowledged and agreed that Vantiv shall not be able to invoke any Shareholder Approval Condition or exercise its right to implement the Transaction by way of an Offer under subclause 8.1(b) where the applicable meetings have not been held by the applicable long stop date set out in the Scheme Document solely as a result of the Vantiv Stockholder Meeting not yet having been held;

(i)	use all reasonable endeavours to obtain the Vantiv Stockholder Approval, including using all reasonable endeavours to solicit from Vantiv Stockholders proxies in favour of the Vantiv Stockholder Approval;

(j)	use all reasonable endeavours to cause all New Vantiv Stock to be issued to Worldpay Shareholders pursuant to the Scheme or Offer (as the case may be) to be approved for listing on the New York Stock Exchange;

(k)	for so long as the Transaction is being implemented by way of the Scheme, use all reasonable endeavours to cause all New Vantiv Stock issued to Worldpay Shareholders upon the Scheme becoming effective to be issued in reliance on an exemption from the registration requirements of the Securities Act; and

(l)	procure that the New Vantiv Stock to be issued to Worldpay Shareholders pursuant to the Scheme or the Offer (as the case may be) shall be issued and credited as fully paid and rank pari passu with each other and all other Vantiv Stock.

4.2	Subject to clause 3.6, Worldpay shall provide to Vantiv, as promptly as reasonably practicable following a request, all such information concerning Worldpay and its Affiliates as may be reasonably requested by Vantiv and shall co-operate with, and provide reasonable assistance to, Vantiv in relation to the preparation of the Proxy Statement and the resolution of comments received from the SEC in respect of it.

4.3	Worldpay and Vantiv each agree to correct any information provided by them for use in the Proxy Statement in relation to them and their respective Affiliates (as applicable) to the extent that such information has become false or misleading, in each case as promptly as reasonably practicable after that party becomes aware that such information has become false or misleading.

5.	SCHEME DOCUMENT

5.1	If the Transaction is being implemented by means of the Scheme, Vantiv and Vantiv Bidco each undertake:

(a)	to provide to Worldpay, as promptly as reasonably practicable, for the purposes of inclusion in the Scheme Document or any other document required to be produced by Worldpay in connection with the Transaction, all such information about Vantiv, Vantiv Bidco, other members of the Vantiv Group and their respective Personnel as may be reasonably required by Worldpay (having regard to the Code and Law) for inclusion in such document; and

(b)	to procure that the Board of Vantiv and the Board of Vantiv Bidco (as applicable) accepts responsibility for all information in the Scheme Document relating to Vantiv and Vantiv Bidco (as applicable), other members of the Vantiv Group and their respective Personnel, in the terms required by the Code.

5.2	If any supplementary circular is required to be published by Worldpay in connection with the Scheme, Vantiv and Vantiv Bidco shall, as soon as reasonably practicable, provide such co-operation and information (including such information as is necessary for such supplementary circular or document to comply with Law) as Worldpay may reasonably request.

5.3	Vantiv agrees to correct any information provided by it for use in the Scheme Document or any supplementary circular to the extent that such information has become false or misleading as promptly as reasonably practicable after it becomes aware that such information has become false or misleading.

5.4	Each of Vantiv and Vantiv Bidco consents to the posting of the Scheme Document at or around the same time as the publication of the Proxy Statement or otherwise in accordance with the timetable agreed between the parties.

6.	VANTIV PROSPECTUS

6.1	Vantiv undertakes to Worldpay to:

(a)	use all reasonable endeavours to prepare and submit drafts of the Vantiv Prospectus for review and comment by the UK Listing Authority as promptly as reasonably practicable after the date of this agreement, together with any other document required in order for Admission to occur (the Listing Documents);

(b)	provide, or procure the provision of, to Worldpay (or its advisers) draft copies of the Vantiv Prospectus and material communications sent to the UK Listing Authority or any other Relevant Authority by or on behalf of Vantiv in relation to the Vantiv Prospectus, at such time as will allow Worldpay a reasonable opportunity to provide comments on the Vantiv Prospectus and such communications before they are submitted or sent, provided that it is reasonably practicable to do so;

(c)	in good faith consider all comments reasonably and promptly proposed by Worldpay or its legal counsel in relation to the Vantiv Prospectus, including any response to comments received from the UK Listing Authority;

(d)	as soon as reasonably practicable, notify Worldpay and provide copies of any material communications sent to or received from the UK Listing Authority or any other Relevant Authority in relation to the Vantiv Prospectus;

(e)	as soon as reasonably practicable, respond to any comments received from the UK Listing Authority concerning the Listing Documents and shall use all reasonable endeavours to resolve such comments with the UK Listing Authority as promptly as possible;

(f)	keep Worldpay informed reasonably promptly of developments which are material in relation to the Listing Documents and the approval of the Vantiv Prospectus by the UK Listing Authority;

(g)	use all reasonable endeavours to obtain the approval of the Vantiv Prospectus by the UK Listing Authority as soon as practicable after the date of this agreement;

(h)	use all reasonable endeavours to cause the Vantiv Prospectus to be dispatched and published (subject to approval from the UK Listing Authority to do the same), as soon as reasonably practicable after being informed by the UK Listing Authority that it has no further comments on the Vantiv Prospectus; and

(i)	use all reasonable endeavours to cause Admission of the New Vantiv Stock to be issued to Worldpay Shareholders pursuant to the Scheme or Offer (as the case may be) to occur.

6.2	Worldpay undertakes to provide Vantiv with all such information about itself, its Group and its directors (including all requisite financial information and reports) as may be reasonably requested and which is required for the purpose of inclusion in the Vantiv Prospectus (or any Supplemental Prospectus) and to provide all other assistance which may reasonably be required in connection with the preparation of the Vantiv Prospectus (or any Supplemental Prospectus) to the standard that is required for Vantiv to meet its legal and regulatory obligations in relation to the preparation of the Vantiv Prospectus (or any Supplemental Prospectus, as applicable).

6.3	Worldpay agrees to correct any information provided for use in the Vantiv Prospectus or any Supplemental Prospectus to the extent that such information has become false or misleading as promptly as reasonably practicable after it becomes aware that such information has become false or misleading.

7.	IMPLEMENTATION OF THE SCHEME

7.1	For so long as the Transaction is being implemented by means of the Scheme, each of Vantiv and Vantiv Bidco undertakes to Worldpay:

(a)	to co-operate with Worldpay and its advisers to implement the Transaction in accordance with, and subject to the terms and conditions set out in, the Announcement and the Scheme Document (or Offer Document), save to the extent that to do so would be inconsistent with any provision of this agreement;

(b)	that before the Sanction Hearing, Vantiv and/or Vantiv Bidco shall deliver a notice in writing to Worldpay either:

(i)	confirming the satisfaction or waiver of all Conditions (other than the Scheme Conditions); or

(ii)	if applicable, confirming its (or, if applicable, Vantiv Bidco’s) intention to invoke a Condition (if permitted by the Panel) and, subject to clause 3.6, providing Worldpay with details of the event which has occurred, or circumstances which have arisen, which Vantiv reasonably considers to be sufficiently material for the Panel to permit it to invoke the Condition (and shall provide Worldpay with reasonable opportunity to remedy such matter); and

(c)	to the extent that all the Conditions (other than the Scheme Conditions) have been satisfied or waived on or before the date of the Sanction Hearing, Vantiv shall instruct counsel to appear on Vantiv’s and/or Vantiv Bidco’s behalf at the Sanction Hearing and to undertake to the Court to be bound by the terms of the Scheme in so far as it relates to Vantiv and Vantiv Bidco.

8.	SWITCHING TO AN OFFER

8.1	Subject to the consent of the Panel, Vantiv and/or Vantiv Bidco may elect to implement the Transaction by way of an Offer rather than the Scheme only where:

(a)	Worldpay provides its prior written consent (an Agreed Switch);

(b)	subject to subclause 4.1(h), in the event that:

(i)	the Worldpay Court Meeting and the Worldpay General Meeting are not held on or before the 22nd day after the expected date of such meetings as set out in the Scheme Document (or such later date as may be agreed in writing between the parties with the consent of the Panel and the approval of the Court (if such approval is required)) unless: (a) a supplementary circular is required to be published in connection with the Scheme, and as a result the Worldpay Court Meeting and the Worldpay General Meeting cannot be held by such date in compliance with the Code and Law, provided that Worldpay has used all reasonable endeavours to publish the supplementary circular as soon as reasonably practicable after the date on which the requirement to publish a supplementary circular arises; or (b) Vantiv has committed a breach of clause 5.2 and such breach has caused the delay; or

(ii)

the Sanction Hearing is not held on or before the 22nd day after the expected date of such hearing as set out in the Scheme Document (or such later date as may be agreed in writing between the parties with the consent of the Panel and the approval of the Court (if such approval is required)) unless: (a) a supplementary circular is required to be published in connection with the Scheme, and as a result the Sanction Hearing cannot be held by such date in compliance with the Code and Law, provided that Worldpay has used all reasonable endeavours to publish the supplementary circular as soon as reasonably practicable after the date on which the requirement to publish a supplementary circular arises; or (b) Vantiv has committed a breach of clause 5.2 and such breach has caused the delay;

(c)	the Board of Worldpay withdraws or materially and adversely qualifies the Worldpay Recommendation; or

(d)	a third party announces a firm intention to make an offer for the entire issued and to be issued ordinary share capital of Worldpay and the Board of Worldpay recommends the Worldpay Shareholders to accept such offer (or, if it is to be implemented by way of a scheme of arrangement pursuant to Part 26 of the Act, to vote in favour of such scheme) or fails to publicly reaffirm its unanimous and unconditional recommendation to the Worldpay Shareholders to vote in favour of the Scheme within 5 days of being requested by Vantiv in writing to do so.

8.2	In the event of an Agreed Switch:

(a)	the acceptance condition to the Offer (the Acceptance Condition) shall be set at not less than 90 per cent. of the Worldpay Shares to which the Offer relates (or such lesser percentage as may be agreed between the parties in writing after, to the extent necessary, consultation with the Panel, being in any case more than 50 per cent. of Worldpay Shares to which the Offer relates), and shall not be capable of being waived below that level unless Worldpay agrees to such waiver;

(b)	Vantiv and Vantiv Bidco shall not take any action which would cause the Offer not to proceed, to lapse or to be withdrawn in each case for non-fulfilment of the Acceptance Condition prior to the 60th day after publication of the Offer Document and Vantiv and Vantiv Bidco shall ensure that the Offer remains open until such time;

(c)	the parties agree that the Offer shall include conditions to the implementation of the Transaction that, in the aggregate, are not more onerous to fulfil than the Conditions, subject to any modifications or amendments which may be required by the Panel or which are necessary as a result of such switch;

(d)	Vantiv shall keep Worldpay informed, on a regular basis and in any event by the next Business Day following a request from Worldpay of the number of Worldpay Shareholders that have validly returned their acceptance or withdrawal forms or incorrectly completed their acceptance or withdrawal forms and the identity of such shareholders; and

(e)	Vantiv and Vantiv Bidco shall:

(i)	prepare the Offer Document and shall consult Worldpay in relation to it;

(ii)	submit, or procure the submission of drafts and revised drafts of the Offer Document to Worldpay for review and comment and shall take into account any reasonable comments from Worldpay for the purposes of preparing revised drafts; and

(iii)	seek to obtain Worldpay’s approval for the contents of the Worldpay Information in the Offer Document before it is posted or published and afford Worldpay sufficient time to consider such documents in order to give its approval.

8.3	In the event of an Agreed Switch only:

(a)	Vantiv shall, as promptly as reasonably practicable following such election:

(i)	prepare and cause to be filed with the SEC a registration statement on Form S-4 with respect to the New Vantiv Stock to be issued to Worldpay Shareholders in connection with the Transaction (the Registration Statement) and the obligations of Vantiv in subclauses 4.1(b) to 4.1(d), 4.2 and 4.3 shall apply to the process for preparation of such Registration Statement mutatis mutandis; and

(ii)	make all necessary filings with the SEC with respect to such Offer and shall comply with all applicable rules and regulations under the Exchange Act including Regulation 14E and the rules promulgated thereunder; and

(b)	Vantiv shall use all reasonable endeavours, and Worldpay will reasonably co-operate with Vantiv, to:

(i)	cause the Registration Statement to become effective as promptly as practicable following its filing;

(ii)	resolve any comments from the SEC as promptly as practicable following receipt; and

(iii)	keep the Registration Statement effective as long as is necessary to consummate the Offer.

9.	EMPLOYEE RELATED MATTERS

The parties agree that the provisions of Schedule 1 shall apply in respect of certain employee and share scheme related matters.

10.	INTEGRATION MATTERS

10.1	As soon as reasonably practicable following the date of this agreement, Vantiv agrees that it will invite Worldpay to establish a joint integration team to plan for the post-closing integration of the two businesses, provided that, in the event that any competitively sensitive information is to be disclosed, the disclosing party shall disclose the relevant information pursuant to appropriate “clean team” arrangements as may be agreed between the parties.

10.2	Vantiv agrees that, prior to the Effective Date, it will not contact or issue any communication to any employee of Worldpay, or otherwise make any announcement which refers or relates to any employee of Worldpay, without the prior written consent of Worldpay.

11.	VANTIV CORPORATE GOVERNANCE

11.1	For the purposes of this clause 11:

Corporate Governance Article means additional new provisions in Vantiv’s by-laws to ensure that:

(a)	on the Effective Date, Philip Jansen and Charles Drucker shall be appointed as Co-Chief Executive Officers of Vantiv;

(b)	for a period of two years following the Effective Date, Philip Jansen and Charles Drucker may only be removed from their post as Co-Chief Executive Officers of Vantiv by a Supermajority Vote, unless they voluntarily resign from that post or unless such removal is for Cause, provided that for the purposes of this clause 11.1(b) only, Cause shall not include a criminal offence: (i) under any road traffic legislation for which a penalty of imprisonment cannot be imposed; or (ii) which does not have a material impact on his duties as a Co-Chief Executive Officer of Vantiv; and

(c)	for a period of two years following the Effective Date, no amendment or modification of the provisions referred to in (a) and (b) above shall be made without approval by a Supermajority Vote.

Supermajority Vote means the approval of at least 75 per cent. of the directors of Vantiv.

11.2	Vantiv undertakes to Worldpay to amend Vantiv’s by-laws so as to include the Corporate Governance Article with effect from the Effective Date.

12.	CODE

12.1	The parties agree that, if the Panel determines that any provision of this agreement that requires Worldpay to take or not to take action, whether as a direct obligation or as a condition to any other person’s obligation (however expressed), is not permitted by Rule 21.2 of the Code, that provision shall have no effect and shall be disregarded.

12.2	Nothing in this agreement shall be taken to restrict or limit either party or members of their respective Boards or any other member of either party’s Group from complying with all relevant legislation, orders of court or regulations, including without limitation, the Code, the Listing Rules or the rules and regulations of any applicable regulatory body.

13.	TERMINATION

13.1	Subject to clauses 13.2 and 13.3, all rights and obligations of the parties under this agreement shall terminate as follows:

(a)	if agreed in writing between Vantiv and Worldpay;

(b)	upon service of written notice by: (i) Worldpay to Vantiv; or (ii) Vantiv to Worldpay:

(i)	if the Scheme Document does not include the Worldpay Recommendation or, following an Agreed Switch, the Offer document does not include the Worldpay Recommendation;

(ii)	if the Board of Worldpay withdraws the Worldpay Recommendation;

(iii)	if Worldpay makes an announcement before publication of the Scheme Document that it will not convene the Worldpay Court Meeting or the Worldpay General Meeting or that it intends not to post the Scheme Document (otherwise than as a result of an Agreed Switch); or

(iv)	if the Effective Date has not occurred on or prior to the Long Stop Date;

(c)	if a Competing Transaction completes, becomes effective or becomes unconditional in all respects;

(d)	upon service of written notice by Vantiv to Worldpay if a Competing Transaction is announced and such Competing Transaction is recommended by the Board of Worldpay;

(e)	upon service of written notice by Worldpay to Vantiv if the Proxy Statement and (if different) the document convening the Vantiv Stockholder Meeting do not include the Vantiv Recommendation, or Vantiv makes an announcement before the publication of such document that: (i) the board of directors of Vantiv no longer intends to make such recommendation or intends to adversely modify or qualify such recommendation, (ii) it will not convene the Vantiv Stockholder Meeting, or (iii) it does not intend to post the Proxy Statement or to convene the Vantiv Stockholder Meeting; and

(f)	if any Condition has been invoked, with the consent of the Panel, and the Scheme has been withdrawn (otherwise than as a result of an Agreed Switch) or, following an Agreed Switch, the Offer lapses.

13.2	Termination of this agreement shall be without prejudice to any rights of any of the parties which have arisen at or prior to termination.

13.3	This clause 13 and clauses 1 and 17 to 24 and Schedule 2 shall survive termination of this agreement.

14.	CONDUCT OF BUSINESS

14.1	Except: (i) with the prior written consent of Worldpay; (ii) as required by Law; (iii) as expressly contemplated by this agreement or the Announcement; or (iv) as permitted or required pursuant to the Exchange Agreement, Vantiv shall not (and shall procure that no member of its Group shall) before the Effective Date:

(a)	other than in satisfaction of options or awards in respect of Vantiv Stock granted to employees in the normal and ordinary course and in accordance with Vantiv’s employee incentive plans, the rules of which have been disclosed in writing to Worldpay before the date of this agreement:

(i)	allot or issue any shares in common stock of Vantiv or any securities convertible into shares in common stock of Vantiv or which otherwise refer to the value of shares in common stock of Vantiv; or

(ii)	grant any option over or right to subscribe for any shares in common stock of Vantiv or any securities referred to in (i) above; or

(b)	consolidate, sub-divide, reclassify, redeem or repurchase any Vantiv Stock.

14.2	Except: (i) with the prior written consent of Worldpay; (ii) as required by Law; (iii) as expressly contemplated by this agreement or the Announcement; (iv) as required of Vantiv (an any member of Vantiv’s Group) pursuant to the Amended and Restated Certificate of Incorporation and the Second Amended and Restated Limited Liability Company Agreement; (v) as permitted or required pursuant to the Exchange Agreement; or (iv) as contemplated by the Transaction Agreement, Vantiv shall not (and shall procure that no member of its Group shall) before the Effective Date:

(a)	authorise, declare or pay any dividends on or make any distribution in cash or otherwise with respect to Vantiv Stock, except that it may do so with reference to a record date after the Effective Date so that after the Transaction is completed, the New Vantiv Stock will rank pari passu with all other Vantiv Stock with respect to participation in such dividend or other distribution;

(b)	amend its organisational documents;

(c)	adopt a plan of complete or partial liquidation or dissolution;

(d)	delist the Vantiv Stock from the New York Stock Exchange; or

(e)	agree, resolve, commit or announce its intention to do any of the foregoing (as applicable), whether conditionally or unconditionally.

15.	ANNOUNCEMENTS

15.1	Subject to clause 15.2, before satisfaction or waiver (as the case may be) of the Conditions, other than the Announcement, no announcement or statement shall be made by Vantiv or any member of its Group in connection with the Transaction, except on a joint basis or on terms agreed in advance with Worldpay.

15.2	The restriction in clause 15.1 shall not apply to:

(a)	any announcement or statement required by Law, the Panel, the UK Listing Authority, the SEC or the rules of any relevant stock exchange, provided that Vantiv will, if practicable, consult in good faith with Worldpay as to the content and timing of such announcement or statement and the extent of the required disclosure, giving Worldpay a reasonable opportunity to provide comments on the form and content of such announcement;

(b)	any announcement or statement made by Vantiv to the extent that it relates to proxy solicitation or other communications to Vantiv Stockholders for the purposes of obtaining or relating to the Vantiv Stockholder Approval (provided that Vantiv will, if practicable, consult in good faith with Worldpay as to the content and timing of such communications and that the consultation obligations relating to the Proxy Statement set out in subclause 4.1(b) continue to apply); or

(c)	any announcement or statement made by Vantiv (i) in relation to the announcement of an Offer in the circumstances set out in subclause 8.1(b) to 8.1(d) (inclusive); (ii) in response to a Competing Transaction; or (iii) in relation to a Vantiv Adverse Recommendation Change.

16.	DIRECTORS’ AND OFFICERS’ INSURANCE

16.1	If and to the extent such obligations are permitted by Law, for six years after the Effective Date, Vantiv shall procure that the members of the Worldpay Group indemnify their respective directors, officers and Indemnified Executives, and to advance their costs and expenses, in each case with respect to matters existing or occurring before the Effective Date.

16.2	With effect from the Effective Date, Vantiv shall procure the provision of directors’ and officers’ liability insurance cover for both current and former directors, officers and Indemnified Executives of the Worldpay Group, including directors, officers and Indemnified Executives who retire or whose employment is terminated as a result of the Transaction, for acts and omissions up to and including the Effective Date, in the form of runoff cover for a period of six years following the Effective Date. Such insurance cover shall be with reputable insurers and provide cover, in terms of amount and breadth, substantially equivalent to that provided under the Worldpay Group’s directors’ and officers’ liability insurance as at the date of this agreement.

16.3	Each of the directors and officers of the Worldpay Group to which this clause 16 applies shall have the right to enforce his or her rights against Vantiv under this clause 16 under the Contracts (Rights of Third Parties) Act 1999.

17.	VANTIV GUARANTEE

17.1	Vantiv irrevocably and unconditionally guarantees to Worldpay the performance and observance by Vantiv Bidco of all its obligations under this agreement (the Guarantee).

17.2	The Guarantee is to be a continuing security which shall remain in full force and effect until the obligations of Vantiv Bidco under this agreement have been fulfilled or shall have expired in accordance with the terms of this agreement and the Guarantee is to be, in addition and without prejudice to, and shall not merge with, any other right, remedy, guarantee or security which Worldpay may now or hereafter hold in respect of all or any of the obligations of Vantiv Bidco under this agreement, provided that in no circumstances shall the Guarantee entitle Worldpay to recover more than once with respect to the same loss, including to the extent the loss is recovered in whole or in part other than pursuant to the Guarantee.

17.3	The liability of Vantiv under the Guarantee shall not be affected, impaired or discharged by reason of any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate Vantiv Bidco from its obligations hereunder including, without limitation:

(a)	any amendment, variation or modification to, or replacement of this agreement;

(b)	the taking, variation, compromise, renewal, release, refusal or neglect to perfect or enforce any rights, remedies or securities against Vantiv Bidco or any other person;

(c)	any time or indulgence or waiver given to, or composition made with, Vantiv Bidco or any other person;

(d)	Vantiv Bidco becoming insolvent, going into receivership or liquidation or having an administrator appointed.

17.4	The Guarantee shall constitute primary obligations of Vantiv, and Worldpay shall not be obliged to make any demand on Vantiv Bidco or any other person before enforcing its rights against Vantiv under the Guarantee.

17.5	If at any time any one or more of the provisions of the Guarantee is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not be in any way affected if impaired thereby.

18.	WARRANTIES

Each party warrants to each other party on the date of this agreement that:

(a)	it has the power to execute and deliver this agreement and to perform its obligations under it and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(b)	this agreement constitutes its legal, valid and binding obligations in accordance with its terms; and

(c)	the execution and delivery by it of this agreement and the performance of its obligations under it do not and will not conflict with or constitute a default under any provision of:

(i)	its constitutional documents; or

(ii)	any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which it is bound.

19.	FURTHER ASSURANCE

Each party shall use reasonable endeavours to do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this agreement, and procure the doing of all such acts by any relevant third party.

20.	NOTICES

20.1	Any notice or other communication to be given under this agreement must be in writing (which includes fax and e-mail but not any other form of Electronic Communication) and must be delivered or sent by post or fax to the party to whom it is to be given as follows:

(a)	to Worldpay at:

Address: The Walbrook Building, 25 Walbrook, London, EC4N 8AF, United Kingdom

marked for the attention of Ruwan De Soyza,

with a copy (which shall not constitute notice) to Allen & Overy LLP

Address: One Bishops Square, London, E1 6AD, United Kingdom

Fax: +44 203 088 0088

Email: Duncan.Bellamy@AllenOvery.com / Seth.Jones@AllenOvery.com

marked for the attention of Duncan Bellamy / Seth Jones,

(b)	to Vantiv / Vantiv Bidco at:

Address: 8500 Governor’s Hill Drive, Maildrop 1GH1Y1, Cincinnati, OH 45249-1384,

United States of America

Fax: +1 513 900 5200

Email: Ned.Greene@vantiv.com / Jared.Warner@vantiv.com

marked for the attention of Ned Greene / Jared Warner,

with a copy (which shall not constitute notice) to Skadden, Arps, Slate, Meagher and Flom (UK) LLP

Address: 40 Bank Street, Canary Wharf, London, E14 5DS, United Kingdom

Fax: +44 207 072 7187

Email: Scott.Hopkins@skadden.com / Linda.Davies@skadden.com

marked for the attention of Scott Hopkins / Linda Davies,

or at any such other address, email address or fax number of which it shall have given notice for this purpose to the other parties under this clause. Any notice or other communication sent by post shall be sent by an internationally recognised courier company to the party due to receive the notice. Where the Notice is given by email, the Notice must also be sent by hand or recorded delivery to the relevant party as set out in this clause 20 by 5.30pm on the first Business Day after the day on which the email was sent (local time to the sender).

20.2	Any notice or other communication shall be deemed to have been given:

(a)	if delivered, on the date of delivery; or

(b)	if sent by courier, on signature of delivery receipt; or

(c)	if sent by email, at the time the email containing or attaching the Notice was sent, as recorded on the email of the sender’s mail server, provided that receipt shall not occur if the sender receives an automated message indicating that the message has not been delivered to the recipient; or

(d)	if sent by fax, on the date of transmission, if transmitted before 3.00 p.m. on any Business Day, and in any other case on the Business Day following the date of transmission.

20.3	In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and delivered to or collected by the relevant courier company or that the fax was properly addressed and transmitted, as the case may be.

20.4	This clause shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this agreement.

21.	ASSIGNMENTS

No party may, without the prior consent of each other party, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of this agreement.

22.	GENERAL

22.1	Except as otherwise expressly provided in this agreement, each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement.

22.2	This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this agreement by executing a counterpart. Delivery of an executed counterpart by email (pdf) or facsimile shall be effective as delivery of a manually executed counterpart of this agreement.

22.3	The rights of each party under this agreement:

(a)	may be exercised as often as necessary;

(b)	except as otherwise expressly provided by this agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

22.4	Unless otherwise expressly provided for in this agreement, a person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

22.5	Any variation of this agreement shall not be binding on the parties unless such variation is set out in writing, expressed to vary this agreement, and signed by authorised representatives of each party.

22.6	If at any time any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement.

22.7	Nothing in this agreement shall be deemed to constitute a partnership between any of the parties nor constitute any party the agent of any other party for any purpose.

22.8	Each notice or other communication under or in connection with this agreement shall be in English.

23.	WHOLE AGREEMENT

23.1	This agreement contains the whole agreement between the parties relating to the transactions contemplated by this agreement and supersedes all previous agreements, whether oral or in writing, between the parties relating to these transactions except the Confidentiality Agreement. Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this agreement.

23.2	Each party:

(a)	acknowledges that in agreeing to enter into this agreement it has not relied on any express or implied representation, warranty, collateral contract or other assurance made by or on behalf of any other party before the entering into of this agreement;

(b)	waives all rights and remedies which, but for this clause 23.2, might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance; and

(c)	acknowledges and agrees that no such express or implied representation, warranty, collateral contract or other assurance may form the basis of, or be pleaded in connection with, any claim made by it under or in connection with this agreement.

23.3	Nothing in this clause limits or excludes any liability for fraud.

24.	GOVERNING LAW AND JURISDICTION

24.1	This agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

24.2	The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this agreement) and the parties submit to the exclusive jurisdiction of the English courts.

24.3	Vantiv irrevocably appoints Vantiv Bidco as its agent in England for service of process.

24.4	The parties waive any objection to the English courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

AS WITNESS this agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

SCHEDULE 1

WORLDPAY EMPLOYEE ARRANGEMENTS AND SHARE PLANS

1.	Worldpay Share Plans

1.1	Worldpay, Vantiv and Vantiv Bidco each agree that, in accordance with and to the extent permitted under the provisions of the Worldpay Share Plans the provisions of this Schedule will apply to participants in the Worldpay Share Plans. The provisions will not apply to any participant where the application would cause adverse tax consequences (including social security or other similar charges) for the participant (as determined by Worldpay and Vantiv), and the participant will be dealt with in accordance with the rules of the relevant plan (or as otherwise agreed by Worldpay and Vantiv). References to participants in the Worldpay Share Plans and to Worldpay’s employees (as applicable) shall include the executive directors of Worldpay, unless otherwise stated.

1.2	If the Transaction is effected by way of Scheme, Worldpay, Vantiv and Vantiv Bidco agree that shareholder approval will be sought for an amendment to the articles of association of Worldpay: (a) to give effect to the arrangements set out in this Schedule 1; and (b) so that any Worldpay Shares issued after the Scheme Record Time pursuant to the exercise of options or vesting of awards under the Worldpay Share Plans will be compulsorily acquired by Vantiv Bidco on the same terms as were available to other Worldpay Shareholders under the Scheme.

1.3	Worldpay agrees to co-operate with, and use its reasonable endeavours to provide such details to, Vantiv in relation to the Worldpay Share Plans as Vantiv may reasonably request in order for Vantiv Bidco to make, appropriate proposals to the participants in the Worldpay Share Plans, as provided for in Rule 15 of the Code (the Proposals), and as set out in this Schedule. This Schedule sets out the parties’ agreement on the material aspects of the Proposals, but the precise details will be confirmed and contained in the Proposals. The parties agree that the Proposals will be sent to participants in the Worldpay Share Plans at the same time as, or as soon as practicable after, the Scheme Document (or Offer Document, as applicable) is published. Vantiv and Vantiv Bidco agree that the terms of the communications will be agreed with Worldpay before they are despatched and, if requested by Worldpay, the Proposals (or some of them) will take the form of a joint proposal to participants from Vantiv Bidco and Worldpay. Any payments made to participants pursuant to the Proposals will, where practicable or appropriate, be paid through the applicable Worldpay Group payroll to enable the correct amounts of any income tax, social security contributions (and/or similar liabilities in any jurisdiction) to be accounted for to any tax authority, as appropriate.

1.4	Worldpay has confirmed and provided Vantiv with accurate details of all subsisting options and awards to acquire or subscribe for Worldpay Shares under the Worldpay Share Plans (including phantom options or awards) as at the date of this agreement, together with all options and awards (including phantom options or awards) currently expected to be granted between the date of this agreement and the Effective Date. Worldpay has further confirmed and provided Vantiv with accurate details of all the assets and liabilities of the Worldpay EBT and Worldpay and Vantiv agree that subject to Worldpay’s ability to make recommendations to the trustee of the Worldpay EBT to use any unallocated Worldpay Shares held by the EBT to satisfy the options and awards vesting in the ordinary course prior to the Effective Date, any Vantiv Stock issued or transferred to the trustee of the EBT as part of the Transaction, can be used to satisfy the rollover awards proposed in Section 2 of this Schedule 1 as and when required.

1.5	Vantiv and Vantiv Bidco each acknowledge that before the Transaction becomes Effective, the Board of Worldpay (and, where appropriate, the Worldpay remuneration committee) may continue to operate the Worldpay Share Plans in the ordinary course of business as it sees fit, applying reasonable discretion and in accordance with the rules of the relevant Worldpay Share Plan,including by granting awards to new hires and relevant promotees in accordance with customary practice and satisfying the exercise of any options or vesting of any awards granted under a Worldpay Share Plan with newly issued shares.

1.6	Without the prior agreement of Vantiv, the Board of Worldpay, or where appropriate the Worldpay remuneration committee, will not amend the rules of any of the Worldpay Share Plans (and/or the terms of any options or awards granted under them) in connection with the fulfilment of existing awards under the Transaction other than: (a) to preserve or facilitate the availability of tax-advantaged exercise or vesting for participants of the Worldpay Group plc Savings-Related Share Option Scheme and/or the Worldpay Group plc US Employee Stock Purchase Plan; (b) to give effect to the Proposals or (c) to make any amendments of a purely administrative nature.

1.7	Vantiv and Vantiv Bidco each acknowledge the importance and value of Worldpay’s employee share based incentive arrangements and confirm that they will, as soon as practicable following completion of the Transaction, endeavour to put in place share based arrangements for Worldpay’s employees or extend Vantiv’s own share based arrangements to Worldpay’s employees under which Worldpay’s employees will be eligible to participate at the same or similar level in arrangements which are, so far as possible, the same as the share based arrangements in which they currently participate, subject always to the absolute discretion of the Vantiv compensation committee

1.8	Participants who have ceased to be Worldpay employees, as at the date of this agreement, but who have been permitted to retain their options or awards under the Worldpay Share Plans in accordance with the respective plan rules, will be subject to the terms of this Schedule in respect of those awards (as applicable). Participants who cease (or agree to cease) to be Worldpay employees between the date of this agreement and the Effective Date, will be treated in accordance with (i) the termination provisions in the applicable Worldpay Share Plan rules and (ii) ordinary course Worldpay practice, including (if applicable) pro-rating for time, and, subject to the foregoing, if they are permitted to retain all or a proportion of their options or awards following the cessation of their employment, they will also be subject to the terms of this Schedule (unless otherwise agreed between Worldpay and Vantiv) (as applicable).

2.	Treatment of specific Worldpay Share Plans

2.1	The PSP

2016 Awards

(a)	The Worldpay remuneration committee will test the performance conditions relating to the 2016 PSP Awards shortly before the Effective Date and determine whether and to what extent the performance conditions have been satisfied (by reference to a reduced performance period ending on the Effective Date) (the “Performance Assessed 2016 PSP Awards”). No discretion shall be applied to increase the extent to which the 2016 PSP Awards will be capable of vesting once performance has been assessed save that the number of shares that will be capable of vesting for these purposes will also include a number in respect of any dividend equivalents accrued in accordance with the rules of the PSP. Any part of a 2016 PSP Award that is not capable of vesting as a result of this assessment, will immediately lapse.

(b)	Each holder of a Performance Assessed 2016 PSP Award as at the Effective Date) will receive an award in respect of Vantiv Stock in exchange for their Performance Assessed 2016 PSP Award (each a “2016 Rollover PSP Award”) on the following terms:

(i)	the number of Vantiv Stock subject to each 2016 Rollover PSP Award will be calculated by using the following formula: (B x £C) / £D = E, where:

‘B’ is the number of Worldpay Shares subject to the Performance Assessed 2016 PSP Award (including any accrued dividend equivalents thereon);

‘£C’ is the aggregate value of (i) the cash and (ii) the closing price of the Vantiv Stock payable to Worldpay Shareholders per Worldpay Share on the Effective Date (which price will be converted into pounds sterling using the exchange rate on Bloomberg at 6.00pm (GMT) on the Effective Date);

‘£D’ is the closing price of a Vantiv Stock on the Effective Date (which price will be converted into pounds sterling using the exchange rate on Bloomberg at 6.00pm (GMT) on the Effective Date); and

‘E’ is the number of Vantiv Stock subject to the 2016 Rollover PSP Award, rounded down to the nearest whole share.

(ii)	All other material terms and conditions of the original Performance Assessed 2016 PSP Awards (including the right to dividend equivalents, should dividends become payable) will continue to apply to the 2016 Rollover PSP Awards SAVE THAT (i) no further performance conditions or re-testing of performance conditions will apply (ii) vesting will take place on the third anniversary of the date of grant of the original 2016 PSP Award and (iii) if the holder of a 2016 Rollover PSP Award ceases to be an employee before the vesting and/or exercise dates for any reason other than as a Bad Leaver, the holder’s 2016 Rollover PSP Award will not lapse, but continue to vest on the third anniversary of the original date of grant in accordance with its terms. Any 2016 Rollover PSP Award held by a Bad Leaver will lapse and cease to be exercisable in its entirety.

(iii)	In accordance with the rules of the PSP, any Performance Assessed 2016 PSP Awards that are not exchanged for awards over Vantiv Stock on the terms set out above will lapse on the Effective Date.

2017 Awards

(c)	The Worldpay remuneration committee will test the performance conditions relating to the 2017 PSP Awards shortly before the Effective Date in respect of 1/3 of the 2017 PSP Awards and determine whether and to what extent the performance conditions have been satisfied (by reference to a reduced performance period ending on the earlier of 31 December, 2017 or the Effective Date). No discretion shall be applied to increase the extent to which this 1/3 of the 2017 PSP Awards will be capable of vesting once performance has been assessed save that the number of shares that will be capable of vesting for these purposes will also include a number in respect of any dividend equivalents accrued in accordance with the rules of the PSP. Any part of the 2017 PSP Award that is capable of vesting as a result of this assessment will be referred to in this Schedule 1 as a “Performance Assessed 2017 PSP Award”. Any part of the 2017 PSP Award that is not capable of vesting as a result of this assessment will immediately lapse. The remaining 2/3 of the 2017 PSP Award will not be subject to performance assessment at this time and will be referred to in this Schedule 1 as a “Future Performance 2017 PSP Award”.

(d)	Each holder of a Performance Assessed 2017 PSP Award as at the Effective Date will receive an award in respect of Vantiv Stock in exchange for their Performance Assessed 2017 PSP Award (each a “2017 Performance Assessed Rollover PSP Award”) on the following terms:

(i)	the number of Vantiv Stock subject to each 2017 Performance Assessed Rollover PSP Award will be calculated by using the following formula: (B x £C) / £D = E, where:

‘B’ is the number of Worldpay Shares subject to the Performance Assessed 2017 PSP Award (including any accrued dividend equivalents thereon);

‘£C’ is the aggregate value of (i) the cash and (ii) the closing price of the Vantiv Stock payable to Worldpay Shareholders per Worldpay Share on the Effective Date (which price will be converted into pounds sterling using the exchange rate on Bloomberg at 6.00pm (GMT) on the Effective Date);

‘£D’ is the closing price of a Vantiv Stock on the Effective Date (which price will be converted into pounds sterling using the exchange rate on Bloomberg at 6.00pm (GMT) on the Effective Date); and

‘E’ is the number of Vantiv Stock subject to the 2017 Performance Assessed Rollover PSP Award, rounded down to the nearest whole share.

(ii)	All other material terms and conditions of the original 2017 PSP Award (including the right to dividend equivalents, should dividends become payable) will continue to apply to the 2017 Performance Assessed Rollover PSP Awards including the original vesting and exercise periods SAVE THAT (i) no further performance conditions or re-testing of performance conditions will apply and (ii) if the holder of a 2017 Performance Assessed Rollover PSP Award ceases to be an employee prior to the vesting and/or exercise dates for any reason other than as a Bad Leaver, the holder’s 2017 Performance Assessed Rollover PSP Award will not lapse, but continue to vest on the original vesting date in accordance with its terms. Any 2017 Performance Assessed Rollover PSP Award held by a Bad Leaver shall lapse and cease to be exercisable in its entirety.

(e)	Each holder of a Future Performance 2017 PSP Award as at the Effective Date will receive an award in respect of Vantiv Stock in exchange for their Future Performance 2017 PSP Award (each a “2017 Future Performance Rollover PSP Award”) on the following terms:

(i)	the number of Vantiv Stock subject to each 2017 Future Performance Rollover PSP Award shall be calculated by using the following formula: (B x £C) / £D = E, where:

‘B’ is the number of Worldpay Shares subject to the Future Performance 2017 PSP Award (inclusive of any accrued dividend equivalents);

‘£C’ is the aggregate value of (i) the cash and (ii) the closing price of the Vantiv Stock payable to Worldpay Shareholders per Worldpay Share on the Effective Date (which price will be converted into pounds sterling using the exchange rate on Bloomberg at 6.00pm (GMT) on the Effective Date);

‘£D’ is the closing price of a Vantiv Stock on the Effective Date (which price will be converted into pounds sterling using the exchange rate on Bloomberg at 6.00pm (GMT) on the Effective Date); and

‘E’ is the number of Vantiv Stock subject to the 2017 Future Performance Rollover PSP Award, rounded down to the nearest whole share.

(ii)	All other material terms and conditions of the original 2017 PSP Award (including the right to dividend equivalents, should dividends become payable) will continue to apply to the 2017 Future Performance Rollover PSP Awards including the original vesting and exercise periods, SAVE THAT (i) vesting shall be made subject to the satisfaction of the same performance conditions as those that apply to the Vantiv long term incentive awards that were granted by Vantiv to its own employees in February 2017 (or any subsequently adjusted performance conditions in light of the newly enlarged group) (ii) Vantiv reserves the right to permit vesting on the earlier of March 15, 2020 or the original vesting date; and (iii) if the holder of a 2017 Future Performance Rollover PSP Award ceases to be an employee prior to the vesting and/or exercise dates for any reason he will be subject to the same termination provisions as those that apply under the Vantiv stock incentive plan, save that pro-rating for time will apply in respect of the period of time that has elapsed between the Effective Date and the date of termination as compared to the period of time between the Effective Date and the original vesting date.

(iii)	In accordance with the rules of the PSP, any 2017 PSP Awards that are not exchanged for awards over Vantiv Stock in accordance with the above terms will lapse on the Effective Date.

2.2	DBSP and TAP Awards

(a)	Each holder of a DBSP Award and/or TAP Award as at the Effective Date will receive an award in respect of Vantiv Stock in exchange for their DBSP Award and/or TAP Awards (as applicable) (each a “Rollover DBSP Award” and/or a “Rollover TAP Award”) on the following terms. The number of Worldpay shares that are exchanged will include a number in respect of any dividend equivalents to the extent provided for under the terms of the relevant DBSP or TAP Award respectively:

(i)	the number of Vantiv Stock subject to each Rollover DBSP Award or Rollover TAP Award (as applicable) will be calculated by using the following formula: (B x £C) / £D = E, where:

‘B’ is the number of Worldpay Shares subject to the original DBSP Award or TAP Award (as applicable) (including any accrued dividend equivalents thereon);

‘£C’ is the aggregate value of (i) the cash and (ii) the closing price of the Vantiv Stock payable to Worldpay Shareholders per Worldpay Share on the Effective Date (which price will be converted into pounds sterling using the exchange rate on Bloomberg at 6.00pm (GMT) on the Effective Date);

‘£D’ is the closing price of a Vantiv Stock on the Effective Date (which price will be converted into pounds sterling using the exchange rate on Bloomberg at 6.00pm (GMT) on the Effective Date); and

‘E’ is the number of Vantiv Stock subject to the Rollover DBSP Award or Rollover TAP Award (as applicable), rounded down to the nearest whole share.

(ii)	All other material terms and conditions of the original DBSP Awards and/or TAP Awards (as applicable) (including the right to dividend equivalents, should dividends become payable) will continue to apply including (but not limited to) the original vesting and exercise periods, and in the case of the Rollover TAP Awards the minimum shareholding requirement, SAVE THAT (a) if the holder of a Rollover DBSP Award ceases to be an employee before the original vesting and/or exercise dates for any reason other than as a Bad Leaver (as defined in rule 4.3 of the DBSP), the holder’s entire Rollover DBSP Award will not lapse, but continue to vest on the original vesting date in accordance with its terms; and (b) if the holder of a Rollover TAP Award ceases to be an employee before the original vesting and/or exercise dates for any reason other than as a Bad leaver (as defined in Schedule 2), the holder’s entire Rollover TAP Award will not lapse, but continue to vest on the original vesting date in accordance with its terms. (a) Any Rollover DBSP Award held by a participant who is a Bad Leaver (as defined in rule 4.3 of the DBSP) and (b) any Rollover TAP Award held by a participant who is a Bad Leaver (as defined in Schedule 2), will lapse and cease to be exercisable in its entirety.

(iii)	In accordance with the rules of the DBSP and TAP respectively, any DBSP Awards and/or TAP Awards that are not exchanged for awards over Vantiv Stock in accordance with the above terms will lapse on the Effective Date.

2.3	CSP

New Joiner CSP Awards

(a)	Worldpay employees who were granted CSP Awards as part of their recruitment package, and who continue to hold such CSP Awards as at the Effective Date will receive an award in respect of Vantiv Stock in exchange for their CSP Awards (each a “New Joiner Rollover CSP Award”) on the following terms. The number of Worldpay Shares that are exchanged will include a number in respect of any dividend equivalents, to the extent provided for under the terms of the relevant CSP Award:

(i)	the number of Vantiv Stock subject to each New Joiner Rollover CSP Award will be calculated by using the following formula: (B x £C) / £D = E, where:

‘B’ is the number of Worldpay Shares subject to the original CSP Award (including any accrued dividend equivalents thereon);

‘£C’ is the aggregate value of (i) the cash and (ii) the closing price of the Vantiv Stock payable to Worldpay Shareholders per Worldpay Share on the Effective Date (which price will be converted into pounds sterling using the exchange rate on Bloomberg at 6.00pm (GMT) on the Effective Date);

‘£D’ is the closing price of a Vantiv Stock on the Effective Date (which price will be converted into pounds sterling using the exchange rate on Bloomberg at 6.00pm (GMT) on the Effective Date); and

‘E’ is the number of Vantiv Stock subject to the New Joiner Rollover CSP Award, rounded down to the nearest whole share.

(ii)	All other material terms and conditions of the original CSP Awards to which the New Joiner Rollover CSP Awards relate (including the right to dividend equivalents, should dividends become payable) will continue to apply including (but not limited to) the original vesting periods, SAVE THAT if the holder of a New Joiner Rollover CSP Award ceases to be an employee before the original vesting date for any reason other than as a Bad Leaver, the New Joiner Rollover CSP Award will not lapse, but continue to vest in accordance with its terms on its original vesting date subject to pro-rating for time which will apply in respect of the period of time that has elapsed since the original date of grant and the date of termination as compared to the original vesting period. Notwithstanding the foregoing, Vantiv reserves the right, in its absolute discretion, to permit vesting in full (as it sees fit on a case by case basis). Any New Joiner Rollover CSP Award held by a Bad Leaver will lapse and cease to be exercisable in its entirety.

General CSP Awards

(b)	All other holders of CSP Awards who continue to hold such CSP Awards as at the Effective Date will receive an award in respect of Vantiv Stock in exchange for their CSP Awards (each a “Rollover CSP Award”) on the following terms. The number of Worldpay Shares that are exchanged will include a number in respect of any dividend equivalents, to the extent provided for under the terms of the relevant CSP Award:

(i)	the number of Vantiv Stock subject to each Rollover CSP Award will be calculated by using the following formula: (B x £C) / £D = E, where:

‘B’ is the number of Worldpay Shares subject to the original CSP Award (including any accrued dividend equivalents thereon);

‘£C’ is the aggregate value of (i) the cash and (ii) the closing price of the Vantiv Stock payable to Worldpay Shareholders per Worldpay Share on the Effective Date (which price will be converted into pounds sterling using the exchange rate on Bloomberg at 6.00pm (GMT) on the Effective Date);

‘£D’ is the closing price of a Vantiv Stock on the Effective Date (which price will be converted into pounds sterling using the exchange rate on Bloomberg at 6.00pm (GMT) on the Effective Date); and

‘E’ is the number of Vantiv Stock subject to the Rollover CSP Award, rounded down to the nearest whole share.

(ii)	All other material terms and conditions of the original CSP Awards (including the right to dividend equivalents, should dividends become payable) will continue to apply including (but not limited to) the original vesting periods, save that:

(A)	for CSP Awards granted in 2016, if the holder of a Rollover CSP Award ceases to be an employee before the original vesting or exercise dates for any reason other than as a Bad Leaver, (i) 2/3rd of the holder’s CSP Award will not lapse, but continue to vest on the original vesting date in accordance with its terms and (ii) the remaining 1/3rd of the holder’s CSP Award will not lapse, but continue to vest on the original vesting date in accordance with its terms subject to pro-rating by reference to the period of time that has elapsed between the Effective Date and the date of termination as compared to the period of time between the Effective Date and the original vesting date;

(B)	for CSP Awards granted in 2017, if the holder of a Rollover CSP Award ceases to be an employee before the original vesting or exercise dates for any reason other than as a Bad Leaver, (i) 1/3rd of the holder’s CSP Award will not lapse, but continue to vest on the original vesting date in accordance with its terms and (ii) the remaining 2/3rd of the holder’s CSP Award will not lapse, but continue to vest on the original vesting date in accordance with its terms subject to pro-rating by reference to the period of time that has elapsed between the Effective Date and the date of termination as compared to the period of time between the Effective Date and the original vesting date; and

(C)	In all cases, any Rollover CSP Award held by a Bad Leaver will lapse and cease to be exercisable in its entirety.

(c)	In accordance with the rules of the CSP any CSP Awards that are not exchanged for awards over Vantiv Stock in accordance with the above terms will lapse on the Effective Date.

2.4	SAYE Awards

(a)	Vantiv and Worldpay agree that holders of SAYE Awards will become entitled to exercise their SAYE Awards in connection with the Transaction and receive the same consideration in respect of the Worldpay Shares that they acquire under such SAYE Awards as is offered to Worldpay Shareholders;

(b)	Notwithstanding the foregoing, Vantiv will offer each holder of an SAYE Award as at the Effective Date as an alternative to exercise, the opportunity to exchange their SAYE Award for an award in respect of Vantiv Stock (each a “Rollover SAYE Award”) on the following terms (or as otherwise agreed with HM Revenue & Customs):

(i)	the number of Vantiv Stock subject to each Rollover SAYE Award will be calculated by using the following formula: (B x £C) / £D = E, where:

‘B’ is the maximum number of Worldpay Shares subject to the original SAYE Award

‘£C’ is the aggregate value of (i) the cash and (ii) the closing price of the Vantiv Stock payable to Worldpay Shareholders per Worldpay Share on the Effective Date (which price will be converted into pounds sterling using the exchange rate on Bloomberg at 6.00pm (GMT) on the Effective Date);

‘£D’ is the closing price of a Vantiv Stock on the Effective Date (which price shall be converted into pounds sterling using the exchange rate on Bloomberg at 6.00pm (GMT) on the Effective Date); and

‘E’ is the number of Vantiv Stock subject to the Rollover SAYE Award, rounded down to the nearest whole share.

(ii)	All other terms and conditions of the original SAYE Awards will continue to apply including (but not limited to) the original vesting and exercise periods, the aggregate exercise price payable and the terms and conditions of the original savings contract.

(iii)	Vantiv and Worldpay agree that in accordance with the rules of the SAYE, any SAYE Awards that are not exchanged for awards over Vantiv Stock in accordance with the above terms will cease to be capable of exercise by no later than 6 months following court sanction of the Scheme (or, 6 months following the Offer becoming unconditional) (as applicable), at which point they will lapse (to the extent not exercised).

2.5	ESPP Awards

Vantiv and Worldpay agree that the current ESPP offering period will come to an end before the Effective Date and holders of ESPP Awards will be entitled to participate in the Transaction and receive the same consideration in respect of the Worldpay Shares that they acquire under such ESPP Awards as is offered to Worldpay Shareholders.

2.6	Phantom Awards

The provisions of this Schedule shall apply equally to any PSP and CSP Awards that have been granted on ‘phantom’ terms which requires them to be settled in cash that tracks the value of a Worldpay Share, subject to any necessary changes that may be agreed between Worldpay and Vantiv.

2.7	Worldpay Shares held by Persons Discharging Managerial Responsibilities (“PDMRs”)

It is acknowledged that certain PDMRs may voluntarily agree with Vantiv to continue the terms of the lock-up agreement entered into on or around 13 October, 2015 in respect of certain of their Worldpay Shares (as regards lock-up only) in respect of the Vantiv Stock that they receive as consideration in the Transaction in exchange for those Worldpay Shares. Specifically, such lock-up arrangements will terminate on 16 October, 2018.

3.	Ordinary Course Employment Matters and Changes to Terms and Conditions

3.1	Vantiv and Vantiv Bidco each acknowledge that at any time before the Effective Date, Worldpay is entitled to continue with any remuneration review, bonus arrangements in effect prior to the execution of this agreement and promotion processes each in accordance with normal practice, modified as necessary to have regard to the impact of the Transaction on the ability of relevant employees to satisfy any applicable performance conditions. Vantiv has acknowledged that, for the purpose of protecting the business to be acquired pursuant to the Transaction, Worldpay may make cash retention awards to employees whose recruitment and/or retention is considered critical for (a) achieving the successful completion of the Transaction; and/or (b) business continuity throughout the period up to the Effective Date (the “Retention Bonuses”).

3.2

Vantiv and Vantiv Bidco each acknowledge that certain Worldpay employees will be due to receive bonuses in accordance with their employment contracts and/or Worldpay policies and practices in effect prior to the date of this agreement for 2017 (the “2017 Bonus”). The Worldpay remuneration committee will make a recommendation for the 2017 Bonus payments, acting reasonably. Vantiv acknowledges that the 2017 Bonus will be paid in the normal course. Vantiv and Vantiv Bidco each acknowledge that Worldpay may award Retention Bonuses in respect of the period prior to the Effective Date in accordance with Section 3.1 above and Vantiv agrees to procure that any such bonuses are paid in full to the extent not paid before the Effective Date.

4.	Severance and contractual arrangements

4.1	Vantiv and Vantiv Bidco each agree that for a period of 24 months from the Effective Date, Worldpay Synergy Good Leavers will continue to benefit from terms relating to redundancy and severance which apply as at the date of this agreement, provided that any future options or awards (including phantom options or awards) held by Worldpay employees over (or in respect of) Worldpay Shares or Vantiv Stock, will be governed by and subject to the terms of the applicable options or awards and their respective plan rules from time to time, and as amended by Sections 1 and 2 of this Schedule where applicable.

SCHEDULE 2

INTERPRETATION

1.	In this agreement:

2016 PSP Awards means any award granted in 2016 under the Worldpay Group plc Performance Share Plan and which is subsisting, in accordance with its terms, immediately prior to the Effective Date;

2017 PSP Award means any award granted in 2017 under the Worldpay Group plc Performance Share Plan and which is subsisting, in accordance with its terms, immediately prior to the Effective Date;

Acceptance Condition has the meaning given in subclause 8.2(a);

Act means the Companies Act 2006;

Admission means admission of the New Vantiv Stock to: (a) the standard listing segment of the Official List (in accordance with the Listing Rules and the Financial Services and Markets Act 2000); and (ii) trading on the Main Market (in accordance with the Admission and Disclosure Standards of London Stock Exchange);

Affiliate means in relation to a party, any person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the party, and for these purposes a party shall be deemed to control a person if such party possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the person, whether through the ownership of over 50 per cent. of the voting securities or the right to appoint over 50 per cent. of the relevant board of directors by contract or otherwise;

Agreed Switch has the meaning given in clause 8.1;

Amended and Restated Certificate of Incorporation means the amended and restated certificate of incorporation of Vantiv dated 21 March, 2012;

Announcement means the announcement of a firm intention to proceed with the Transaction issued pursuant to Rule 2.7 of the Code, substantially the form set out in Schedule 3;

Bad Leaver means an employee who is dismissed for Cause or resigns without Good Reason;

Board means the board of directors of the relevant party;

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in London and New York City for normal business;

Cause means the employee’s misconduct (including but not limited to): (i) dishonesty, fraud, misrepresentation, the commission of a criminal offence or breach of trust; (ii) any material breach of the employee’s terms and conditions of employment; (iii) any material violation of the employer’s policy, rules or regulation; (iv) material failure to perform his or her duties to the satisfaction of his or her employer, as determined by Vantiv acting reasonably; or (v) any other circumstance that Vantiv reasonably considers to amount to gross misconduct or entitle the employer to dismiss the employee without notice or compensation in lieu of notice;

Clearances means any approval, consent, clearance, permission, confirmation, comfort letter and waiver that may need to be obtained and any waiting period that may need to have expired, from or under applicable law, regulations or practices applied by any Relevant Authority (or under any agreement or arrangement to which any Relevant Authority is a party) in each case that are necessary and/or expedient to satisfy one or more of the Regulatory Conditions, and any reference to a Clearance having been “satisfied” shall be construed as meaning that the foregoing have been obtained, or, where appropriate, made or expired;

Code means the City Code on Takeovers and Mergers;

Competing Transaction means an offer, scheme of arrangement, merger, demerger, acquisition or business combination involving Worldpay, the purpose of which is to acquire all or a majority of the issued and to be issued ordinary share capital of Worldpay or all or a majority of its business and assets, whether implemented in a single transaction or a series of transactions;

Conditions means the conditions to implementation of the Transaction which are set out in Appendix I to the Announcement, and any other conditions as may be required by the Panel or agreed in writing by the parties, with such consequential amendments as may be reasonably necessary as a result of any Agreed Switch;

Confidentiality Agreement means the agreement dated 5 January, 2016 between the parties to this agreement regulating the disclosure of confidential information between them prior to the date of this agreement;

Court means the High Court of Justice of England and Wales;

CSP Award means any award granted under the Worldpay Group plc Conditional Share Plan and which is subsisting, in accordance with its terms, immediately prior to the Effective Date;

DBSP Award means any award granted on 20 March, 2017 under the Worldpay Group plc Deferred Bonus Share Plan and which is subsisting, in accordance with its terms, immediately prior to the Effective Date;

Effective means:

(a)	if the Transaction is implemented by way of the Scheme, the Scheme becoming effective in accordance with its terms; or

(b)	if, following an Agreed Switch, the Transaction is implemented by way of the Offer, the Offer becoming or being declared unconditional in all respects;

Effective Date means:

(a)	if the Transaction is implemented by way of the Scheme, the date on which the Scheme becomes effective in accordance with its terms; or

(b)	if, following an Agreed Switch, the Transaction is implemented by way of the Offer, the date on which such Offer becomes or is declared unconditional in all respects;

Electronic Communication means an electronic communication as defined in the Electronic Communications Act 2000;

ESPP Award means any award granted under the Worldpay Group plc Employee Stock Purchase Plan and which is subsisting, in accordance with its terms, immediately prior to the Effective Date;

Exchange Act means the United States Securities Exchange Act 1934, as amended from time to time, and the rules and regulations promulgated thereunder;

Exchange Agreement means the exchange agreement among, inter alia, Vantiv, Vantiv Holding, LLC, Fifth Third and FTPS Partners, LLC dated 21 March, 2012;

FCA means the UK Financial Conduct Authority;

FCA Handbook means the FCA’s handbook of rules and guidance as amended from time to time;

Fifth Third means Fifth Third Bank, a bank chartered under the laws of Ohio;

FSMA means the Financial Services and Markets Act 2000, as amended from time to time;

Good Reason means a resignation in response to: (a) a repudiatory breach of contract by the employee’s employer; (b) a change that Vantiv, acting reasonably, considers to amount to a material diminution in the employee’s overall responsibilities or status (provided that such material diminution shall not include (i) a change of title on its own; (ii) a change in reporting lines on its own; or (iii) the unreasonable refusal of a suitable alternative assignment with commensurate responsibilities, in each case taking into account the increased size and scope of the combined organisation; (c) a material diminution in an employee’s overall remuneration potential; or (e) a relocation of the employee’s principal place of work of more than 50 miles;

Government Authority means any nation or government or any agency or public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal;

Group means, in relation to any person, its subsidiaries, subsidiary undertakings and holding companies and the subsidiaries and subsidiary undertakings of any such holding company;

Indemnified Executives means such executives of Worldpay who, as at the date of this agreement, have a right to be indemnified or are insured in a substantially equivalent manner to the directors and officers of any member of the Worldpay Group;

Law means any applicable statutes, common laws, rules, ordinances, regulations, codes, orders, judgements, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law or bylaws, in each case of a Government Authority;

Listing Documents has the meaning given to is in subclause 6.1(a);

Listing Rules means the listing rules made by the FCA under section 73A of FSMA, as amended from time to time;

London Stock Exchange means London Stock Exchange plc;

Long Stop Date means 31 March, 2018 or such later date as may be agreed in writing by Worldpay and Vantiv with the Panel’s consent and as the Court may approve (if such consent or approval is required);

Main Market means the main market for listed securities operated by the London Stock Exchange;

New Vantiv Stock means the shares in common stock of Vantiv to be issued to Worldpay Shareholders pursuant to the Scheme (or the Offer following an Agreed Switch, as the case may be);

Notice has the meaning given to it in clause 20.1;

Offer should the Transaction be effected by way of a takeover offer (as that term is defined in section 974 of the Act) following an Agreed Switch, means the offer to be made by Vantiv or Vantiv Bidco, for all of the Worldpay Shares not already owned by Vantiv or any associate (as that term is defined in section 988 of the Act) of Vantiv, on the terms and subject to the conditions to be set out in the related Offer Document and form of acceptance including, where the context requires, any subsequent revision, variation, extension or renewal thereof;

Offer Document means the document despatched to (among others) the Worldpay Shareholders under which any Offer would be made;

Panel means the UK Panel on Takeovers and Mergers;

Personnel in relation to any person, means its board of directors, members of their immediate families, related trusts and persons acting in concert with them, as such expressions are construed in accordance with the Code;

Proposals has the meaning given to it in paragraph 1.3 of Schedule 1;

Proxy Approval means the approval of the Proxy Statement by the SEC;

Proxy Statement has the meaning given to it in subclause 4.1(a);

Registration Statement has the meaning given to it in subclause 8.3(a)(i);

Regulatory Conditions means the conditions to Scheme (or the Offer, as the case may be) which are set out in in paragraphs (b) to (f) (inclusive) of Part A of Appendix I to the Announcement;

Regulatory Information Service means a regulatory information service as defined in the FCA Handbook;

Relevant Authority means any central bank, ministry, governmental, quasigovernmental, supranational (including the European Union), statutory, regulatory or investigative body, authority or tribunal (including any national or supranational antitrust, competition or merger control authority, any sectoral ministry or regulator and any foreign investment review body), national, state, municipal or local government (including any subdivision, court, tribunal, administrative agency or commission or other authority thereof), any entity owned or controlled by them, any private body exercising any regulatory, taxing, importing or other authority, trade agency, association, institution or professional or environmental body in any jurisdiction;

Sanction Hearing means the Court hearing at which Worldpay will seek an order sanctioning the Scheme pursuant to Part 26 of the Act;

SAYE Award means any option granted on 29 September, 2016 under the Worldpay Group plc Savings-Related Share Option Scheme and which is subsisting, in accordance with its terms, immediately prior to the Effective Date;

Scheme means a court-sanctioned scheme of arrangement pursuant to Part 26 of the Act to implement the Transaction;

Scheme Conditions means the conditions to implementation of the Transaction which are set out in paragraph (a) of Part A of Appendix I to the Announcement;

Scheme Document means the circular to be addressed to the Worldpay Shareholders setting out, among other things, the details of the Transaction, the terms and conditions of the Scheme and the particulars required pursuant to Part 26 of the Act, and includes any revised or supplementary scheme document;

Scheme Record Time means the time and date specified as such in the Scheme Document or such later time as Worldpay, Vantiv and Vantiv Bidco may agree;

SEC means the US Securities and Exchange Commission;

Second Amended and Restated Limited Liability Company Agreement means the amended and restated limited liability company agreement of Vantiv Holding, LLC among, inter alia, Vantiv, Vantiv Holding, LLC, Fifth Third and FTPS Partners, LLC dated 21 March, 2012;

Securities Act means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

Shareholder Approval Condition means any condition set out in paragraphs (a) and (g) of Part A of Appendix I to the Announcement or, following an Agreed Switch, any equivalent condition;

Supplemental Prospectus means any supplemental prospectus required to be published in connection with Admission;

Synergy Good Leaver means an employee who is dismissed by reason of redundancy (as defined in Section 139(1) Employment Rights Act 1996) or who resigns for Good Reason in each case within 24 months of the Effective Date;

TAP Award means any award granted on 16 October, 2015 under the Worldpay Group plc Transitional Award Plan and which is subsisting, in accordance with its terms, on the Effective Date;

Transaction means the proposed acquisition by Vantiv and Vantiv Bidco of the entire issued and to be issued ordinary share capital of Worldpay, to be implemented by means of the Scheme or, should Vantiv so elect in accordance with the terms of this agreement and with the consent of the Panel, by means of the Offer;

Transaction Agreement means the transaction agreement entered into among Vantiv, Vantiv Holding, LLC and Fifth Third dated on or about the date of this agreement. Worldpay Court Meeting means the meeting or meetings of the Worldpay Shareholders to be convened by the Court pursuant to Part 26 of the Act for the purpose of considering, and if thought fit approving, the Scheme, including any adjournment, postponement or reconvention of any such meeting, notice of which shall be contained in the Scheme Document;

Vantiv Adverse Recommendation Change means any failure to include the Vantiv Recommendation in the Proxy Statement (including an announcement by Vantiv that it will not convene the Vantiv Stockholder Meeting), or any withdrawal, modification or qualification without Worldpay’s consent of the Vantiv Recommendation or any failure to reaffirm or re-issue the Vantiv Recommendation within two Business Days of Worldpay’s request to do so;

Vantiv Documents has the meaning given to it in subclause 4.1(a);

Vantiv Group means Vantiv and its Group;

Vantiv Prospectus means the prospectus required to be published by Vantiv in connection with Admission;

Vantiv Recommendation means the unanimous and unconditional recommendation of the Board of Vantiv of the approval of the issue of the New Vantiv Stock (provided that the recommendation will still be considered unanimous and unconditional if the director of Vantiv nominated by Fifth Third (if any) abstains or recuses himself from any such decision for reasons other than objection to the Transaction);

Vantiv Stock means the shares of Class A common stock of Vantiv issued and outstanding;

Vantiv Stockholder Approval means the approval of the issue of the New Vantiv Stock by the affirmative vote of a majority of votes cast;

Vantiv Stockholder Meeting means a meeting of the Vantiv Stockholders (including such meeting as any adjourned or postponed in accordance with the terms of this agreement) for the purpose of obtaining the Vantiv Stockholder Approval;

Vantiv Stockholders means holders of Vantiv Stock;

Worldpay Directors means the directors of Worldpay from time to time;

Worldpay EBT means the Worldpay employee benefit trust;

Worldpay General Meeting means any meeting of the Worldpay Shareholders to be convened for the purpose of considering, and if thought fit approving, the shareholder resolutions necessary to enable Worldpay to implement the Scheme, including any adjournment, postponement or reconvention of any such meeting, notice of which shall be contained in the Scheme Document;

Worldpay Group means Worldpay and its Group;

Worldpay Information means the information solely relating to Worldpay to be included in the Offer Document and for which Worldpay and the Worldpay Directors will take responsibility;

Worldpay Recommendation means the unanimous and unconditional recommendation of the Board of Worldpay to the Worldpay Shareholders to vote in favour of the Scheme (or, following an Agreed Switch, accept the Offer);

Worldpay Share Plans means the Worldpay Group plc Conditional Share Plan (CSP), the Worldpay Group plc Deferred Bonus Share Plan (DBSP), the Worldpay Group plc Performance Share Plan (PSP), the Worldpay Group plc Savings-Related Share Option Scheme (SAYE), the Worldpay Group plc US Employee Stock Purchase Plan (ESPP) and the Worldpay Group plc Transitional Award Plan (TAP);

Worldpay Shareholder Meetings means the Worldpay General Meeting and the Worldpay Court Meeting;

Worldpay Shareholders means the holders of Worldpay Shares from time to time; and

Worldpay Shares means ordinary shares in the capital of Worldpay from time to time.

2.	In this agreement:

(a)	holding company has the meaning given in section 1159 of the Act;

(b)	subsidiary has the meaning given in section 1159 of the Act;

(c)	subsidiary undertaking has the meaning given in sections 1161 and 1162 of the Act;

(d)	any reference to a person includes a body corporate, unincorporated association of persons (including a partnership), government, state, agency, organisation and any other entity whether or not having separate legal personality, and an individual, his estate and personal representatives;

(e)	subject to clause 21, any reference to a party to this agreement includes the successors and assigns (immediate or otherwise) of that party;

(f)	a person shall be deemed connected with another if that person is connected with that other within the meaning of section 1122 of the Corporation Tax Act 2010;

(g)	the words including and include shall mean including without limitation and include without limitation, respectively;

(h)	any reference importing a gender includes the other genders;

(i)	any reference to a time of day is to London time;

(j)	any reference to £ or pounds sterling is to the lawful currency of the United Kingdom and any reference to $ or USD is to the lawful currency of the United States of America, in each case, from time to time;

(k)	any reference to writing includes typing, printing, lithography and photography but excludes any form of Electronic Communication;

(l)	any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this agreement or that document;

(m)	any reference to a clause, subclause or schedule is to a clause, subclause or schedule of or to this agreement;

(n)	the schedules form part of this agreement;

(o)	the headings do not affect the interpretation of this agreement;

(p)	any reference to a company includes any company, corporation or other body corporate wheresoever incorporated; and

(q)	any reference to a company or firm includes any company or firm in succession to all, or substantially all, of the business of that company or firm.

3.	In this agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:

(a)	that enactment as amended, extended or applied by or under any other enactment (before, on or after execution of this agreement);

(b)	any enactment which that enactment re-enacts (with or without modification); and

(c)	any subordinate legislation made (before, on or after execution of this agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in paragraph (a) above, or under any enactment which it re-enacts as described in paragraph (b) above.

4.	If there is any conflict or inconsistency between a term in the body of this agreement and a term in any of the schedules or other documents referred to or otherwise incorporated into this agreement, the term in the body of this agreement shall take precedence.

5.	The eiusdem generis rule does not apply to this agreement. Accordingly, specific words indicating a type, class or category of thing do not restrict the meaning of general words following such specific words, such as general words introduced by the word other or a similar expression. Similarly, general words followed by specific words shall not be restricted in meaning to the type, class or category of thing indicated by such specific words.

6.	A reference in this agreement to any English legal term for any action, remedy, method or form of judicial proceeding, legal document, court or any other legal concept or matter will be deemed to include a reference to the corresponding or most similar legal term in any jurisdiction other than England, to the extent that such jurisdiction is relevant to the transactions contemplated by this agreement or the terms of this agreement.

7.	Paragraphs 1 to 6 above apply unless the contrary intention appears.

SCHEDULE 3

ANNOUNCEMENT

SIGNATORIES

WORLDPAY GROUP PLC

By:	/s/ Ron Kalifa
	Name:	Ron Kalifa
	Title:	Vice Chairman

VANTIV, INC.

By:	/s/ Nelson F. Greene
	Name:	Nelson F. Greene
	Title:	Chief Legal and Corporate Services Officer

VANTIV UK LIMITED

By:	/s/ Nelson F. Greene
	Name:	Nelson F. Greene
	Title:	Director

Annex III

1585 Broadway

New York, NY 10036

August 9, 2017

Board of Directors

Vantiv, Inc.

8500 Governors Hill Drive

Symmes Township, OH 45249

Members of the Board:

We understand that Vantiv, Inc. (“Vantiv”) and Vantiv UK Limited, a wholly owned subsidiary of Vantiv (“BidCo”), propose to acquire (the “Acquisition”) Worldpay Group plc (“Worldpay”) on the terms set out in the announcement to be issued by Vantiv and Worldpay pursuant to Rule 2.7 of the U.K. City Code on Takeovers and Mergers on or around the date hereof (the “Rule 2.7 Announcement”). We further understand that Vantiv, BidCo and Worldpay propose to enter into a Co-operation Agreement, dated on or around the date hereof (the “Co-operation Agreement”), which provides, among other things, for the Acquisition to be effected by a court-sanctioned scheme of arrangement under Part 26 of the U.K. Companies Act 2006 (or, if Vantiv so elects, by means of a takeover offer as defined in section 974 of the Companies Act) in which each outstanding ordinary share in the share capital of Worldpay (each, a “Worldpay Share”) will be transferred in exchange for (i) £0.55 per share in cash (the “Cash Payment”) and (ii) 0.0672 of a share (each, a “Vantiv Share”) of common stock of Vantiv (together with the Cash Payment, the “Consideration”). We also understand that the Acquisition will include a mix and match facility (the “Mix and Match Facility”), which will allow Worldpay shareholders to elect, subject to offsetting elections, to vary the proportions in which they receive Vantiv Shares and cash in respect of their holdings in Worldpay Shares, but that the total number of Vantiv Shares to be issued and the maximum aggregate amount of cash to be paid in the Acquisition will not be varied as a result of elections under the Mix and Match Facility. The terms and conditions of the Acquisition are more fully set forth in the Rule 2.7 Announcement and the Co-operation Agreement.

You have asked for our opinion as to whether the Consideration to be paid by Vantiv pursuant to the Rule 2.7 Announcement and the Co-operation Agreement is fair from a financial point of view to Vantiv.

For purposes of the opinion set forth herein, we have:

(1)	Reviewed certain publicly available financial statements and other business and financial information of Worldpay and Vantiv, respectively;

(2)	Reviewed certain publicly available consensus financial forecasts to December 2019 relating to Worldpay and Vantiv and extrapolations thereof, which were approved for our use by Vantiv’s management (the “Public Forecasts”);

(3)	Reviewed certain estimates relating to certain strategic, financial and operational benefits anticipated from the Acquisition, which were provided to us, and approved for our use, by Vantiv’s management (the “Synergies”);

(4)	Discussed the past and current operations and financial condition and the prospects of Worldpay with senior executives of Worldpay;

(5)	Discussed the past and current operations and financial condition and the prospects of Vantiv with senior executives of Vantiv;

(6)	Reviewed the pro forma impact of the Acquisition on Vantiv’s earnings per share and certain other financial metrics;

(7)	Reviewed the reported prices and trading activity for the Worldpay Shares and the Vantiv Shares;

(8)	Compared, to the extent publicly available, the financial performance of Worldpay and Vantiv and the prices and trading activity of the Worldpay Shares and the Vantiv Shares with that of certain other publicly-traded companies comparable with Worldpay and Vantiv, respectively, and their securities;

(9)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(10)	Participated in certain discussions and negotiations among representatives of Worldpay and Vantiv and their financial and legal advisors;

(11)	Reviewed the Rule 2.7 Announcement, the Co-operation Agreement and certain related documents; and

(12)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by Vantiv and Worldpay, and formed a substantial basis for this opinion. As you are aware, in connection with the Acquisition, for purposes of rendering our opinion, we were not provided with any financial forecasts relating to the future performance of Worldpay or Vantiv prepared by Worldpay’s management or Vantiv’s management (other than with respect to the Synergies) and, at your direction, our analyses relating to the business and financial prospects of Worldpay and Vantiv for purposes of our opinion were made on the bases of the Public Forecasts and the Synergies. With respect to the Public Forecasts, we have reviewed and discussed such forecasts with the management of Vantiv and have assumed, with your consent, that such forecasts represent reasonable estimates and judgments with respect to the future financial performance of Worldpay and Vantiv, respectively. With respect to the estimates provided to us by the management of Vantiv with respect to the Synergies, we have been advised by the management of Vantiv, and we have assumed, with your consent, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Vantiv as to such Synergies and will be realized in the amounts and the times indicated thereby. Without limiting the report of our affiliate, Morgan Stanley & Co. International plc, included in the Rule 2.7 Announcement with respect to the anticipated quantified financial benefits of the Acquisition, we express no view as to the Public Forecasts and the Synergies or the assumptions on which they were based. In addition, we have assumed, with your consent, that the Acquisition will be consummated in accordance with all applicable laws and regulations and in accordance with the terms set forth in the Rule 2.7 Announcement and the Co-operation Agreement without any waiver, amendment or delay of any terms or conditions and that the final Rule 2.7 Announcement and Co-operation Agreement will not differ in any material respects from the drafts thereof furnished to us. Morgan Stanley has assumed, with your consent, that in connection with the receipt of any governmental, regulatory or other approvals, consents or agreements contemplated by the Rule 2.7 Announcement or that are otherwise required in connection with the Acquisition, no delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on Worldpay, Vantiv, their respective subsidiaries, or the contemplated benefits expected to be derived in the Acquisition. We understand that Vantiv proposes to enter into an agreement with Fifth Third Bancorp (“Fifth Third”), a shareholder of Vantiv, pursuant to which, following the Rule 2.7 Announcement, Vantiv will repurchase (the “Fifth Third Repurchase”) 19.79 million Vantiv shares from Fifth Third at a purchase price of $64.04 per share (the “Fifth Third Agreement”), and for purposes of our opinion we have assumed that the Fifth Third Repurchase will be consummated in accordance with the terms of the Fifth Third Agreement without waiver, modification or amendment of any term, condition or agreement thereof that would be material to our analyses or this opinion and that the final Fifth Third Agreement will not differ in any material respect from the draft thereof furnished to us. We are not legal, tax, regulatory or actuarial advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Vantiv and Worldpay and their legal, tax, regulatory or actuarial advisors with respect to legal, tax, regulatory or actuarial matters.

III-2

We express no opinion with respect to the fairness of the amount or nature of any compensation to any officers, directors, employees, securityholders or affiliates of any party to the Acquisition, or any class of such persons, relative to the Consideration or otherwise. Without limiting the foregoing, while we have assumed that the Acquisition and the Fifth Third Repurchase will be consummated in accordance with the terms of the Rule 2.7 Announcement, the Co-operation Agreement and the Fifth Third Agreement, as applicable, we express no opinion with respect to the fairness or the amount or nature of (i) the special dividend to be paid to holders of Worldpay Shares in connection with the Acquisition, (ii) the consideration to be paid pursuant to the Fifth Third Repurchase or (iii) the Mix and Match Facility. We express no opinion as to the relative proportion of Vantiv Shares and cash included in the Consideration. We have not been requested to make, and have not made, any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Worldpay or Vantiv, nor have we been furnished with any such valuations or appraisals.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid by Vantiv pursuant to the Rule 2.7 Announcement and the Co-operation Agreement and does not address the relative merits of the Acquisition as compared to any other alternative transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of Vantiv to issue the Rule 2.7 Announcement and enter into the Co-operation Agreement.

We have acted as financial advisor to the Board of Directors of Vantiv in connection with the Acquisition and Vantiv has agreed to pay us a transaction fee, all of which is contingent upon the closing of the Acquisition. In addition, Vantiv has agreed to reimburse certain of our expenses and indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. In the two years prior to the date hereof, we and our affiliates have provided financial advisory and financing services to Vantiv, Worldpay and their respective affiliates, including Fifth Third, and have received fees in connection with such services. In addition, it is anticipated that Morgan Stanley or one or more of its affiliates may provide or arrange financing and hedging services in connection with the consummation of the Acquisition, for which we will receive fees from Vantiv. Morgan Stanley and our affiliates may also seek to provide in the future other financial advisory and financing services to Vantiv, Worldpay and their respective affiliates, including Fifth Third, for which we and our affiliates would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Vantiv, Worldpay, Fifth Third or any other company, or any currency or commodity, that may be involved in the Acquisition, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of Vantiv (in its capacity as such) in connection with its consideration of the Acquisition and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Vantiv is required to make with the Securities and Exchange Commission in connection with the Acquisition if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Vantiv Shares will trade following consummation of the

III-3

Acquisition or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Vantiv and Worldpay should vote or act on in any matter in connection with the Acquisition or any transactions contemplated by the Rule 2.7 Announcement or the Co-operation Agreement.

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III-4

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be paid by Vantiv pursuant to the Rule 2.7 Announcement and the Co-operation Agreement is fair from a financial point of view to Vantiv.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Seth Bergstein
Name:	Seth Bergstein
Title:	Managing Director

III-5

Annex IV

CREDIT SUISSE SECURITIES (USA) LLC
Eleven Madison Avenue New York, NY 10010-3629	Phone +1 212 325 2000 www.credit-suisse.com

August 8, 2017

Board of Directors

Vantiv, Inc.

8500 Governors Hill Drive

Symmes Township, OH 45249

Members of the Board:

We understand that Vantiv, Inc. (“Vantiv”) and Vantiv UK Limited, a wholly owned subsidiary of Vantiv (“BidCo”), propose to acquire (the “Acquisition”) Worldpay Group plc (“Worldpay”) on the terms set out in the announcement to be issued by Vantiv and Worldpay pursuant to Rule 2.7 of the U.K. City Code on Takeovers and Mergers on or around the date hereof (the “Rule 2.7 Announcement”). We further understand that Vantiv, BidCo and Worldpay propose to enter into a Co-operation Agreement, dated on or around the date hereof (the “Co-operation Agreement”), which will provide, among other things, for the Acquisition to be effected by a court-sanctioned scheme of arrangement under Part 26 of the U.K. Companies Act 2006 (or, if Vantiv so elects, by means of a takeover offer as defined in section 974 of the Companies Act) in which each outstanding ordinary share in the share capital of Worldpay (each, a “Worldpay Share”) will be transferred in exchange for (i) £0.55 in cash (the “Cash Payment”) and (ii) 0.0672 of a share (each a “Vantiv Share”) of common stock of Vantiv (together with the Cash Payment, the “Consideration”). We also understand that the Acquisition will include a mix and match facility (the “Mix and Match Facility”), which will allow Worldpay shareholders to elect, subject to offsetting elections, to vary the proportions in which they receive Vantiv Shares and cash in respect of their holdings in Worldpay Shares, but that the total number of Vantiv Shares to be issued and the maximum aggregate amount of cash to be paid in the Acquisition will not be varied as a result of elections under the Mix and Match Facility. The terms and conditions of the Acquisition are more fully set forth in the Rule 2.7 Announcement and the Co-operation Agreement.

You have asked us to advise you in your capacity as the Board of Directors of Vantiv with respect to the fairness, from a financial point of view, to Vantiv of the Consideration to be paid by Vantiv in the Acquisition.

In arriving at our opinion, we have reviewed the Rule 2.7 Announcement, Co-operation Agreement, certain related agreements and certain publicly available business and financial information relating to Worldpay and Vantiv. We have also reviewed certain other information relating to Worldpay and Vantiv, including (i) certain publicly available consensus financial forecasts to December 2019 relating to Worldpay and Vantiv and extrapolations thereof, which were approved for our use by Vantiv’s management (the “Public Forecasts”), and (ii) certain estimates relating to certain strategic, financial and operational benefits anticipated from the Acquisition, which were provided to us, and approved for our use, by Vantiv’s management (the “Synergies”). We have also considered certain financial and stock market data of Worldpay and Vantiv, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of Worldpay and Vantiv and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and have assumed and relied on such information being complete and accurate in all material respects. As you are aware, in connection with the Acquisition, for purposes of rendering our opinion, we were not provided with any financial forecasts relating to the future performance of Worldpay or Vantiv prepared by Worldpay’s management or Vantiv’s management (other than with respect to the Synergies) and, at your direction, our analyses relating to the business and financial prospects of Worldpay and Vantiv for purposes of our opinion were made on the bases of the Public Forecasts and the Synergies. With respect to the Public Forecasts, we have reviewed and discussed such forecasts with the management of Vantiv and have assumed, with your consent, that such forecasts represent reasonable estimates and judgments with respect to the future financial performance of Worldpay and Vantiv, respectively. With respect to the estimates provided to us by the management of Vantiv with respect to the Synergies, we have been advised by the management of Vantiv, and we have assumed, with your consent, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Vantiv as to such Synergies and will be realized in the amounts and the times indicated thereby. Without limiting the report of our affiliate, Credit Suisse International, included in the Rule 2.7 Announcement with respect to the anticipated quantified financial benefits of the Acquisition, we express no view or opinion with respect to the Public Forecasts or the Synergies or the assumptions upon which they are based.

In addition, we have relied upon, without independent verification, the assessments of the management of Vantiv with respect to Vantiv’s ability to integrate the businesses of Worldpay and Vantiv. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements contemplated by the Co-operation Agreement or that are otherwise required in connection with the Acquisition, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Worldpay, Vantiv, their respective subsidiaries, or the contemplated benefits of the Acquisition that would be material to our analyses or this opinion, and that the Acquisition will be consummated in accordance with all applicable laws and regulations and in accordance with the terms of the Rule 2.7 Announcement and the Co-operation Agreement without waiver, modification or amendment of any term, condition or agreement thereof that would be material to our analyses or this opinion, and that the final Rule 2.7 Announcement and the Co-operation Agreement will not differ in any respect that would be material to our analyses or this opinion from the drafts thereof furnished to us. We understand that Vantiv proposes to enter into an agreement with Fifth Third Bancorp (“Fifth Third”), a shareholder of Vantiv, pursuant to which, following the Rule 2.7 Announcement, Vantiv will repurchase (the “Fifth Third Repurchase”) 19.79 million Vantiv Shares from Fifth Third at a price of $64.04 per share (the “Fifth Third Agreement”), and for purposes of our opinion we have assumed that the Fifth Third Repurchase will be consummated in accordance with the terms of the Fifth Third Agreement without waiver, modification or amendment of any term, condition or agreement thereof that would be material to our analyses or this opinion, and that the final Fifth Third Agreement will not differ in any respect that would be material to our analyses or this opinion from the draft thereof furnished to us. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Vantiv or Worldpay, nor have we been furnished with any such evaluations or appraisals.

Our opinion addresses only the fairness, from a financial point of view, to Vantiv of the Consideration to be paid by Vantiv in the Acquisition and does not address any other aspect or implication (financial or otherwise) of the Acquisition or any other agreement, arrangement or understanding contemplated by the Co-operation Agreement or entered into in connection with the Acquisition or otherwise including, without limitation, the form and structure of the Acquisition and the Consideration, the financing of the Consideration, or the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the Acquisition, or class of such persons, relative to the Consideration or otherwise. Without limiting the foregoing, while we have assumed that the Acquisition and the Fifth Third Repurchase will be consummated in accordance with the terms of the Rule 2.7 Announcement, the Co-operation Agreement and the Fifth Third Agreement, as applicable, our opinion does not address any aspect or implication (financial or otherwise) of (i) the special dividend to be paid to holders of Worldpay Shares in connection with the Acquisition, (ii) the Fifth Third Repurchase or (iii) the Mix and Match Facility. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice. We have assumed that Vantiv has or will obtain such advice or opinions from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

We are not expressing any opinion as to what the value of Vantiv Shares actually will be when issued to the holders of Worldpay Shares pursuant to the Acquisition or the prices at which Vantiv Shares or Worldpay Shares will trade at any time. Our opinion does not address the relative merits of the Acquisition as compared to alternative transactions or strategies that might be available to Vantiv, nor does it address the underlying business decision of Vantiv to proceed with the Acquisition.

We have acted as financial advisor to Vantiv in connection with the Acquisition and Vantiv has agreed to pay us a transaction fee, all of which is contingent upon the consummation of the Acquisition. In addition, Vantiv has agreed to reimburse certain of our expenses and indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. In addition, it is currently contemplated that we and our affiliates will provide or otherwise assist Vantiv in obtaining a portion of the financing for the Acquisition and certain related matters and, after giving effect to the Acquisition, any subsequent refinancing of all or a portion of the outstanding indebtedness of Vantiv and Worldpay. We and our affiliates have in the past provided, are currently providing and in the future may provide, investment banking and other financial services to Worldpay and its affiliates for which we and our affiliates have received, and would expect to receive, compensation, including having acted as joint bookrunner in November 2015 in connection with Worldpay’s $733 million offering of high yield bonds and Worldpay’s initial public offering in December 2015.

We and our affiliates also have in the past provided, are currently providing and in the future may provide, investment banking and other financial services to Vantiv and its affiliates for which we and our affiliates have received, and would expect to receive, compensation, including having acted as (i) counterparty to Vantiv in connection with an interest rate hedging agreement in March 2016, (ii) financial advisor to Vantiv in connection with Vantiv’s acquisitions of Moneris Solutions Inc. in December 2016 and Paymetric Holdings Inc. in May 2017 and (iii) joint bookrunner in connection with a $700 million senior notes offering by Fifth Third in June 2017. We and our affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to Worldpay, Vantiv and their respective affiliates for which we and our affiliates have received, and would expect to receive, compensation.

We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Worldpay, Vantiv, Fifth Third and any other company that may be involved in the Acquisition, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of Vantiv (in its capacity as such) in connection with its consideration of the Acquisition and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Acquisition.

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Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by Vantiv in the Acquisition is fair, from a financial point of view, to Vantiv.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on January 7, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VANTIV, INC.	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
8500 GOVERNERS HILL DRIVE SYMMES TOWNSHIP, OH 45249	If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on January 7, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR
proposals 1 and 2.	For	Against	Abstain

 1     To approve the issuance of Vantiv Class A common stock to shareholders of Worldpay Group plc in connection with Vantiv’s proposed acquisition of the entire issued and to be issued ordinary shares of Worldpay Group plc (the “Share Issuance Proposal”).

	☐	☐	☐

2 To adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes to approve the Share Issuance Proposal.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.			☐
(see reverse for instructions)	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

0000348424_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is available at www.proxyvote.com

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VANTIV, INC.

Proxy for Special Meeting of Stockholders to be held on January 8, 2018

9:00 am Eastern Time

The Marriott Cincinnati Northeast

9664 S. Mason Montgomery Road

Mason, Ohio 45040

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Charles Drucker and Nelson Greene, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Special Meeting of Stockholders of Vantiv, Inc., to be held on January 8, 2018 at 9:00 a.m., and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Change/Comments

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

0000348424_2 R1.0.1.17